As filed with the Securities and Exchange Commission on April 15, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	541511	41-1967918
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5929 Baker Road, Suite 475
Minnetonka, MN 55345
(952) 564-3500

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Scott W. Koller, President & Chief Executive Officer
Wireless Ronin Technologies, Inc.
5929 Baker Road, Suite 475
Minnetonka, MN 55345
(952) 564-3500

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies of Communications to:

Paul D. Chestovich Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 (612) 672-8305	Reed L. Benson, Esq. 4049 S. Highland Drive Salt Lake City, Utah 84124 (801) 278-9769

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective, and after the conditions to the completion of the merger of a wholly owned subsidiary of Wireless Ronin Technologies, Inc. with and into Broadcast International, Inc. pursuant to an Agreement and Plan of Merger and Reorganization, dated March 5, 2014, described in the enclosed proxy statement/prospectus, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13c-4(i) (Cross Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	5,951,547 shares	$0.775	$4,612,449	$594.08

(1)
The estimated maximum number of shares of common stock, $0.01 par value per share, of Wireless Ronin Technologies, Inc. to be registered consists of shares that may become issuable to holders of Broadcast International, Inc. common stock and debt in connection with the proposed merger described in this proxy statement/prospectus, upon consummation of the merger, calculated as 10,354,062 (estimated number of shares of common stock of Wireless Ronin Technologies outstanding, on a modified fully diluted basis, immediately prior to the effective time of the merger), multiplied by 0.57480315, which is the aggregate amount of shares to be issued by Wireless Ronin Technologies in connection with the merger.

(2)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed offering price per share is equal to $0.775, the average of the bid and asked prices per share of common stock of Wireless Ronin Technologies, Inc., as reported on the OTC Markets (OTCQB) on April 9, 2014, within five business days prior to the filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued or sold nor may proxies be solicited until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL    , 2014

BROADCAST INTERNATIONAL, INC.	WIRELESS RONIN TECHNOLOGIES, INC.

Preliminary Proxy Statement/Prospectus

PROPOSED MERGER:  YOUR VOTE IS VERY IMPORTANT

On March 5, 2014, Broadcast International, Inc. (“Broadcast”) entered into an Agreement and Plan of Merger and Reorganization (as amended on April 11, 2014, the “Merger Agreement”) with Wireless Ronin Technologies, Inc. (“Wireless Ronin” or “RNIN”) and Broadcast Acquisition Co., a wholly owned subsidiary of Wireless Ronin.  In the proposed merger, Broadcast Acquisition Co. will merge with and into Broadcast, Broadcast will become a wholly owned subsidiary of Wireless Ronin and all shareholders of Broadcast (except those who properly exercise dissenters’ rights under Utah law) will become shareholders of Wireless Ronin. The Boards of Directors of Broadcast and Wireless Ronin have approved the merger and believe that the combination of Broadcast and Wireless Ronin will create more value than either company could achieve individually.

At the effective time of the merger (the “Effective Time”), Wireless Ronin will issue to Broadcast shareholders and holders of Broadcast debt that is being converted into shares of Broadcast shares of RNIN’s common stock equal to 36.5% of its outstanding shares, calculated on a modified fully diluted basis (the “RNIN Merger Shares”), as determined immediately prior to the Effective Time.  Wireless Ronin and Broadcast estimate that immediately prior to the Effective Time, RNIN will have 10,354,062 shares of common stock outstanding, on a modified fully diluted basis, and as a result 5,951,547 RNIN Merger Shares will be issued or issuable in connection with the merger.  Wireless Ronin shareholders will continue to own their existing shares of Wireless Ronin common stock, $0.01 par value per share.

The number of outstanding shares of Broadcast common stock, on an as converted basis (that is, assuming the full conversion of all Broadcast indebtedness into shares of Broadcast common stock), immediately prior to the Effective Time will affect the number of RNIN Shares to which each holder of BCST shares of common stock, options, warrants and convertible securities is entitled.  Assuming approval of the merger and the proposed increase in Broadcast authorized shares by the Broadcast shareholders, and the conversion of all Broadcast indebtedness at negotiated conversion prices of $0.0055 for secured indebtedness and $0.01 for unsecured indebtedness, Wireless Ronin and Broadcast expect that immediately prior to the Effective Time, Broadcast will have an aggregate of 1,273,638,856 shares of common stock outstanding on an as converted basis (the “BCST Outstanding Shares”).

Assuming that the estimated number of outstanding RNIN shares of common stock, on a modified fully diluted basis, is 10,354,062, and the estimated number of BCST Outstanding Shares is 1,273,638,856, each as of the Effective Time, Broadcast shareholders as of the Effective Time will be entitled to receive a total of 5,951,547  RNIN Merger Shares, with each BCST Outstanding Share representing the right to receive 0.004672869 RNIN Merger Shares at the Effective Time (the “Exchange Ratio”), and holders of outstanding options and warrants to purchase BCST shares of common stock as of the Effective Time will have the right to purchase shares of RNIN common stock equal to the product of (i) the number of BCST shares subject to such option or warrant, times (ii) the Exchange Ratio.  If the number of BCST Outstanding Shares is different from the amounts respectively set forth above, the Exchange Ratio will change and the number of RNIN Merger Shares to which holders of Broadcast’s common stock and debt are entitled, and the number of shares of RNIN common stock to which holders of Broadcast options and warrants are entitled may be greater or less.

If the Merger Agreement is approved and the merger closes, Broadcast will survive the merger as a wholly owned subsidiary of Wireless Ronin and all Broadcast shareholders (except those who properly exercise dissenters’ rights under Utah law) will become shareholders of Wireless Ronin.

This preliminary proxy statement/prospectus provides you with detailed information about the special meeting of shareholders of Broadcast called for purposes of considering and approving the Merger Agreement and the merger, and considering and approving an increase in the number of authorized shares of Broadcast common stock to accommodate the conversion of outstanding debt into equity prior to the merger.  This preliminary proxy statement/prospectus also provides you with detailed information about the issuance of shares of Wireless Ronin common stock in the merger and other matters.  Your vote is very important.  If you are a Broadcast shareholder, whether or not you plan to attend the Broadcast special shareholders’ meeting, please submit your proxy as soon as possible to make sure that your shares are represented at the meeting.  In addition to being a proxy statement for Broadcast, this document is also a prospectus to be used by Wireless Ronin when issuing Wireless Ronin’s common stock to Broadcast shareholders in connection with the merger.

Shares of Wireless Ronin and Broadcast common stock trade on the OTC Markets (OTCQB) under the symbols “RNIN” and BCST,” respectively.  On March 5, 2014, the last full trading day prior to the public announcement of the proposed merger, Wireless Ronin’s common stock closed at $0.80 per share and Broadcast’s common stock closed at $0.03 per share. On April 8, 2014, Wireless Ronin’s common stock closed at $0.80 per share and Broadcast’s common stock closed at $0.0122 per share.

You should read this entire document carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 25 for a discussion of the risks related to the merger, the combined company following completion of the merger, and the business and operations of each of Broadcast and Wireless Ronin.  This preliminary proxy statement/prospectus incorporates business and financial information about Broadcast and Wireless Ronin that is not included in or delivered with this preliminary proxy statement/prospectus.  If you would like to request documents from Broadcast, please contact Broadcast prior to at the following address:

Broadcast International, Inc.
Attn: Rodney M. Tiede, President
6952 S. High Tech Drive, Suite C
Salt Lake City, Utah

Please make such requests prior to                   , 2014 if you would like them before the Broadcast special shareholders’ meeting.  See “Where You Can Find More Information” beginning on page 153.

Sincerely,

Rodney M. Tiede	Scott W. Koller
President,	President & Chief Executive Officer,
Broadcast International, Inc.	Wireless Ronin Technologies, Inc.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE WIRELESS RONIN COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated and was first mailed to shareholders on or about            , 2014.

BROADCAST INTERNATIONAL, INC.
6952 S. High Tech Drive, Suite C
Salt Lake City, Utah

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
 TO BE HELD ON                      , 2014

To the Shareholders of Broadcast International, Inc.:

A special meeting of the shareholders of Broadcast International, Inc., a Utah corporation (“Broadcast”), will be held starting at            , local time, on            , 2014 at            for the following purpose:

1.
To consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization, dated as of March 5, 2014, by and among Wireless Ronin Technologies, Inc., a Minnesota corporation, Broadcast Acquisition Co., a Utah corporation and wholly owned subsidiary of Wireless Ronin Technologies, Inc., and Broadcast International, Inc., a Utah corporation, as amended on April 11, 2014 (the “Merger Agreement”), and the merger described therein; and

2.
To consider and vote upon a proposal to approve an amendment and restatement of Broadcast’s articles of incorporation that increases the number of authorized shares of Broadcast common stock to 1,500,000,000 shares to accommodate the conversion of all convertible debt prior to the merger.

Holders of record of Broadcast common stock at the close of business on                     , 2014, the record date for the meeting, are entitled to notice of and to vote as a single class on the proposals at the meeting and at any adjournment or postponement thereof. A condition to the consummation of the merger is the approval of the merger by the shareholders of Broadcast. Broadcast’s Board of Directors has determined that the terms of the Merger Agreement and the transactions contemplated by it are advisable and in the best interests of Broadcast and its shareholders, and recommend that shareholders vote at the meeting to approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

All shareholders are urged to attend or be represented by proxy at the meeting.  If the holders of a majority of shares of Broadcast common stock present or represented by proxy vote to adjourn or postpone the meeting, Broadcast intends to adjourn the meeting until a later date and to vote proxies received at the adjourned or postponed meeting.

Shareholders of record can vote their shares by completing and returning the accompanying proxy card in the enclosed business reply envelope.

Please note that if you are a beneficial owner of shares registered in the name of your broker, bank, custodian, nominee or other agent (commonly referred to as holding your shares in “street name”), you will have received a voting instruction form with these proxy materials from that organization rather than from Broadcast.  In such a case, you should complete and mail the voting instruction form as instructed by your broker, bank, custodian, nominee or other agent to ensure that your vote is counted. Alternatively, please check the voting instruction form sent by your broker, bank, custodian, nominee or other agent to see if it offers telephone or Internet voting.  If you hold your shares in street name and you wish to vote in person at the meeting, you must obtain a legal proxy from your broker, bank, custodian, nominee or other agent.  To do so, follow the instructions you received with these proxy materials, or contact your broker, bank, custodian, nominee or other agent to request a legal proxy form.

If you later find that you can be present at the special meeting or for any other reason desire to revoke your proxy, you may do so at any time before the vote is taken.

Please do not send any Broadcast stock certificates at this time. If the merger is completed, forms will be mailed to you with instructions to exchange your Broadcast stock certificates for Wireless Ronin stock certificates.

YOUR VOTE IS VERY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

By Order of the Board of Directors, William Boyd, Chairman

                     , 2014

FORWARD-LOOKING STATEMENTS

Any statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of Wireless Ronin and Broadcast are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend” and similar words or phrases.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed.  Any forward-looking statements are qualified in their entirety by reference to the risks set forth in this proxy statement/prospectus or incorporated by reference.

Because the factors discussed in this proxy statement/prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements.  These statements are subject to risks and uncertainties—both known and unknown—which could cause actual results and developments to differ materially from those expressed or implied in such statements.  Such risks and uncertainties relate to, among other factors:

•	the integration of the businesses, management and employees of Wireless Ronin and Broadcast;

•	the growth and growth strategies of Wireless Ronin and Broadcast;

•	the ability of Wireless Ronin and Broadcast to successfully manage relationships with customers and other important relationships after the merger;

•	the willingness of customers of Wireless Ronin and Broadcast to continue using the services and products of the combined company after the merger;

•	the challenges encountered in managing a combined company with larger operations;

•	the ability to retain key employees of Wireless Ronin and Broadcast;

•	the ability of management of Wireless Ronin and Broadcast to focus on and continue to successfully operate their respective businesses while the merger is pending;

•	the compatibility of technologies and systems of Wireless Ronin and Broadcast; and

•	the compatibility of business cultures of Wireless Ronin and Broadcast.

Forward-looking statements are based upon beliefs and assumptions of the management of Wireless Ronin and Broadcast and are made only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws.

Forward-looking statements may be contained in this prospectus (and the documents incorporated by reference herein) under “Risk Factors,” or may be contained in the Annual Reports on Form 10-K or in the Quarterly Reports on Form 10-Q of Wireless Ronin and Broadcast under headings such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in the Current Reports on Form 8-K of Wireless Ronin and Broadcast, among other places. Prospective investors should consider all risks and uncertainties disclosed in our filings with the Securities and Exchange Commission described below under the heading “Where You Can Find More Information.”

The Broadcast Special Shareholders’ Meeting	45
Matters to Be Considered	45
Recommendation of Broadcast’s Board of Directors	45
Record Date and Voting	45
Vote Required	45
Quorum; Abstentions and Broker Non-Votes	45
Voting Shares Held by Broadcast Executive Officers, Directors and Affiliates	46
Proxies	46
Counting Your Vote	46
How to Change Your Vote	47
Solicitation of Proxies and Expenses	47

Meeeting Proposal No. 1 — Approval of the Merger Agreement and Merger	48
General	48
Background of the Merger	48
Wireless Ronin’s Reasons for the Merger	51
Broadcast’s Reasons for the Merger; Recommendations to Shareholders	53
Interests of Directors and Executive Officers in the Merger	54

Meeting Proposal No. 2—Amendment of Broadcast’s Articles of Incorporation	55
Overview	55
Reasons for Increase in Authorized Shares	55
Effects of the Increase in Authorized Shares	55
Vote Required; Recommendation of Broadcast Board of Directors	56

Unaudited Pro Forma Condensed Combined Financial Information	57

The Merger Agreement	60
General	60
Conversion of Broadcast Shares	60
Treatment of Stock Options and Warrants	60
Exchange of Stock Certificates	60
Expenses	61
Broadcast Dissenters’ Rights	61
The Effective Time	62
The Surviving Corporation	62
Representations and Warranties	63
Covenants; Conduct of Business Before the Merger	64
Indemnification and Insurance	68
Obligations of the Boards of Directors with Respect to Recommendations and Shareholder Approvals	69
Limitation on Solicitation, Negotiation and Discussion of Other Acquisition Proposals	70
Material Adverse Effect	71
Conditions to the Merger	72
Conditions to the Obligations of Wireless Ronin and Broadcast Acquisition Co.	72
Conditions to the Obligations of Broadcast	73
Termination of the Merger Agreement	74
Expenses and Termination Fees	76
Consequences to Shareholders Exercising Dissenters’ Rights	77
Backup Withholding	77
Acceleration of Broadcast Director Options	77
Advisory Fee	77

Information About Wireless Ronin	78
Properties	89
Legal Proceedings	89
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Wireless Ronin	90
Transfer Agent and Registrar	103
Listing	103
Description of Wireless Ronin Capital Stock	104
Common Stock	104
Dividend Policy	104
Undesignated Preferred Stock	104
Anti-Takeover Provisions	104

Information About Broadcast	106
Broadcast’s Business Description	106
Properties	111
Legal Proceedings	112
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Broadcast	112
Transfer Agent and Registrar	124
Listing	124
Security Ownership of Certain Beneficial Owners and Management of Broadcast	125

Board of Directors and Management of Wireless Ronin Following the Merger	126

Executive Compensation	128
Wireless Ronin Executive Compensation	128
Summary Compensation Table	128
Outstanding Equity Awards At Fiscal Year-End	129
Potential Payments upon Change in Control	130
Employment Agreements	131
Non-Employee Director Compensation	131
Director Compensation Table	132
Wireless Ronin Compensation Committee	133
Certain Relationships and Related Transactions	134
Broadcast Executive Compensation	135

Security Ownership of Certain Beneficial Owners and Management of Wireless Ronin After the Merger	136

Comparative Rights of Broadcast Shareholders and Wireless Ronin Shareholders	137

Other Matters	145
Shareholder Proposals	145
Legal Matters	145
Experts	145
Other Proposals	145
Undertakings of Wireless Ronin	145

Where You Can Find More Information	146

Financial Statements
Index to Financial Statements of Wireless Ronin and Broadcast	F-1

APPENDICES

A.
Agreement and Plan of Merger and Reorganization, dated as of March 5, 2014, by and among Wireless Ronin, Inc., Broadcast Acquisition Co., and Broadcast International, Inc., and Amendment to the Agreement and Plan of Merger and Reorganization, dated April 11, 2014 (without exhibits and schedules)

B.	Part 13 of the Utah Revised Business Corporation Act

C.	Amendment to Articles of Incorporation of Broadcast International, Inc.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER

Q1.	Why are Wireless Ronin and Broadcast proposing the merger?

A1.
The Boards of Directors of Wireless Ronin and Broadcast identified several reasons for the merger, including the anticipated synergies from the merger resulting in a larger company with greater critical mass, lower expenses, a stronger capital structure, the opportunity to expand the volume of business and the potential to expand into areas of activity that would provide additional revenues on a recurring basis as well as the opportunity to retain and attract qualified personnel.

Broadcast’s board took into consideration, among other things:

•
Broadcast’s audited consolidated financial statements for the year ended December 31, 2013 contain a “going concern” qualification.  As discussed in Note 3 of the Notes to Broadcast’s Consolidated Financial Statements, Broadcast has incurred substantial losses and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.  Because of these conditions, Broadcast’s independent auditors have raised substantial doubt about its ability to continue as a going concern.

•
The company’s convertible indebtedness, including accrued interest, exceeds $6,000,000, the majority of which is secured by a lien on all of the company assets, and its current business will not service the debt nor provide any possibility for repayment and the company has not been able to locate equity investors to provide funding to retire the indebtedness.

•	The company has in excess of $1,000,000 in trade payables and accrued expenses and its current business will not provide any possibility of repayment.

•	The company’s current expectation that it would continue to need additional resources of at least $500,000 to continue operations through the year end.

•	The company’s sole asset is its intellectual property and the merger is the best possibility to leverage those assets and create shareholder value.

•
the Broadcast board’s assessment that no alternatives were reasonably likely to present more favorable opportunities for Broadcast to create greater value for its shareholders, taking into account the financial condition of Broadcast, as well as its belief that the combination of the businesses of Broadcast and Wireless Ronin offered the best alternative for continuing the business and that the combined entity might be in a better position to become cash flow positive as it would have greater expertise and offerings in the digital signage industry.

The Wireless Ronin Board of Directors consulted with senior management, outside legal counsel and its financial advisor, reviewed a significant amount of information, and considered the following factors in reaching its conclusion to approve the merger:

•
Wireless Ronin as a company needs to rapidly get to scale to provide long-term visibility to sustained profitability.  Since inception, it has had limited revenue from the sale of its products and services, and has incurred net losses. Wireless Ronin incurred net losses of $3.6 million and $5.4 million for the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013, Wireless Ronin had an accumulated deficit of $98.0 million. Wireless Ronin has not been profitable in any year of its operating history and anticipates incurring additional losses into the foreseeable future.

•
Based on the aforementioned financial performance of Wireless Ronin, Wireless Ronin spent more than two years analyzing a range of strategic opportunities to accelerate growth and maximize shareholder value.

•
Broadcast was also looking for opportunities to drive growth and increase shareholder value. This search was intensified upon the failure of its potential merger transaction with AllDigital in November of 2013.

•
Following an extensive review and due diligence process, merging was determined to be the best alternative for both companies and their shareholders, capitalizing on the combined technical, client and cost synergies.

•	The combined company will continue to pursue organic and inorganic growth initiatives to further accelerate growth and maximize shareholder value.

The foregoing information and factors considered by the Wireless Ronin Board of Directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Wireless Ronin Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Wireless Ronin Board of Directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Wireless Ronin Board of Directors may have given different weight to different factors. The Wireless Ronin Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Wireless Ronin’s management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

In the opinion of the respective boards of Wireless Ronin and Broadcast, the proposed merger represents a step forward in the business, financial, and compliance improvement of Broadcast and Wireless Ronin. By combining, Wireless Ronin and Broadcast can more effectively and efficiently manage the process of improving operations and performance.

Management of both companies believes the merger will result in significant savings and will eliminate duplicative costs that both companies currently have as a result of being small public companies.  The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the Securities and Exchange Commission (the “SEC”) regulations governing public companies have increased the costs of compliance for public companies, the costs of which are difficult to absorb for small public companies. As a result of Sarbanes-Oxley and these SEC regulations, public companies must now expend significant human, informational and capital resources.  Internal and external legal and audit costs, as well as director and other fees, have also become quite burdensome on small public companies attempting to achieve growth and profitability.

Management of Wireless Ronin and Broadcast also believe that combining the companies will improve trading of Wireless Ronin’s shares after the merger, which is advantageous to shareholders.  Shares of Wireless Ronin and Broadcast common stock trade on the OTC Markets (OTCQB), and the trading volume of their shares is minimal.  In addition, micro-cap companies, such as Wireless Ronin and Broadcast, continue to experience difficulties in attracting interest from the investor community, limiting access to the capital markets.

Q2.	What will Broadcast shareholders receive for their Broadcast shares?

A2.
All of the shares of Broadcast common stock outstanding at the time of the merger will be exchanged for shares of Wireless Ronin common stock, the amount of which is based upon the number of Broadcast shares outstanding on an as-converted basis (that is, assuming the full conversion of all Broadcast indebtedness into shares of Broadcast common stock), and the number of outstanding shares of Wireless Ronin common stock, on a modified fully diluted basis, immediately prior to the merger.  At the time of the merger, Wireless Ronin will issue to Broadcast shareholders, and agree to issue upon the exercise of outstanding Broadcast options and warrants, a number of shares of Wireless Ronin common stock that in the aggregate equal 36.5% of the outstanding shares of Wireless Ronin calculated on a modified fully diluted basis.  In this regard, Wireless Ronin and Broadcast estimate that, immediately prior to the merger, Wireless Ronin will have 10,354,062 shares of common stock outstanding, on a modified fully diluted basis, and as a result 5,951,547 shares of Wireless Ronin common stock will be issued or issuable in connection with the merger (the “RNIN Merger Shares”).  Wireless Ronin and Broadcast also expect that, immediately prior to the merger, Broadcast will have an aggregate of 1,273,638,856 shares of common stock outstanding on an as-converted basis (the “BCST Outstanding Shares”).  The BCST Outstanding Shares are expected to increase from 111,370,878 to 1,273,638,856 as a result of the anticipated conversion of all outstanding secured and unsecured convertible notes, conversion of new debt required to satisfy account payable obligations as required under the Merger Agreement, issuance of shares to our investment advisor in consideration of its fees, and settlement of restricted stock units previously granted to members of Broadcast’s Board of Directors.  All of the conversion of debt of BCST will be at conversion prices ranging from $.0055 per share to $.01 per share.

Assuming that the estimated number of outstanding RNIN shares of common stock, on a modified fully diluted basis, is 10,354,062, and the estimated number of BCST Outstanding Shares is 1,273,638,856, each as of the Effective Time, Broadcast shareholders as of the Effective Time will be entitled to receive a total of 5,951,547 RNIN Shares, with each BCST Outstanding Share representing the right to receive 0.004672869 RNIN Merger Shares as a result of the merger (the “Exchange Ratio”).  If the number of RNIN Merger Shares or BCST Outstanding Shares is different from the amounts respectively set forth above, the Exchange Ratio will change and the number of RNIN Merger Shares to which holders of Broadcast’s common stock are entitled may be greater or less.

Q3.	What will the holders of Broadcast warrants and options receive in the merger?

A3.
If the merger is completed, each Broadcast warrant and option that remains outstanding and unexercised following the Effective Time will remain outstanding and become exercisable for Wireless Ronin common stock. The terms and conditions of the warrants and options will remain the same, except that the number of shares covered by the option or warrant, and the exercise price will be adjusted to reflect the Exchange Ratio.

As noted in Q&A 2, Wireless Ronin and Broadcast presently believe that 5,951,547 RNIN Merger Shares will be issuable by Wireless Ronin in connection with the merger and 1,273,638,856 BCST Outstanding Shares, on an as-converted basis (that is, assuming the full conversion of all Broadcast indebtedness into shares of Broadcast common stock), will be outstanding immediately prior to the merger.  Assuming these numbers are correct, the number of shares of common stock for which Broadcast warrants and options will be exercisable after the merger will be equal to 0.004672869 times the number of shares of Broadcast common stock that were purchasable immediately prior to the merger.  After the merger, the exercise price per share under outstanding options and warrants will be equal to the quotient obtained by dividing the exercise price prior to the merger by the Exchange Ratio.  If the number of RNIN Merger Shares or BCST Outstanding Shares is different from the amounts respectively set forth above, the Exchange Ratio will change and the number of RNIN Merger Shares to which such options and warrants convert, and the exercise price of such options and warrants, may be greater or less.

Q4.	Will Wireless Ronin shareholders receive any shares as a result of the merger?

A4.	No. After the merger, Wireless Ronin shareholders will continue to hold the same Wireless Ronin shares the owned prior to the merger.

Q5.	What will the name of each company be after the merger?

A5.	The name of Wireless Ronin and Broadcast will remain unchanged after the merger, with Broadcast becoming a wholly owned subsidiary of Wireless Ronin.

Q6.	What risks should I consider before voting at the meeting?

A6.
You should review “Risk Factors” starting on page 25.  You should also review the factors considered by Broadcast’s Board of Directors in making their recommendations to Broadcast’s shareholders.  See “Recommendation of Broadcast’s Board of Directors” starting on page 18.

Q7.	What shareholder approvals are needed?

A7.
The affirmative vote of a majority of the shares of Broadcast’s common stock outstanding on the record date is required to approve the merger. As of the close of business on the Broadcast record date for the special meeting (                 , 2014), Broadcast’s directors, officers and their respective affiliates beneficially owned and were entitled to vote approximately 3,272,041 shares of Broadcast common stock in the aggregate, or approximately 2.9% of the voting power of Broadcast’s shares entitled to vote at the special meeting.

Wireless Ronin’s shareholders are not required to approve the merger.

Q8.	Will the Broadcast shareholders be able to trade the Wireless Ronin common stock that they receive in the merger?

A8.	Yes. Wireless Ronin’s common stock is quoted on the OTC Markets (OTCQB) under the symbol “RNIN.” The Wireless Ronin common stock that the Broadcast shareholders receive will be freely tradable.

Q9.	Will the Broadcast shareholders recognize gain or loss for tax purposes as a result of the merger?

A9.
The merger has been structured as a “reorganization” for United States federal income tax purposes. In general, Broadcast shareholders will not recognize gain or loss for United States federal income tax purposes by exchanging their Broadcast shares for any Wireless Ronin shares in the merger. Broadcast shareholders who are not U.S. residents or taxpayers may be subject to certain special rules, and this summary may not apply to all Broadcast shareholders. No ruling from the Internal Revenue Service has been or will be sought in connection with the merger. The Broadcast shareholders are urged to carefully review the detailed summary of the material United States federal income tax consequences of the merger set forth in this proxy statement/prospectus and to consult with and rely solely upon your own tax advisor to determine your particular tax consequences resulting from the merger.

Q10.	Am I entitled to dissenters’ or appraisal rights?

A10.
Yes. Under Utah law, Broadcast shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Broadcast common stock, as determined by the Utah Revised Business Corporation Act. In order to perfect dissenter’s rights, Broadcast shareholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of adoption of the Merger Agreement. Merely voting against adoption of the Merger Agreement will not protect your dissenter’s rights. In order to protect your dissenter’s rights, you must adhere to all of the requirements set forth in Part 13 of the Utah Revised Business Corporation Act.  A copy of Part 13 of the Utah Revised Business Corporation Act is included as Appendix B to this proxy statement/prospectus.

Q11.	Does the Board of Directors of Broadcast recommend voting in favor of the Broadcast merger?

A11.	Yes. After careful consideration, Broadcast’s Board of Directors recommends that its shareholders vote in favor of the proposed merger.

Q12.	When do you expect the merger to be completed?

A12.
Broadcast and Wireless Ronin are working toward completing the merger as quickly as possible. The parties anticipate holding a closing and completing the transaction as soon as practicable following approval of the Merger Agreement at the Broadcast shareholders’ meeting.

Q13.	When and where is the special meeting?

A13.	The Broadcast special meeting will take place on	, 2014 at	, local time, at	.

Q14.	What if I do not vote?

A14.
If you fail to respond, your shares will not count toward the quorum necessary to conduct the vote at the meeting, and will effectively be a vote against the merger.  The failure to vote does not, in itself, protect your dissenter’s rights under Utah law.  If you sign, date and mail your proxy card without identifying how you want to vote with respect to the merger, your proxy will be voted “FOR” approval of the merger.  If you sign, date and mail your proxy card and indicate that you intend to withhold your vote on a proposal, it will have the same effect as a vote “AGAINST” that proposal.  You may also vote by appearing at the special meeting and voting in person.

Q15.	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A15.
Generally, no. You should instruct your bank, broker or other nominee how to vote your shares.  Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members.  If your broker does not receive voting instructions from you, your shares will not be voted on the adoption of the Merger Agreement.  Please check the voting information form used by your broker to see if it offers telephone or Internet voting.

Q16.	What if I fail to instruct my broker?

A16.
Generally, the broker holding your shares in “street name” may vote the shares only if you provide the broker with appropriate instructions. If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting “broker non-vote” will be counted for the purpose of determining the existence of a quorum at the special meeting, but will not be voted on the proposals at the special meeting.  A broker non-vote will not be considered a vote cast at the Broadcast special meeting.  A broker non-vote will have the same effect as a vote “AGAINST” the proposals at the Broadcast special meeting.

Q17.	Can I change my vote after I have delivered my proxy?

A17.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

First, you can revoke your proxy.

Second, you can submit a new proxy bearing a later date.

If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of Broadcast before the special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Third, if you are a holder of record, you can attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.  Please note that if your shares are held in “street name” by a broker, bank or other nominee, and you wish to vote in person at the special meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares to be voted.

Q18.	How can I exchange my shares of Broadcast?

A18.
Registrar and Transfer Company will act as exchange agent and will forward detailed instructions to you regarding the surrender of your share certificates, together with a letter of transmittal, promptly after the merger is completed. You should not submit your certificates to Registrar and Transfer Company until you have received these materials.

Q19.	What do I need to do now?

A19.
Please carefully read and consider the information contained in this proxy statement/prospectus., please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage-paid envelope. In order to assure that we obtain your vote, please deliver your proxy as instructed even if you plan to attend the meeting in person.

Q20.	Who can help answer my questions?

A20.
If you are a shareholder of Broadcast and have any questions about the merger or how to submit your proxy, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

Broadcast International, Inc.
6952 S. High Tech Drive
Salt Lake City, UT 84047
Attention: Rodney M. Tiede
Facsimile: (801) 562-1773
Phone: (801) 562-2252

PLEASE REQUEST DOCUMENTS FROM BROADCAST NO LATER THAN                           , 2014. UPON REQUEST, BROADCAST WILL DEPOSIT IN FIRST-CLASS MAIL ANY DOCUMENTS REQUESTED THE NEXT BUSINESS DAY.

See the section entitled “Where You Can Find More Information” on page 146 of this proxy statement/prospectus for more information about the documents referred to in this proxy statement/prospectus.

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the proposal described in this proxy statement/prospectus.  No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus.  This proxy statement/prospectus is dated                       , 2014.  You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Wireless Ronin and Broadcast Acquisition Co., its wholly owned subsidiary created in connection with the merger, has been provided by Wireless Ronin and information contained in this proxy statement/prospectus regarding Broadcast has been provided by Broadcast.

The Broadcast proxy accompanying this proxy statement/prospectus is solicited on behalf of Broadcast’s Board of Directors. Wireless Ronin will bear the costs of preparing and filing this proxy statement/prospectus with the SEC, and Broadcast will bear all other costs of the sending of this proxy statement/prospectus to Broadcast shareholders and the solicitation of proxies from such shareholders. Following the mailing of this proxy statement/prospectus, the directors, officers, employees and agents of Broadcast may solicit proxies in person, by mail, or by telephone, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement/prospectus.  It may not contain all of the information that may be important to you. Before voting, you should carefully read the entire proxy statement/prospectus, the appendices and other documents to which this proxy statement/prospectus refers in their entirety to fully understand the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Companies

Wireless Ronin Technologies, Inc.

Wireless Ronin (sometimes referred to as “RNIN”) is a Minnesota corporation incorporated on March 23, 2000.  It is a marketing technologies company with leading expertise in content and emerging digital media solutions, including dynamic digital signage, interactive kiosk, mobile, social media and web, that enable RNIN’s customers to transform how they engage with their customers.  RNIN is able to provide an array of marketing technology solutions to its customers through a proprietary suite of software applications marketed as RoninCast.  RoninCast software and associated applications that provide an enterprise, web-based or hosted content delivery system that manages, schedules and delivers digital content over wireless or wired networks. Additionally, RoninCast software’s flexibility allows us to develop custom solutions for specific customer applications.

In August 2007, Wireless RNIN acquired privately held McGill Digital Solutions, Inc. (now known as Wireless Ronin Technologies (Canada), Inc. (“RNIN Canada”)).  Based in Windsor, Ontario Canada, RNIN Canada provides custom interactive software solutions, content engineering / creative services, and is home to RNIN’s automotive business development team.  Through e-learning and e-marketing, RNIN Canada develops the competencies and knowledge of the people who most influence product sales—sales associates and their customers.

Due to losses suffered from operations for the year ended December 31, 2013, RNIN’s independent registered public accounting firm expressed substantial doubt about RNIN’s ability to continue as a going concern. RNIN does not currently have sufficient capital resources to fund its operations beyond April 2014.  RNIN continues to experience operating losses. RNIN’s management continues to seek financing on favorable terms.  Nevertheless, RNIN may be unable to obtain any such financing on favorable terms, if at all.  At present, RNIN has no commitments for any additional financing.  If RNIN is unable to generate sufficient revenue, find financing, or adjust its operating expenses so as to maintain positive working capital, then it likely will be forced to cease operations and investors will likely lose their entire investment.

Broadcast International, Inc.

Through BI Networks, Broadcast installs, manages and supports private communication networks for large organizations that have widely-dispersed locations or operations.  Its enterprise clients use these networks to deliver digital signage solutions, training programs, product announcements, entertainment and other communications to their employees and customers.  Broadcast uses a variety of delivery technologies, including satellite, Internet streaming and WIFI, depending on the industry standard products and equipment sold by other companies.

In July 2009, Broadcast entered into a $10.1 million, three-year contract with a national bank to provide technology and digital signage services to approximately 2,100 of its more than 6,000 retail and administrative locations throughout North America.  This digital signage network grew to approximately 2,500 retail banking sites.  For the past three years this has been Broadcast’s largest customer, but in December 2012, Broadcast was notified that a new vendor would begin servicing the customer.  Although Broadcast may continue providing some services, its revenues from this customer have decreased by approximately 90%.  In addition, Broadcast signed a master license agreement to be a vendor for a customer to provide digital signage software and services for educational training purposes to over 16,000 locations, which may be present a significant opportunity.      This customer has paid Broadcast for development engineering work, but as yet Broadcast has not entered into a statement of work defining the price and terms of a contemplated beta test that will need to be completed and approved before any wider rollout can begin and there is no assurance that that will be completed.  Because Broadcast has not continued with its largest customer and has not replaced those revenues with new customers, it has severely scaled back its operations.

The Merger

Wireless Ronin and Broadcast have entered into an Agreement and Plan of Merger and Reorganization (as amended, the “Merger Agreement”) that sets forth the terms by which Broadcast will merge into a wholly owned subsidiary of Wireless Ronin. As a result of the merger, Broadcast will become a wholly owned subsidiary of Wireless Ronin, shares of Wireless Ronin common stock will be issued to shareholders of Broadcast in exchange for their shares of Broadcast common stock, and Wireless Ronin common stock will be issued upon the exercise of a holder of outstanding options and warrants to purchase Broadcast common stock.

What You Will Receive in the Merger

All of the shares of Broadcast common stock outstanding at the time of the merger will be exchanged into shares of Wireless Ronin common stock, the amount of which is based upon the number of Broadcast shares outstanding on an as converted basis (that is, assuming the full conversion of all Broadcast indebtedness into shares of Broadcast common stock), and the number of outstanding shares of Wireless Ronin common stock, on a modified fully diluted basis, immediately prior to the merger.  At the time of the merger, Wireless Ronin will issue to Broadcast shareholders, and agree to issue upon the exercise of outstanding Broadcast options and warrants, a number of shares of Wireless Ronin common stock that aggregate to 36.5% of its outstanding shares calculated on a modified fully diluted basis.  Wireless Ronin and Broadcast estimate that, immediately prior to the merger, Wireless Ronin will have 10,354,062 shares of common stock outstanding on a modified fully diluted basis, and as a result 5,951,547 shares of Wireless Ronin common stock will be issued or issuable in connection with the merger (the “RNIN Merger Shares”).  Wireless Ronin and Broadcast also expect that, immediately prior to the merger, Broadcast will have an aggregate of 1,273,638,856 shares of common stock outstanding on an as-converted basis (the “BCST Outstanding Shares”).  Assuming that these share numbers are accurate, Broadcast shareholders as of the Effective Time will be entitled to receive a total of 5,951,547 RNIN Shares, with each BCST Outstanding Share representing the right to receive 0.004672869 RNIN Merger Shares as a result of the merger (the “Exchange Ratio”).  If the number of RNIN Merger Shares or BCST Outstanding Shares is different from the amounts respectively set forth above, the Exchange Ratio will change and the number of RNIN Merger Shares to which holders of Broadcast’s common stock are entitled may be greater or less.  Broadcast shareholders will have no shareholder rights in Broadcast after the merger.

Treatment of Stock Options and Warrants

When the merger is completed, each Broadcast option and warrant that remains outstanding and unexercised following the Effective Time will be become exercisable for Wireless Ronin common stock. The terms and conditions of the option and warrants will remain the same, except that (i) the number of shares of Wireless Ronin common stock purchasable thereunder will equal the number (rounded down to the nearest whole number) determined by multiplying (x) the number of Broadcast shares subject to such Broadcast stock option immediately prior to the Effective Time by (y) the Exchange Ratio, and (ii) the price per share at which Wireless Ronin common stock may be purchased thereunder will equal the number determined by dividing (a) the exercise price per Broadcast share purchasable thereunder by (b) the Exchange Ratio.

Recommendation of Broadcast’s Board of Directors

Broadcast’s Board of Directors believes that the merger is fair to Broadcast’s shareholders and in their best interests, and voted to approve the Merger Agreement, and recommends that all shareholders vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to amend Broadcast’s articles of incorporation.  Broadcast’s Board of Directors considered a number of factors in determining to approve and adopt the Merger Agreement and the merger.  These considerations are described in the section entitled “Proposal I — The Merger — Broadcast’s Reasons for the Merger; Recommendations to Shareholders” starting on page 53.

No Fairness Opinion

Broadcast did not obtain any fairness opinion from its financial adviser in connection with the Merger Agreement.

Interests of Directors and Executive Officers in the Merger

Officers and directors of Wireless Ronin and Broadcast have financial interests in the merger, some of which align with those of their respective shareholders, and others are different from, or are in addition to, their respective shareholders.  As of April 9, 2014, directors and executive officers of Broadcast and their affiliates beneficially owned approximately 2.9% of the outstanding shares of Broadcast common stock, excluding stock options, warrants, restricted stock units and convertible notes payable, or 6.14% of the outstanding shares of Broadcast common stock on an as converted basis (that is, assuming the full conversion of all Broadcast indebtedness into shares of Broadcast common stock). After the conversion of all of the Broadcast convertible debt and the issuances to pay Broadcast’s advisor at the Effective Time, the officers and directors are expected to own approximately 20.3% of the BCST Outstanding Shares immediately prior to the merger.  As of April 9, 2014, directors and executive officers of Wireless Ronin and their affiliates beneficially owned approximately 33.8% of the outstanding shares of Wireless Ronin’s common stock, excluding stock options, warrants and conversion of convertible notes payable, or 31.5% of the outstanding shares of Wireless Ronin common stock on a fully diluted basis (that is, assuming the exercise in full of all options, warrants and conversion of convertible notes payable).

Some of the directors and executive officers of Wireless Ronin and Broadcast have interests in the merger that are different from, or are in addition to, the interests of their company’s shareholders. These interests include the following:

•	Don Harris, a director of Broadcast, will be appointed to Wireless Ronin’s Board of Directors at the time of the merger.

•
Don Harris, a director and a member of the executive committee acting as Chief Executive Officer of Broadcast, is the holder of $1,402,411 in principal amount of Broadcast convertible debt, including accrued interest, which is expected to be converted into an aggregate of 254,983,818 shares of Broadcast common stock immediately prior to the Effective Time using a negotiated conversion rate.  As a result of this anticipated conversion, Broadcast expects that Mr. Harris will then beneficially own approximately 20% of the BCST Outstanding Shares.

The Wireless Ronin Board of Directors and the Broadcast Board of Directors were respectively aware of and discussed the foregoing potential conflicting interests of their officers and directors when they approved the merger.

Dissenters’ Rights

Under Utah law, Broadcast shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Broadcast common stock.  This right of appraisal is subject to a number of restrictions and technical requirements.  Generally, in order to exercise appraisal rights, a Broadcast shareholder must: (1) send to Broadcast a written demand for appraisal in compliance with Utah law before the vote on the merger; and (2) not vote in favor of the merger.

Merely voting against the merger will not protect a Broadcast shareholder’s rights to appraisal.  In order to protect such rights, the shareholder must adhere to all of the requirements set forth under Utah law.  The requirements under Utah law for exercising appraisal rights are described in further detail in the section entitled “Broadcast Dissenters’ Rights” starting on page 61.  The relevant section of Utah law regarding dissenters’ rights is reproduced and included as Appendix B to this proxy statement/prospectus. If you are a Broadcast shareholder and you vote for the merger, you will waive your rights to seek appraisal of your shares of Broadcast common stock under Utah law.

Broadcast Shareholders’ Meeting

The Broadcast special shareholder meeting will be held on                         , 2014 at                      , local time, at.

If you are a beneficial owner of Broadcast’s common stock at the close of business on                                                                                                                                          , 2014, which Broadcast’s Board of Directors has established as the record date, you are entitled to vote at the special shareholders’ meeting.  Broadcast shareholders are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders.  The holders of a majority of the outstanding common shares entitled to vote at the special meeting must be present in person or represented by proxy in order for Broadcast to transact business.

The affirmative vote of the holders of a majority of the outstanding shares of Broadcast common stock is required to adopt the Merger Agreement.

Board of Directors and Management Following the Merger

Immediately following the Effective Time, Wireless Ronin’s Board of Directors will consist of the following five persons:  Messrs. Stephen F. Birke (Chairman of the Board), Scott W. Koller, Kent O. Lillemoe, Howard P. Liszt and Don Harrison.  Wireless Ronin and Broadcast presently expect that Messrs. Birke, Lillemoe, Liszt and Harris will be independent directors.

Governmental and Regulatory Approvals

Other than the SEC declaring Wireless Ronin’s registration statement on Form S-4 relating to this transaction effective, and any state blue sky filings that may be required, Wireless Ronin and Broadcast do not believe that any additional material governmental filings are required in connection with the merger.

Tax Considerations

We anticipate that the merger will be a tax-free reorganization for U.S. federal income tax purposes, and that Broadcast shareholders will recognize no gain or loss upon conversion of their Broadcast common stock into shares of Wireless Ronin common stock, except with respect to cash received, if any, in lieu of fractional shares. Broadcast shareholders may, however, recognize income, gain or loss in connection with the exercise of dissenters’ rights. Broadcast shareholders should consult with their own tax advisers concerning the federal income tax consequences of the merger, as well as the applicable state, local, foreign or other tax consequences, based upon your individual circumstances.

Exchange of Broadcast Common Stock

It is expected that the merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, the following the material United States federal income tax consequences that will generally result from treatment of the merger as a reorganization described in Section 368(a) of the Internal Revenue Code:

•	A holder of Broadcast common stock will not recognize any gain or loss upon the receipt of Wireless Ronin common stock in exchange for Broadcast common stock in the merger.

•
A Broadcast shareholder’s aggregate tax basis in the Wireless Ronin common stock received in the merger in exchange for such shareholder’s Broadcast common stock will be the same as the aggregate basis of the Broadcast common stock surrendered in the exchange. If holders of Broadcast common stock acquired different blocks of Broadcast common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Broadcast common stock and such holders’ basis and holding period in their shares of Wireless Ronin common stock may be determined with reference to each block of Broadcast common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Wireless Ronin common stock received in the exchange should be allocated among different blocks of Broadcast common stock and with respect to identifying the bases or holding periods of the particular shares of Wireless Ronin common stock received in the merger.

•
A Broadcast shareholder’s holding period for the Wireless Ronin common stock received in the merger in exchange for such shareholder’s Broadcast common stock will include the holding period for the Broadcast common stock surrendered in the exchange.

•	Neither Wireless Ronin nor Broadcast will recognize any gain or loss as a result of the transaction.

As noted above, no ruling from the Internal Revenue Service has been or will be sought in connection with the merger. The Internal Revenue Service is therefore not precluded from asserting a contrary opinion. If the Internal Revenue Service were to challenge successfully the “reorganization” status of the transaction, a holder of Broadcast common stock would recognize gain or loss with respect to such shareholder’s shares of Broadcast common stock surrendered in the merger. The gain or loss would be equal to the difference between (1) the fair market value of the Wireless Ronin common stock received in the merger and (2) the Broadcast shareholder’s adjusted tax basis in the Broadcast common stock surrendered in the merger. Such shareholder’s total tax basis in the Wireless Ronin common stock received would equal its fair market value at the Effective Time and such shareholder’s holding period for the stock would begin the day after the consummation of the merger.

Each Broadcast shareholder who receives shares of Wireless Ronin common stock in the merger is required to file a statement with his, her or its federal income tax return setting forth the shareholder’s basis in the shares of Broadcast common stock surrendered, the fair market value of the shares of Wireless Ronin common stock received in the merger and is required to retain permanent records of these facts.

Accounting Treatment

Wireless Ronin has 6,474,135 shares outstanding as of April 9, 2014 and will be the acquirer for accounting purposes. Wireless Ronin intends to account for the merger as an acquisition using the acquisition method of accounting under generally accepted accounting principles. Broadcast’s operating results will be included with Wireless Ronin’s operating results beginning as of the Effective Time.

Effective Time of the Merger; Exchange of Shares

The merger will become effective when articles of merger are filed with the Secretary of State of Utah. We expect to file the articles of merger as soon as practicable after Broadcast’s special shareholders’ meeting, subject to approval by Broadcast’s shareholders at the special meeting, and satisfaction or waiver of the other terms and conditions of the Merger Agreement.

Registrar and Transfer Company will act as exchange agent for the merger and will forward detailed instructions to you regarding the surrender of your share certificates, together with a letter of transmittal, promptly after the merger is completed. You should not submit your certificates to Registrar and Transfer Company until you have received these materials. Registrar and Transfer Company will issue new Wireless Ronin common stock certificates to all Broadcast shareholders exchanging their shares and pay you for any fractional interests in cash as promptly as practicable following receipt of your certificates and other required documents. You will not receive accrued interest on the cash payable to you upon the surrender of your certificates. YOU SHOULD NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

Conditions to the Merger

Wireless Ronin’s and Broadcast’s obligations under the Merger Agreement are subject to the prior satisfaction or waiver of a number of conditions, including but not limited to the following:

•
Wireless Ronin and Broadcast’s representations and warranties shall be correct on the closing date in all material respects, and they shall have performed all covenants required to be performed on the closing date;

•
this proxy statement/prospectus shall have been declared effective and remain in effect under the Securities Act of 1933 and qualified in any states in which shareholders of Broadcast holding at least 99% of the outstanding shares have an address of record; no stop order shall have been issued by the SEC and no proceeding seeking a stop order has been initiated by the SEC or any applicable state and remain pending or shall be threatened in writing;

•	Broadcast shall have obtained shareholder approval in accordance with the Utah Revised Business Corporation Act and Broadcast’s charter documents;

•
no material adverse effect of Broadcast or Wireless Ronin will have occurred that has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a material adverse effect on Wireless Ronin or Broadcast.

•	no provision of any applicable law shall prohibit or enjoin the consummation of the merger;

•
all required approvals, applications or notices with governmental authorities shall have been obtained, except those approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Wireless Ronin or Broadcast;

•	holders representing no more than 0.5% of the outstanding Broadcast shares of common stock shall have exercised their dissenters’ rights;

•	Robert Ingraham and Cameron Francis shall have entered into employment agreements with Wireless Ronin;

•	Broadcast shall have arranged for the conversion of all of its outstanding secured and unsecured debt obligations into shares of Broadcast common stock; and

•
Broadcast shall have no more than $250,000 in outstanding accounts payable, and the creditors to whom such accounts payable relate shall agree to collect such accounts payable in 12 equal monthly installments after the merger; and

•	no more than 3,000,000 shares of Wireless Ronin stock will be subject to outstanding options, warrants and other securities convertible into such shares, subject to certain exceptions.

If the law permits, Wireless Ronin or Broadcast may each waive conditions for their benefit and their shareholders’ benefit and complete the merger even though one or more of these conditions has not been met. Broadcast’s shareholder approval of the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement cannot be waived.  We cannot be certain that all of the conditions to the merger will be satisfied or waived or that the merger will occur.

Federal and State Regulatory Requirements

This proxy statement/prospectus must be declared effective by the SEC and remain effective as of the date of closing of the merger.  Broadcast and Wireless Ronin are not aware of any other federal or state regulatory requirements that must be complied with or approval must be obtained in connection with the merger. Although Broadcast is the holder of FCC licenses, it presently does not have an employee who is a licensed operator under applicable FCC regulations, and therefore Broadcast cannot use its FCC licenses until it hires a licensed operator.

Termination of Merger Agreement

Broadcast and Wireless Ronin may agree at any time prior to Effective Time to terminate the Merger Agreement without completing the merger, even if the Broadcast shareholders have approved it. Also, either company may decide, without the consent of the other, to terminate the Merger Agreement, subject to various conditions, in a number of circumstances. These circumstances include, among others:

•	the merger not having been completed by May 30, 2014, which may be extended by mutual written consent of the parties;

•	any court or governmental entity issuing a final order or judgment preventing completion of the merger;

•	Broadcast’s shareholders fail to approve the merger at their special meeting;

•	certain breaches under the Merger Agreement, including breaches of representations and warranties which cannot be timely cured; and

•	upon the receipt of a superior offer, as defined in the Merger Agreement, and the payment to the other party of up to a $100,000 breakup fee.

Summary Consolidated Financial Data of Wireless Ronin

The following tables set forth summary consolidated financial information of Wireless Ronin. The summary statement of operations data for the fiscal years ended December 31, 2013 and December 31, 2012, and the selected balance sheet data as of December 31, 2013 have been derived from Wireless Ronin’s audited consolidated financial statements.  The following information should be read together with Wireless Ronin’s consolidated financial statements, the notes related thereto and management’s related reports on Wireless Ronin’s financial condition and performance, which appear later in this proxy statement/prospectus. The operating results for the fiscal year ended December 31, 2013 are not necessarily indicative of the results to be expected in any future period.
(In thousands, except per share data)

	Year Ended December 31,
	2013	2012
Statement of operations data
Total revenue	$6,802	$6,704
Net loss	$(3,597)	$(5,406)
Basic and diluted loss per common share	$(0.63)	$(1.14)
Basic and diluted weighted average shares outstanding	5,744	4,732
Cash dividends declared per common share	$--	$--

December 31, 2013
Balance sheet data
Total assets	$3,056
Long term obligations	$875

Summary Consolidated Financial Data of Broadcast

The following tables set forth summary consolidated financial information of Broadcast. The summary statement of operations data for the fiscal years ended December 31, 2013 and December 31, 2012, and the selected balance sheet data as of December 31, 2013 have been derived from Broadcast’s audited consolidated financial statements.  The following information should be read together with Broadcast’s consolidated financial statements, the notes related thereto and management’s related reports on Broadcast’s financial condition and performance, which appear later in this proxy statement/prospectus. The operating results for the fiscal year ended December 31, 2013 are not necessarily indicative of the results to be expected in any future period.

(In thousands, except per share data)

	Year Ended December 31,
	2013	2012
Statement of operations data
Total revenue	$3,041	$7,524
Net income (loss)	$(2,288)	$1,603
Basic and diluted loss per common share	$(0.02)	$0.02
Basic and diluted weighted average shares outstanding	$109,107	$106,534
Cash dividends declared per common share	$--	$--

December 31, 2013
Balance sheet data
Total assets	$542
Long term obligations	$--

Equivalent and Comparative Per Share Information

The following tables set forth selected per share information on a historical and pro forma combined basis for each of Wireless Ronin common stock and Broadcast common stock for the fiscal year ended December 31, 2013.  You should read the table below together with the historical consolidated financial statements and the related notes of Wireless Ronin and Broadcast contained elsewhere in this proxy statement/prospectus.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements or expense efficiencies, among other factors, that the companies expect to occur result as a consequence of the merger, and accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

	Historical		Pro Forma
	Wireless Ronin	Broadcast	Adjustments	Note #	Combined
As of and for the year ended December 31, 2013
Basic and diluted weighted average shares	5,744	$109,107	(103,155)	3A	$11,696
Basic and diluted loss per common share	$(0.63)	$(0.02)	0.18	3B	$(0.47)
Cash dividends declared per common share	$—	$—	—		$—
Book value per common share	$0.12	$(0.06)	0.40	3C	$0.46

3A Reflects the elimination of 109,107,238 Broadcast basic and diluted weighted average share in exchange for 5,951,547 of Ronin Merger Shares as consideration for the merger.

3B Refer to pro forma adjustments and assumptions disclosed in the Unaudited Pro forma Condensed Combined Statement of Operations.

3C Refer to pro forma adjustments and assumptions disclosed in the Unaudited Pro forma Condensed Combined Balance Sheet.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Shares of Wireless Ronin and Broadcast common stock trade on the OTC Markets, OTCQB tier, under the symbols “RNIN” and “BCST,” respectively.  The following table shows the closing sale prices of shares of Wireless Ronin common stock and Broadcast common stock as reported on the OTCQB on March 5, 2014, the last full trading day prior to the public announcement of the proposed merger, and on ,                 2014,  the last practicable trading day prior to mailing this proxy statement/prospectus. This table also shows the implied value as of those dates of the merger consideration proposed for each share of Broadcast common stock, which we calculated by multiplying the closing price of a share of Broadcast common stock on those dates by the exchange ratio of 0.004672869 (based on 1,273,638,856 shares of Broadcast common stock expected to be outstanding on an as-converted basis, and 10,354,062 shares of common stock of Wireless Ronin Technologies expected to be outstanding on a modified fully diluted basis, immediately prior to the Effective Time).

	Wireless Ronin Common Stock		Broadcast Common Stock		Implied Value of One Share of Broadcast Common Stock
March 5, 2014		$0.80		$0.03		$0.0001
, 2014	$		$		$

The following table sets forth for the periods indicated the high and low per share sale price of shares of Wireless Ronin common stock and Broadcast common stock. All information in this table gives pro forma effect to Wireless Ronin’s 1:5 reverse stock split of its common stock on December 14, 2012.

	Wireless Ronin		Broadcast
	High	Low	High	Low
2013
First Quarter	$4.28	$1.41	$0.16	$0.06
Second Quarter	1.60	0.80	0.12	0.03
Third Quarter	0.98	0.64	0.10	0.06
Fourth Quarter	0.83	0.37	0.07	0.01
2012
First Quarter	$6.10	$4.15	$0.67	$0.31
Second Quarter	4.70	3.00	0.50	0.18
Third Quarter	4.70	3.50	0.25	0.10
Fourth Quarter	5.00	1.77	0.20	0.05

Broadcast’s shareholders are encouraged to obtain current market quotations for shares of Wireless Ronin common stock prior to making any decision with respect to the merger. No assurance can be given concerning the market price for shares of Wireless Ronin common stock before or after the date on which the merger is consummated. The market price for shares of Wireless Ronin common stock may fluctuate between the date of this proxy statement/prospectus and the date on which the merger is consummated and thereafter.

Shareholders

As of April 9, 2014, there were approximately 85 shareholders of record of Wireless Ronin common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).
As of April 9, 2014, there were approximately 1,400 shareholders of record of Broadcast common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

Dividends

Wireless Ronin and Broadcast have never paid cash dividends, and currently do not intend to pay cash dividends on Wireless Ronin common stock or Broadcast common stock at any time in the near future.  Wireless Ronin’s current loan agreement with Silicon Valley Bank contains a restrictive covenant that precludes Wireless Ronin from paying dividends without Silicon Valley Bank’s consent.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, you should consider the following risk factors carefully in deciding whether to vote for the approval of the Merger Agreement. Additional risks and uncertainties not presently known to the parties or that are not currently believed to be important to you, if they materialize, also may adversely affect the merger and Wireless Ronin after the merger.

Risks Related to the Merger

The combined company will not be able to continue operating without additional financing.

Both Broadcast and Wireless Ronin have been operating at a loss. Wireless Ronin has been operating at a loss since inception, and incurred net losses of $3.6 million and $5.4 million for the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013, Wireless Ronin had an accumulated deficit of $98.0 million.  Broadcast has been experiencing recurring operating losses, and incurred net losses of $2.3 million and net income of $1.6 million for the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013, Broadcast had an accumulated deficit of $111.9 million.  In order to continue operating and remain a going concern, the combined company will need to obtain additional financing, either through borrowings, public offerings, private offerings, or some type of business combination (e.g., merger, buyout, etc.), and there can be no assurance that it will be successful in such pursuits with terms satisfactory to management and our board of directors. In the past, both companies have actively pursued a variety of funding sources including private offerings and have consummated certain transactions in order to address their respective capital requirements. However, the combined company may not be able to acquire the additional funding necessary to continue operating. Accordingly, if the combined company is unable to generate adequate cash from operations, and if it is unable to find sources of funding, it may be necessary for it to sell one or more lines of business or all or a portion of its assets, enter into a business combination, reduce or eliminate operations, liquidate assets, or seek relief through a filing under the U.S. Bankruptcy Code. These possibilities, to the extent available, may be on terms that result in significant dilution to the combined company’s existing shareholders or that result in its existing shareholders losing all of their investment in the combined company.

Wireless Ronin’s stock price is volatile and the value of the Wireless Ronin common stock issued in the merger will depend on its market price at the time of the merger.  Nevertheless, the exchange ratio in the merger is fixed.

Under the Merger Agreement, the exchange ratio used to determine the number of shares of Wireless Ronin’s common stock that Broadcast’s shareholders will receive is unaffected by the share price of Wireless Ronin’s common stock as reflected on the OTC Markets (OTCQB). Increases in the value of Wireless Ronin’s common stock will result in a higher price being paid by Wireless Ronin for Broadcast common stock and more value received by Broadcast shareholders in the merger. Decreases in the value of Wireless Ronin’s common stock will result in a lower price being paid by Wireless Ronin for Broadcast common stock and less value received by Broadcast shareholders in the merger. It is likely that you will not know the value of Wireless Ronin’s common stock to be issued in the merger at the time of the special shareholders’ meeting of Broadcast.

The value of the shares being issued in the merger may be less than you expect due to an increase in the number of outstanding Broadcast shares of common stock, options and warrants, or a decrease in the number of outstanding Wireless Ronin shares of common stock, options and warrants prior to the merger.

In the merger, Wireless Ronin agrees to issue shares of Wireless Ronin equal to 36.5% of its outstanding shares of common immediately prior to the merger, on a modified fully diluted basis.  The shares to be issued by Wireless Ronin will be allocated to each of the holders of Broadcast shares of common stock, options and warrants on the same conversion basis so that each share of Broadcast common stock will convert into a specific number of shares of Wireless Ronin common stock, or portion thereof, and each right to purchase a share of Broadcast common stock, whether as an option or warrant, will be converted into the right to purchase shares of Wireless Ronin common stock based upon the same conversion rate as the Broadcast shares of common stock were converted at the time of the merger.

Wireless Ronin and Broadcast estimate that, immediately prior to the merger, Wireless Ronin will have 10,354,062 shares of common stock outstanding on a modified fully diluted basis, and as a result 5,951,547 shares of Wireless Ronin common stock will be issued or issuable in connection with the merger (the “RNIN Merger Shares”).  Wireless Ronin and Broadcast also expect that, immediately prior to the merger, Broadcast will have an aggregate of 1,273,638,856 shares of common stock outstanding an as-converted basis (that is, assuming the full conversion of all Broadcast indebtedness into shares of Broadcast common stock) (the “BCST Outstanding Shares”).  Assuming that these numbers of estimated RNIN Merger Shares and BCST Outstanding Shares are accurate, each BCST Outstanding Share will be entitled to receive 0.004672869 RNIN Merger Shares as a result of the merger (the “Exchange Ratio”), and upon exercise of any Broadcast option or warrant, the holder will be able to purchase shares of Wireless Ronin common stock equal to the number obtained by multiplying (i) the number of shares of Broadcast purchasable under such option or warrant, by (ii) the Exchange Ratio.

If the number of Wireless Ronin shares outstanding, on a modified fully diluted basis, decreases, so will the number of Wireless Ronin shares issuable in connection with the merger.  In such event, the exchange ratio would decrease and the holders of Broadcast shares of common stock would receive less Wireless Ronin shares in exchange for their Broadcast shares of common stock, and Broadcast options and warrants holders would receive less Wireless Ronin shares upon exercise of such options and warrants.

Likewise, if the number of Broadcast shares of common stock, on a fully diluted basis, increase due to the issuance of additional Broadcast shares of common stock or options and warrants to purchase such shares, the exchange ratio would decrease and the holders of Broadcast shares of common stock would receive less Wireless Ronin shares in exchange for their Broadcast shares of common stock, and Broadcast options and warrants holders would receive less Wireless Ronin shares upon exercise of such options and warrants.

Under the Merger Agreement, neither Wireless Ronin nor Broadcast will have the right to terminate or renegotiate the Merger Agreement or to resolicit proxies as a result of any increase or decrease in the value of Wireless Ronin’s outstanding common stock.

The market price of Wireless Ronin’s common stock has been and may continue to be volatile. The trading volume and number of shares available in the public float has traditionally not been high, which impacts the volatility of Wireless Ronin’s common stock. Under the Merger Agreement, neither Wireless Ronin nor Broadcast have the right to terminate or renegotiate the Merger Agreement or to resolicit proxies as a result of any increase or decrease in the value of Wireless Ronin’s outstanding common stock. Prior to the Effective Time, the market price of Wireless Ronin stock may fluctuate significantly and decrease in response to various factors, including without limitation:

•	variations in operating results;

•	management changes;

•	general market conditions in the industry;

•	announcements and actions by competitors;

•	limited trading volume of Wireless Ronin’s securities on the OTC Markets (OTCQB);

•	regulatory and judicial actions; and

•	general economic conditions.

In addition, as a result of the number of shares to be issued in the merger, and the potential dilution of Wireless Ronin’s earnings per share, the price of Wireless Ronin’s common stock is likely to continue to be volatile following the merger.

Wireless Ronin’s common stock has low trading volume and any sale of a significant number of shares is likely to depress the trading price.

Wireless Ronin’s common stock is quoted on the OTC Markets (OTCQB). Traditionally, the trading volume of the common stock has been limited. Because of this limited trading volume, former Broadcast shareholders may not be able to sell quickly any significant number of the Wireless Ronin shares, and any attempted sale of a large number of Wireless Ronin shares will likely have a material adverse impact on the quoted price of the Wireless Ronin common stock. Because of the limited number of shares being traded, the per share price is subject to volatility and may continue to be subject to rapid price swings in the future.

Wireless Ronin may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on Wireless Ronin’s ability to realize the anticipated growth opportunities and synergies from combining Wireless Ronin and Broadcast. The integration of Wireless Ronin and Broadcast will be a time consuming and expensive process and may disrupt their operations if it is not completed in a timely and efficient manner. In addition, Wireless Ronin may not achieve anticipated synergies or other benefits of the merger. Following the merger, Wireless Ronin and Broadcast must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. The combined company may encounter the following integration difficulties, resulting in costs and delays:

•	failure to successfully manage relationships with customers and other important relationships;

•	failure of customers to continue using the services of the combined company;

•	difficulties in successfully integrating the management teams and employees of Wireless Ronin and Broadcast;

•	challenges encountered in managing larger operations;

•	losses of key employees;

•	failure to manage the growth and growth strategies of Wireless Ronin and Broadcast;

•	diversion of the attention of management from other ongoing business concerns;

•	incompatibility of technologies and systems;

•	impairment charges incurred to write down the carrying amount of intangible assets generated as a result of the merger; and

•	incompatibility of business cultures.

If the combined company’s operations after the merger do not meet the expectations of existing or prospective customers of Wireless Ronin and Broadcast, then these customers and prospective customers may cease doing business with the combined company altogether, which would harm its results of operations, financial condition and business prospects.  If the management team is not able to develop strategies and implement a business plan that successfully addresses these difficulties, Wireless Ronin may not realize the anticipated benefits of the merger.

Costs associated with the merger are difficult to estimate, may be higher than expected, and may harm the financial results of the combined company.

Both Broadcast and Wireless Ronin will incur substantial direct transaction costs associated with the merger and additional costs associated with consolidation and integration of operations. If the total costs of the merger exceed estimates, or the benefits of the merger do not exceed the total costs of the merger, Wireless Ronin’s consolidated financial results could be adversely affected.

The merger may result in disruption of Wireless Ronin’s and Broadcast’s existing businesses, distraction of their management and diversion of other resources.

The integration of Wireless Ronin’s and Broadcast’s businesses may divert management time and resources from the main businesses of both companies. After the merger, management will likely be required to spend significant time integrating Broadcast’s and Wireless Ronin’s operations. This diversion of time and resources could cause the combined business to suffer.

Failure to complete the merger could negatively impact Broadcast’s and Wireless Ronin’s stock price and future operations.

If the merger is not completed for any reason, Broadcast and Wireless Ronin may each be subjected to a number of material risks. The price of Broadcast and Wireless Ronin common stock may decline to the extent that the current market prices of Broadcast and Wireless Ronin common stock reflect a market assumption that the merger will be completed. Some costs related to the merger, such as legal, accounting, filing, printing and mailing, must be paid and expended even if the merger is not completed. In addition, if the merger is not completed and Broadcast’s or Wireless Ronin’s Board of Directors determines to seek another merger or business combination, there can be no assurance that either Board of Directors will be able to find a partner willing to agree to more attractive terms than those which have been negotiated for in the merger.

Any delay in completion of the merger may significantly reduce the benefits expected to be obtained from the merger.

In addition to Broadcast shareholder approval, the merger is subject to a number of other conditions beyond the control of Wireless Ronin and Broadcast that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions to the Merger” starting on page 72. Wireless Ronin and Broadcast cannot predict whether or when these other conditions will be satisfied. Any delay in completing the merger may significantly reduce the synergies and other benefits that Wireless Ronin and Broadcast expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses.

Wireless Ronin is subject to various restrictive covenants under its loan and security agreement with Silicon Valley Bank that may prevent it from taking actions that could be beneficial to its shareholders, including mergers, acquisitions and the incurrence of additional indebtedness.

Under the loan and security agreement between Wireless Ronin and Silicon Valley Bank, Wireless Ronin requires the prior written consent of Silicon Valley Bank to enter into a merger or acquisition, or to incur additional indebtedness.  Accordingly, Silicon Valley Bank must consent to the terms of the merger prior to the consummation of the merger, which it may withhold in its sole discretion.  Wireless Ronin cannot guarantee that Silicon Valley Bank will consent to the merger.  If Silicon Valley Bank does not consent to the merger, Wireless Ronin will need to determine whether to pay off its outstanding obligations owed to Silicon Valley Bank and secure a new lender, which may not be possible, or to abandon the merger.  Wireless Ronin did not have an outstanding balance on the line of credit as of April 10, 2014.

Some of Wireless Ronin’s and Broadcast’s directors and officers have a conflict of interest.

In considering the recommendation of Wireless Ronin’s and Broadcast’s Board of Directors to vote for the proposal to adopt the Merger Agreement and approve the merger, you should be aware that members of Wireless Ronin’s and Broadcast’s Board of Directors and officers of each company have interests in the merger that may differ from your interests. These interests may create potential conflicts of interests for these directors and officers in the future. Both Wireless Ronin’s Board of Directors and Broadcast’s Board of Directors were aware of each of these interests when they considered and adopted the Merger Agreement.  These interests include the following:

•
as of April 9, 2014, directors and executive officers of Broadcast and their affiliates beneficially owned approximately 2.9% of the outstanding shares of Broadcast common stock, but excluding stock options, warrants, restricted stock units and convertible notes payable, or 6.14% of the outstanding shares of Broadcast common stock on a fully diluted basis (that is assuming the exercise in full of all options, warrants, and conversion of restricted stock units and convertible notes payable);

•
as of April 9, 2014, directors and executive officers of Wireless Ronin and their affiliates beneficially owned approximately 33.8% of the outstanding shares of Wireless Ronin’s common stock, excluding stock options, warrants and conversion of convertible notes payable, or 31.5% of the outstanding shares of Wireless Ronin common stock on a fully diluted basis (that is, assuming the exercise in full of all options, warrants and conversion of convertible notes payable); and

•
Don Harris, a director and a member of the executive committee acting as CEO of Broadcast, is a holder of $1,402,411 of Broadcast convertible debt, including accrued interest, which will be converted into 254,983,965 shares of Broadcast stock immediately prior to the Effective Time using a negotiated conversion rate and will then constitute 20% of the BCST Outstanding Shares.

The market price of Wireless Ronin common stock may decline as a result of the merger.

The market price of Wireless Ronin common stock may decline as a result of the merger if the integration of the Broadcast and Wireless Ronin’s businesses is unsuccessful or if the costs of implementing the integration are greater than expected. The market price also may decline if Wireless Ronin does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts, or shareholders, or if the effect of the merger on Wireless Ronin’s financial results is not consistent with the expectations of financial or industry analysts, or shareholders.

The Merger Agreement contains provisions that could discourage a potential competing acquiror that might be willing to pay more to acquire Broadcast or that may be willing to acquire Wireless Ronin.

The Merger Agreement contains “no shop” provisions that restrict Wireless Ronin’s and Broadcast’s ability to solicit or facilitate proposals regarding a merger or similar transaction with another party. Further, there are only limited exceptions to Wireless Ronin’s or Broadcast’s agreement that their respective Board of Directors will not withdraw or adversely qualify its recommendation regarding the Merger Agreement. Although each of the Wireless Ronin and Broadcast Board of Directors are permitted to terminate the Merger Agreement in response to a superior proposal if they determine that a failure to do so would be inconsistent with their fiduciary duties, its doing so would entitle the other party to collect a termination fee of $100,000. These provisions are described under “The Merger Agreement — Termination of the Merger Agreement” starting on page 74 and “ —Expenses and Termination Fees” on page 76. These provisions could discourage a potential competing acquiror from considering or proposing acquisition, even if it were prepared to pay consideration with a higher value than that proposed to be paid in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

Risks Related to Wireless Ronin’s Business

Wireless Ronin’s registered public accounting firm has expressed substantial doubt about its ability to continue as a going concern.

In its report dated March 11, 2014, Wireless Ronin’s independent registered public accounting firm, Baker Tilly Virchow Krause, LLP, stated that the financial statements of Wireless Ronin for the fiscal year ended December 31, 2013, were prepared assuming that it would continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Wireless Ronin be unable to continue as a going concern. However, Wireless Ronin’s auditor also expressed substantial doubt about our ability to continue as a going concern. Wireless Ronin’s ability to continue as a going concern is an issue raised as a result of losses suffered from operations.

 Wireless Ronin does not currently have sufficient capital resources to fund operations beyond April 2014. At present, Wireless Ronin has no commitments for any additional financing. Because Wireless Ronin has received an opinion from its auditor that substantial doubt exists as to whether it can continue as a going concern, it may be more difficult for Wireless Ronin to attract investors, secure debt financing or bank loans, or a combination of the foregoing, on favorable terms, if at all. Wireless Ronin’s future depends upon its ability to obtain financing and upon future profitable operations. If it is unable to generate sufficient revenue, find financing, or adjust its operating expenses so as to maintain positive working capital, then it likely will be forced to cease operations and investors will likely lose their entire investment. Wireless Ronin can give no assurance as to its ability to generate adequate revenue, raise sufficient capital, sufficiently reduce operating expenses or continue as a going concern.  In addition, concerns about Wireless Ronin’s financial viability have had and may continue to have an adverse effect on its current and potential customers’ willingness to enter into long-term relationships with Wireless Ronin, including relationships where it provides hosting services for customers.

Wireless Ronin’s operations and business are subject to the risks of an early stage company with limited revenue and a history of losses, operating in a developing industry. Wireless Ronin has incurred losses since inception, and had only limited revenue. Wireless Ronin may never become or remain profitable.

Since inception, Wireless Ronin has had limited revenue from the sale of our products and services, and has incurred net losses. Wireless Ronin incurred net losses of $3.6 million and $5.4 million for the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013, Wireless Ronin had an accumulated deficit of $98.0 million. Wireless Ronin has not been profitable in any year of its operating history and anticipate incurring additional losses into the foreseeable future. Wireless Ronin does not know whether or when it will become profitable. Even if it is able to achieve profitability in future periods, it may not be able to sustain or increase its profitability in successive periods.

Wireless Ronin has formulated its business plans and strategies based on certain assumptions regarding acceptance of its business model and the marketing of its products and services. However, Wireless Ronin’s assessments regarding market size, market share, market acceptance of products and services and a variety of other factors may prove incorrect. Wireless Ronin’s future success will depend upon many factors, including factors that may be beyond its control or which cannot be predicted at this time.

Adequate funds for Wireless Ronin’s operations may not be available, requiring it to curtail its activities significantly.

Wireless Ronin’s current cash position is insufficient to meet its working capital needs beyond April 2014. It will likely be required to raise additional funding through public or private financings, including equity financings. Any additional equity financings may be dilutive to its shareholders, including those Broadcast shareholders that receive shares of Wireless Ronin common stock in the merger, and may be completed at a discount to market price. Debt financing, if available, would likely involve restrictive covenants similar to or more restrictive than those contained in the security and loan agreement Wireless Ronin currently has with Silicon Valley Bank. Those covenants include maintaining minimum tangible net worth, which Wireless Ronin has not been able to satisfy since September 2013. In March 2014, Wireless Ronin entered into an amendment of the loan and security agreement with Silicon Valley Bank, which reduced the tangible net worth requirement to $150,000 starting with the month ending March 31, 2014 and on the last day of each following month through July 2014. As a result of the contractually imposed limits on Wireless Ronin’s borrowing base, the amount available for borrowing under the agreement, based on calculations as of February 28, 2014, was approximately $491,000. There can be no assurance that Wireless Ronin will successfully complete any future equity or debt financing. Adequate funds for its operations, whether from financial markets, collaborative or other arrangements, may not be available when needed or on terms attractive to Wireless Ronin, especially from markets which continue to be risk averse. If adequate funds are not available, Wireless Ronin’s plans to operate its business may be adversely affected and it could be required to curtail its activities significantly and/or cease operating.

Wireless Ronin’s future success will depend in significant measure on its ability to create a successful strategy for growth through business combinations with other companies, including the proposed merger with Broadcast, or through other strategic and financial initiatives.  If it does not successfully identify and consummate these combinations, that failure may have a severe adverse impact on its access to financing, customers, technology, and human resources.  Wireless Ronin may experience difficulties identifying or consummating strategic or financial alternatives, and any such alternatives may not achieve desired results.

Wireless Ronin is evaluating strategic and financial alternatives in light of its financial condition and potential for continued net losses. Such alternatives may include licensing products for use in one or more specific industries, acquiring other entities to enable it to gain sufficient mass to regain meaningful access to the capital markets and/or become a more attractive acquisition candidate, and/or selling substantially all of its assets or engaging in some other business combination transaction.  Wireless Ronin’s pending merger with Broadcast is one potential business combination that Wireless Ronin believes may achieve such objectives, but there is no guarantee that it will do so, or that it will close at all.  Pursuing such alternatives may disrupt operations, distract management and create uncertainties regarding the future direction of Wireless Ronin’s business, products and services that could result in the loss of current or prospective customers, suppliers, employees and other business partners. In addition, Wireless Ronin cannot be certain that it will identify one or more suitable third parties for any such transaction. Even if it identifies one or more suitable third parties, it may not successfully negotiate or consummate any such transaction. If such a transaction is consummated, it may nonetheless fail to resolve Wireless Ronin’s short-term liquidity issues. Furthermore, when pursuing such a transaction Wireless Ronin may incur substantial legal and other fees whether or not such transaction is consummated. If Wireless Ronin is unable to consummate such transaction, it may be required to discontinue certain products or services or otherwise exit all or certain portions of its business. If Wireless Ronin divests or otherwise exits certain portions of its business, its business, financial condition and results of operations could be adversely affected. Wireless Ronin also may incur certain liabilities and costs in connection with any divestiture or discontinuation of products or services, such as workforce reduction costs, costs associated with closing facilities and disposing of or writing off excess inventory and equipment, and contract termination costs. Any decision made regarding strategic and financial alternatives will necessarily involve risks and uncertainties and present challenges in implementation and integration. As a result, pursuit of any such alternatives may not lead to increased shareholder value and, whether or not Wireless Ronin pursues such alternatives, the value of its shares may decrease.

Wireless Ronin expects that there will be significant consolidation in its industry.  Its failure or inability to lead that consolidation may have a severe adverse impact on its access to financing, customers, technology, and human resources.

Wireless Ronin’s industry is currently composed of a large number of relatively small businesses, no one of which is dominant or which provides integrated solutions and product offerings incorporating much of the available technology.  Accordingly, Wireless Ronin believes that substantial consolidation may occur in our industry in the near future.  This is one factor the Board of Directors considered in determining to enter into the Merger Agreement with Broadcast.  If Wireless Ronin does not play a positive role in that consolidation, either as a leader or as a participant whose capability is merged in a larger entity, Wireless Ronin may be left out of this process, with only product offerings of limited value, compared with those of our competitors.  Moreover, even if Wireless Ronin leads the consolidation process, the market may not validate the decisions it makes in that process.

Wireless Ronin’s success depends on its marketing technologies, RoninCast® software and its other products and services achieving and maintaining widespread acceptance in our targeted markets. If Wireless Ronin’s products contain errors or defects, its business reputation may be harmed.

Wireless Ronin’s success will depend to a large extent on broad market acceptance of its marketing technologies, RoninCast® software and its other products and services. Wireless Ronin’s prospective customers may still not use its solutions for a number of other reasons, including preference for static advertising, lack of familiarity with Wireless Ronin’s technology, preference for competing technologies or perceived lack of reliability. Wireless Ronin believes that the acceptance of its marketing technologies, RoninCast® software and its other products and services depend on the following factors:

•	Wireless Ronin’s ability to demonstrate the economic and other benefits of its marketing technologies and RoninCast® software;

•	Wireless Ronin’s customers becoming comfortable with using its marketing technologies and RoninCast® software; and

•	the reliability of Wireless Ronin’s marketing technologies and the RoninCast® software and the hardware comprising its digital signage and other marketing technologies systems.

Wireless Ronin’s software is complex and must meet stringent user requirements. Wireless Ronin’s products could contain errors or defects, especially when first introduced or when new models or versions are released, which could cause Wireless Ronin’s customers to reject its products, result in increased service costs and warranty expenses and harm its reputation. Unanticipated warranty and other costs for defective products could adversely affect Wireless Ronin’s business. Wireless Ronin must develop its products quickly to keep pace with the rapidly changing digital signage and communications market. In the future, Wireless Ronin may experience delays in releasing new products as problems are corrected. In addition, some undetected errors or defects may only become apparent as new functions are added to Wireless Ronin’s products. The need to repair or replace products with design or manufacturing defects could temporarily delay the sale of new products and adversely affect Wireless Ronin’s reputation and business.

Difficult and volatile conditions in the capital, credit and commodities markets and general economic uncertainty have prompted companies to cut capital spending worldwide and could continue to materially adversely affect Wireless Ronin’s business.

Disruptions in the economy and constraints in the capital, credit and commodities markets have caused companies to reduce or delay capital investment. Some of Wireless Ronin’s prospective customers may cancel or delay spending on the development or roll-out of capital and technology projects with Wireless Ronin due to continuing economic uncertainty. Wireless Ronin’s financial position, results of operations and cash flow could continue to be materially adversely affected by continuing difficult economic conditions and significant volatility in the capital, credit and commodities markets and in the overall worldwide economy. The continuing impact that these factors might have on Wireless Ronin and its business is uncertain and cannot be predicted at this time.  The difficult conditions in these markets and the overall economy affect Wireless Ronin’s business in a number of ways. For example:

•
There is no assurance that funds are available or sufficient under Wireless Ronin’s loan and security agreement with Silicon Valley Bank, and Wireless Ronin may not be able to successfully obtain additional financing on favorable terms, or at all.  From time to time, Wireless Ronin has failed to satisfy the minimum tangible net worth covenant under such agreement, which must be satisfied in order for us to borrow under such agreement and while there is an outstanding balance owed to Silicon Valley Bank.  The loan from Silicon Valley Bank is secured by all of the assets of Wireless Ronin.  Furthermore, as a result of the contractually imposed limits on Wireless Ronin’s borrowing base and its current non-compliance with the foregoing tangible net worth requirements, Wireless Ronin has no additional borrowing capability with Silicon Valley Bank.  Wireless Ronin recently amended its agreement with Silicon Valley Bank, the terms of which, among other things, reduces the tangible net worth covenant, and extended the maturity date of the loan to July 15, 2014.  However, there is no guarantee that Wireless Ronin will be able to meet such tangible net worth covenant in the future.

•	Market volatility has exerted downward pressure on Wireless Ronin’s stock price, which may make it more difficult for Wireless Ronin to raise additional capital in the future.

•
Economic conditions could continue to result in Wireless Ronin’s customers experiencing financial difficulties or electing to limit spending because of the declining economy, which may result in decreased revenue to Wireless Ronin.  Difficult economic conditions have adversely affected certain industries in particular, including the automotive and restaurant industries, in which Wireless Ronin has major customers.  Wireless Ronin could also experience lower than anticipated order levels from current customers, cancellations of existing but unfulfilled orders, and extended payment or delivery terms.

•	Economic conditions could materially impact Wireless Ronin through insolvency of its suppliers or current customers.

•
Economic conditions combined with weakness in the credit markets could continue to lead to increased price competition for Wireless Ronin’s products, increased risk of excess and obsolete inventories and higher overhead costs as a percentage of revenue.

If the markets in which Wireless Ronin participates experience subsequent economic downturns or slow recovery, this could continue to negatively impact Wireless Ronin’s sales and revenue generation, margins and operating expenses, and consequently have a material adverse effect on its business, financial condition and results of operations. While Wireless Ronin has down-sized its operations to reflect decreased demand, it may not be successful in mirroring current demand. If customer demand were to decline further, Wireless Ronin might be unable to adjust expense levels rapidly enough in response to falling demand or without changing the way in which it operates. If revenue were to decrease further and Wireless Ronin was unable to adequately reduce expense levels, it might incur significant losses that could adversely affect its overall financial performance and the market price of its common stock.

Wireless Ronin’s license agreement with Delphi Display Systems, Inc. may limit its future revenue opportunities and, if it becomes bankrupt or insolvent, Delphi would obtain the source code for the RoninCast software.

In April 2013, Wireless Ronin entered into a license agreement with Delphi Display Systems, Inc. (“Delphi”), pursuant to which Wireless Ronin granted Delphi an exclusive, worldwide, perpetual license to use and sublicense RoninCast® software in two specified target markets, namely quick-service restaurants or food service providers that have a substantial number of drive-through locations, and pump toppers (displays located on fuel dispensing devices). The license is exclusive in the target markets for five years from the date of the license agreement, unless earlier terminated pursuant to the license agreement. During this exclusivity period, Wireless Ronin has agreed not to market, sell or otherwise promote, either directly or indirectly, any product with substantially similar functionality to the software to the target markets.

Under the license agreement, Delphi paid Wireless Ronin a one-time license fee for the first 7,500 installed nodes, which represents approximately 1,500 locations based on an assumption of five installed nodes per location. Wireless Ronin also agreed to certain node license fees for additional nodes and monthly hosting and support service fees, including certain minimums. These fees may not adequately compensate Wireless Ronin for the limitations Wireless Ronin has agreed to as the target markets develop. Over the life of the exclusivity period, especially in markets that grow larger or faster than anticipated, Wireless Ronin’s revenue under the license agreement may be less than what it could have achieved in such markets directly.

In addition, Delphi may fail to devote sufficient resources to promoting Wireless Ronin’s software or may otherwise be unsuccessful in identifying new users in the target markets, which would adversely affect the amount of any incremental revenue over the minimum that Wireless Ronin receives under the license agreement. Wireless Ronin has no control over Delphi’s actions under the license agreement other than Delphi’s covenant to use its best efforts to market, promote, and sublicense the software, and Wireless Ronin is now dependent on Delphi to realize the full potential of the Wireless Ronin software in the target markets.

Finally, as part of the license agreement, Wireless Ronin entered into an escrow arrangement pursuant to which Delphi would have the right to obtain the source code for the software if Wireless Ronin ceases to carry on business, become bankrupt, insolvent or the subject of receivership, or upon certain material breaches of the license agreement by Wireless Ronin. Accordingly, if those events occur, Wireless Ronin would lose control over its software, which would have a material adverse effect on its business and operating results.

Wireless Ronin’s financial condition and potential for continued net losses negatively impact its relationships with customers, prospective customers and third-party suppliers.

Wireless Ronin’s current cash position is insufficient to meet its working capital needs beyond April 2014. Wireless Ronin believes its financial condition and potential for continued net losses has caused and could continue to cause current and prospective customers to defer placing orders, to require terms that are less favorable to Wireless Ronin, or to place their orders with marketing technology suppliers other than Wireless Ronin, which adversely affects Wireless Ronin’s business, financial condition and results of operations. On the same basis, third-party suppliers may refuse to do business with Wireless Ronin, or may do so only on terms that are unfavorable to Wireless Ronin, which also could cause its revenue to decline.

Because Wireless Ronin does not have long-term purchase commitments from its customers, the failure to obtain anticipated orders or the deferral or cancellation of commitments could have adverse effects on its business.

Wireless Ronin’s business is characterized by short-term purchase orders and contracts which do not require that purchases be made. This makes forecasting sales difficult. The failure to obtain anticipated orders and deferrals or cancellations of purchase commitments because of changes in customer requirements, or otherwise, could have a material adverse effect on Wireless Ronin’s business, financial condition and results of operations. Wireless Ronin has experienced such challenges in the past and may experience such challenges in the future.

Most of Wireless Ronin’s contracts are terminable by its customers with limited notice and without penalty payments, and early terminations could have a material effect on its business, operating results and financial condition.

Most of Wireless Ronin’s contracts are terminable by customers following limited notice and without early termination payments or liquidated damages due from them. In addition, each stage of a project often represents a separate contractual commitment, at the end of which the customers may elect to delay or not to proceed to the next stage of the project. Wireless Ronin cannot assure that one or more of our customers will not terminate a material contract or materially reduce the scope of a large project. The delay, cancellation or significant reduction in the scope of a large project or a number of projects could have a material adverse effect on Wireless Ronin’s business, operating results and financial condition.

Due to Wireless Ronin’s dependence on a limited number of customers, it is subject to a concentration of credit risk.

As of December 31, 2013, Chrysler and EWI accounted for 44.8% and 15.0%, respectively, of Wireless Ronin’s accounts receivable. In the case of insolvency by one of Wireless Ronin’s significant customers, an account receivable with respect to that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could adversely affect Wireless Ronin’s financial position. In one case in the past, Wireless Ronin converted a customer’s account receivable into a secured note receivable then into the underlying collateral, which Wireless Ronin ultimately wrote off. In the future, if Wireless Ronin converts other accounts receivable into notes receivable or obtain the collateral underlying notes receivable, it may not be able to fully recover the amount due, which could adversely affect its financial position. Furthermore, the value of the collateral which serves to secure any such obligation is likely to deteriorate over time due to obsolescence caused by new product introductions and due to wear and tear suffered by those portions of the collateral installed and in use. There can be no assurance that Wireless Ronin will not suffer credit losses in the future.

Wireless Ronin’s prospective customers often take a long time to evaluate its products and services and its customers may not make significant purchases even after their initial purchase.  This extended and variable sales cycle making it difficult to predict operating results.

It is difficult to forecast the timing and recognition of revenue from sales of Wireless Ronin’s products and services because its prospective customers often take significant time to evaluate products before purchasing them. Even after making their first purchases of our products and services, existing customers may not make significant purchases of those products and services for a long period of time following their initial purchases or at all. The period between initial customer contact and a purchase by a customer may be years with potentially an even longer period separating initial purchases and any significant purchases thereafter. During the evaluation period, prospective customers may decide not to purchase or may scale down proposed orders of Wireless Ronin’s products for various reasons, including;

•	reduced need to upgrade existing visual marketing systems;

•	introduction of products by competitors of Wireless Ronin;

•	lower prices offered by competitors of Wireless Ronin; and

•	changes in budgets and purchasing priorities of such customers.

Wireless Ronin’s prospective customers routinely require education regarding the use and benefit of Wireless Ronin’s products. This may also lead to delays in receiving customers’ orders.

Because Wireless Ronin intends to create strategic partnerships and business alliance relationships, it will face risks not faced by companies using only internal sales forces.

Wireless Ronin’s results of operations may depend upon selling its products and services to those companies, and within those industries, with many sites that could benefit from digital signage or marketing technologies solutions. Digital signage and marketing technologies systems installation projects deploying hundreds or even thousands of systems present significant technical and logistical challenges that Wireless Ronin has not yet demonstrated the ability to overcome. Digital signage and marketing technologies systems employ sophisticated hardware and software that constantly evolves. Sites into which digital signage and marketing technologies systems may be installed vary widely, including such factors as interference with wireless networks, ambient light, extremes of temperature and other factors that may make each individual location unique. Managing the process of installing hundreds or thousands of dynamic, complicated digital signage and marketing technologies systems into unique environments may present difficulties that Wireless Ronin has not yet faced on projects performed to date with smaller numbers of installations. If Wireless Ronin’s customers opt to engage it to provide system monitoring and maintenance services through Wireless Ronin’s network operations center, or NOC, on one or more large-scale implementations, Wireless Ronin may not successfully or profitably monitor and maintain the hardware, software and content in a manner satisfactory to the customers or in compliance with Wireless Ronin’s contractual obligations. The efficiency and effectiveness of NOC monitoring and maintenance are directly affected by Wireless Ronin’s software and that software’s ability to monitor the customers’ systems. For large-scale implementations, Wireless Ronin may need to further develop its software to facilitate efficient and effective system monitoring and maintenance. Wireless Ronin may not succeed in developing such software, digital signage systems, project management and infrastructure to successfully implement, monitor, manage and maintain large-scale implementation projects or ongoing operations. Wireless Ronin’s failure to do so could harm its business and financial condition.

Difficulty in developing and maintaining relationships with third-party manufacturers, suppliers and service providers could adversely affect Wireless Ronin’s ability to deliver products and meet its customers’ demands.

Wireless Ronin relies on third parties to manufacture and supply parts and components for marketing technologies and digital signage systems it provides, and to provide order fulfillment, installation, repair services and technical and customer support. Wireless Ronin’s strategy to rely on third party manufacturers, suppliers and service providers involves a number of significant risks, including the loss of control over the manufacturing process, the potential absence of adequate capacity, the unavailability of certain parts and components used in products and reduced control over delivery schedules, quality and costs. For example, Wireless Ronin does not generally maintain a significant inventory of parts or components, but relies on suppliers to deliver necessary parts and components to third party manufacturers, in a timely manner, based on forecasts. If delivery of such products and services to customers is interrupted, or if such products experience quality problems, Wireless Ronin’s ability to meet customer demands would be harmed, causing a loss of revenue and harm to our reputation. Increased costs, transition difficulties and lead times involved in developing additional or new third party relationships could adversely affect Wireless Ronin’s ability to deliver products and services, meet its customers’ demands, and harm its business.

Reductions in hardware costs will likely decrease hardware pricing to Wireless Ronin’s customers and would reduce its per-unit revenue.

Wireless Ronin’s pricing includes a standard percentage markup over our cost of digital signage systems and other marketing technologies, such as computers and display monitors. As such, any decrease in costs to acquire such components from third parties will likely be reflected as a decrease in hardware pricing to Wireless Ronin’s customers. Therefore, reductions in such hardware costs could potentially reduce Wireless Ronin’s revenue.

Because Wireless Ronin intends to create strategic partnerships and business alliance relationships, it will face risks not faced by companies using only internal sales forces.

Wireless Ronin currently sells most of its marketing technology offerings, which include digital signage systems and software licenses, through an internal sales force. Wireless Ronin believes that its future success will depend on such sales force and its ability to attract and form relationships with strategic partners and business alliances. Wireless Ronin may not, however, be successful in forming these types of relationships, which could result in an inability to expand its sales network to generate revenue. Wireless Ronin’s anticipated reliance on strategic partners and business alliances involves several risks, including the following:

•	Wireless Ronin may not be able to adequately train its strategic partners and those with which it has business alliances to sell and service its software and services;

•	Strategic partners and business alliances may emphasize competitors’ products or decline to promote and sell Wireless Ronin’s software and services;

•	efforts to co-market products and services with third parties may not result in further adoption of Wireless Ronin’s products and services;

•	arrangements with Wireless Ronin’s strategic partners and business alliances can be terminated by either party at any time and do not require any material financial commitment;

•	channel conflict may arise between other third parties and/or Wireless Ronin’s internal sales staff; and

•	software to manage content may be given away.

Hardware companies may include digital signage software with functionality similar to RoninCast® software as an integrated hardware and software solution, which could have a material adverse effect on Wireless Ronin’s business.

Wireless Ronin has provided digital signage content management software to NEC. Wireless Ronin’s software development agreement with NEC provides that NEC owns the software that Wireless Ronin wrote. NEC intends to bundle this software with hardware that it sells to its digital signage customers. While the software developed for NEC does not encompass all of the features and functions of Wireless Ronin’s proprietary RoninCast® software, the NEC software enables digital signage customers to implement basic digital signage applications. While Wireless Ronin believes that a certain number of those NEC customers beginning with the NEC software may come to want or need enhanced functionality of the RoninCast® software product, there is a risk that bundled software will cannibalize the demand for more fully featured products like RoninCast® digital signage software. If bundling digital signage content management software with hardware becomes an industry standard, Wireless Ronin could risk losing software licensing sales. It is difficult for Wireless Ronin to predict whether, when or the extent to which bundling digital signage content management software with hardware will become customary. It is also difficult to predict the functionality of the software that hardware manufacturers may bundle with hardware. If more sophisticated and fully featured software is bundled with hardware, that bundling may negatively impact the RoninCast® software license sales and adversely affect Wireless Ronin’s business.

Wireless Ronin’s industry is characterized by frequent technological change. If Wireless Ronin is unable to adapt our products and services and develop new products and services to keep up with these rapid changes, it will not be able to obtain or maintain market share.

The market for Wireless Ronin’s products and services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, heavy competition and frequent new product and service introductions. If Wireless Ronin fails to develop new products and services or modify or improve existing products and services in response to these changes in technology, customer demands or industry standards, its products and services could become less competitive or obsolete.

Wireless Ronin must respond to changing technology and industry standards in a timely and cost-effective manner. It may not be successful in using new technologies, developing new products and services or enhancing existing products and services in a timely and cost effective manner. Wireless Ronin’s pursuit of necessary technology may require substantial time and expense as experienced with the software product, RoninCast®. Wireless Ronin may need to license new technologies to respond to technological change. These licenses may not be available to it on commercially reasonable terms or at all. Wireless Ronin may not succeed in adapting its products and services to new technologies as they emerge. Furthermore, even if it successfully adapts its products and services, these new technologies or enhancements may not achieve market acceptance.

Wireless Ronin’s ability to execute its business strategy depends on its ability to protect its intellectual property, and if any third parties make unauthorized use of its intellectual property, or if its intellectual property rights are successfully challenged, its competitive position and business could suffer.

Wireless Ronin’s success and ability to compete depends substantially on its proprietary technologies. Wireless Ronin regards its copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality agreements with its employees, customers and others to protect its proprietary rights. Despite Wireless Ronin’s precautions, unauthorized third parties might copy certain portions of its software or reverse engineer and use information that it regards as proprietary. In addition, confidentiality agreements with employees and others may not adequately protect against disclosure of Wireless Ronin’s proprietary information.

As of March 1, 2014, Wireless Ronin had received one design patent, had one U.S. patent application pending and had one Canadian patent application pending relating to various aspects of the RoninCast® delivery system.  Additional patents may not be granted. Even if they are granted, the patents may be successfully challenged by others or invalidated. In addition, any patents that may be granted may not provide significant competitive advantages. Although Wireless Ronin has been granted patents and trademarks, they could be challenged in the future. If future trademark registrations are not approved because third parties own these trademarks, Wireless Ronin’s use of these trademarks would be restricted unless it enters into arrangements with the third party owners, which might not be possible on commercially reasonable terms or at all. If Wireless Ronin fails to protect or enforce its intellectual property rights successfully, its competitive position could suffer. Wireless Ronin may be required to spend significant resources to monitor and protect its intellectual property rights. Wireless Ronin may not be able to detect infringement and may lose competitive position in the market. In addition, competitors may design around its technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.  Our acquisition of Broadcast, if consummated, will include 14 additional patents and other intellectual property, all of which would be subject to these risks.

Wireless Ronin’s industry is characterized by frequent intellectual property litigation, and it could face claims of infringement by others in such industry. Such claims are costly and add significant risk to Wireless Ronin’s business.

The digital media and communications industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding patent rights. Wireless Ronin could be subject to claims of infringement of third party intellectual property rights, which could result in significant expense and could ultimately result in the loss of intellectual property rights. From time to time, third parties may assert patent, copyright, trademark or other intellectual property rights to technologies that are important to Wireless Ronin’s business. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed that relate to the digital media and communications industry to which Wireless Ronin is not aware. Wireless Ronin has in the past and may in the future receive notices of claims that its products infringe or may infringe intellectual property rights of third parties. Any litigation to determine the validity of these claims, including claims arising through contractual indemnification of business partners, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of Wireless Ronin’s management and technical personnel. If any such litigation resulted in an adverse ruling, Wireless Ronin could be required to:

•	pay substantial damages;

•	cease the development, use, licensing or sale of infringing products;

•	discontinue the use of certain technology; or

•	obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms or at all.

Wireless Ronin’s business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, its products and services.

Wireless Ronin’s business may be adversely affected by malicious applications that make changes to its customers’ computer systems and interfere with the operation and use of Wireless Ronin’s products. These applications may attempt to interfere with Wireless Ronin’s ability to communicate with our customers’ devices. The interference may occur without disclosure to or consent from Wireless Ronin’s customers, resulting in a negative experience that Wireless Ronin’s customers may associate with its products. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. In addition, Wireless Ronin offers a number of products and services that its customers download to their computers or that they rely on to store information and transmit information over the Internet. These products and services are subject to attack by viruses, worms and other malicious software programs, which could jeopardize the security of information stored in a customer’s computer or in Wireless Ronin’s computer systems and networks. The ability to reach customers and provide them with a superior product experience is critical to Wireless Ronin’s success. If Wireless Ronin’s efforts to combat these malicious applications fail, or if its products and services have actual or perceived vulnerabilities, there may be claims based on such failure or its reputation may be harmed, which would damage its business and financial condition.

Wireless Ronin relies on computer systems and information technology to run its business. Any material failure, interruption or security breach of its computer systems or information technology may adversely affect the operation of its business and results of operations.

Computer viruses or terrorism may disrupt Wireless Ronin’s operations and adversely affect its operating results. Despite Wireless Ronin’s implementation of security measures, including a co-location center that can be used in case its primary computer center location is disabled or destroyed, all of its technology systems are vulnerable to disability or failures due to hacking, viruses, acts of war or terrorism, and other causes. If Wireless Ronin’s technology systems were to fail and it were unable to recover in a timely manner, it would be unable to fulfill critical business functions, which could have a material adverse effect on its business, operating results, and financial condition.

Wireless Ronin competes with other companies that have more resources, which puts it at a competitive disadvantage.

The market for marketing technologies, including digital signage, is highly competitive and Wireless Ronin expects competition to increase in the future. Some of Wireless Ronin’s competitors or potential competitors may have significantly greater financial, technical and marketing resources than Wireless Ronin. These competitors may be able to respond more rapidly than Wireless Ronin can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than Wireless Ronin.

We expect competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. Successful new product and service introductions or enhancements by competitors could reduce sales and the market acceptance of Wireless Ronin’s products and services, cause greater price competition or make Wireless Ronin’s products and services obsolete. To be competitive, Wireless Ronin must continue to invest significant resources in research and development, sales and marketing and customer support. If it does not have sufficient resources to make these investments or is unable to make the technological advances necessary to be competitive, its competitive position will suffer. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Wireless Ronin’s failure to compete successfully against current or future competitors could adversely affect its business and financial condition.

Wireless Ronin may experience fluctuations in its quarterly operating results.

Wireless Ronin may experience variability in its total sales on a quarterly basis as a result of many factors, including the condition of the marketing technologies, electronic communication and digital signage industries in general, shifts in demand for software and hardware products, technological changes and industry announcements of new products and upgrades, absence of long-term or large-scale commitments from customers, timing and variable lead times of customer orders, delays in or cancellations of customer orders, variations in component costs and/or adverse changes in the supply of components, variations in operating expenses, changes in pricing policies or those of competitors, the ability of Wireless Ronin’s customers to pay for products and services, effectiveness in managing Wireless Ronin’s operations and changes in economic conditions in general. Wireless Ronin may not consider it prudent to adjust its spending levels on the same timeframe; therefore, if total sales decline for a given quarter, its operating results may be materially adversely affected. As a result of the potential fluctuations in Wireless Ronin’s quarterly operating results, it believes that period-to-period comparisons of financial results should not be relied upon as an indication of future performance. Further, it is possible that in future quarters its operating results will be below the expectations of public market analysts and investors. In such event, the price of its common stock would likely be materially adversely affected.

Wireless Ronin’s future success depends on key personnel and its ability to attract and retain additional personnel.

Wireless Ronin’s key personnel include Scott W. Koller, President and Chief Executive Officer, and John Walpuck, Chief Financial Officer and Chief Operating Officer.  If Wireless Ronin fails to retain its key personnel or to attract, retain and motivate other qualified employees, its ability to maintain and develop its business may be adversely affected. Wireless Ronin’s future success depends significantly on the continued service of its key technical, sales and senior management personnel and their ability to execute Wireless Ronin’s growth strategy. The loss of the services of such key employees could harm Wireless Ronin’s business. Wireless Ronin may be unable to retain its employees or to attract, assimilate and retain other highly qualified employees who could migrate to other employers who offer competitive or superior compensation packages.

Wireless Ronin may be subject to sales and other taxes, which could have adverse effects on its business.

In accordance with current federal, state and local tax laws, and the constitutional limitations thereon, Wireless Ronin currently collect sales, use or other similar taxes in state and local jurisdictions where it has a physical presence that it understands to be sufficient to require Wireless Ronin to collect and remit such taxes. One or more state or local jurisdictions may seek to impose sales tax collection obligations on Wireless Ronin and other out-of-state companies which engage in commerce with persons in that state. Several U.S. states have taken various initiatives to prompt more sellers to collect local and state sales taxes. Furthermore, tax law and the interpretation of constitutional limitations thereon are subject to change. In addition, new or expanded business operations in states where we do not currently have a physical presence sufficient to obligate us to collect and remit taxes could subject shipments of goods into or provision of services in such states to sales tax under current or future laws. If Wireless Ronin grows, increased sales of its products and services to locations in various states and municipalities may obligate Wireless Ronin to collect and remit sales tax and to pay state income and other taxes based upon increased presence in those jurisdictions. Wireless Ronin intends to collect, remit and pay those state and local taxes that are owed according to applicable law. State and local tax laws are, however, subject to change, highly complex and diverse from jurisdiction to jurisdiction. If one or more state or local jurisdictions successfully asserts that Wireless Ronin must collect sales or other taxes beyond its current practices or that it owes unpaid sales or other taxes and penalties, it could adversely affect Wireless Ronin’s business and financial condition.

Wireless Ronin may be subject to U.S. and international tax authorities challenging transfer price allocations, which could have adverse effects on Wireless Ronin’s business.

Currently a significant portion of Wireless Ronin’s revenue is generated within the United States from products and services provided through its Canadian operations. As a result, Wireless Ronin is required to prepare a transfer price allocation between its U.S. and Canadian entities. This allocation involves assumptions and estimates that may be challenged by the I.R.S. or Canadian tax authorities. If one of these tax authorities successfully challenges such transfer price allocation, it may result in Wireless Ronin being subject to additional corporate taxes and penalties.

Wireless Ronin’s results of operations could be adversely affected by changes in foreign currency exchange rates, particularly fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar.

Since a portion of Wireless Ronin’s operations and revenue occur outside the United States and in currencies other than the U.S. dollar, its results could be adversely affected by changes in foreign currency exchange rates. Additionally, given Wireless Ronin’s ownership of Wireless Ronin Technologies (Canada), Inc., a Canadian subsidiary, changes in the exchange rate between the U.S. dollar and the Canadian dollar can significantly affect inter-company balances and the results of operations.

Wireless Ronin is subject to various restrictive covenants under its loan and security agreement with Silicon Valley Bank that may prevent it from taking actions that could be beneficial to its shareholders without Silicon Valley Bank’s consent, including mergers, acquisitions and the incurrence of additional indebtedness.

Pursuant to the loan and security agreement between Wireless Ronin and Silicon Valley Bank, Wireless Ronin generally requires the prior written consent of Silicon Valley Bank to, among other things:

•	dispose of assets;

•	change our business;

•	liquidate or dissolve;

•	change its Chief Executive Officer or Chief Operating Officer (replacements must be satisfactory to Silicon Valley Bank);

•
enter into any transaction in which its shareholders who were not shareholders immediately prior to such transaction own more than 40% of its voting stock (subject to limited exceptions) after the transaction;

•	merge or consolidate with any other person, including the pending merger with Broadcast International;

•	acquire all or substantially all of the capital stock or property of another person; or

•	become liable for any indebtedness (other than permitted indebtedness).

If Wireless Ronin determines that taking one of these actions would be in its best interests and it were unable to obtain the prior written consent of Silicon Valley Bank to do so, it would be required to repay the amount owing Silicon Valley Bank at that time, which may not be advisable or even practical, or forgo taking the action for which it sought consent. In such scenario, Wireless Ronin would be unable to borrow additional sums under the agreement with Silicon Valley Bank which could adversely affect its liquidity and capital resources. Additionally, Wireless Ronin is required to maintain a certain minimum tangible net worth level at either the time of an advancement or while there is an outstanding balance owed to Silicon Valley Bank. As of December 31, 2013, Wireless Ronin had failed to meet the minimum tangible net worth requirement, which precludes it from drawing on such line of credit. Wireless Ronin’s inability to take actions due to the restrictive covenants or is need to repay amounts borrowed and effective loss of the line of credit could have a material adverse effect on its business and financial condition.  In March 2014, Wireless Ronin entered into an amendment of the Loan and Security agreement with Silicon Valley Bank, which reduced the tangible net worth requirement to $150,000 starting with the month ending March 31, 2014 and on the last day of each following month through July 2014.

Risks Related to Wireless Ronin’s Securities

Wireless Ronin’s common stock has been delisted from the NASDAQ Stock Market, which may in the future adversely affect the trading price of its common stock and potentially subject trading in its shares to application of the SEC’s “penny stock” rules.

On May 31, 2013, Wireless Ronin’s common stock was delisted from the NASDAQ Capital Market, due to Wireless Ronin’s failure to meet the $2.5 million minimum shareholders’ equity requirement for continued listing. Since such delisting, Wireless Ronin’s common stock has been traded on the OTCQB tier of the OTC Markets, an inter-dealer, over-the-counter market. As compared to securities quoted on a national exchange such as NASDAQ, selling Wireless Ronin’s common stock can be more difficult because smaller quantities of shares are likely to be bought and sold, transactions could be delayed, security analysts’ coverage of Wireless Ronin may be reduced, and its common stock may trade at a lower market price than it otherwise would.

In addition, as a result of the delisting of Wireless Ronin’s common stock, trading in its shares may become subject to the SEC’s “penny stock” rules and therefore subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker-dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction. SEC regulations also require additional disclosure in connection with any trades involving a penny stock, including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker-dealers are likely to undertake these compliance activities.

As a result of the NASDAQ delisting, Wireless Ronin is no longer eligible to use Form S-3, which could impair its ability to raise capital to continue its operations, and NASDAQ’s dilution-inhibiting rules no longer apply, which could adversely affect trading in Wireless Ronin’s common stock.

As a result of the delisting of Wireless Ronin’s common stock from the NASDAQ Capital Market, it is no longer eligible to use Form S-3 either to file shelf registration statements or to register resales of its securities. Wireless Ronin has relied on shelf registration statements on Form S-3 for most of its financings in recent years, and accordingly these limitations may harm its ability to raise needed capital. Under these circumstances, Wireless Ronin will be required to use a registration statement on Form S-1 to register securities with the SEC, or issue such securities in a private placement. These limitations are expected to increase its costs of raising capital.

Furthermore, Wireless Ronin’s shareholders will no longer have the benefit of restrictions on dilution and other rules imposed by national exchanges, and Wireless Ronin may engage in potentially dilutive transactions without complying with shareholder approval rules imposed by national exchanges. These factors could have a material adverse effect on the trading price, liquidity, volatility, value and marketability of Wireless Ronin’s common stock and could have a material adverse effect on its ability to obtain financing for the continuation of its operations.

Wireless Ronin is subject to financial reporting and other requirements for which its accounting, other management systems and resources may not be adequately prepared.

As a public company, Wireless Ronin incurs significant legal, accounting and other expenses, including costs associated with reporting requirements and corporate governance requirements, including requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Sarbanes-Oxley Act of 2002, and rules implemented by the SEC, which are subject to change from time to time. If Wireless Ronin identifies significant deficiencies or material weaknesses in our internal control over financial reporting that it cannot remediate in a timely manner, investors and others may lose confidence in the reliability of Wireless Ronin’s financial statements, and the trading price of its common stock and the ability to obtain any necessary equity or debt financing could suffer. In addition, the foregoing regulatory requirements could make it difficult or costly for Wireless Ronin to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Wireless Ronin may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for Wireless Ronin to attract and retain qualified persons to serve on its Board of Directors, on board committees or as executive officers.

The market price of Wireless Ronin’s stock may be subject to wide fluctuations.

The price of Wireless Ronin’s common stock may fluctuate, depending on many factors, some of which are beyond its control and may not be related to Wireless Ronin’s operating performance. These fluctuations could cause Wireless Ronin’s investors to lose part or all of their investment in shares of Wireless Ronin’s common stock. Factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of companies in Wireless Ronin’s industry;

•	actual or anticipated changes in our earnings or fluctuations in operating results or in the expectations of financial market analysts;

•	investor perceptions of Wireless Ronin’s industry, in general, and of Wireless Ronin, in particular;

•	the operating and stock performance of comparable companies;

•	general economic conditions and trends;

•	major catastrophic events;

•	loss of external funding sources;

•	sales of large blocks of our stock or sales by insiders; or

•	departures of key personnel.

Wireless Ronin’s articles of incorporation, bylaws and Minnesota law may discourage takeovers and business combinations that Wireless Ronin’s shareholders might consider to be in their best interests.

Anti-takeover provisions of Wireless Ronin’s articles of incorporation and bylaws, and Minnesota law, could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then current market price of Wireless Ronin’s common stock. For example, while Wireless Ronin has no present plans to issue any preferred stock, its Board of Directors, without further shareholder approval, may issue up to approximately 16.7 million shares of undesignated preferred stock and fix the powers, preferences, rights and limitations of such class or series, which could adversely affect the voting power of Wireless Ronin’s common stock. In addition, Wireless Ronin’s bylaws provide for an advance notice procedure for nomination of candidates to its Board of Directors that could have the effect of delaying, deterring or preventing a change in control. Further, as a Minnesota corporation, Wireless Ronin is subject to provisions of the Minnesota Business Corporation Act, or MBCA, regarding “control share acquisitions” and “business combinations.” Wireless Ronin may, in the future, consider adopting additional anti-takeover measures. The authority of Wireless Ronin’s Board of Directors to issue undesignated preferred stock and the anti-takeover provisions of the MBCA, as well as any future anti-takeover measures adopted by Wireless Ronin, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of Wireless Ronin not approved by our Board of Directors.

Wireless Ronin does not anticipate paying cash dividends on its shares of common stock in the foreseeable future.

Wireless Ronin has never declared or paid any cash dividends on its shares of common stock. Wireless Ronin intends to retain any future earnings to fund the operation and expansion of its business and, therefore, it does not anticipate paying cash dividends on its shares of common stock in the foreseeable future. As a result, capital appreciation, if any, of Wireless Ronin’s common stock will be the sole source of gain for investors in Wireless Ronin’s common stock for the foreseeable future. Furthermore, Wireless Ronin’s loan and security agreement with Silicon Valley Bank contains a restrictive covenant that precludes it from paying dividends without Silicon Valley Bank’s consent.

Risks Related to Broadcast’s Business

Broadcast’s independent auditors have expressed doubt as to our ability to continue as a going concern.

Broadcast’s audited consolidated financial statements for the year ended December 31, 2013 contain a “going concern” qualification.  As discussed in Note 3 of the Notes to Consolidated Financial Statements, Broadcast has incurred losses and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.  Because of these conditions, Broadcast’s independent auditors have raised substantial doubt about its ability to continue as a going concern.

If Broadcast does not successfully commercialize its CodecSys technology, it may never achieve profitability, or be able to raise future capital.

It is imperative that Broadcast successfully commercializes its CodecSys technology. Broadcast continues to develop this technology for a variety of applications.  Broadcast has never been involved in a development project of the size and breadth that is involved with CodecSys and none of its management has ever been involved with a software development project.  Management may lack the expertise and it may not have the financial resources needed for successful development of this technology.  Furthermore, commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future, although Broadcast has spent considerably more than that in past years.  This estimate will increase or decrease depending on specific opportunities and available funding.  If Broadcast is unsuccessful in its CodecSys development and commercialization efforts, it is highly doubtful Broadcast will achieve profitable operations, or be able to raise additional funding in the future.

Broadcast needs additional capital.  If additional capital is required but is not available, Broadcast may have to curtail or cease operations.

If Broadcast is unable to generate net sales in excess of operating expenses, Broadcast will need to obtain additional financing to continue operations.  Broadcast believes external funding may be difficult to obtain, particularly given the prevailing financial market conditions.  If sufficient capital is not available, Broadcast  will be required to pursue one or a combination of the following remedies:  significantly reduce development, commercialization or other operating expenses; sell part or all of its assets; or terminate operations.  The existing turbulence and illiquidity in the credit and financial markets are continuing challenges that have generally made potential funding sources more difficult to access, less reliable and more expensive.  These market conditions have made the management of Broadcast’s liquidity significantly more challenging.  A further deterioration in the credit and financial markets or a prolonged period without improvement could adversely affect our ability to raise additional capital.

Broadcast has sustained and may continue to sustain substantial losses.

Broadcast has sustained operating losses in each of the last seven years.  Through December 31, 2013, its accumulated deficit was $111,873,431.  Broadcast continues to sustain operating losses on a quarterly and annual basis and may continue to do so.

Broadcast’s success depends on adoption of its CodecSys technology by OEMs and end-users.

The success of Broadcast’s CodecSys technology depends on the adoption of this technology by original equipment manufacturers, or OEMs, like IBM, Fujitsu and HP, as well as end-users.  The OEM qualification and adoption process is complex, time-consuming and unpredictable.  Furthermore, OEMs may elect to maintain their relationships with incumbent technology providers, even when presented with technology that may be superior to the incumbent technology.  Significant delays in the development or OEM adoption of CodecSys will adversely affect Broadcast’s results of operations, financial condition and prospects.

Broadcast’s continued losses may impact our relationships with OEMs and customers.

Broadcast’s continued losses may impact its relationships with existing and potential OEMs and customers.  OEMs may be reluctant to partner with Broadcast or present its technology in conjunction with their product offerings if they believe Broadcast’s financial condition is marginal or in jeopardy.  OEMs and prospective customers may delay adoption of the CodecSys technology and other products if they believe Broadcast  is not financially sound enough to support its technology or other product offerings.

Adverse economic or other market conditions could reduce the purchase of our services by existing and prospective customers, which would harm Broadcast’s business.

Broadcast’s business is impacted from time to time by changes in general economic, business and international conditions and other similar factors.  Adverse economic or other market conditions negatively affect the business spending of existing and prospective customers.  In adverse market times, Broadcast’s network and other services may not be deemed critical for these customers.  Therefore, Broadcast’s services are often viewed as discretionary and may be deferred or eliminated in times of limited business spending, thereby harming its business.

The recent recession and market turmoil present considerable risks and challenges.  These risks and challenges have reached unprecedented levels and have significantly diminished overall confidence in the national economy, upon which we Broadcast is dependent.  Such factors could have an adverse impact on its business and prospects in ways that are not predictable or that we may fail to anticipate.

Broadcast’s systems of internal operational and financial controls may not be effective.

Broadcast establishes and maintains systems of internal operational and financial controls that provide  Broadcast with critical information.  These systems are not foolproof, and are subject to various inherent limitations, including cost, judgments used in decision-making, assumptions about the likelihood of future events, the soundness of its systems, the possibility of human error, and the risk of fraud.  Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time.  Because of these limitations, any system of internal controls or procedures may not be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.  Broadcast previously experienced significant deficiencies in its required disclosure controls and procedures regarding the updating of certain accounting pronouncements and the reporting of current information required to be filed with the SEC.  Broadcast also experienced a significant deficiency and a material weakness in its required disclosure controls and procedures regarding its accounting entries and financial statements, which resulted in the restatement of one accounting period.  Any future deficiency, weakness, malfunction or inadequacy related to internal operational or financial control systems or procedures could produce inaccurate and unreliable information that may harm its business.

Broadcast may be unable to respond adequately to rapid changes in technology.

The markets for private communication networks and video encoder systems are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions.  The introduction of new technology and products and the emergence of new industry standards not only impacts Broadcast’s ability to compete, but could also render its products, services and CodecSys technology uncompetitive or obsolete.  If Broadcast is unable to adequately respond to changes in technology and standards, it will not be able to serve its clients effectively.  Moreover, the cost to modify its services, products or infrastructure in order to adapt to these changes could be substantial and it may not have the financial resources to fund these expenses.

Broadcast faces intense competition that could harm its business.

The communications industry is extremely competitive.  Broadcast competes with numerous competitors who are much larger than Broadcast and have greater financial and other resources.  In the satellite network and services segment, including digital signage, Broadcast competes with Convergent Media Systems, Globecast, IBM, Cisco, Hughes and others.  Broadcast’s competitors have established distribution channels and significant marketing and sales resources.  Competition results in reduced operating margins for Broadcast’s business and may cause it to lose clients and/or prevent it from gaining new clients critical for success.

There are several additional major market sectors in which Broadcast plans to compete with its CodecSys technology, all with active competitors.  These sectors include the basic codec technology market, the corporate enterprise network market and small business streaming media market.  These are sectors where Broadcast may compete by providing direct services.  Competition in these new market areas will also be characterized by intense competition with much larger and more powerful companies, such as Microsoft and Yahoo, which are already in the video compression and transmission business.  Many of these competitors already have established customer bases with industry standard technology, which Broadcast must overcome to be successful.

On a technology basis, CodecSys competition varies by market sector, with codecs and codec suppliers like Microsoft Windows Media Player, Real Networks’ Real Player, Apple QuickTime, MPEG2, MPEG4, On2, DivX and many others.  There are several companies, including Akamai, Inktomi, Activate and Loudeye, which utilize different codec systems.  These companies specialize in encoding, hosting and streaming content services primarily for news/entertainment clients with large consumer audiences.  All are larger and have greater financial resources than Broadcast.  Tandberg/Erickson and Harmonic are two of the largest suppliers of high end video encoders to the broadcast industry and are the incumbent suppliers to many of the customers to which Broadcast is selling.

If Broadcast fails to hire additional specialized personnel or retain key personnel in the future, it will not have the ability to successfully commercialize its technology or manage its business.

Broadcast needs to hire additional specialized personnel to successfully commercialize its CodecSys technology.  If it is unable to hire or retain qualified software engineers and project managers, Broadcast’s ability to complete further development and commercialization efforts will be significantly impaired.

Broadcast’s revenue is dependent upon the sales efforts of others.

Broadcast is dependent upon the sales and marketing efforts of IBM, HP, Fujitsu and other third-party businesses in order to derive licensing revenue from its CodecSys technology.  Such businesses may not continue their sales efforts which would adversely affect Broadcast’s potential licensing fees.  Broadcast is not able to control the sales and marketing efforts of these third parties.  Limited revenues from Broadcast’s historical sources make it even more dependent upon the sales efforts of others.  Given the current recession and market developments, third-party businesses may scale back on sales efforts which could significantly harm Broadcast’s business and prospects.

Broadcast relies heavily on a few significant customers and if it loses any of these significant customers, its business may be harmed.

A small number of customers account for a large percentage of Broadcast’s revenue.  Its business model relies upon generating new sales to existing and new customers.  In September 2009, Broadcast secured a contract with a large national organization, which became its largest customer.  The contract with this customer terminated May 31, 2013.  Broadcast may continue to provide some managed media services to the customer in the future, but in excess of 90% of our revenues from the customer have been lost. As a result of this termination, Broadcast’s revenues have declined substantially and its operations have been substantially curtailed.

There is significant uncertainty regarding Broadcast’s patent and proprietary technology protection.

Broadcast’s success is dependent upon its CodecSys technology and other intellectual property rights.  If it is unable to protect and enforce these intellectual property rights, its competitors will have the ability to introduce similar competing products.  If this were to occur, Broadcast’s revenues, market share and operating results could suffer.  To date, Broadcast has relied primarily on a combination of patent, copyright, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect its proprietary technology. Its initial U.S. patent related to CodecSys technology was granted by the USPTO in August 2007 and four additional patents related to applications of the technology were subsequently issued by the USPTO.  As of December 31, 2012, eleven foreign countries had issued Broadcast’s initial patent.  In addition, Broadcast has 20 pending U.S. and foreign patent applications.  If Broadcast fails to deter misappropriation of its proprietary information or if it is unable to detect unauthorized use of its proprietary information, then its revenues, market share and operating results may suffer.  The laws of some countries may not protect Broadcast’s intellectual property rights to the same extent as do the laws of the United States.  Furthermore, litigation may be necessary to enforce Broadcast’s intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity.  This litigation could result in substantial costs and diversion of resources that could harm Broadcast’s business.

Broadcast’s products could infringe on the intellectual property rights of others, which may subject it to future litigation and cause financial harm to its business.

To date, we have not been notified that our services, products and technology infringe the proprietary rights of third parties, but there is the risk that third parties may claim infringement by us with respect to current or future operations.  We expect software developers will increasingly be subject to infringement claims as the number of products and competitors in the industry segment grows and the functionality of products in different industry segments overlaps.  Any of these claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management’s attention and resources, cause product shipment delays, or require us to enter into royalty or licensing agreements.  These royalty or licensing agreements, if required, may not be available on terms acceptable to us.  A successful claim against us of infringement and failure or inability to license the infringed or similar technology on favorable terms would harm its business.

Current and future legal proceedings against Broadcast could be costly and time consuming to defend.

From time to time Broadcast is subject to legal proceedings and claims that arise in the ordinary course of business, including claims brought by its customers in connection with commercial disputes, employment-based claims made by its current or former employees, administrative agencies, or government regulators. Litigation, enforcement actions, and other legal proceedings, regardless of their outcome, may result in substantial costs and may divert management’s attention and Broadcast’s resources, which may harm its business, overall financial condition and operating results. In addition, legal claims that have not yet been asserted against Broadcast may be asserted in the future.

THE BROADCAST SPECIAL SHAREHOLDERS’ MEETING

Broadcast is furnishing this document to holders of Broadcast common stock in connection with the solicitation by Broadcast’s Board of Directors of proxies to be voted at the special meeting of Broadcast shareholders to be held on, 2014, and at any adjournment or postponement of the meeting.

This document is first being mailed to Broadcast shareholders on or about                         , 2014. This document is also furnished to Broadcast shareholders as a prospectus in connection with the issuance by Wireless Ronin of shares of Wireless Ronin common stock as contemplated by the Merger Agreement.

The meeting will be held on                    , 2014 at                      , local time, at                .

Matters to Be Considered

The purpose of the Broadcast meeting is to consider and vote on the following proposals:

1.
Merger Proposal:  To adopt the Agreement and Plan of Merger and Reorganization, dated March 5, 2014, by and among Wireless Ronin Technologies, Inc., Broadcast Acquisition Co., a wholly owned subsidiary of Wireless Ronin Technologies, Inc., and Broadcast International, Inc., as amended on April 11, 2014, a copy of which is included as Appendix A to this proxy statement/prospectus (the “Merger Agreement”).

2.
Amendment and Restatement of Articles Proposal:  To consider and vote upon a proposal to approve an amendment to Broadcast’s articles of incorporation that increases the number of authorized shares of Broadcast common stock to 1,500,000,000 shares to accommodate the conversion of all convertible debt at conversion rates that take into consideration the current trading value of the Broadcast common stock.

Broadcast shareholders may also be asked to transact any other business that may be properly brought before the meeting or any adjournments or postponements of the meeting. Other than the above-described proposals, Broadcast’s Board of Directors is currently unaware of any matters that may properly come before the meeting.

Recommendation of Broadcast’s Board of Directors

Broadcast’s Board of Directors approved the Merger Agreement and has determined that the Merger Agreement and the merger are advisable, fair to and in the best interests of Broadcast’s shareholders. Broadcast’s Board of Directors recommends that Broadcast shareholders vote “FOR” adoption of the two proposals at the meeting.

Record Date and Voting

Broadcast has fixed the close of business on                       , 2014 as the record date for the determination of holders of Broadcast common stock, par value, $0.001 per share, entitled to notice of and to vote on all matters at the meeting and any adjournment or postponement of the meeting. In deciding all matters that come before the meeting, each holder of Broadcast common stock is entitled to one vote per share of Broadcast common stock held as of the close of business on the record date.

At the close of business on the record date for the meeting, there were outstanding and entitled to vote 111,370,878 shares of Broadcast common stock, held by approximately 1,400 holders of record. There are no other shares of Broadcast capital stock entitled to notice of and to vote at the meeting.

Vote Required

In order for each proposal to be approved, Utah law requires that the affirmative vote of the holders of a majority of the shares of Broadcast common stock outstanding on the record date and entitled to vote at the meeting approve such proposal.

Quorum; Abstentions and Broker Non-Votes

A quorum, consisting of 56,799,148 shares, which is a majority of the outstanding shares of Broadcast common stock entitled to vote, must be represented at the meeting in person or by proxy before any action may be taken with respect to the matters at the meeting. Abstentions and broker “non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Broker “non-votes” are shares held by brokers or nominees for whom voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If you hold your shares of Broadcast common stock through a broker, bank or other nominee, generally the nominee may only vote your shares in accordance with your instructions. However, if your broker, bank or other nominee has not timely received your instructions, it may vote on matters for which it has discretionary voting authority. Under rules applicable to broker-dealers, the proposal to adopt the Merger Agreement is not a matter on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares on either proposal at the meeting.

Abstentions and broker non-votes will have the same effect as votes against the proposals. In addition, the failure of a Broadcast shareholder to return a proxy will have the effect of a vote against the proposals. Accordingly, if a broker, bank or other nominee holds your shares you are urged to instruct your broker, bank or nominee on how to vote your shares. If you do not instruct your broker how to vote, it will have the effect of a vote against the proposals.

Voting Shares Held by Broadcast Executive Officers and Directors

At the close of business on the record date for the meeting, the directors and executive officers of Broadcast collectively beneficially owned approximately 2.9% shares of Broadcast common stock or approximately 9.4% of the outstanding shares of Broadcast common stock (inclusive of shares subject to stock options that may be exercised within 60 days following that date, restricted stock units and other instruments convertible into shares of Broadcast common stock).

At the close of business on the record date for the meeting and the date of this proxy statement/prospectus, neither Broadcast nor any of its directors or executive officers owned any shares of Wireless Ronin common stock and neither Wireless Ronin nor any of its directors or officers owned any shares of Broadcast common stock.

Proxies

If your shares of Broadcast common stock are registered directly in your name, you may vote:

•
By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. By casting your vote by proxy, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. If you sign and return the enclosed proxy, but do not specify how you want your shares voted, your shares will be voted “FOR” each proposal.

•	At Meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares of Broadcast common stock are held in “street name” (held for your account by a broker, bank or other nominee), you may vote:

•	By Mail. You should receive instructions from your broker, bank or other nominee explaining how to vote your shares. Please follow their instructions carefully.

•	At Meeting. Contact your broker, bank or other nominee who holds your shares to request a broker’s proxy card and present that broker’s proxy card and proof of identification at the meeting.

Counting Your Vote

All proxies received by Broadcast prior to the meeting that are not revoked will be voted at the meeting in accordance with the instructions indicated on the proxies. If you hold shares in your name and sign, date and mail your proxy card without indicating how you want to vote, your shares will be voted “FOR” each proposal.

Broadcast’s Board of Directors does not presently intend to bring any other business before the meeting and is unaware of any matters, other than the Merger Proposal and the Amendment and Restatement of Articles Proposal (described above), that may properly come before the meeting. If any other matters may properly come before the meeting, the persons named as proxies in the accompanying Broadcast proxy, or their duly constituted substitutes acting at the meeting or any adjournment or postponement of the meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

The persons named in the enclosed Broadcast proxy, or their duly constituted substitutes acting at the meeting or any adjournment or postponement of the meeting, may propose and vote for one or more adjournments or postponements of the meeting, including adjournments or postponements to permit further solicitations of proxies sufficient to adopt the proposals.  No proxy voted against a proposal will be voted in favor of any adjournment or postponement to permit further solicitation of proxies. Proxies solicited may be voted only at the meeting and any adjournment or postponement of the meeting and will not be used for any other Broadcast meeting of shareholders.

Interwest Transfer Company, Inc., Broadcast’s transfer agent, will serve as proxy tabulator and count the votes. The results will be certified by the inspector of election.

How to Change Your Vote

A Broadcast shareholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by:

•	delivering to the Secretary of Broadcast a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•
submitting a proxy at a later date by telephone or via the Internet, or by signing and delivering a proxy card relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	attending the special meeting and voting in person (your attendance at the special meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Broadcast International, Inc.
6952 S. High Tech Drive
Salt Lake City, UT 84047
Attention: Rodney M. Tiede
Facsimile: (801) 562-1773

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the meeting before voting begins.  If your shares of Broadcast common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Solicitation of Proxies and Expenses

The Broadcast proxy accompanying this proxy statement/prospectus is solicited on behalf of Broadcast’s Board of Directors. Wireless Ronin will bear the costs of preparing and filing this proxy statement/prospectus with the U.S. Securities and Exchange Commission, and Broadcast will bear the printing and mailing costs and other costs of the solicitation of proxies from its shareholders. Following the mailing of this proxy statement/prospectus, the directors, officers, employees and agents of Broadcast may solicit proxies in person, by mail, or by telephone, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.

Brokerage houses and other custodians, nominees and fiduciaries will send beneficial owners the proxy materials. Broadcast will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses.  Broadcast urges its shareholders to vote without delay.

MEETING PROPOSAL NO. 1 —
APPROVAL OF THE MERGER AGREEMENT AND MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger. For more information regarding the Merger Agreement, please see “The Merger Agreement” section of this proxy statement/prospectus starting on page 60. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to Broadcast’s shareholders. You should read the Merger Agreement and the other documents we refer to carefully and in their entirety for a more complete understanding of the merger.

General

Wireless Ronin and Broadcast have entered into an Agreement and Plan of Merger and Reorganization dated March 5, 2014 (as amended on April 11, 2014, the “Merger Agreement”) that provides for the merger of Broadcast and a wholly owned subsidiary of Wireless Ronin. As a result of the merger, (i) Broadcast will become a wholly owned subsidiary of Wireless Ronin, (ii) Broadcast common shareholders will receive shares of Wireless Ronin common stock in exchange for each share of Broadcast common stock they own, and (iii) Broadcast option and warrant holders will receive shares of Wireless Ronin common stock upon the exercise of their options and warrants (with the exercise price and number of shares to be issued upon exercise being changed based upon the exchange ratio).  At April 9, 2014, Wireless Ronin had 6,474,135 shares of common stock outstanding. The Broadcast shareholders will have no shareholder rights in Broadcast after the merger.

The Merger Agreement and the Amendment to the Merger Agreement are attached to this proxy statement/prospectus as Appendix A. The exhibit and schedules to the Merger Agreement are not included but may be obtained from Broadcast upon request.

Background of the Merger

•
April 9, 2012.  Liolio’s Group arranged an introduction call between Wireless Ronin and Broadcast.  Both Wireless Ronin and Broadcast contract with Liolios Group for investor relations.  Liolios Group thought that there may be synergies between the two companies. Phone attendees included:

o	Scott Koller, Wireless Ronin President & CEO
o	Darin McAreavey, Wireless Ronin CFO
o	Rod Tiede, Broadcast International CEO
o	Matt Glover, Liolios Group

Both companies presented a high-level overview of their respective business operations, products and services.  At the time of this call it was decided that there could be some collaboration however, the companies were basically competitors and that there was some amount of overlap.  No further discussions followed.

•	Jan 6, 2013. It was noted by Wireless Ronin that Broadcast and AllDigital Holdings, Inc. (AllDigital) had entered into a definitive merger agreement.

•
November 4, 2013. Mr. Bob Fisk of Philadelphia Brokerage Corporation (PBC), a financial advisor to Broadcast, called Mr. Koller, the President and Chief Executive Officer of Wireless Ronin, to inform Mr. Koller that the merger agreement between Broadcast and AllDigital was terminated. Mr. Fisk requested a call between Wireless Ronin and Mr. Fisk to discuss possible synergies between Wireless Ronin and Broadcast.  A call is set up for November 5, 2013.

•
November 5, 2013.  Mr. Fisk phoned Mr. Koller to discuss a possible business combination (merger) involving Wireless Ronin and Broadcast. Mr. Fisk informed Mr. Koller that Broadcast had already begun a restructuring to prepare for the failed merger with AllDigital. This restructuring eliminated many of the original concerns of a competitive nature and operational overlap that the companies previously believed existed at their meeting on April 9, 2012.  Mr. Koller informed Mr. Fisk that Wireless Ronin would arrange a meeting of its Board of Directors to see if there was any interest on behalf of Wireless Ronin to investigate a possible business combination with Broadcast.

•	November 5, 2013. Wireless Ronin and Broadcast enter in to Mutual Non-Disclosure Agreement.

•	November 8, 2013. Mr. Fisk sends Mr. Koller a draft term sheet of a business combination transaction between Wireless Ronin and Broadcast as a starting point for discussions.

•	November 11, 2013. Mr. Koller arranged a telephonic meeting of the Board of Directors of Wireless Ronin to discuss a possible business combination with Broadcast. Attendees included:

o	Scott Koller, Wireless Ronin President, CEO and Director
o	Darin McAreavey, Wireless Ronin CFO
o	Stephen Birke, Chairman of the Board
o	Kent Lillemoe, Director
o	Howard Liszt, Director
o	Eric Rindahl, Roth Capital, financial advisor to Wireless Ronin
o	Jacob Frank, Roth Capital, financial advisor to Wireless Ronin
o	Brett Anderson, Legal Counsel to Wireless Ronin

At the meeting Mr. Koller reiterated to the Board the possible business combination opportunity with Broadcast as outlined by Mr. Fisk.  The Board instructed Mr. Koller and Mr. Lillemoe to learn more about the opportunity.  Mr. Lillimoe had been appointed by the Board previously as a Board representative to discuss any strategic alternatives of Wireless Ronin.  Wireless Ronin was already investigating two other strategic scenarios in which Wireless Ronin would become a private company.  The possible combination with Broadcast was the only scenario in which Wireless Ronin would remain a public company, allowing Wireless Ronin to continue to grow and keep a public trading market to drive shareholder value.

•
November 12, 2013.  Mr. Koller and Mr. Lillemoe, on behalf of Wireless Ronin, and Mr. Fisk, on behalf of Broadcast, have a productive conversation regarding a possible business combination.  Mr. Koller and Mr. Lillemoe asked Mr. Fisk about the financing of the combined company upon closing.  Mr. Fisk understood that the combined business would need to be properly capitalized.

•
November 13, 2013.  Wireless Ronin holds a telephonic meeting of its Board of Directors to discuss strategic alternatives and Messrs. Koller and Lillemoe update the Board on their conversation with Mr. Fisk on November 12, 2013.

•
November 19, 2013.  Wireless Ronin holds a telephonic meeting of its Board of Directors to summarize further conversations among Mr. Koller, Mr. Lillemoe, Mr. Fisk and Mr. Harris, a director of Broadcast, on a possible business combination involving Wireless Ronin and Broadcast.

•	November 22, 2013. Mr. Fisk and Mr. James Allsopp from PBC visit Wireless Ronin to continue conversations on a possible business combination involving Wireless Ronin and Broadcast.

•
November 22, 2013.  Wireless Ronin holds a meeting of its Board of Directors to discuss the terms of a possible financing using PBC as a placement agent.  The Board noted that this transaction was independent of any possible combination with Broadcast.  The Board determined that engaging PBC for financing was not appropriate at that time.

•	November 25, 2013. Mr. Fisk provides Mr. Koller with an updated draft term sheet for possible transaction between Wireless Ronin and Broadcast International.

•
December 17, 2013 – December 18, 2013.  Mr. Koller travels to Salt Lake City to meet with key executives at Broadcast International and discuss possible business combination.  Mr. Koller meets with Broadcast Team including Mr. Tiede. Mr. Solomon and Mr. Ingraham.  Meetings were very productive.  Mr. Koller returns to Minneapolis and calls a board meeting on January 9th to review all strategic alternatives.

•
December 18, 2013 – January 9, 2014  Mr. Koller, Mr. Lillemoe and Mr. Fisk have several phone calls in preparation of a meeting of Wireless Ronin’s Board of Directors to be held January 9, 2014.  They discuss primarily the advantages of a Wireless Ronin-Broadcast business combination, including the combined revenue projections and leveraging of combined intellectual property.

•
January 9, 2014.  The Board of Directors of Wireless Ronin holds a meeting.  The Board discusses extensively the possible business combination with Broadcast.  Mr. Fisk presents to the Board a presentation of the possible business combination and industry consolidation. At the meeting, the Board authorizes Mr. Koller to commence due diligence on Broadcast for possible business combination.

•
January 10, 2014 – February 2, 2014.  Numerous phone calls between Mr. Koller, Mr. Fisk and other key players of Broadcast and Wireless Ronin occur to gather the appropriate due diligence materials.  Mr. Koller, Mr. McAreavey and legal counsel o Wireless Ronin conduct due diligence of Broadcast.

•
February 2, 2014 – February 6, 2014.  Messrs. Koller and McAreavey visit Broadcast to conduct on-site due diligence.  Mr. Chester Cardinale, of Atherio Corporation, joins Messrs. Koller and McAreavey as a third party technical resource to perform due diligence of Broadcast’s intellectual property, patents and systems.   Broadcst provides Messrs. Koller and Cardinale with a detailed presentation/demonstration of Broadcast’s intellectual property holdings, including:

o	Media Management System (MMS);
o	Music and Messaging on Hold (MMOH); and
o	CodecSys: Video Compression Technology.

Mr. Koller and Mr. Cardinale meet also review supporting documentation of Broadcast IP.  Mr. Koller receives presentation and review of Broadcast International Sales Pipeline.  Mr. Koller shares with Wireless Ronin executives Jane Johnson, SVP of Sales/Marketing and Alan Buterbaugh, SVP of Content Development for review.

•
February 14, 2014.  Wireless Ronin holds a telephonic meeting of its Board of Directors, and at such meeting the Board further discusses and considers a possible business combination with Broadcast, reviews terms of a merger agreement and the results of the due diligence conducted by Wireless Ronin and its legal counsel.

•
February 17, 2014.  Wireless Ronin holds a telephonic meeting of its Board of Directors.  At the meeting the Board discusses the preliminary results of Atherio Corporation’s due diligence investigation of Broadcast’s intellectual property portfolio.  The Board further discusses extensively Broadcast’s relationship sales pipeline.  The Board directs the officers of Wirleess Ronin to continue to work on a possible business combination with Broadcast.

•
February 18, 2014 – March 5, 2014.  Wireless Ronin and Broadcast engage in numerous communications and negotiations to create a draft agreement outlining the terms of a merger in which Broadcast will merge with and into a wholly owned subsidiary of Wireless Ronin.

•	February 27, 2014. Mr. Cardinale presents to Wireless Ronin the complete results of Atherio Corporation’s due diligence investigation of Broadcast’s intellectual property portfolio.

•
March 4, 2014.  Wireless Ronin discusses with Mr. Don Harris, a director of Broadcast, whether Mr. Harris is interested in joining the Wireless Ronin’s Board of Directors after the merger.  Wireless Ronin attendees included:

o	Stephen Birke, Chairman of the Board
o	Kent Lillemoe, Director
o	Howard Liszt, Director

The parties agreed that after the merger, Mr. Harris would be a beneficial addition and contributor to the Wireless Ronin Board of Directors.

•
March 5, 2014.  Wireless Ronin holds a telephonic meeting of its Board of Directors.  The Board further considers in detail the results of its due diligence, the foregoing considerations, reviews the terms of the definitive merger agreement, the breakup fee arrangements, undisclosed liabilities, and debt of Broadcast.  The Board also discusses the “worst case” and different scenarios that could arise after the merger.  After discussion, the executive officers and the Board determine that the business combination of Wireless Ronin and Broadcast allows Wireless Ronin to remain a public company, represents a favorable strategic alternative to other scenarios, and is in the best interest of the stockholders of Wireless Ronin.  After this discussion, the Board formally approves the merger agreement and the transactions contemplated by the merger agreement.

•
March 6, 2014.  Wireless Ronin announces the execution of a definitive Merger Agreement with Broadcast. Wireless Ronin has its Fiscal 2013 Earnings call with investors to discuss operational updates and the Broadcast Merger Agreement.

•
March 12, 2014.  Mr. Koller travels to Philadelphia to meet with Mr. Fisk and other personnel at PBC.  Mr. Koller provides a presentation on the Wireless Ronin-Broadcast business combination to PBC and investors.

•
March 13, 2013 – April 9, 2014.  Numerous phone calls occur between Wireless Ronin, Broadcast and their respective legal counsel and accountants regarding the drafting and finalization of the Form S-4.  PBC also provides comments and assistance.

Wireless Ronin’s Reasons for the Merger

Wireless Ronin’s Board of Directors, after due consideration, has unanimously approved the merger and Merger Agreement and the proposed issuance of Wireless Ronin common stock in connection with the merger. The Wireless Ronin Board of Directors believes that the merger is advisable and in the best interests of its shareholders.  The factors listed below were the most significant in reaching its decision to approve the merger:

•	The merger presents significant value creation potential for a combined client base and shareholder base. In particular—

•	a combined company has a marquee client base consisting of Chrysler, ARAMARK, Polaris, Chester’s International, Caterpillar and Washington Trust Bank;

•	both companies have robust sales pipelines with several large pilot campaigns underway with major organizations; and

•	a combined company provides greater scale and ability to accelerate growth, achieve mid-term profitability and increase shareholder equity.

•
The combination of Wireless Ronin’s Marketing Technology Content Management System and Broadcast’s Digital Media & Broadcast Solutions will likely provide a competitive solution in the marketplace.  The integration of these two technologies is expected to differentiate the combined company and provide for a much better go-to-market strategy than the two companies could separately.  In particular—

•
Wireless Ronin’s award-winning RoninCast® 4.2 Content Management System combined with BCST’s proven Media Management System (MMS) creates what is believed to be the most comprehensive, synergistic offering in the digital marketing technology industry;

•	Broadcast enhances Wireless Ronin’s market scope through its deep experience deploying and managing large-scale digital signage solutions;

•	Broadcast’s patented CodecSys technology provides what is believed to be a strong competitive advantage to Wireless Ronin’s core business through enhanced content delivery and performance benefits;

•	Competitive video compression IP has focused on “traditional” hardware-based and single-codec selection;

•
The combined company will likely also benefit from Broadcast’s Intellectual Property in the form of five issued patents and 20 patent applications focusing on video compression using artificial intelligence to select codecs from a multiple codec library.

•
It is expected that the combination will result in synergies and upsell opportunities from existing and prospective customers and partners and that the combined operational costs will be significantly reduced from economies of scale and the elimination of redundant cost centers.  In particular—

•	Wireless Ronin’s omni-channel marketing capabilities can likely be sold into BCTS’s customer base and sales pipeline, along with other extended solutions and services;

•	Attractive licensing and partnership opportunities may exist for Broadcast’s CodecSys technology;

•	Broadcast has a history of licensing point solutions like CodecSys and Music & Messaging On Hold, which may provide new revenue streams for the combined company; and

•	Competitive video compression IP has focused on “traditional” hardware-based and single-codec selection.

In reaching its conclusions, the Board of Directors of Wireless Ronin also considered the following:

•	The results of management’s analysis of the digital signage industry and the opportunities of cross-selling products and services to existing and new customers of each company;

•	A review of the existing intellectual property and technology of Broadcast conducted by Atherio; and

•	The fact that Wireless Ronin would remain a public entity after the merger was complete.

Wireless Ronin’s Board of Directors also considered a variety of potential risks and detriments in its consideration of the Merger Agreement, including the following:

•	Broadcast’s history of operating losses;

•	Broadcast’s sales concentration with limited customers; and

•	Broadcast’s recent losses from operations.

Broadcast’s Reasons for the Merger; Recommendation to Shareholders

In reaching its decision to approve the merger, the Broadcast’s Board of Directors consulted with Broadcast’s management and Broadcast’s legal and financial advisors, and considered the potentially positive factors set forth below:

•
the integration of Broadcast’s content management system and Wireless Ronin’s platform is expected to enable the combined company to provide a highly scalable, flexible and secure digital broadcasting platform where virtually any form of digital media can be delivered to mobile, in-store and desktop devices;

•
the expectation that the combination will result in synergies and upsell opportunities from existing and prospective customers and partners and that the combined operational costs will be significantly reduced from economies of scale and the elimination of redundant cost centers;

•	the possible alternatives to the merger, including the difficulties of continuing to operate as an independent entity given the financial condition and prospects of Broadcast;

•	management's assessment of the potential competitive advantages and operational and other synergies that potentially could be realized from the merger;

•	the potential business, operational and financial synergies that may be realized over time by the combined company following the merger;

•	the current financial condition of Broadcast, including its ability to raise needed capital, replace the loss of most of the revenue from its largest customer and continue operations;

•	management’s existing knowledge of the business, operations and financial condition of Wireless Ronin;

•
the current and prospective environment in which Broadcast operations, including the competitive environment, loss of revenue from Broadcast’s largest customer, the importance of scale in competitive markets, the potential for the merger to enhance Broadcast’s ability to compete effectively, raise capital, increase value to stockholders and the anticipated effect of the merger on Broadcast’s potential growth, development, productivity, profitability and strategic options;

•	the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the likelihood that the merger will be completed.

In its deliberations concerning the merger, the Broadcast board also identified and considered a variety of potentially negative factors, which are set forth below.

•
the risks, challenges and costs inherent in combining the operations of two public companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	the possible volatility, at least in the short term, of the trading price of Broadcast’s common stock resulting from the merger announcement;

•
the possible loss of key management, technical or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the potential loss of one or more large customers or partners of either company as a result of any such customer’s or partner’s unwillingness to do business with the combined company;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	the risk that the merger might not be consummated in a timely manner, or that the merger might not be consummated at all;

•	the risk to Broadcast’s business, sales, operations and financial results in the event that the merger is not consummated;

•	the risk that the anticipated benefits of product integration and interoperability and cost savings will not be realized;

•	the potential incompatibility of business cultures; and

•	various other applicable risks associated with the combined company and the merger, including those described in the section of this proxy statement/prospectus entitled “Risk Factors.”

During its deliberations concerning the merger, Broadcast’s board also was aware that one of Broadcast’s directors, Don Harris, had interests in the merger that were different from, or in addition to, those of Broadcast’s shareholders generally. Specifically, Don Harris is to be appointed to the Wireless Ronin Board of Directors at the time of the merger.

While the Broadcast’s board considered potentially negative and potentially positive factors, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by the Broadcast’s board in its consideration of the merger. The Broadcast’s board reached the decision to approve the Merger Agreement in light of the factors described above and other factors that each member of the Broadcast’s board felt were appropriate. In view of the wide variety of factors and the quality and amount of information considered, Broadcast’s board did not find it useful or practicable to and did not make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination.  Individual members of the Broadcast’s board may have given different weight to different factors.

This explanation of the reasoning of the Boards of Directors of Wireless Ronin and Broadcast and much of the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” at the beginning of this proxy/prospectus and under the heading “Risk Factors” starting on page 25 of this proxy statement/prospectus.

THE BROADCAST BOARD OF DIRECTORS RECOMMENDS THAT BROADCAST SHAREHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND MERGER.

Interests of Directors and Executive Officers in the Merger

When Broadcast’s shareholders are considering the recommendation of Broadcast’s Board of Directors that they vote in favor of the approval of the Merger Agreement, Broadcast shareholders should be aware that some of the directors and officers of Broadcast have interests in the merger and participate in arrangements that are different from, or are in addition to, those of Broadcast shareholders generally. The Broadcast’s Board of Directors was aware of these interests and considered them, among other matters, when they adopted and approved the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.  These interests on behalf of Broadcast include the following:

•
As of April 9, 2014, directors and executive officers of Broadcast and their affiliates beneficially owned approximately 2.9% of the outstanding shares of Broadcast common stock, excluding stock options, warrants and conversion of restricted stock units and convertible notes payable, or 6.14% of the outstanding shares of Broadcast common stock on a fully diluted basis (that is, assuming the exercise in full of all options, warrants and conversion of restricted stock units and convertible notes payable being converted at $.25 per share). Assuming the Exchange Ratio of 0.004672869, directors and executive officers of Broadcast and their affiliates will receive approximately 1,213,913 shares of Wireless Ronin common stock after giving consideration to the conversion of convertible debt and settlement of restricted stock units, representing 9.8% of the outstanding shares of Wireless Ronin common stock, excluding stock options, warrants and conversion of restricted stock units and convertible notes payable, or 7.4% of the outstanding shares of Wireless Ronin common stock on a fully diluted basis.

•	Don Harris, a director of Broadcast, will be appointed to Wireless Ronin’s Board of Directors at the time of the merger.

•
Don Harris, a director and a member of the executive committee acting as Chief Executive Officer of Broadcast, is a holder of Broadcast convertible debt. Mr. Harris is the holder of $1,402,411, including interest, of convertible debt and his note will convert to 254,983,818 shares of Broadcast common stock. In the merger, it is expected that his Broadcast shares will be exchanged for approximately 1,192,234 shares of RNIN Merger Shares constituting beneficial ownership of approximately 9.6% of Wireless Ronin common stock.

The Broadcast Board of Directors were aware of and discussed these potentially conflicting interests when they approved the merger.

MEETING PROPOSAL NO. 2 —
AMENDMENT OF BROADCAST’S ARTICLES OF INCORPORATION

Overview

The Broadcast Board of Directors has unanimously approved an amendment of Broadcast’s articles of incorporation that increases the number of authorized shares of Broadcast common stock to 1,500,000,000 shares.  Broadcast’s board has declared this amendment to be advisable and recommended that this proposal be presented to Broadcast shareholders for approval. The text of the form of such proposed amendment of Broadcast’s articles of incorporation is attached to this proxy statement/prospectus as Appendix C.  Broadcast does not intend to undertake a going private transaction by filing the Broadcast amendment to the articles or otherwise.

Reasons for the Increase in Authorized Shares

The primary reason for the increase in authorized shares is to ensure there are available a sufficient number of shares of common stock to effect the:

•	conversion of all outstanding secured and unsecured convertible notes;
•	conversion of new debt required to satisfy account payable obligations as required under the Merger Agreement;
•	issuance of shares to our investment advisor in consideration of its fees; and
•	settlement of restricted stock units previously granted to members of Broadcast’s Board of Directors.

The conversions of debt referred to above will be effected at conversion prices ranging from $.0055 per share to $.01 per share.   The debt conversions and share issuances referred to above are required in order to effect the merger because the Merger Agreement requires that all debt of Broadcast be converted into shares of Broadcast common stock.  Presently, Broadcast does not have sufficient authorized share capital to effect these debt conversions and share issuances that are conditions precedent to the merger. If this Proposal No. 2 is not approved by the Broadcast shareholders, and the closing condition to the Merger Agreement is not waived by Wireless Ronin (which Wireless Ronin is unlikely to do), Broadcast will be unable to complete the merger.

If Proposal No. 2 is approved and the amendment to the articles of incorporation are filed with the State of Utah, but the merger fails to close, Broadcast will have significant share capital available for issuance.  In this regard, Broadcast has no commitments or agreements to issue additional shares of common stock in such a case.  Nevertheless, in connection with Broadcast’s evaluation of its strategic and financing alternatives, Broadcast may determine to issue additional shares of its common stock at any time if the merger fails to close. In addition, the additional shares may be used for various purposes without further shareholder approval, except as may be required by applicable law, regulations promulgated by government agencies or, if applicable, the rules of a market or exchange on which Broadcast common stock is then listed. Among others, these purposes may include:

•	raising capital;
•	providing equity incentives to employees, officers or directors;
•	establishing strategic relationships with other companies; and
•	expanding the business or product lines of the combined company through the acquisition of other businesses or products.

Effects of the Increase in Authorized Shares

The terms of additional shares of common stock will be identical to those of the currently outstanding shares of Broadcast common stock.  Nonetheless, because holders of Broadcast common stock have no preemptive rights to purchase or subscribe for any unissued stock of Broadcast, the issuance of any additional shares of common stock authorized as a result of the increase in the number of authorized shares of common stock will substantially reduce the current shareholders’ percentage of ownership interest in the total outstanding shares of common stock.

If the merger fails to close after approval of this Proposal No. 2, the increase in the authorized number of shares of common stock could have a number of effects on the shareholders of Broadcast depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares.  The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of Broadcast difficult.  For example, additional shares could be issued by Broadcast so as to dilute the stock ownership or voting rights of persons seeking to obtain control of Broadcast. Similarly, the issuance of additional shares to certain persons allied with Broadcast’s management could have the effect of making it more difficult to remove Broadcast’s management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

The proposed amendment of Broadcast’s articles of incorporation to increase the number of authorized shares of Broadcast common stock to 1,500,000,000 will be effective upon the filing of the Broadcast amended articles with the State of Utah or such later date as specified in such filing. Notwithstanding shareholder approval of the proposed Broadcast amendment of the articles of incorporation, Broadcast’s Board of Directors may abandon the proposed amendment of the articles of incorporation without any further action by Broadcast shareholders at any time prior to its effectiveness, and will likely abandon the amendment of the articles of incorporation if Broadcast’s shareholders do not approve the merger.

Vote Required; Recommendation of Broadcast Board of Directors

The affirmative vote of a majority of Broadcast common stock outstanding on the record date for the Broadcast special meeting is required to approve the proposal to amend Broadcast’s articles of incorporation to increase the authorized shares of Broadcast’s common stock to 1,500,000,000 shares.

A failure to submit a proxy card or vote at the special meeting, or an abstention, vote withheld or “broker non-vote” will have the same effect as a vote against Broadcast Proposal No. 2.

BROADCAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCAST SHAREHOLDERS VOTE “FOR” BROADCAST PROPOSAL NO. 2 TO APPROVE AN AMENDMENT OF BROADCAST’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF BROADCAST COMMON STOCK TO 1,500,000,000 SHARES.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited financial information has been derived by the application of pro forma adjustments to the historical consolidated and combined financial statements of Wireless Ronin and Broadcast to reflect the merger.  In particular, the unaudited pro forma balance sheet as of December 31, 2013 (the “pro forma balance sheet”) gives effect to the merger as if it had occurred on December 31, 2013. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2013 gives effect to the merger as if it had occurred on January 1, 2013.  The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated, nor is it necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and related notes of Wireless Ronin and Broadcast included in this proxy statement/prospectus.

We anticipate that the merger will provide the combined company with financial benefits that may include increased revenues due to departmental or marketing synergies, and cost savings on business expenses, including but not limited to product marketing, insurance expenses, salaries, benefits, professional fees as well as other general and administrative costs.  While helpful in illustrating the financial characteristics of the combined company under one set of assumptions, the pro forma information does not reflect the benefits of increased revenues due to departmental or marketing synergies, or cost savings on business expenses.  Accordingly, the pro forma financial information is being provided for informational purposes only, and such information does not necessarily serve as, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future.

The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial statements should be read together with:

•	the audited consolidated financial statements of Wireless Ronin and Broadcast for the years ended December 31, 2013 and the notes relating thereto; and

•
other information pertaining to Wireless Ronin and Broadcast contained in or incorporated by reference into this document.  See “Selected Historical Financial Data of Wireless Ronin” and “Selected Historical Financial Data of Broadcast.”

A total of 5,951,547 at $0.80 per share of Wireless Ronin Merger shares will be issued upon closing of the merger as consideration.  The assumptions and significant adjustments used in recording the pro forma adjustments are provided as footnotes within the unaudited condensed combined pro forma financial statements.

The pro forma adjustments reflected in the unaudited combined pro forma financials represent estimated values and amounts based on available information and do not reflect cost savings and synergies that management believes would have resulted had the acquisition been completed as of the dates indicated above.  The allocation of the purchase price to the assets acquired and the liabilities assumed is preliminary and has not yet been completed.  The actual adjustments that will result from the acquisition may differ materially from the adjustments presented in this Form S-4.

The unaudited combined condensed pro forma balance sheet reflects the acquisition using the purchase method as of December 31, 2013.  Subject to results of operations, and changes in net assets through March 31, 2014, the preliminary allocation of purchase price, is as follows:

Purchase Price Allocation:
Net Assets, at December 31, 2013	$(6,655)
Adjustments to book value of assets to reflect fair value of assets assumed:	6,697
Excess purchase price over fair value of identified assets -- goodwill	4,720
Total purchase price	$4,762

Purchase Price:
Stock Issued:
Common stock	60
Additional paid-in capital	$4,702

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET

	Historical - December 31, 2013 (1)		Pro Forma
	Wireless Ronin	Broadcast	Adjustments	Note #	Combined
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,484	$215	$-		$1,699
Accounts receivable	1,070	51	-		1,121
Inventories	69	20	-		89
Prepaid expenses and other current assets	135	15	-		150
Total current assets	2,758	301	-		3,059
Property and equipment, net	229	64	-		293
Patents, net	-	66	-		66
Goodwill	-	-	4,720	1A	4,720
Restricted cash	50	-	-		50
Other assets	19	111	-		130
TOTAL ASSETS	$3,056	$542	$4,720		$8,318

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Current portion of notes payable (Net of discount $0)	$-	$5,245	$(5,245)	1B	$-
Derivative liability	-	12	(12)	1C	-
Accounts payable	298	1,034	(784)	1D	548
Deferred revenue	754	-	-		754
Accrued liabilities	421	906	(656)	1B	671
Total current liabilities	1,473	7,197	(6,697)		1,973

Convertible notes payable (net of discount of $153)	672	-	-		672
Convertible notes payable - related party (net of discount of $47)	203	-	-		203
Total liabilities long-term liabilities	875	-	-		875
Total liabilities	2,348	7,197	(6,697)		2,848

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred Stock	-	-	-
Common Stock	60	5,512	(5,452)	1E, 1F	120
Additional paid-in capital	99,166	99,706	(95,004)	1E, 1F	103,868
Accumulated deficit	(98,019)	(111,873)	111,873	1E	(98,019)
Accumulated other comprehensive loss	(499)	-	-		(499)
Total shareholders' equity	708	(6,655)	11,417		5,470
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,056	$542	$4,720		$8,318

(1) Derived from audited Annual Reports on Form 10-K for the year ended December 31, 2013 of each of Wireless Ronin and Broadcast.

1A       Records excess of consideration ($4,761,238) over identifiable net assets, resulting in goodwill of $4,719,822. Upon completion of the merger Wireless Ronin will engage an independent third-party valuation firm to determine the proper allocation of the purchase price to goodwill & intangible assets.

1B        Reflects the assumed conversion of all notes payable of $5,245,000 and related accrued interest of $655,928.

1C        Reflects purchase accounting adjustment to eliminate estimated portion of derivative valuation of $11,736 related to the warrants that are expected to be exchanged to common shares in the exchange offfer.

1D        Reflects the reduction in accounts payable to $250,000 agreed to per the merger agreement.

1E        Reflects elimination of shareholders' equity of Broadcast International.

1F        Reflects the estimated 5,951,547 shares at $0.80 per share committed to be issued at closing of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED
 STATEMENT OF OPERATIONS

	Historical - Year Ended December 31, 2013		Pro Forma
	Wireless Ronin	Broadcast	Adjustments	Note #	Combined
Net Sales	6,802	3,041	-		9,843
Cost of sales	2,814	1,743	-
Gross profit	3,988	1,298	-		5,286

Operating expenses:
Sales and marketing expenses	1,482	268	-		1,750
Research and development expenses	935	547	-		1,482
General and administrative expenses	4,930	2,577	-		7,507
Impairment of assets	-	10	-		10
Depreciation and amortization expense	213	210	-		423
Total operating expenses	7,560	3,612	-		11,172
Operating loss	(3,572)	(2,314)	-		(5,886)

Other income (expenses):
Interest expense	(25)	(1,634)	1,634	2A	(25)
Gain on derivative valuation	-	1,242	(1,242)	2B	-
Gain on extinguishment of liabilities	-	482	-		482
Loss on sale of assets	-	(68)	-		(68)
Other income, net	-	4	-		4
Total other expense	(25)	26	392		393
Net loss	$(3,597)	$(2,288)	$392		$(5,493)

Basic and diluted loss per share	$(0.63)				$(0.47)
Basic and diluted shares outstanding	5,744		5,952		11,696

2A        Reflects purchase accounting adjustment to eliminate Broadcast interest expense related to the convertible notes payable to be converted as condition to the merger.

2B         Reflects purchase accounting adjustment to eliminate 2013 gain on derivative valuation for debt to be converted as a condition to the merger.

(1)  Derived from audited Annual Reports on Form 10-K for the year ended December 31, 2013 of each of Wireless Ronin and Broadcast.

THE MERGER AGREEMENT

The following is a brief summary of the material provisions of the Agreement and Plan of Merger and Reorganization dated March 5, 2014 (the “Merger Agreement”), a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated by this reference. This summary may not contain all of the information about the Merger Agreement that may be important to you. We urge all shareholders of Broadcast to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the merger.

General

In the merger, a newly created wholly owned subsidiary of Wireless Ronin will be merged with and into Broadcast, and Broadcast will survive the merger and become a wholly owned subsidiary of Wireless Ronin. The merger will be completed only after the approval of the Merger Agreement by the shareholders of Broadcast, and the satisfaction or waiver of the other conditions to the merger. The merger will become effective at the time of the filing of articles of merger with the State of Utah.  The parties anticipate completing the transaction as soon as practicable after the Broadcast special shareholders’ meeting.

At the effective time of the merger (the “Effective Time”), Wireless Ronin will issue to Broadcast shareholders, and agree to issue upon the exercise of outstanding options and warrants of Broadcast, that number of shares of Wireless Ronin’s common stock equal to 36.5% of its outstanding shares immediately prior to the Effective Time, calculated on a modified fully diluted basis (the “RNIN Merger Shares”).  Wireless Ronin and Broadcast presently estimate that immediately prior to the Effective Time, RNIN will have 10,354,062 shares of common stock outstanding, on a modified fully diluted basis, and as a result 5,951,547 RNIN Merger Shares will be issued or issuable in connection with the merger.

The RNIN Merger Shares will be issued to current Broadcast shareholders after the Effective Time.  Upon the exercise of any outstanding options and warrants to purchase Broadcast shares of common stock after the Effective Time, shares of Wireless Ronin common stock will be issued, with the number of shares to be issued and exercise price adjusted based upon the exchange ratio.  The number of outstanding shares of Broadcast common stock outstanding, on an as converted basis (that is, assuming the full conversion of all Broadcast indebtedness into shares of Broadcast common stock), will affect the number of RNIN Shares to which each holder of BCST shares of common stock, options and warrants is entitled.  Wireless Ronin and Broadcast expect that immediately prior to the Effective Time (and after the conversion of convertible debt of Broadcast into shares of Broadcast common stock), Broadcast will have an aggregate of approximately 1,273,638,856 shares of common stock outstanding, on a fully diluted basis (the “BCST Outstanding Shares”).

Conversion of Broadcast Shares

With the exception of dissenting shares, all issued and outstanding shares of Broadcast common stock will be converted automatically into the right to receive RNIN Merger Shares at the Effective Time.  Assuming that the estimated number of outstanding RNIN shares of common stock, on a modified fully diluted basis, is 10,354,062, and the estimated number of BCST Outstanding Shares is 1,273,638,856, each as of the Effective Time, Broadcast shareholders as of the Effective Time will be entitled to receive a total of 5,951,547 RNIN Merger Shares, with each BCST Outstanding Share representing the right to receive 0.004672869 RNIN Merger Shares at the Effective Time (the “Exchange Ratio”).  If the number of RNIN Merger Shares or BCST Outstanding Shares is different from the amounts respectively set forth above, the Exchange Ratio will change and the number of RNIN Merger Shares to which holders of Broadcast’s common stock, options and warrants are entitled may be greater or less.

Treatment of Stock Options and Warrants

At the Effective Time, each Broadcast warrant and option that remains outstanding and unexercised following the Effective Time will be become exercisable for Wireless Ronin common stock. The terms and conditions of the warrants and options will remain the same, except that the number of shares covered by the option or warrant, and the exercise price thereof, will be adjusted to reflect the Exchange Ratio. Assuming that the numbers of estimated RNIN Merger Shares and BCST Outstanding Shares are accurate, holders of outstanding options and warrants to purchase BCST Outstanding Shares as of the Effective Time will have the right to purchase a total of approximately 200,296 shares of Wireless Ronin common stock, based upon the Exchange Ratio, and at a weighted-average exercise price of $100.58.

Exchange of Stock Certificates

When the merger is completed, Broadcast common stock will automatically convert into the right to receive shares of Wireless Ronin common stock. Broadcast shareholders will be requested to exchange their Broadcast stock certificates for Wireless Ronin stock certificates.  After the Effective Time, Wireless Ronin will deliver, or will cause its transfer agent and the exchange agent, Registrar and Transfer Company, to deliver to the Broadcast shareholders of record a letter of transmittal and instructions to exchange their Broadcast stock certificates. A Broadcast shareholder who surrenders his, her or its certificate to the exchange agent, together with a duly executed letter of transmittal, will receive a certificate representing the shares of Wireless Ronin common stock that the shareholder is entitled to receive. The surrendered certificates will be canceled. Holders of Broadcast common stock should not send in their certificates until they receive a letter of transmittal from Wireless Ronin or the exchange agent.

Wireless Ronin will not issue any fractional shares of Wireless Ronin common stock in the merger. Instead, the shares of Wireless Ronin common stock to which such Broadcast shareholder is entitled shall be aggregated and then rounded down to the nearest whole share of Wireless Ronin common stock.

After the Effective Time, there will be no further registration of transfers of Broadcast shares. If, after the Effective Time, Broadcast certificates are presented to the exchange agent, Broadcast or Wireless Ronin, they will be canceled and exchanged for shares of common stock of Wireless Ronin based upon the Exchange Ratio.

If any Broadcast certificate has been lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of loss to Wireless Ronin or the exchange agent. Wireless Ronin or the exchange agent may require the owner of such certificate to deliver a bond as indemnity against any claim that may be made against them with respect to the Broadcast certificates alleged to have been lost, stolen or destroyed.

BROADCAST SHAREHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL RECEIPT OF THE LETTER OF TRANSMITTAL FROM WIRELESS RONIN OR REGISTRAR AND TRANSFER COMPANY.

Expenses

Generally, Wireless Ronin and Broadcast will each pay its own transaction costs and expenses in connection with the merger. The expenses incurred in connection with printing and mailing of this proxy statement/prospectus and any government filings will be paid solely by Broadcast.

Broadcast Dissenters’ Rights

Broadcast shareholders have the right to dissent under Section 16-10a-1302 of the Utah Revised Business Corporation Act (“Corporation Act”) with respect to their shares of Broadcast common stock in connection with the merger.  This section contains a brief description of the dissenters’ rights available to Broadcast shareholders under Part 13 of the Corporation Act, the full text of which is attached as Appendix B to this proxy statement/prospectus/consent solicitation.  It is a condition to the closing of the merger that holders of no more than 0.5% of the issued and outstanding shares of Broadcast common stock have exercised dissenters’ rights with respect to their shares.

Generally, Part 13 permits a Broadcast shareholder to dissent from the proposed merger and obtain cash payment of the fair value of his, her or its shares by complying with the applicable statutory procedures set forth in Part 13.  Fair value of the shares means the value of the shares immediately before the Effective Time, excluding any appreciation or depreciation in anticipation of the merger.

Only record holders of Shares who meet and comply with the requirements of Part 13 will be entitled to assert dissenters’ rights thereunder.  Specifically, a Broadcast shareholder who desires to exercise dissenters’ rights with respect to the merger must cause Broadcast to receive written notice, prior to the vote on the merger at the Broadcast special meeting, of such shareholder’s intent to dissent from the merger if it is approved at the Broadcast special meeting (a “notice of intent to dissent”) and must not vote any shares of Broadcast common stock in favor of the proposed merger.  Broadcast shareholders who fail to provide Broadcast with a notice of intent to dissent from the merger prior to the vote on the merger at the Broadcast special meeting or who vote in favor of the meeting, either in person or by proxy, will lose their right to dissent under Part 13.

If the merger is approved at the Broadcast special meeting, Broadcast will provide each Broadcast shareholder who provided it with a notice of intent to dissent prior to the vote on the merger (each a “Broadcast dissenting shareholder”) a notice of such shareholder’s dissenters’ rights that includes further instructions and a form for demanding payment (“dissenters’ notice”).  Broadcast will send the dissenters’ notice to each Broadcast dissenting shareholder within ten days of the date of the approval of the merger at the Broadcast special meeting.  In order to exercise dissenters’ rights and receive payment for its shares, a Broadcast dissenting shareholder must comply with the instructions that will be provided in the dissenters’ notice, including deadlines for submitting a written demand for payment.

Summary of Procedure.  If you wish to exercise your statutory right to dissent from the merger, you should read the more detailed explanation of your dissenter rights and the procedure that must be followed to exercise those rights set forth below.

Do You Have the Right to Exercise Dissenter Rights?  To exercise dissenter rights under Utah law, you must have been the holder of record of the shares of Broadcast common stock as to which the dissenter rights are to be exercised on the record date for the Broadcast special meeting (          , 2014), the date of the Broadcast special meeting, and on the date that the written demand and notice for appraisal described below is made, and you must continuously hold those shares through the Effective Time.

How to Exercise Dissenters’ Rights.  To exercise dissenter rights, you must:

•	cause Broadcast to receive your written notice of intent to dissent before the vote on the merger is taken at the Broadcast special meeting; and

•	not vote any of your shares in favor of the merger; and

•
cause Broadcast to receive written notice of your demand for payment for your Broadcast common stock no later than the time specified in the dissenters’ notice that will be sent to Broadcast dissenting shareholders following shareholder approval of the merger; and

•	comply with the other instructions and deadlines set forth in the dissenters’ notice.

A BROADCAST SHAREHOLDER WHO DOES NOT SATISFY THE FOREGOING REQUIREMENTS WILL NOT BE ENTITLED TO DEMAND PAYMENT FOR HIS, HER ITS SHARES UNDER PART 13.

The foregoing discussion is not a complete statement of the law pertaining to dissenters’ rights under the Corporation Act and is qualified in its entirety by the full text of Part 13 of the Corporation Act, which is reprinted in its entirety as Appendix B to this proxy statement/prospectus. The provisions of Part 13 of the Corporation Act are complex and it is suggested that any Broadcast shareholder who desires to exercise its dissenters’ rights should consult independent legal counsel.

The Effective Time

At the closing of the merger, the parties will cause the merger to become effective by filing articles of merger with the Utah Secretary of State. The parties anticipate that the closing of the merger will occur in the law offices of Maslon Edelman Borman & Brand, LLP, outside counsel to Wireless Ronin, no later than the second business day after the satisfaction or waiver all conditions to closing.

The Surviving Corporation

Broadcast will merge with Broadcast Acquisition Co. and will be the surviving corporation of the merger and will thereafter operate as a wholly owned subsidiary of Wireless Ronin. The certificate of incorporation of Broadcast in effect at the Effective Time shall be the certificate of incorporation of the surviving corporation until amended in accordance with applicable law.  Similarly, the bylaws of Broadcast in effect at the Effective Time shall be the bylaws of the surviving corporation, until amended in accordance with applicable law.

It is anticipated that Wireless Ronin, in its capacity as the sole shareholder of the surviving corporation after the merger, will appoint Scott W. Koller, President and Chief Executive Officer of Wireless Ronin, as the sole director of the surviving corporation and that Scott W. Koller and John Walpuck, Chief Financial and Chief Operating Officer of Wireless Ronin, will initially serve as the Chief Executive Officer and Chief Financial Officer, respectively, of the surviving corporation.

Representations and Warranties

The Merger Agreement contains customary representations and warranties that Wireless Ronin and Broadcast Acquisition Co., on the one hand, and Broadcast, on the other hand, have made to one another. The representations and warranties in the Merger Agreement expire at the Effective Time. The assertions embodied in the representations and warranties are qualified by information in disclosure schedules that Wireless Ronin and Broadcast have exchanged in connection with signing the Merger Agreement. While Wireless Ronin and Broadcast do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts, since such representations and warranties are qualified by the disclosure schedules and since facts may have changed or may change in the future. The disclosure schedules exchanged by Wireless Ronin and Broadcast generally contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. In addition, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Wireless Ronin and Broadcast rather than establishing matters as facts. The customary representations and warranties of each of Broadcast and Wireless Ronin in the Merger Agreement relate to following subject matters, among other things:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	ownership of subsidiaries’ capital stock;

•	capitalization;

•	documents filed with the SEC;

•	disclosure controls and procedures and internal controls over financial reporting;

•	financial statements and off-balance sheet arrangements;

•	compliance with and certain Sarbanes-Oxley requirements;

•	absence of certain changes and events;

•	title to assets and leasehold interests;

•	customers and loans made to employees and other service providers;

•	real and personal property;

•	intellectual property;

•	material contracts;

•	the effect on material contracts of entering into and completing the transactions contemplated by the Merger Agreement and other matters relating to material contracts;

•	absence of certain liabilities;

•	compliance with applicable laws;

•	possession of and compliance with material permits and other governmental authorizations required for the operation of the business;

•	taxes;

•	employee benefit plans and labor matters;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	litigation;

•	shareholder votes needed to approve the transactions contemplated by the Merger Agreement;

•
absence of any violation of any applicable legal requirements or the charter documents, or certain other effects, as a result of entering into and completing the transactions contemplated by the Merger Agreement;

•	brokerage, finder’s or other fees or commissions payable to brokers, finders or financial advisors in connection with the merger;

•	Broadcast Acquisition Co. (made only by Wireless Ronin);

•	the valid issuance of Wireless Ronin common stock to be issued in the merger (made only by Wireless Ronin);

•	no ownership of Broadcast common stock (made only by Wireless Ronin); and

•	the accuracy of the information provided in connection with the proxy statement/prospectus pertaining to the merger.

Covenants; Conduct of Business Before the Merger

Affirmative Covenants of Broadcast. Broadcast has agreed that before the Effective Time it will, and it will cause its subsidiaries to, among other things:

•
provide Wireless Ronin and its representatives with reasonable access during normal business hours to its personnel, tax and accounting advisers, assets, books, records, tax returns, work papers and other documents, in each case as reasonably requested by Wireless Ronin;

•
provide Wireless Ronin and its representatives with copies of existing books, records, tax returns, work papers and other documents and information relating to Broadcast and its subsidiaries as reasonably requested by Wireless Ronin;

•
permit Wireless Ronin’s senior officers to meet, upon reasonable notice and during normal business hours, with officers of Broadcast responsible for Broadcast’s financial statements and internal controls in order to discuss certain matters;

•
provide Wireless Ronin with copies of any notice, report or other document filed with or sent to any governmental body on behalf of Broadcast or any of its subsidiaries in connection with the merger or the other transactions contemplated by the Merger Agreement;

•
conduct its business and operations in the ordinary course and in accordance in all material respects with past practices, use its commercially reasonable efforts to attempt to preserve intact the material components of its current business organization, keep available the services of its current officers and key employees and maintain its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies;

•
promptly notify Wireless Ronin of any claim or legal proceeding against, relating to, involving or otherwise affecting Broadcast or its subsidiaries that relates to the transactions contemplated by the Merger Agreement commenced or, to Broadcast’s knowledge, overtly threatened by a governmental body or threatened in writing by any other person;

•
promptly notify Wireless Ronin of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of the conditions to Wireless Ronin’s obligation to close the merger impossible or that has had or would reasonably be expected to have or result in a material adverse effect on Broadcast and its subsidiaries;

•	Cause, prior to the Effective Time, the increase to the number of shares of Broadcast common stock authorized for issuance under the Broadcast stock plan;

•	use commercially reasonable efforts to obtain and deliver to Wireless Ronin at or prior to the Effective Time the resignation of each director of Broadcast;

•	take such action so as to cause the termination of any 401(k) plans maintained by Broadcast effective no later than the day prior to the Effective Time;

•
promptly notify Wireless Ronin of any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Broadcast’s internal control over financial reporting identified by Broadcast or its auditors and use its commercially reasonable efforts to rectify such material weakness or series of control deficiencies; and

•
notify Wireless Ronin within two business days of becoming aware of an indication from an Broadcast shareholder that such shareholder has or intends to exercise dissenters’ rights with regard to the merger.

Negative Covenants of Broadcast. Broadcast has agreed that before the Effective Time, except as otherwise consented to in writing by Wireless Ronin, which consent may not be unreasonably withheld, conditioned or delayed, or as previously disclosed to Wireless Ronin pursuant to the Merger Agreement or contemplated by the Merger Agreement, it will not, will not agree to, and will not permit any of its subsidiaries to, among other things:

•
subject to limited exceptions, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•
subject to limited exceptions, sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security or any option, call, warrant, stock appreciation right or right to acquire any capital stock or other security or any security convertible into any capital stock or other security;

•
amend or waive any of its rights under, or, except as contemplated by the terms of Broadcast’s equity plan or the relevant award or employment agreements as in effect as of the date of the Merger Agreement and described on the Broadcast disclosure schedule, accelerate the vesting under, any provision of Broadcast’s equity plan or any agreement evidencing any outstanding equity award or otherwise modify the terms of any outstanding equity award, warrant or other security or related contract;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or other charter or organizational documents);

•
acquire an equity interest or other interest in any other entity or form any subsidiary, in each case except in the ordinary course of business and consistent with past practices, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•
make any capital expenditures other than (a) those that are provided for in Broadcast’s capital expense budget; and (b) if not provided for in Broadcast’s capital expense budget, those that, when added together with all other capital expenditures made since the date of the Merger Agreement that are not provided for in Broadcast’s capital expense budget, do not exceed $5,000 in the aggregate;

•
other than in the ordinary course of business and consistent with past practices, enter into or become bound by any material contract or amend, terminate or waive any material right or remedy under any material contract;

•
acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person other than assets that are acquired, leased, licensed or disposed of in the ordinary course of business consistent with past practices or assets that are immaterial to the business of Broadcast and its subsidiaries (taken as a whole);

•	make any pledge of any material asset or permit any material asset to become subject to any encumbrances other than certain encumbrances expressly permitted under the Merger Agreement;

•	subject to limited exceptions, lend any money to any person, or incur or guarantee any indebtedness;

•
subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees;

•
hire any employee at the level of vice president or above or with an annual base salary in excess of $100,000, or promote any employee to vice president or above, except in order to fill a position vacated;

•	subject to limited exceptions, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	subject to limited exceptions, commence any legal proceeding or settle any legal proceeding; and

•
take any action that would be reasonably expected to cause the merger to fail to qualify as a “reorganization” for federal income tax purposes under the Code or fail to take any reasonable action necessary to cause the merger to so qualify.

Affirmative Covenants of Wireless Ronin. Wireless Ronin has agreed that before the Effective Time, it will, among other things:

•
provide Broadcast and its representatives with reasonable access during normal business hours to its personnel, tax and accounting advisers, assets, books, records, tax returns, work papers and other documents, in each case as reasonably requested by Broadcast;

•
provide Broadcast and its representatives with copies of existing books, records, tax returns, work papers and other documents and information relating to Wireless Ronin and its subsidiaries as reasonably requested by Broadcast;

•
provide Broadcast with copies of any notice, report or other document filed with or sent to any governmental body on behalf of Wireless Ronin or any of its subsidiaries in connection with the merger or the other transactions contemplated by the Merger Agreement;

•
conduct its business and operations in the ordinary course and in accordance in all material respects with past practices, use its commercially reasonable efforts to attempt to preserve intact the material components of its current business organization, keep available the services of its current officers and key employees and maintain its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies;

•
promptly notify Broadcast of any claim or legal proceeding against, relating to, involving or otherwise effecting Wireless Ronin or its subsidiaries that relates to the transactions contemplated by the Merger Agreement commenced or, to Wireless Ronin’s knowledge, overtly threatened by a governmental body or threatened in writing by any other person;

•
promptly notify Broadcast of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of the conditions to Broadcast’s obligation to close the merger impossible or that has had or would reasonably be expected to have or result in a material adverse effect on Wireless Ronin and its subsidiaries;

•	use commercially reasonable efforts to obtain and deliver to Wireless Ronin at or prior to the Effective Time the resignation of each director of Wireless Ronin;

•
promptly notify Broadcast of any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Wireless Ronin’s internal control over financial reporting identified by Wireless Ronin or its auditors and use its commercially reasonable efforts to rectify such material weakness or series of control deficiencies;

•
obtain, prior to the Effective Time, all regulatory approvals needed to ensure that the Wireless Ronin common stock to be issued in the merger is registered, qualified or exempt from registration or qualification of every state in which shareholders of Broadcast reside, provided that Wireless Ronin shall not be required to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified;

•	cause merger sub to perform its obligations under the Merger Agreement.

Negative Covenants of Wireless Ronin. Wireless Ronin has agreed that before the Effective Time, except as otherwise consented to in writing by Broadcast, which consent may not be unreasonably withheld, conditioned or delayed, or as previously disclosed to Broadcast pursuant to the Merger Agreement or contemplated by the Merger Agreement, it will not, will not agree to, and will not permit any of its subsidiaries to, among other things:

•
subject to limited exceptions, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•
subject to limited exceptions, sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security or any option, call, warrant, stock appreciation right or right to acquire any capital stock or other security or any security convertible into any capital stock or other security;

•
amend or waive any of its rights under, or, except as contemplated by the terms of Wireless Ronin’s equity plans or the relevant award or employment agreements as in effect as of the date of the Merger Agreement and described on the Wireless Ronin disclosure schedule, accelerate the vesting under, any provision of Wireless Ronin’s equity plans or any agreement evidencing any outstanding equity award or otherwise modify the terms of any outstanding equity award, warrant or other security or related contract;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or other charter or organizational documents) other than as contemplated herein;

•
acquire an equity interest or other interest in any other entity or form any subsidiary, in each case except in the ordinary course of business and consistent with past practices, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•
make any capital expenditure in excess of $10,000, except that Wireless Ronin may make any capital expenditure that is provided for in its capital expense budget delivered or made available to Broadcast prior to the date of this Agreement;

•
other than in the ordinary course of business and consistent with past practices, enter into or become bound by any material contract or amend, terminate or waive any material right or remedy under any material contract;

•
acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person other than assets that are acquired, leased, licensed or disposed of in the ordinary course of business consistent with past practices or assets that are immaterial to the business of Wireless Ronin and its subsidiaries (taken as a whole);

•	make any pledge of any material asset or permit any material asset to become subject to any encumbrances other than certain encumbrances expressly permitted under the Merger Agreement;

•	subject to limited exceptions, lend any money to any person, or incur or guarantee any indebtedness;

•
subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or any of its officers or other employees;

•
hire any employee at the level of vice president or above or with an annual base salary in excess of $100,000, or promote any employee to vice president or above, except in order to fill a position vacated;

•	subject to limited exceptions, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	subject to limited exceptions, commence any legal proceeding or settle any legal proceeding; or

•
take any action that would be reasonably expected to cause the merger to fail to qualify as a “reorganization” for federal income tax purposes under the Code or fail to take any reasonable action necessary to cause the merger to so qualify.

Affirmative Covenants of Wireless Ronin and Broadcast. Both Wireless Ronin and Broadcast have agreed to, among other things, as promptly as practicable after the date of the Merger Agreement (but in any event within 30 days after the date of the Merger Agreement), both Wireless Ronin and Broadcast will prepare and cause to be filed with the SEC a proxy statement/prospectus and Wireless Ronin will prepare and cause to be filed with the SEC a registration statement on Form S-4, of which such proxy statement/prospectus is a part and will use reasonable best efforts to:

•	cause the registration statement and the joint proxy statement/prospectus to comply with all applicable rules and regulations promulgated by the SEC;

•	promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff;

•	have the registration statement declared effective as promptly as practicable after it is filed with the SEC; and

•	keep such registration statement effective through the consummation of the merger in order to permit the consummation of the merger;

•	take, or cause to be taken, all actions necessary to consummate the merger and the other transactions contemplated by the Merger Agreement;

•	make all filings and give all required notices required to be made or given by such party in connection with the merger and the other transactions contemplated by the Merger Agreement;

•	obtain each consent required to be obtained by such party in connection with the merger or the other transactions contemplated by the Merger Agreement; and

•	lift any restraint, injunction or other legal bar to the merger.

Each party will promptly notify the other in writing of any fact or circumstance that would cause any of the disclosing party’s representations, warranties or covenants to be untrue or incomplete in any respect, and the disclosing party shall promptly deliver to the other party an updated version of any applicable section of the disclosing party’s disclosure schedules or a new section of such disclosure schedules reflecting such fact or circumstance.  Each party will take all actions necessary to ensure that, immediately following the Effective Time, Wireless Ronin’s Board of Directors is composed as described in the Merger Agreement (unless otherwise agreed to by the parties in writing).

Indemnification and Insurance

The Merger Agreement provides that, for a period of six years after the merger, Wireless Ronin will cause the surviving corporation and its subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of Broadcast (or any of its subsidiaries) prior to the Effective Time to the fullest extent that applicable legal requirements permit a company to indemnify its own officers and directors and in compliance with applicable indemnification agreements in effect as of the date of the Merger Agreement, including any provision relating to advancement of expenses.

In addition, the Merger Agreement provides that prior to the Effective Time of the merger, Wireless Ronin will arrange for, and immediately following the Effective Time, will purchase and pay for, a six-year “tail” prepaid policy on Broadcast’s existing D&O policy with coverage of at least $5 million.

Obligations of the Boards of Directors with Respect to Recommendations and Shareholder Approvals

The Broadcast Board of Directors has agreed to take all actions necessary to call, give notice of and hold a shareholder meeting to approve the merger and Merger Agreement.  The Wireless Ronin Board of Directors has agreed to take all actions necessary to cause the Board of Directors and shareholder of Broadcast Acquisition Co. to approve the Merger Agreement.

Broadcast has agreed to include a statement in this proxy statement/prospectus pertaining to the merger to the effect that the Boards of Directors of Broadcast recommends that the shareholders of Broadcast approve and adopt all proposals to be voted on at the Broadcast special meeting.  The Merger Agreement provides that neither the Board of Directors of Broadcast nor the Board of Directors of Wireless Ronin may withdraw its recommendation or modify its recommendation in a manner adverse to the other company except in certain circumstances.

The Merger Agreement provides that the Board of Directors of Broadcast is entitled to withdraw or modify its recommendation that its shareholders vote in favor of the transaction, or alternatively that Broadcast may terminate the Merger Agreement (and pay a termination fee of $100,000 in cash to the other party), in connection with an unsolicited written acquisition proposal for Broadcast if the following requirements are met:

•
Broadcast has not materially breached certain obligations under the Merger Agreement regarding non-solicitation of alternative transactions (see a description of such obligations under the section entitled “The Merger Agreement — Limitation on Solicitation, Negotiation and Discussion of Other Acquisition Proposals” below);

•
an unsolicited bona fide written acquisition proposal for Broadcast is made after January 6, 2013 and the Board of Directors of such company determines in its good faith judgment, after having consulted with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, that this offer is more favorable from a financial point of view to such company’s shareholders than the merger;

•
for a period of five business days after receipt of the new acquisition proposal Broadcast engages in good faith negotiations with Wireless Ronin to amend the Merger Agreement in such manner that the new acquisition proposal that was determined to be favorable is no longer more favorable than the merger set forth in the Merger Agreement; and

•
such company’s Board of Directors determines in good faith (after having consulted with its outside legal counsel) that in light of the new acquisition proposal, the withdrawal or change in its recommendation is required in order for such Board of Directors to comply with its fiduciary obligations to the shareholders of such company under applicable law.

The Merger Agreement provides that, if Broadcast withdraws or modifies the recommendation of its Board of Directors, it may be required to pay a fee of $100,000 to Wireless Ronin under certain circumstances. See the section entitled “The Merger Agreement — Expenses and Termination Fees.”

Unless the Merger Agreement is terminated beforehand in accordance with the termination provisions of the Merger Agreement, Broadcast has agreed to submit the adoption of the Merger Agreement to its shareholders, regardless of any withdrawal or modification of the respective recommendation by the Board of Directors of Broadcast.

Limitation on Solicitation, Negotiation and Discussion of Other Acquisition Proposals

In General

The Merger Agreement contains detailed provisions prohibiting Broadcast and Wireless Ronin from seeking or entering into an alternative transaction to the merger. Under these “no solicitation” and related provisions, subject to specific exceptions described in the Merger Agreement, each of Broadcast and Wireless Ronin has agreed that, prior to the earlier of consummation of the merger or the termination of the Merger Agreement, it will not, directly or indirectly (and that it will (a) cause the subsidiaries and the respective officers, directors and financial advisers of such company and its subsidiaries not to; and (b) use its reasonable best efforts to ensure that the other representatives of such company and its subsidiaries do not, directly or indirectly):

•	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any acquisition proposal or acquisition inquiry with respect to such company;

•
furnish any information regarding such company or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or acquisition inquiry with respect to such company;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry with respect to such company;

•
approve, endorse or recommend any acquisition proposal with respect to such company or acquisition inquiry with respect to any person or group becoming the beneficial owner of more than 5% of the equity securities of such company; and

•	enter into any letter of intent or contract relating to any acquisition transaction with respect to such company.

Under the Merger Agreement, an “acquisition inquiry” is defined as an inquiry, indication of interest or request for nonpublic information (other than those made or submitted by Wireless Ronin or Broadcast, as the case may be) that would reasonably be expected to lead to an acquisition proposal, and an “acquisition proposal” is defined as any offer or proposal with respect to Broadcast (other than those made or submitted by Wireless Ronin) or Wireless Ronin (other than those submitted by Broadcast) relating to any acquisition transaction.

Under the Merger Agreement, subject to limited exceptions, an “acquisition transaction” with respect to Broadcast or Wireless Ronin, as the case may be, is defined as any transaction or series of related transactions (other than the one contemplated by the Merger Agreement or any bridge financing permitted by the Merger Agreement) involving:

•
any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or similar transaction involving such company or one of its material subsidiaries, in which a third party or group acquires more than a 30% interest in the total outstanding voting securities of such company or one of its material subsidiaries, or in which such company or one of its material subsidiaries issues more than 30% of the outstanding voting securities of such company or that significant subsidiary (as described below);

•
any sale, lease, exchange, transfer, license, acquisition or disposition of assets representing 30% or more of the consolidated net revenues, consolidated net income or consolidated assets of such company and its subsidiaries; or

•	any liquidation or dissolution of such company or one of its significant subsidiaries.

Under the Merger Agreement, a “significant subsidiary” of Broadcast or Wireless Ronin, as the case may be, is defined as any subsidiary that accounts for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such company and its subsidiaries taken as a whole.

Under the Merger Agreement, Broadcast and Wireless Ronin agreed to cease any existing discussions with any third party that relate to any acquisition proposal or acquisition inquiry with respect to such company.

Each of Broadcast and Wireless Ronin has agreed to advise the other party, within 24 hours after receipt of any acquisition proposal or acquisition inquiry with respect to such company, of the identity of the person making the acquisition proposal or acquisition inquiry and the terms thereof.  The Merger Agreement provides that each party receiving an acquisition proposal or an acquisition inquiry must keep the other party reasonably informed of the status of the acquisition proposal or acquisition inquiry and the status and terms of any material modifications or material proposed modifications thereto.

Each of Broadcast and Wireless Ronin has also agreed not to release or waive any provision of any confidentiality, non-solicitation, no-hire, standstill or similar contract under which such company or any of its subsidiaries has any rights and to use commercially reasonable efforts to enforce such contracts at the request of the other party, unless the Board of Directors of such company determines in good faith (after consultation with outside counsel) that failure to take such action would be a breach of its fiduciary duties to such company’s shareholders under applicable law.

Certain Exceptions

The Merger Agreement provides that if prior to the Effective Time either Broadcast or Wireless Ronin receives an acquisition proposal from any person with respect to such company, then such company may furnish nonpublic information to, and engage in discussions and negotiations with, the person making the acquisition proposal, as long as:

•
the acquisition proposal is not a result of any material breach of the “no solicitation” obligations of such company (see the description of these obligations under the heading “ — Limitation on Solicitation, Negotiation and Discussion of Other Acquisition Proposals” above);

•	such company’s Board of Directors concludes in good faith (after having consulted with its outside legal counsel) that such acquisition proposal is reasonably likely to lead to a superior offer;

•	such company has given the other party at least one business day’s prior notice of its intention to take such action and the identity of the person who made the acquisition proposal;

•
such company receives an executed confidentiality agreement from the person who made the acquisition proposal with terms at least as favorable to such company in the aggregate as the confidentiality agreement between Broadcast and Wireless Ronin (except that no such confidentiality agreement need include a “standstill” provision); and

•
such company provides the other party with any nonpublic information to be furnished to the person who made the acquisition proposal (that has not previously been delivered to the other party) contemporaneously with furnishing such person with such nonpublic information.

For purposes of the Merger Agreement, the term “superior offer,” with respect to either Wireless Ronin or Broadcast, as the case may be, is defined as an unsolicited bona fide written acquisition proposal by a third party that is determined by the Board of Directors of such company, in its good faith judgment (after consulting with an independent financial advisor and outside legal counsel and after taking into account the likelihood and anticipated timing of the consummation of the transaction contemplated by such offer) to be more favorable from a financial point of view to such company’s shareholders than the transactions contemplated by the Merger Agreement.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions of Wireless Ronin and Broadcast in the Merger Agreement use the phrase “material adverse effect.” The Merger Agreement provides that “material adverse effect” means, with respect to either Wireless Ronin or Broadcast, as the case may be, any effect, change, claim, event or circumstance that, considered together with other effects, changes, claims, events and circumstances, has (or would reasonably be expected to have) a material adverse effect on the business, financial condition, results of operations or prospects of the subject company and its subsidiaries taken as a whole; however, no effect, change, claim, event or circumstance resulting from the following will be deemed to constitute, or be taken into account in determining whether there has occurred, a material adverse effect on the particular subject company:

•
conditions generally affecting the industries in which the subject company participates or the U.S. or global economy, to the extent that such conditions do not have a disproportionate impact on the subject company and its subsidiaries taken as a whole, as compared to other industry participants;

•
general conditions in the financial markets and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the subject company and its subsidiaries taken as a whole, as compared to other industry participants;

•	changes in the trading price or trading volume of the subject company’s common stock in and of themselves;

•	changes in GAAP applicable to the subject company and its subsidiaries;

•
the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

•	any shareholder litigation directly resulting from the execution of the Merger Agreement or the consummation of the merger;

•	loss of employees, suppliers or customers resulting directly from the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	the taking of any action expressly required to be taken pursuant to the Merger Agreement;

•	the taking of any action requested by the other party pursuant to the terms of the Merger Agreement (to the extent taken in accordance with such request);

•	changes in applicable law after March 5, 2014; or

•	the ability of the subject company to consummate the transactions contemplated under the Merger Agreement.

Conditions to the Merger

Conditions to the Obligations of Wireless Ronin and Broadcast Acquisition Co.  The Merger Agreement provides that the obligations of Wireless Ronin and Broadcast Acquisition Co. to consummate the merger are subject to the satisfaction of each of the following conditions:

•
subject to the Broadcast disclosure schedule, the accuracy in all respects of a limited number of representations and warranties made by Broadcast in the Merger Agreement, including those relating to capitalization and authorization to enter into the Merger Agreement, among others;

•
subject to the Broadcast disclosure schedule, the accuracy of the remaining representations and warranties made by Broadcast in the Merger Agreement in all material respects (disregarding all materiality qualifications limiting the scope of such representations and warranties);

•
the performance in all material respects by Broadcast of its obligations and covenants set forth in the Merger Agreement that are required to be performed at or prior to the consummation of the merger;

•
the registration statement on Form S-4, of which the proxy statement/prospectus is a part, shall have become effective in accordance with the provisions of the Securities Act, shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order and shall be qualified (or the issuance of shares of Wireless Ronin common stock in the merger shall be exempt from qualification) in states in which Broadcast shareholders holding at least 99% of the outstanding shares of Broadcast common stock have an address of record;

•	Broadcast’s shareholders shall have approved the merger and the Merger Agreement;

•
Wireless Ronin shall have received a legal opinion from its legal counsel, dated as of the date of consummation of the merger, to the effect that the merger will constitute a “reorganization” for federal income tax purposes;

•	Broadcast’s chief executive officer and chief financial officer shall have delivered to Wireless Ronin a certificate confirming that certain conditions to the merger have been duly satisfied;

•
there shall not have occurred and be continuing any event that has a material adverse effect on Broadcast which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on Broadcast;

•
there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger and no legal requirement making the consummation of the merger illegal;

•
there shall be no legal action by one or more Broadcast shareholders that has resulted or is reasonably likely to result in the issuance of any injunction binding on, or in any determination of liability in an amount in excess of $250,000 against, Wireless Ronin, Broadcast Acquisition Co. or Broadcast;

•	the number of shares of Broadcast common stock dissenting from the merger shall be less than 0.5% of the outstanding Broadcast common stock;

•	the adjusted working capital of Wireless Ronin immediately prior to the closing of the merger shall be equal to or greater than a deficit of $1 million;

•	each of the executive officers of Wireless Ronin as of the Effective Time shall have executed employment agreements with Wireless Ronin;

•	Broadcast shall have arranged for the conversion of all of its outstanding secured and unsecured debt obligations into shares of Broadcast Common Stock immediately prior to the Effective Time;

•
Broadcast shall have no more than $250,000 in outstanding accounts payable, and shall provide evidence of the same that is reasonably acceptable to Wireless Ronin, and the creditors to whom such accounts payable relate shall agree to collect such accounts payable in 12 equal monthly installments after the Effective Time, in a manner reasonably acceptable to Wireless Ronin;

•
Broadcast shall not have received notice from any party to a material contract (or customer or potential customer of Broadcast) of any plans, intentions or actions that would have an adverse effect on the scope of services to be provided, profitability or availability of products or services to be provided by Broadcast; and

•	Wireless Ronin shall be satisfied in its sole discretion with the results of its due diligence regarding Broadcast.

Conditions to the Obligations of Broadcast.  The Merger Agreement provides that the obligation of Broadcast to consummate the merger is subject to the satisfaction of each of the following conditions:

•
subject to the Wireless Ronin disclosure schedule, the accuracy in all respects of a limited number of representations and warranties made by Wireless Ronin in the Merger Agreement, including those relating to capitalization and authorization to enter into the Merger Agreement, among others;

•
subject to the Wireless Ronin disclosure schedule, the accuracy of the remaining representations and warranties made by Wireless Ronin in the Merger Agreement in all material respects (disregarding all materiality qualifications limiting the scope of such representations and warranties);

•
the performance in all material respects by Wireless Ronin of its obligations and covenants set forth in the Merger Agreement that are required to be performed at or prior to the consummation of the merger;

•
the registration statement on Form S-4, of which the proxy statement/prospectus/consent solicitation pertaining to the merger is a part, shall have become effective in accordance with the provisions of the Securities Act, shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order and shall be qualified (or the issuance of shares of Wireless Ronin common stock in the merger shall be exempt from qualification) in states in which Broadcast shareholders holding at least 99% of the outstanding shares of Broadcast common stock have an address of record;

•	Broadcast’s shareholders shall have approved the merger and the Merger Agreement;

•
Broadcast shall have received a legal opinion from its legal counsel, dated as of the date of consummation of the merger, to the effect that the merger will constitute a “reorganization” for federal income tax purposes;

•	an executive officer of Wireless Ronin shall have delivered to Broadcast a certificate confirming that certain conditions have been duly satisfied;

•
there shall not have occurred and be continuing any event that has a material adverse effect on Wireless Ronin which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on Wireless Ronin;

•
there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger and no legal requirement making the consummation of the merger illegal;

•
there shall be no legal action by one or more Wireless Ronin shareholders that has resulted or is reasonably likely to result in the issuance of any injunction binding on, or in any determination of liability in an amount in excess of $250,00 against, Wireless Ronin, Broadcast Acquisition Co. or Broadcast;

•
Wireless Ronin shall have delivered to Broadcast the resignations, effective as of the Effective Time, of all Wireless Ronin directors and officers who are not specified as continuing directors and officers of Wireless Ronin after the Effective Time, and certified resolutions of the Wireless Ronin and the surviving corporation causing such boards of directors to be comprised of the directors as specified in the Merger Agreement and appointing officers of Wireless Ronin and the surviving corporation as specified in the Merger Agreement as of the Effective Time;

•	the number of shares of Broadcast common stock dissenting from the merger shall be less than 0.5% of the outstanding Broadcast common stock;

•
Wireless Ronin shall not have received notice from any party to a material contract (or customer or potential customer of Wireless Ronin) of any plans, intentions or actions that would have an adverse effect on the scope of services to be provided, profitability or availability of products or services to be provided by Wireless Ronin; and

•
excluding specified Wireless Ronin warrants, Wireless Ronin restricted stock units and securities whose conversion or exercise price may decrease or be reset as a result of a subsequent event or whose terms provide for any redemption rights upon a change of control, the number of outstanding Wireless Ronin warrants, options and other securities convertible or exchangeable into shares of Wireless Ronin common stock shall not be convertible or exchangeable into more than 3 million shares of Wireless Ronin Common Stock;

•	each of the executive officers of Wireless Ronin as of the Effective Time shall have executed employment agreements with Wireless Ronin; and

•	Broadcast shall be satisfied in its sole discretion with the results of its due diligence regarding Wireless Ronin.

Termination of the Merger Agreement

The Merger Agreement provides that, at any time prior to the consummation of the merger, either before or after the requisite approval of the shareholders of Broadcast, the Merger Agreement may be terminated:

•	by mutual written consent;

•
by either Broadcast or Wireless Ronin if the merger shall not have been consummated by May 30, 2014; provided, however, that neither party will be permitted to terminate the Merger Agreement under this provision of the Merger Agreement if the failure to consummate the merger by May 30, 2014 is caused by a breach of an obligation to be performed prior to the Effective Time of the merger by the party seeking to terminate the Merger Agreement;

•
by either Wireless Ronin or Broadcast if a court of competent jurisdiction or other governmental body shall have issued a final and non-appealable order or taken other final and non-appealable action permanently prohibiting the consummation of the merger;

•	by either Wireless Ronin or Broadcast if Broadcast’s shareholders do not approve the merger at the Broadcast special shareholders’ meeting;

•
by either Wireless Ronin or Broadcast if the Wireless Ronin special meeting (including any postponements and adjournments thereof) has been held, a final vote on the issuance of shares of Wireless Ronin common stock pursuant to the Merger Agreement has been taken, and Wireless Ronin’s shareholders do not approve the Wireless Ronin proposals by the required vote;

•
by Wireless Ronin if, at any time prior to the adoption of the Broadcast proposals, any of the following events shall have occurred (which are referred to as “Broadcast triggering events”): (i) Broadcast shall have failed to include in the proxy statement/prospectus pertaining to the merger its Board of Directors’ recommendation in favor of the approval of the Broadcast proposals, or Broadcast’s Board of Directors shall have withdrawn or modified its recommendation in a manner adverse to Wireless Ronin; (ii) the Board of Directors of Broadcast shall have approved, endorsed or recommended any acquisition proposal with respect to Broadcast (other than the merger with Broadcast Acquisition Co.); (iii) Broadcast shall have entered into any letter of intent or contract relating to any acquisition proposal with respect to Broadcast; or (iv) Broadcast shall have breached its “no solicitation” obligations (see the description of these obligations under the heading “Limitation on Solicitation, Negotiation and Discussion of Other Acquisition Proposals” above).

•
by Broadcast if, at any time prior to the approval of the Wireless Ronin Proposals, any of the following events shall have occurred (which are referred to as “Wireless Ronin triggering events”): (i) the Board of Directors of Wireless Ronin shall have approved, endorsed or recommended any acquisition proposal with respect to Wireless Ronin (other than the merger between Broadcast Acquisition Co. and Broadcast); (ii) Wireless Ronin shall have entered into any letter of intent or contract relating to any acquisition proposal with respect to Wireless Ronin; or (iii) Wireless Ronin shall have breached its “no solicitation” obligations (see the description of these obligations under the heading “Limitation on Solicitation, Negotiation and Discussion of Other Acquisition Proposals” above).

•
by Wireless Ronin if Broadcast’s representations and warranties are inaccurate such that the closing conditions relating to the accuracies of Broadcast’s representations and warranties would not be satisfied (see section “Conditions to the Merger” on page 75) or if Broadcast has breached any of its covenants and obligations in any material respect; provided that if any such inaccuracy or breach is curable by Broadcast before May 30, 2014 and Broadcast is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, Wireless Ronin may not terminate the Merger Agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof;

•
by Broadcast if Wireless Ronin’s representations and warranties are inaccurate such that the closing conditions relating to the accuracies of Wireless Ronin’s representations and warranties would not be satisfied (see section “Conditions to the Merger” on page 72) or if Wireless Ronin has breach any of its covenants and obligations in any material respect; provided that if any such inaccuracy or breach is curable by Wireless Ronin before May 30, 2014 and Wireless Ronin is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, Broadcast may not terminate the Merger Agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof;

•
by Broadcast in connection with an unsolicited written acquisition proposal for Broadcast if the following requirements are met:  (i) Broadcast has not materially breached certain obligations under the Merger Agreement regarding non-solicitation of alternative transactions (see a description of such obligations under the section entitled “The Merger Agreement — Limitation on Solicitation, Negotiation and Discussion of Other Acquisition Proposals” on page 70); (ii) an unsolicited bona fide written acquisition proposal for Broadcast is made after March 5, 2014 and the Board of Directors of Broadcast determines in its good faith judgment (after having consulted with an independent financial advisor and outside legal counsel) that this acquisition proposal is more favorable from a financial point of view to Broadcast’s shareholders than the merger; (iii) for a period of five business days after receipt of the new acquisition proposal Wireless Ronin engages in good faith negotiations with Broadcast to amend the Merger Agreement in such manner that the new acquisition proposal that was determined to be favorable is no longer more favorable than the Merger Agreement; and (iv) Broadcast’s Board of Directors determines in good faith (after having consulted with its outside legal counsel) that in light of the new acquisition proposal, the termination of the Merger Agreement is required in order for such Board of Directors to comply with its fiduciary obligations to the shareholders of Broadcast under applicable law.

Expenses and Termination Fees

The Merger Agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the Merger Agreement and the merger will be paid by the party incurring such expenses.

The Merger Agreement provides that Broadcast will pay Wireless Ronin a $100,000 termination fee if any of the following events occurs:

•
the Merger Agreement is terminated by Wireless Ronin under the provision of the Merger Agreement permitting such termination in the event of the occurrence of any of the Broadcast triggering events described in “The Merger Agreement — Termination of the Merger Agreement;”

•
the Merger Agreement is terminated by Broadcast to pursue an unsolicited, bona fide, written acquisition proposal for Broadcast that meets certain requirements set forth in the Merger Agreement. For a description of those requirements, see the relevant portion of the section entitled “The Merger Agreement — Termination of the Merger Agreement;”

•
the Merger Agreement is terminated by Broadcast or Wireless Ronin under the provision of the Merger Agreement permitting such termination in the event that the shareholders of Broadcast have not approved the Broadcast proposals at the Broadcast special shareholders’ meeting, (ii) before such termination an acquisition proposal with respect to Broadcast shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the Merger Agreement, either an acquisition transaction with respect to Broadcast is consummated or Broadcast (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to Broadcast; or

•
the Merger Agreement is terminated by Wireless Ronin under the provision of the Merger Agreement permitting such termination in the event of Broadcast’s breach in any material respect of any of its representations and warranties or covenants in the Merger Agreement that is not cured by Broadcast in accordance with the terms of the Merger Agreement, (ii) before such termination an acquisition proposal with respect to Broadcast shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the Merger Agreement, either an acquisition transaction with respect to Broadcast is consummated or Broadcast (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to Broadcast.

The Merger Agreement provides that Wireless Ronin will pay Broadcast a $100,000 termination fee if any of the following events occurs:

•
the Merger Agreement is terminated by Broadcast under the provision of the Merger Agreement permitting such termination in the event of the occurrence of any of the Wireless Ronin triggering events described in “The Merger Agreement — Termination of the Merger Agreement;”

•
the Merger Agreement is terminated by Wireless Ronin to pursue an unsolicited, bona fide, written acquisition proposal for Wireless Ronin that meets the requirements set forth in the Merger Agreement. For a description of those requirements, see the relevant portion of the section entitled “The Merger Agreement — Termination of the Merger Agreement;” or

•
the Merger Agreement is terminated by Broadcast under the provision of the Merger Agreement permitting such termination in the event of Wireless Ronin’s breach in any material respect of any of its representations and warranties or covenants in the Merger Agreement that is not cured by Wireless Ronin in accordance with the terms of the Merger Agreement, (ii) before such termination an acquisition proposal with respect to Wireless Ronin shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the Merger Agreement, either an acquisition transaction with respect to Wireless Ronin is consummated or Wireless Ronin (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to Wireless Ronin.

Consequences to Shareholders Exercising Dissenters’ Rights

The discussion above does not apply to shareholders who exercise dissenters’ rights. A holder of Broadcast common stock who exercises dissenters’ rights with respect to the merger and receives cash in exchange for shares of Broadcast common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the shareholder’s tax basis in the shares surrendered. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the Broadcast common stock surrendered is more than one year. However, if the holder owns Wireless Ronin stock actually or constructively by reason of the attribution rules under Section 318 of the Internal Revenue Code immediately after the merger, it is possible that the holder could be treated as receiving a dividend taxable as ordinary income. Dividend treatment will apply if the receipt of cash has the effect of a distribution of a dividend under Section 302 of the Internal Revenue Code. Shareholders exercising appraisal rights are urged to consult with their own tax advisers as to the application of Section 302 and the potential collateral consequences of dividend treatment in their particular circumstances. Any payment in respect of an exercise of appraisal rights may be subject to backup withholding.

Backup Withholding

Unless a shareholder complies with reporting and/or certification procedures or is an exempt recipient under the backup withholding and information reporting provisions of the Internal Revenue Code and treasury regulations, the shareholder may be subject to a withholding tax on any cash received in lieu of a fractional shares. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided the requisite information is furnished to the Internal Revenue Service.

The above discussion is only intended to provide you with a general summary. It is not a complete analysis or description of every potential U.S. federal income tax consequence or any other consequence of the transaction. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the transaction. Accordingly, we urge you to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign tax consequences of the transaction to you.

Acceleration of Broadcast Director Options

At the time that any employee or director ceases to be employed by or associated with Broadcast, such employee or director must exercise his or her stock options within 30 days of ceasing to be associated with Broadcast.  If the options are not exercised in the 30-day period, the options expire.

Restricted stock units held by directors must be settled with the issuance of common stock at the retirement of the director from the Broadcast Board of Directors.  All restricted stock units will be settled immediately prior to the Effective Time and common stock will be issued in connection therewith.  There are 2,484,694 restricted stock units currently outstanding and they will be settled by the issuance of 2,484,694 shares of Broadcast common stock.  At the Effective Time, these shares of Broadcast common stock will convert into approximately 11,225 RNIN Merger Shares.

Advisory Fee

Broadcast entered into an Advisory Agreement with Philadelphia Brokerage Corporation regarding the negotiation and consummation of the Merger Agreement.  Under the Advisory Agreement, Broadcast will owe Philadelphia Brokerage $200,000 upon the consummation of the merger.  Because there is no cash component of merger consideration, Philadelphia Brokerage has agreed to accept shares in the merger valued at the trading price on the Effective Date.  It is estimated that approximately 32,911,366 shares will be issued to Philadelphia Brokerage in satisfaction of fees earned under the Advisory Agreement as a result of the merger.  Such shares would convert into approximately 148,677 RNIN Merger Shares at the Effective Time, which would constitute .91% of the Wireless Ronin shares of common issued and outstanding immediately after the merger, calculated on a fully diluted basis.

INFORMATION ABOUT WIRELESS RONIN

Overview

Wireless Ronin is a Minnesota corporation incorporated on March 23, 2000.  Wireless Ronin is a marketing technologies company with leading expertise in content and emerging digital media solutions, including dynamic digital signage, interactive kiosk, mobile, social media and web, that enables its customers to transform how they engage with their customers.  Wireless Ronin is able to provide an array of marketing technology solutions to its customers through its proprietary suite of software applications marketed as RoninCast®.  RoninCast software and associated applications provide an enterprise, web-based or hosted content delivery system that manages, schedules and delivers digital content over wireless or wired networks.  Additionally, RoninCast® software’s flexibility allows Wireless Ronin to develop custom solutions for specific customer applications.

In August 2007, Wireless Ronin acquired privately held McGill Digital Solutions, Inc. (now known as Wireless Ronin Technologies (Canada), Inc. (“RNIN Canada”)).  Based in Windsor, Ontario Canada, RNIN Canada provides custom interactive software solutions, content engineering / creative services, and is home to Wireless Ronin’s automotive business development team.  Through e-learning and e-marketing, RNIN Canada develops the competencies and knowledge of the people who most influence product sales—sales associates and their customers.

Due to losses suffered from operations for the year ended December 31, 2013, Wireless Ronin’s independent registered public accounting firm expressed substantial doubt about Wireless Ronin’s ability to continue as a going concern. Wireless Ronin does not currently have sufficient capital resources to fund its operations beyond April 2014. Wireless Ronin continues to experience operating losses. Wireless Ronin’s management continues to seek financing on favorable terms; however, such financing may not be obtained on favorable terms, if at all. At present, Wireless Ronin has no commitments for any additional financing. If Wireless Ronin is unable to generate sufficient revenue, find financing, or adjust its operating expenses so as to maintain positive working capital, then it likely will be forced to cease operations and investors will likely lose their entire investment.

Business Strategy

Wireless Ronin’s objective is to provide marketing technology solutions and services to customers in its targeted retail and service markets. Wireless Ronin believes its marketing technology solutions can help its customers increase revenues and improve operating efficiencies in the execution of their marketing initiatives. To achieve its objective, Wireless Ronin is pursuing the following strategies:

Focus on Vertical Markets.  Wireless Ronin’s direct sales force focuses primarily on the following vertical market segments: (1) automotive, (2) food service, which includes quick serve restaurant (“QSR”), fast casual and managed food services, and (3) branded retail.  Commencing April 2013, Wireless Ronin began to target the QSR and “pump topper” markets through its license agreement with Delphi Display Systems, Inc.  Within retail, Wireless Ronin focuses on branded services with bricks and mortar locations, and “consumer goods manufacturers,” such as brands being carried within a retail environment.  To attract and influence customers, all three of these key vertical markets continue to seek new mediums that provide greater flexibility in influencing the customer purchase cycle through the implementation of Wireless Ronin’s marketing technology solutions.  Wireless Ronin focuses on markets in which it believes its solution offers the greatest advantages in functionality, implementation and deployment over traditional media advertising.

Leverage Strategic Relationships.  Wireless Ronin seeks to develop and leverage relationships with market participants, such as merchandising consultants, who are able to provide an effective strategy around the use of Wireless Ronin’s marketing technology solutions. Wireless Ronin believes that such relationships will broaden the overall level of how Wireless Ronin customers engage with Wireless Ronin in implementing their marketing technology strategy.  Wireless Ronin continues its outreach of business development strategic alliances with agencies, hardware, fixturing and signage companies, architects and individuals who can also generate additional interest and opportunity in Wireless Ronin’s key vertical markets.

Market and Brand Wireless Ronin’s Marketing Solutions and Services Effectively.  Wireless Ronin’s key marketing objective is to provide marketing technology solutions and services to its customers by establishing RoninCast® software application as an industry standard.  Wireless Ronin’s marketing initiatives convey the distinguishing and proprietary features of its products, including wireless networking, centralized content management and custom software solutions.

Outsource Operating Functions.  When appropriate Wireless Ronin outsources certain support functions such as system installations, fixturing, integration, software development and technical field support.  In addition, Wireless Ronin purchases from manufacturers such items as stands, mounts, custom enclosures, monitors and computer hardware.   Wireless Ronin believes that its experience in managing complex outsourcing relationships improves the efficiency of its digital signage solutions and allows it to focus on developing software solutions.

Participate in Relevant Trade Shows.  During 2013, Wireless Ronin participated in the International Retail Design Conference (IRDC), Fast Casual Executive Summit, and Dine America. IRDC is the premier educational and networking event for the store design and merchandising community, drawing speakers and attendees from throughout the U.S. and abroad. Fast Casual Executive Summit is a gathering that brings together a select group of top executives from the fast casual restaurant industry for networking, workgroup sessions and an exchange of ideas and innovations on the industry’s top strategic issues. Dine America is a food service conference for industry executives to exchange ideas and participate in networking events and educational sessions. In addition, Wireless Ronin takes advantage of speaking opportunities at GlobalShop and publishes a number of industry white papers to support its position in the digital signage industry.

Create Custom Solutions.  Although RoninCast® is an “out-of-box” solution, meaning it is designed for an array of standard applications, Wireless Ronin also develops custom systems that meet the specific business needs of its customers. As digital signage technology continues to evolve, Wireless Ronin believes that creating custom solutions for its customers is one of the primary differentiators of Wireless Ronin’s value proposition.

Create Content Solutions.  Wireless Ronin continues to expand its strategic planning, creative design and content engineering abilities.  Wireless Ronin’s creative team develops strategies for both internal and external initiatives. Wireless Ronin continues to produce award-winning work both for its clients and for its own use. Since 2009, a majority of Wireless Ronin’s marketing and sales material have been created in-house.

Develop New Products.  Developing new products and technologies is critical to Wireless Ronin’s success. Increased acceptance of digital signage will require technological advancements to integrate it with other systems such as inventory control, point-of sale and database applications. In addition, digital media content is becoming richer and Wireless Ronin expects customers will continue to demand more advanced requirements for their digital signage networks. Wireless Ronin listens to its customers, analyzes the competitive landscape and continually improves its products.

Industry Background

Since the advent of the Internet and most recently the introduction of social networks, companies are exploiting the rapid advancements in technologies as a way to directly market to their customers.  As a result, companies are now able to cost effectively build a one-to-one relationship by specifically addressing the individual needs of their customers.  Wireless Ronin’s customers feel this is key to any sales environment, especially where sales staff turnover is high and product knowledge is low.  Companies are accomplishing their strategies by implementing various marketing technology solutions Wireless Ronin now offers its customers:

•
Digital Signage.  At the heart of Wireless Ronin’s digital signage solution is its cloud-based RoninCast® network management and content management software platform. It gives Wireless Ronin customers the power to deliver and manage marketing and advertising campaigns with the touch of a button, providing full and immediate control of messaging on a digital screen. Wireless Ronin customers can monitor results, make changes instantly, and manage multiple installations from one location.  Through dynamic data integration, RoninCast is leveraged to create result-oriented digital signage solutions that integrate with client data sources, mobile apps, web apps and social media.

•
Kiosks.  Wireless Ronin has developed and managed a multitude of interactive kiosk systems for clients in the retail, automotive, food services, and public space markets. These interactive kiosks have been used to accomplish many objectives, including:

- Providing product specifications, demonstrations, and comparisons
- Enrolling customers in loyalty programs
- Redeeming and delivering coupons
- Delivering valuable information to email accounts and mobile devices
- Providing product inventory data feeds with customer preferences to match in-stock or overstocked products to the buyer's individual needs
- Presenting individual and group gaming environments to motivate, teach, and impact sales
- Providing sales presentation support
- Providing training to sales associates
- Creating interactive wayfinding experiences

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Mobile Messaging. Mobile marketing and digital signage have an unparalleled synergy, allowing today’s technically rich, time poor consumer to place Wireless Ronin’s customer’s marketing message in their pocket. From the screen to their hands, Wireless Ronin can deliver rich content and increase the touch points with relevant and timely mobile messaging to their consumers.  Wireless Ronin can integrate mobile messaging into its customers’ strategy and build excitement and brand message consistency through the use of QR codes, SMS marketing, near field communications and mobile applications while providing the consumer with rich take-away content.  Wireless Ronin believes reaching people this way, personally and naturally, generates a deeper response.

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Social Networks.  Today’s consumer is inundated with messages and traditional marketing which has ceased to grab the attention of these consumers as it had in the past. People are now turning to their social networks and in turn, they are buying socially. Through social media solutions customers can be reached on a much more personal level than ever before. These mediums are networks of possibilities to inform, converse, transform and evolve businesses and loyal customers. Direct, precise, engaging content can be sent directly to consumers alerting them of what they need and when they need it, based on where they are at any given moment. With creativity, technology, and collaboration with clients, Wireless Ronin  produces effective solutions and strategies that result in messages that hold value for their customers.

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Web. Wireless Ronin mixes together the experience and creativity of its web development team with its approach to content engineering to provide client solutions that have been engineered for browser-based presentations on desktops and mobile devices. Through a single RoninCast® content management system, product information can be deployed to a retail interactive kiosk. At the same time, a web-based desktop version of the content can add permission-based eLearning courses and assessments to help teach sales consultants. RoninCast can also be configured to push content to interactive kiosks and company websites to create a consistent customer experience.

The RoninCast® Solution

RoninCast® solutions offer a digital alternative to static signage that provides its customers with a dynamic visual marketing system designed to enhance the way they advertise, market, deliver and update their messages to targeted audiences. Wireless Ronin’s technology can be combined with interactive touch screens to create new platforms for assisting with product selection and conveying marketing messages. For example, Wireless Ronin designed Chrysler’s iShowroom which launched in the 2009 in both a desktop version and an interactive touch screen kiosk for auto shoppers at Chrysler dealerships.

RoninCast® software enables Wireless Ronin to deliver a turn-key solution that includes project planning, innovative design services, network deployment, software training, equipment, hardware configuration, content engineering/development, implementation, maintenance, 24/7 help desk support and a full-service network operations center, or NOC.

Wireless Ronin’s software manages, schedules, and delivers dynamic digital content over wired or wireless networks. Wireless Ronin’s solution integrates proprietary software components and delivers content over proprietary communication protocols.

RoninCast® is an enterprise, web-based or hosted software solution which addresses changes in advertising dynamics and other traditional methods of delivering content. Wireless Ronin believes its product provides benefits over traditional static signage and assists Wireless Ronin’s customers in meeting their objectives for a successful marketing campaign.  Wireless Ronin’s most significant iteration of RoninCast® was released in the fourth quarter of 2010 followed by a significant release of omnichannel RoninCast® 4.2.  Wireless Ronin continues to add new feature functionality to its software to ensure it remains competitive within the industry.

Wireless Ronin offers a full service network operations center, manned 24/7, in Minnetonka, Minnesota, supported by a redundant center. Wireless Ronin’s operators send schedules and content, gather data from the field, flag and elevate field issues and handle customer calls. The servers in both locations communicate in real time with the devices deployed at Wireless Ronin’s customer locations.

Features and benefits of the RoninCast® system include:

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Centrally Controlled or Various Levels of Network Access.  RoninCast® software empowers the end-user to distribute content from one central location or pre-assign various levels of password-protected access. As a result, real-time marketing decisions can be managed in-house by a single individual or by pre-designated content, ensuring retailers’ communication with customers is executed system-wide at the right time and the right place. Wireless Ronin’s content management software recognizes the receipt of new content, displays the content, and reports back to the central location(s) that the media player is working properly.

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Secure Wireless or Wired Delivery. RoninCast® software can distribute content within an installation that is wired (Ethernet connection) or wireless. RoninCast® software is compatible with current wireless networking technology and does not require additional capacity within an existing network. RoninCast® software uses Wireless Local Area Network (“WLAN”) or wireless data connections to establish connectivity. By installing or using an existing onsite WLAN, the RoninCast® digital signage solution can be incorporated throughout the venue without any environmental network cabling. Wireless Ronin also offers its cellular communications solution for off-site signage where WLAN is not in use or practical.

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Ease and Speed of Message Delivery.  Changing market developments or events can be quickly incorporated into Wireless Ronin’s system. The end-user may create entire content distributions on a daily, weekly or monthly basis. Furthermore, the system allows the end-user to interject quick daily updates to feature new or overstocked items and then automatically return to the previous content schedule.

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Content Playback and Reporting/Data Collection. RoninCast® software provides users the ability to retrieve play logs from media players to review what has played for invoicing and advertising management.  In addition, through interactive touch screen technology, RoninCast® software can capture user data and information. This information can provide feedback to both the customer and the marketer. The ability to track customer interaction and data mine user profiles, in a non-obtrusive manner, can provide Wireless Ronin’s customers feedback that would otherwise be difficult to gather.

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Integrated Applications.  RoninCast® software can integrate digital signage with other applications and databases including point-of-sale.  RoninCast® software is able to use a database feed, RSS, Web Service feed to change the content or marketing message, making it possible for Wireless Ronin’s customers to deliver targeted messages. Data feeds can be available either internally within a business or externally through the Internet. For example, Wireless Ronin’s customers can specify variable criteria or conditions which RoninCast® software will analyze, delivering marketing content relevant to the changing environment.  This data can come from a myriad of sources, such as point-of-sale systems in a retail store.

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Scalability/Mobility.  The RoninCast® system provides the ability to easily move signage or “scale-up” to incorporate additional digital signage. Displays can be moved to or from any location under a wireless network. Customers are able to accommodate adds/moves/changes within their environment without rewiring network connections. When the customer wants to add additional digital signage, only electrical power needs to be supplied at the new location.

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Compliance/Consistency.  RoninCast® software addresses compliance and consistency issues associated with print media and alternative forms of visual marketing. Compliance measures the frequency of having the marketing message synchronized primarily with product availability and price. Compliance issues cause inconsistencies in pricing, product image and availability, and store policies. RoninCast® software addresses compliance by allowing message updates and flexible control of a single location or multiple locations network-wide. RoninCast® software allows Wireless Ronin customers to display messages, pricing, images and other information on websites that are identical to those displayed at retail locations.

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Network Control.  Each remote media player is uniquely identified and distinguished from other units as well as between multiple locations. RoninCast® software gives the end-user the ability to view the media player’s status to determine if the player is functioning properly and whether the correct content is playing. A list of all units on the system is displayed, allowing the end-user to view single units or clusters of units. The system also allows the end-user to receive information regarding the health of the network before issues occur. In addition, display monitors can be turned on or off remotely.

Industry Recognition

Over the years, Wireless Ronin has been recognized with both Apex and Content awards for various projects during the Digital Signage Expo (DSE) & Interactive Technology Expo (ITE) and other leading tradeshows in its industry.  In February 2013, a customer of Wireless Ronin was awarded a bronze Apex Award in the Food and Beverage category for a solution Wireless Ronin  deployed at their stores.  Also in 2013, Wireless Ronin received a “Best Restaurant Deployment-Digital Signage” DSE industry excellence award for a solution Wireless Ronin deployed for Burgerville. Wireless Ronin continues to be recognized as a thought leader in the digital signage industry as Wireless Ronin’s white papers are routinely published in industry leading websites, including Digital Signage Today.

Wireless Ronin’s Markets

Wireless Ronin generates revenue through system sales, license fees and separate service fees for consulting, hosting, training, content development and implementation services, and for ongoing customer support and maintenance. Wireless Ronin currently markets and sells its marketing technology solutions through its direct sales force. Select strategic partnerships and business alliances also drive business to the company through a highly targeted business development initiative.

Wireless Ronin markets to companies that seek marketing solutions across multiple devices. Wireless Ronin targets companies that deploy point-of-purchase advertising or visual display systems and whose business model incorporates marketing, advertising, infotainment or delivery of messages. Typical applications are retail and service business locations that depend on traditional static point-of-purchase advertising. Wireless Ronin believes that any retail businesses promoting a brand or advertisers seeking to reach consumers at public venues are also potential customers. Wireless Ronin believes that its primary vertical market segments for adopting marketing technology solutions include:

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Automotive. RoninCast® for Automotive delivers relevant content to all areas of a dealership and to special events like auto shows. It includes pre-built automotive design templates and content along with Wireless Ronin’s Automotive Content Management System and Dealer Ad Planner tools. Interactive touch screens deliver detailed product information that informs and educates customers and employees alike.

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Food Service. QSR (Quick Serve Restaurant), Fast Casual, and Managed Food Services. The use of menu boards and promotional boards both in-store and in the drive-through allow restaurants to address the unique challenges of the industry, allowing for immediate compliance and the ability to quickly update pricing and highlight new items.

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Branded Retail.  Wireless Ronin’s marketing technology solutions allows retailers to set promotions to fit various demographics of customers and their respective shopping patterns and cycles, and to offer services that more effectively compete with online retailers.  Wireless Ronin’s marketing technology solutions also effectively address retailers’ challenge of point-of-purchase compliance.

Select Customers

Historically, Wireless Ronin’s business has been dependent upon a few customers. Wireless Ronin’s goal is to broaden and diversify its customer base. Wireless Ronin’s client base has grown organically and through its acquisition of RNIN Canada from 99 clients at the end of 2007 to over 200 clients at the end of 2013.  Detail on key customers is as follows:

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Chrysler — RNIN Canada has provided goods and services to Chrysler since 2001, including digital content creation services, e-learning tools and a data-driven touch screen kiosk program.  The initial touch screen kiosk program used throughout Chrysler’s dealer network was called the Chrysler Vehicle Information Centre.  Since 2009 Wireless Ronin has been working with Chrysler on a next generation system called iShowroom.  Chrysler’s U.S. dealerships can use the proprietary iShowroom product either in a personal computer only configuration, which is provided by Chrysler to each of its U.S. dealerships, or through a digital signage kiosk located on the showroom floor, which Wireless Ronin jointly markets with Chrysler to its dealers.   Additionally, Chrysler launched Branded Tower Salons in 2010 promoting each of their four brands, Jeep, Ram, Chrysler and Dodge, through the iShowroom application to its dealership network. To reduce the overall cost to the individual dealership, Chrysler made the decision to integrate all four brands into one kiosk, which is now referred to as the Multi-Branded Tower Salon.  During 2013, Wireless Ronin received additional kiosk orders from Chrysler’s fixturing company, EWI for 56 units to be installed in 2014.  Wireless Ronin believes it will continue to see additional orders from EWI as individual Chrysler dealers sign up for the program.  However, since Wireless Ronin does not have a contract directly with Chrysler requiring it to source all the various components of the solution through Wireless Ronin and the purchase of the iShowroom branded towers remains within the discretion of the individual dealerships, Wireless Ronin is unable to predict or forecast the timing or value of any future orders.  Additionally, Chrysler has required that all Fiat Dealerships adopt the iShowroom interactive application, which is being featured in the Fiat Style Center of the new Fiat Studio Facilities.  Through December 31, 2013, Wireless Ronin has received purchase orders for 665 dealers from Chrysler for the Branded Tower Salons and 302 Fiat orders from individual dealerships most of which have been filled as of December 31, 2013.  Wireless Ronin believes the rate of orders for its interactive kiosks being deployed to all the Fiat dealerships will continue to decline as most Fiat dealerships now have the application installed.  Wireless Ronin also continues to provide additional content development services to Chrysler that feature Chrysler products as they are displayed on iShowroom digital signage systems.  Sales to Chrysler represented 26.4% and 40.9% of total sales in 2013 and 2012, respectively.

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ARAMARK – Wireless Ronin has provided goods and services to ARAMARK for its operations in the food service industry since April 2008.  ARAMARK provides managed food service to colleges, universities, healthcare institutions, sports and entertainment venues, conference centers and other private and public gathering places.  While ARAMARK is not Wireless Ronin’s only customer in the food industry, it is its only customer that provides managed food service. Wireless Ronin has received purchase orders from ARAMARK’s Higher Education division to support menu boards and touch screens on university campuses, including its Burger Studio, Grille Works and Topio brands.  Additionally, ARAMARK has placed orders for Wireless Ronin’s product services at elementary and secondary schools.  Through December 31, 2013, Wireless Ronin had received purchase orders for 329 locations it manages or will be managing through its network operations center most of which have been filled as of December 31, 2013.  Sales to ARAMARK represented 22.4% and 16.2% of Wireless Ronin’s total sales in 2013 and 2012, respectively.

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Thomson Reuters – Wireless Ronin has provided goods and services to Thomson Reuters in connection with Thomson Reuters’ InfoPoint digital signage system since June 2007.  The InfoPoint digital signage system is a lifestyle, news, information and pictures-based digital signage display network designed for the out-of-home market.  In June 2012, Wireless Ronin entered into an exclusive services contract with Thomson Reuters pursuant to which Thomson Reuters will offer and sell to its customers a new digital signage service called Thomson Reuters Knowledge Direct Digital Signage.  This signage solution is designed to inform, entertain and captivate audiences by combining a customer’s messaging with Thomson Reuters news and market data, making it ideal for branches, lobbies, stations, corporate offices, airports and other public spaces. As part of this arrangement, Thomson Reuters will be exclusively procuring such software and services from Wireless Ronin.  As of December 31, 2013, Wireless Ronin provided 24-hour per day hosting and support services to 294 locations for Thomson Reuters.  Sales to Thomson Reuters represented 4.9% and 6.2% of total sales in 2013 and 2012, respectively.

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YUM!/KFC – Since December 2007, Wireless Ronin has provided goods and services to KFC, an entity operating in the QSR industry, and its parent, YUM Restaurants Services, Group, Inc. (“YUM!”).  Wireless Ronin has provided goods and services in connection with KFC’s implementation of digital menu boards in restaurants in seven metropolitan areas selected by KFC.  Those digital menu boards have been installed in both KFC-owned and franchise restaurant locations.  The total number of stores being monitored by Wireless Ronin’s NOC as of the end of 2013 was 178 locations across five countries.  KFC restaurants in Las Vegas, Austin, Oklahoma City, Orlando, Jacksonville and Louisville are now 100% digital.   Although Wireless Ronin did not install any additional stores during 2013, it did upgrade KFC’s existing locations to its latest RoninCast® software.  Sales to YUM!/KFC represented 5.0% of total sales in 2013 and 3.4% in 2012.

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Polaris, Industries– Starting in 2013, Wireless Ronin began working with Polaris, Industries on several of its marketing technology solutions in connection with the launch of Polaris’s Indian motorcycle brand to 70 dealerships.   The dealership solution includes a 46” display as part of a central Media Hearth.  The Media hearth screen plays a standard video loop along with social media, local events and weather content zones.  Since all Indian dealerships are required to adopt this solution, Wireless Ronin believes additional orders will be received as Polaris continues to expand their dealer network.  In addition, Wireless Ronin has been contracted to provide additional digital signage solutions within Polaris’s corporate and manufacturing facilities.  Sales to Polaris, Industries represented 6.5% of total sales in 2013.

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Delphi Display Systems, Inc – In April 2013, Wireless Ronin entered into a license agreement under which it granted Delphi an exclusive, worldwide, perpetual license to use and sublicense its RoninCast® 4.0 HTML 5-based software to the quick-serve restaurants or food service providers that have a substantial number of drive-through locations, pump toppers (displays located on fuel dispensing devices) and other markets as subsequently mutually agreed upon between Wireless Ronin and Delphi.  In consideration, Delphi paid Wireless Ronin in April 2013, a one-time license fee of $750,000 for the first 7,500 installed nodes, which represents approximately 1,500 locations based on an assumption of five nodes per location.  Wireless Ronin also agreed to certain node license fees for additional nodes.  Delphi has agreed to pay Wireless Ronin monthly hosting and support fees on installed nodes, including hosting and support service fees that increase each year over a five-year period and aggregate to a minimum of $1.3 million over such period.  Sales to Delphi represented 11.2% of total sales in 2013.

Product Description

RoninCast® is a dynamic digital signage solution that combines scalable, secure, enterprise compliant, proprietary software with off-the-shelf or customer-owned hardware. This integrated solution creates a network capable of controlling, managing, scheduling and delivering content from a single location to an enterprise-level system.

RoninCast® software is built in two main software suites: the Server Software Suite and the Client Software Suite.

RoninCast® Server Software Suite

The RoninCast® Server Software Suite is a secure web-based, distributed server which provides control over the network. The Server Software Suite includes the following components:

Web-Based Management System (WBMS) – the WBMS suite is the central hub of RoninCast®, it provides the digital signage operators with a single point for controlling the entire digital signage network through an Internet browser over an SSL secured connection.

The WBMS provides access to the standard RoninCast® functions as well as client customized features and custom reporting. RoninCast implements user access through a role based concept.  Each user has, upon login, all the features in which they have access rights to control their own networks. WBMS hosted functions are:

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Network Manager - this allows digital signage operators to manage their network of screens and organize them in groups to simplify control, updates, monitoring and reporting. Network groups can follow any business concept whether it is location based, time zone based, location type or any other concept. Virtual grouping allows the operators to create as many groups as needed to target the entire network, a group of screens or individual screens.

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Content Scheduler - the content scheduler provides a timeline view for each content zone with flexible view options. Operators can view schedules over a year or down to seconds. The content scheduler offers system users a powerful yet simple interface to perform complex scheduling tasks such as content playback repeats or recurrence (daily, weekly and monthly) over different types of content. It also allows operators to create and maintain content playlists and target a specific zone or multiple zones.

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Content Management System (CMS) - the CMS is one of the customizable WBMS components. Using the CMS, operators have the ability to manage their content such as items and prices on menu boards, specials, promotions and other updatable content.

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Network Monitoring - RoninCast® offers digital signage operators three main network monitoring functions within the WBMS. Other monitoring and alert notification functions are available through different means such as email, reports and NOC functions.

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Reporting - reporting includes both standard system reports and client customized reports. Standard system reports provide an overview of system operations while customized reports are client-specific.

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Distribution Server - the distribution server is a scalable robust server which provides content delivery to all screens. Utilizing a secure connection, it delivers schedules, data and content to subscribed screens.

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Data Processing Server - players across the network upload different types of data to the server. Such data includes device health data, proof of plays and log data. The data processing server acts on all these data sources and processes them in an optimized database for further processing into reports, raw data feeds and decision analytics.

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Software Update Server - the software update server ensures that all devices in the network are up-to-date. Once software updates are available, the software update server delivers these updates to all subscribed devices. All out-of-date disconnected devices are brought up-to-date once connected.

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Integration Services - Integration services provides external systems with a secured application programming interface (API) for the RoninCast® Server Suite through secured web services. External systems can access all RoninCast® features through the Integration Services API. Such features include network management, content scheduling, content management, data request and reporting.

RoninCast® Client Software Suite

The RoninCast® client software suite bundles all the software components required to operate the device players (PCs). This software suite communicates with the server suite over SSL secured HTTP port 80. The client suite main components are:

•	Media Player - media player enables the playback of a wide range of content formats from Flash, movies, and images to TV tuners and MS Power Point.

•	Macromedia Flash – is a multimedia platform used to add animation, video, and interactivity to web pages.

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Catalog Manager - the catalog manager manages content libraries on player devices. It uses the device schedule to determine expired assets and perform content cleanup to ensure proper disk space usage.

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Data Integration Layer (DIL) - the DIL allows the player to leverage external data sources for different services. External data sources can be used to drive content, schedules and other functions as needed. As an example, electronic menu board content can be driven by a point-of-sale (POS) data source and/or inventory data source.

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Device Health, Diagnosis and Repair Modules - these modules monitor both the player hardware and software. Monitoring data is uploaded to the server for reporting purposes and used to diagnose and repair common failures. These modules ensure proper player performance and higher player availability.

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Software and Content Updates Modules - these modules ensure that the client software suite is always up-to-date. They also ensure timely delivery of content and schedule updates over a secured connection.

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External Player Services - a secured set of services allows external systems to interact with the player and perform certain actions. Such actions include displaying certain content based on an externally triggered event.

Key Components

Key components of Wireless Ronin’s solution include:

User-Friendly Network Control - When managing the RoninCast® network, the ability to easily and intuitively control the network is critical to the success of the system and the success of the customer. Customer input has been, and continues to be, invaluable in the design of the RoninCast® WBMS. Everything from simple design decisions, such as menu layout, to advanced network communication, such as seeing the content play on a remote screen, is designed to be user-friendly and intuitive.

Diverse Media and Authoring Choices - With the myriad of media design tools available today, it is vital that RoninCast® software stay current with the tools and technologies available. RoninCast® software started with Macromedia Flash, and while Flash remains a large percentage of content created and deployed, Wireless Ronin has continued to innovate and expand the content options available. Today Wireless Ronin offers video (MPEG1, MPEG2, MPEG4, WMV, AVI, QT, MOV), Macromedia Flash (SWF), still images (JPEG, BMP), and audio (MP3, WAV). Additionally, raw data feeds (from internal or Internet sources) can be processed and displayed as tickers that can be integrated into any screen layout.  As media technologies continue to emerge and advance, Wireless Ronin plans to expand the media choices for RoninCast® solutions.

Intelligent Content Distribution - The size and complexity of the content being sent to digital displays are growing. In order for RoninCast® software to maintain network friendliness across wired and wireless connections, it is important that as few bytes as possible are sent. There are several ways that Wireless Ronin enables this.

The system utilizes a locally installed librarian that takes advantage of unused space on the hard-drive to track and manage content. Only files that are needed at the player are transferred, saving on network bandwidth.

RoninCast® software supports content transfer technologies other than one-to-one connections. One such technology is multicast satellite distribution. This technology is widely used in corporations such as big-box retailers that distribute large quantities of data to many locations.

Often it is not the content itself that needs to be changed, but the information within the content that needs to be changed. If information updates are needed, instead of creating and sending a new content file, RoninCast® software can facilitate the information swap. Through Macromedia Flash and the data integration library, changing content information (instead of the content itself) can be facilitated through mechanisms such as RSS feeds, POS systems, etc. This reduces updates from mega-bytes to the few bytes required to display a new piece of data (such as a price).

Distributed Management - In order for RoninCast® solutions to be scalable to large organizations, it is necessary that each individual installation not burden the server with everyday tasks that are required to manage a complex network. To this end, the master controller offloads much of its work and monitoring to the site server. On the local network, the site monitor oversees the players, distributes content, and collects data. The only task that is required of the server is to monitor and communicate with the site server. In this way, expansion of the RoninCast® network by adding an installation does not burden the master controller by the number of screens added, but only by the single installation.

Enterprise-Level Compatibility - RoninCast® software is designed to easily integrate into large enterprises and become part of the suite of tools that are used every day. The RoninCast® WBMS runs under Windows (2K, XP and 2K+ Server). In order to accommodate its customers’ network administrators, Wireless Ronin’s software supports the ability to use web services to create controlled, closed-loop interfaces for the RoninCast® system.

Flexible Network Design - One of the strengths of the RoninCast® network is the ease and flexibility of implementation and expansion. RoninCast® software is designed to intelligently and successfully manage myriad connection options simultaneously, both internally to an installation and externally to the Internet.

RoninCast® solutions can be networked using wired LAN and/or wireless LAN technology. With wireless LAN, time and costs associated with installing or extending a hardwired network are eliminated. Wireless LAN offers customers freedom of installations and reconfigurations without the high costs of cabling. Additionally, a new installation can be connected to the Internet through dial-up/DSL telephone modems, wireless data communications or high-throughput enterprise data-pipes.

In order to communicate with the WBMS, a new installation can be connected to the Internet through dial-up/DSL telephone modems, digital mobile communication (such as CDMA or GPRS), or high-throughput enterprise data-pipes.

Security

Essential to the design of RoninCast® software is the security of the network and hence the security of Wireless Ronin’s customers. In order to provide the most secure installation possible, Wireless Ronin addresses security at every level of the system: RoninCast® communication, operating system hardening, network security and user interaction.

RoninCast® software utilizes standard HTTP or HTTPS to communicate with members of the system. Using HTTPS, RoninCast® is able to deliver content securely.

In order for computers to be approved for use on the RoninCast® network, their operating systems go through a rigorous hardening process. This hardening removes or disables extraneous programs that are not required for the core operation of RoninCast® applications. The result is a significantly more stable and secure base for the system as a whole.

Wireless and wired LAN each pose different levels of security exposure. Wireless LAN has the most exposure to potential intruders. However, both can be accessed. In order to create a secure network, Wireless Ronin utilizes high-level industry-standard wireless LAN equipment and configures it with the highest level of security. When necessary, Wireless Ronin works with its customers, analyzes their network security and recommend back-end computer security hardware and software that will help make both their network and the RoninCast® network as secure as possible.

RoninCast® also uses a username/password mechanism with one-way encryption to protect the system.  RoninCast® also utilizes an access control layer that allows the administrator to give access or limit access to every part of the system all the way down to the object level.

Wireless Ronin’s Suppliers

Wireless Ronin’s principal suppliers include the following:

•	NEC Display Solutions, Viewsonic, Samsung and LG for monitors;

•	ASI, Ingram Micro and Seneca Data for computers;

•	Chief Manufacturing, Inc. and Peerless for fixtures; and

•	Rollouts, PRS, Spencer Technologies and Field Solutions for installation services.

Wireless Ronin has no long-term agreements with any of its suppliers.

Ongoing Development

Ongoing product development is essential to Wireless Ronin’s ability to stay competitive in the marketplace as a solution provider.  Wireless Ronin believes that the functionality and capabilities of its product offerings are competitive advantages and that it must continue to invest in them to maintain its competitive position.  The market for Wireless Ronin’s products and services is subject to rapid technological change, including new communication technologies, new computer hardware and display technologies, as well as the expansion of media display options.  Client requirements are also evolving rapidly.  To remain successful, Wireless Ronin must continually adapt to these and other changes.  Wireless Ronin incurred research and development expenses of $0.9 million in 2013, $1.8 million in 2012 and $2.1 million in 2011.

Services

Wireless Ronin’s services are integral to its ability to provide customers with successful digital signage solutions.  Wireless Ronin offers a wide range of services from consulting, project planning, design, content development, training, hosting and implementation services, to ongoing customer support and maintenance. Generally, Wireless Ronin charges its customers for services on a fee-for-service basis.

Wireless Ronin also offers existing and prospective clients robust and turn-key content creation capabilities.  Wireless Ronin’s graphic shops in Windsor, Ontario, Canada and Minnetonka, Minnesota are staffed with competent and experienced artists who excel at converting existing assets into appealing digital assets.

Consulting: Wireless Ronin works with clients to determine the ultimate hardware and software solution tailored to the specific requirements for their environment.

Creative: With design experience and an outstanding record of customer satisfaction, Wireless Ronin’s creative team helps make its clients’ marketing and advertising initiatives a reality.

Content Engineering: Wireless Ronin’s content engineering group is tasked with the architecture, production and development of advanced interactive content as well as all e-learning content creation that engage and motivate customers and consumers alike.

Content Deployment: Wireless Ronin’s content deployment group offers robust content creation and deployment capabilities for non-interactive applications, which includes planning, re-purposing of existing content and the development of visual communications.

Project Management: Wireless Ronin’s project management team has experience with large-scale implementations and installations — keeping the goals of timeliness, effectiveness and customer satisfaction in mind.

Fixturing: Whether Wireless Ronin’s clients have their own partners or need Wireless Ronin’s assistance, Wireless Ronin works with clients to incorporate the RoninCast® technology into their environments.

Installation: Wireless Ronin’s third-party installers have the experience to roll out large-scale projects and single location installations without unexpected delays or expenses.

Training: Wireless Ronin provides training with every purchase of RoninCast® software.

Hosting: For clients requiring assistance with operating their networks, Wireless Ronin offers the service of a NOC for any network hosting needs.

Maintenance and Support: Wireless Ronin’s support staff is available 24/7 for assistance with any issue.  Standard maintenance, including software upgrades, is included under the annual maintenance agreement.

Intellectual Property

Patents: As of April 9, 2014, Wireless Ronin had received one design patent, had one U.S. patent application pending and had one Canadian patent application pending relating to various aspects of its RoninCast® delivery system. Highly technical patents can take up to six years to issue and Wireless Ronin cannot be sure that any patents will be issued, or if issued, that the same will provide significant protection.  Wireless Ronin may abandon patent applications if it determines that the patent is unlikely to be granted, it is unlikely to provide significant protection or it is impractical to continue the application process after correspondence with the appropriate patent office or examiner.

Trademarks:  As of April 9, 2014, Wireless Ronin had the following U.S. trademark registrations for:

•	WIRELESS RONIN®
•	RONIN CAST®
•	RONINCAST®
•	RONINCAST and Design®
•	WR and Design®
•	RONINCAST® and Design (Color Logo)
•	“WR” (Circle Design)®
•	COMMUNICATING AT LIFE SPEED®

Canadian trademark registrations for:

•	RONIN CAST and Design®
•	RONINCAST® and Design (Color Logo)
•	“WR” (Circle Design)®
•	COMMUNICATING AT LIFE SPEED®

European Union trademark registrations for:

•	RONIN CAST®
•	RONIN CAST and Design®
•	RONINCAST® Design (Color Logo)
•	COMMUNICATING AT LIFESPEED™

         Federal trademark registrations continue indefinitely so long as the trademarks are in use and periodic renewals and other required filings are made.  We review our trademarks and registration requirements with the help of trademark legal counsel and may, from time to time, abandon registered trademarks or file new applications for trademarks if then-current registrations no longer accurately reflect our use of those trademarks.

Competition

Wireless Ronin competes with ComQi and Stratacache as digital signage providers.  Within Wireless Ronin’s primary verticals of automotive, food service and branded retail, its competitors include Broadsign, Scala, Omnivex, Hughes, Texas Digital Systems (acquired by Radiant Systems, who in turn was acquired by NCR, both in 2011), c-nario, Harris-Infocaster and Cisco Systems.  Touch-screen competitors include Netkey (acquired by NCR in 2009) and Nanonation. Some or all of Wireless Ronin’s competitors may have significantly greater financial, technical and marketing resources than Wireless Ronin does and may be able to respond more rapidly than it can to new or emerging technologies or changes in customer requirements.  Wireless Ronin believes that its direct sales force, its full service network operations center, its complete marketing technology solutions and its brand awareness are the primary factors affecting its competitive position. Wireless Ronin also competes with standard advertising media, including print, television and billboards.

Territories

Wireless Ronin sells products and services primarily throughout North America. For the year ended December 31, 2013, Wireless Ronin derived 93% of net sales in the U.S., 6% of net sales in Canada and 1% in other countries, based on the location of the end customer.  For more information, see Note 8 to Wireless Ronin’s Consolidated Financial Statements (“Segment Information and Major Customers”).

Regulation

Wireless Ronin is subject to regulation by various federal and state governmental agencies. Such regulation includes radio frequency emission regulatory activities of the U.S. Federal Communications Commission, the consumer protection laws of the U.S. Federal Trade Commission, product safety regulatory activities of the U.S. Consumer Product Safety Commission, and environmental regulation in areas in which Wireless Ronin conducts business. Some of the hardware components that Wireless Ronin supplies to customers may contain hazardous or regulated substances, such as lead. A number of U.S. states have adopted or are considering “takeback” bills which address the disposal of electronic waste, including CRT style and flat panel monitors and computers. Electronic waste legislation is developing. Some of the bills passed or under consideration may impose on Wireless Ronin, or on its customers or suppliers, requirements for disposal of systems it sells and the payment of additional fees to pay costs of disposal and recycling. As of April 9, 2014, Wireless Ronin has not determined that such legislation or proposed legislation will have a material adverse impact on Wireless Ronin’s business.

Employees

Wireless Ronin often refers to its employees as associates.  As of April 9, 2014, Wireless Ronin had a full-time workforce of 47, of which 43 were employees (associates) and 4 were full-time contractors.  Twenty-seven members of Wireless Ronin’s workforce operates out of its headquarters located in Minnetonka, Minnesota.  The others operate out of its office located in Windsor, Ontario, Canada.  Wireless Ronin’s workforce is engaged in programming, networking, designing, training, sales/marketing and administration.

Properties

Wireless Ronin conducts its U.S. operations from a leased facility located at 5929 Baker Road in Minnetonka, Minnesota.  Wireless Ronin leases approximately 19,000 square feet of office and warehouse space under a lease that extends through January 2018 as part of an amendment it entered into in July 2010.   In consideration for this extension, the landlord provided Wireless Ronin with a leasehold improvement allowance totaling $0.2 million and an initial reduction in base rent per square foot.   The amendment also contains a rent escalation provision, along with a requirement to maintain a letter of credit  as collateral which can, in the discretion of the landlord, be reduced or released  The amount of the letter of credit as of December 31, 2013 was $180,000.

In addition, Wireless Ronin leases office space of approximately 10,000 square feet to support its Canadian operations at a facility located at 4510 Rhodes Drive, Suite 800, Windsor, Ontario under a lease that, as amended, extends through June 30, 2014.

Wireless Ronin believe the facilities used in its operations are suitable for their respective uses and are adequate to meet its current needs.

Legal Proceedings

Wireless Ronin was not party to any material legal proceedings as of April 9, 2014.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF WIRELESS RONIN

This discussion presents Wireless Ronin management’s analysis of its results of operations and financial condition as of and for each of the years ended December 31, 2013 and 2012. The discussion should be read in conjunction with the “Forward Looking Statements” section of this proxy statement/prospectus and Wireless Ronin’s consolidated financial statements and the notes related thereto which appear elsewhere in this prospectus.

Overview

Wireless Ronin provides marketing technology solutions, which include digital signage, interactive kiosks, mobile messaging, social networking and web development solutions, to customers who use its products and services in certain retail and service markets.  Through its proprietary RoninCast® software, Wireless Ronin provides enterprise, web-based and hosted content delivery systems that manage, schedule and deliver digital content over wireless and wired networks.  Wireless Ronin also provides custom interactive software solutions, content engineering and creative services to its customers.

While Wireless Ronin’s marketing technology solutions have application in a wide variety of industries, it focuses on three primary markets: (1) automotive, (2) food service (including QSR, fast casual and managed food services markets), and (3) branded retail.  Commencing April 2013, Wireless Ronin began to target the QSR and “pump topper” markets through Wireless Ronin’s license agreement with Delphi Display Systems, Inc.  The industries in which Wireless Ronin sells goods and services are not new but their application of marketing technology solutions is relatively new and participants in these industries only recently started considering adopting these types of technologies as part of their overall marketing strategies.  As a result, Wireless Ronin remains an early stage company without an established history of profitability, or substantial or steady revenue.  Wireless Ronin believes this characterization applies to its competitors as well, which are working to promote broader adoption of marketing technology solutions and to develop profitable, substantial and steady sources of revenue.

Wireless Ronin believes that the adoption of marketing technology solutions will increase substantially in years to come both in industries on which it currently focuses and in other industries. Wireless Ronin also believes that the adoption of its marketing technology solutions, which includes digital signage, depends not only upon the software and services that it provides but upon the cost of hardware used to process and display content in digital signage systems. Digital media players and flat panel displays constitute a large portion of the expenditure customers make relative to the entire cost of digital signage systems. Costs of these digital media players and flat panel displays have historically decreased and Wireless Ronin believes will continue to do so, though Wireless Ronin does not manufacture either product and does not substantially affect the overall markets for these products. In addition, Wireless Ronin has been developing our next generation of RoninCast software in such a way as to allow it to function on significantly lower cost media players than the ones in use today. With the launch of its next generation RoninCast during the first half of 2013, Wireless Ronin is now able to deploy its software on lower cost media players. With this capability, coupled with a continued decline in costs for flat panel displays, Wireless Ronin believes that adoption of digital signage and other marketing technology solutions is likely to increase, though it cannot predict the rate at which such adoption will occur.

Wireless Ronin’s management focuses on a wide variety of financial measurements to assess the company’s financial health and prospects but principally upon (1) sales, to measure the adoption of its marketing technology solutions by its customers, (2) cost of sales and gross profit, particularly expressed as gross profit percentage, to determine if sales have been made at levels of profit necessary to cover operating expenses on a long-term basis (based upon assumptions regarding adoption), (3) sales of hardware relative to software and services, understanding that hardware typically provides a lower gross profit margin than do software license fees and services, (4) operating expenses so that management can appropriately match those expenses with sales, and (5) current assets, especially cash and cash equivalents used to fund operating losses thus far incurred.

Wireless Ronin’s wholly-owned subsidiary, RNIN Canada, maintains a vertical specific focus in the automotive industry and houses Wireless Ronin’s content engineering operation. RNIN Canada develops digital content and sales support systems to help retailers train their sales staff and educate their customers at the point of sale. Today, the capabilities of this operation are integrated with Wireless Ronin’s historical business to provide content solutions to all of its clients.

Wireless Ronin and RNIN Canada sell products and services primarily throughout North America.

In November 2012, Wireless Ronin’s Board of Directors approved a one-for-five reverse stock split of all outstanding common shares, which became effective on December 14, 2012.  A proportionate adjustment also was made to Wireless Ronin’s outstanding derivative securities.  All share and per share information set forth in this report has been adjusted to reflect such reverse stock split.

Wireless Ronin’s Sources of Revenue

Wireless Ronin generates revenue through system sales, license fees and separate service fees, including consulting, content development and implementation services, as well as ongoing customer support and maintenance, including product upgrades. Wireless Ronin currently markets and sells its software and service solutions primarily through its direct sales force, but it also utilizes strategic partnerships and business alliances.  In addition, in April 2013, Wireless Ronin entered into a license agreement with Delphi Display Systems, Inc. (“Delphi”) (the “License Agreement”) pursuant to which Wireless Ronin granted Delphi an exclusive, worldwide, perpetual license to use and sublicense its RoninCast® 4.0 HTML5-based software, as revised from time to time (the “Software”), in specified target markets. Under the License Agreement, these target markets are (1) quick-service restaurants or food service providers that have a substantial number of drive-through locations, (2) pump toppers (displays located on fuel dispensing devices) and (3) other markets as subsequently mutually agreed upon between Wireless Ronin and Delphi.

The license is exclusive in the target markets for five years from the date of the License Agreement, unless earlier terminated pursuant to the License Agreement. During this exclusivity period, Wireless Ronin has agreed not to market, sell or otherwise promote, either directly or indirectly, any product with substantially similar functionality to the Software to the target markets. Delphi has agreed to use its best efforts to market, promote, and sublicense the Software within the target markets. Although Delphi may develop its own software to facilitate interface with the Software for application in Delphi’s own business or in the businesses of Delphi’s sublicensees, Delphi may not form an agreement with a third party to develop or resell software to compete with the Software in any market during the term of the License Agreement. Should Delphi elect to develop software that would compete with the Software for a specific customer or market application (“the Competing Software”), prior to Delphi developing such software, Delphi will grant Wireless Ronin a right of first refusal to develop the Competing Software at a cost equal or less than Delphi’s reasonable, documented costs to develop the Competing Software.

In consideration of such license, Delphi paid Wireless Ronin in April 2013 a one-time license fee of $750,000 for the first 7,500 installed nodes, which represents approximately 1,500 locations based on an assumption of five installed nodes per location. Wireless Ronin also agreed to certain node license fees for additional nodes. Delphi has agreed to pay Wireless Ronin monthly hosting and support service fees on installed nodes, including hosting and support service fees that increase each year over a five-year period and aggregate to a minimum of $1.3 million over such period.  Based on Wireless Ronin’s review, it  determined all the criteria to recognize the $750,000 had been properly met during the second quarter of 2013.  This included the delivery of a master version of its RoninCast® software to allow Delphi the ability to replicate 7,500 copies as they resell Wireless Ronin’s software.   In addition, the $750,000 license fee is a fixed amount and not subject to change regardless of how many copies of Wireless Ronin’s software, up to 7,500 copies, are ultimately resold.  Lastly, the collectability of the license fee was determined to be probable as the amount was paid to Wireless Ronin during the second quarter of 2013.

Wireless Ronin’s Expenses

Wireless Ronin’s expenses are primarily comprised of three categories: sales and marketing, research and development and general and administrative. Sales and marketing expenses include salaries and benefits for Wireless Ronin’s sales associates and commissions paid on sales. This category also includes amounts spent on the hardware and software Wireless Ronin uses to prospect new customers, including those expenses incurred in trade shows and product demonstrations. Wireless Ronin’s research and development expenses represent the salaries and benefits of those individuals who develop and maintain its software products including RoninCast® and other software applications that Wireless Ronin designs and sells to its customers. Wireless Ronin’s general and administrative expenses consist of corporate overhead, including administrative salaries, real property lease payments, salaries and benefits for Wireless Ronin’s corporate officers and other expenses such as legal and accounting fees.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S., or GAAP, requires Wireless Ronin to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In recording transactions and balances resulting from business operations, Wireless Ronin uses estimates based on the best information available. Wireless Ronin uses estimates for such items as depreciable lives, volatility factors in determining fair value of options and warrants, tax provisions, recognition of revenue under fixed price contracts, provisions for uncollectible receivables and deferred revenue.  Wireless Ronin revises the recorded estimates when better information is available, facts change or it can determine actual amounts. These revisions can affect operating results. Wireless Ronin has identified the following accounting policies that it considers to be critical.

Revenue Recognition

Wireless Ronin recognizes revenue primarily from these sources:

•	Software and software license sales
•	System hardware sales
•	Professional service revenue
•	Software design and development services
•	Implementation services
•	Maintenance and hosting support contracts

Wireless Ronin applies the provisions of Accounting Standards Codification subtopic 605-985, Revenue Recognition: Software (or ASC 605-35) to all transactions involving the sale of software licenses. In the event of a multiple element arrangement, Wireless Ronin evaluates if each element represents a separate unit of accounting, taking into account all factors following the guidelines set forth in “FASB ASC 605-985-25-5.”

Wireless Ronin recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred, which is when product title transfers to the customer, or services have been rendered; (iii) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (iv) collection is reasonably assured. Wireless Ronin assesses collectability based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, Wireless Ronin defers the revenue and recognizes it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.  Sales and use taxes are reported on a net basis, excluding them from revenue and cost of revenue.

Multiple-Element Arrangements — Wireless Ronin enters into arrangements with customers that include a combination of software products, system hardware, maintenance and support, or installation and training services. Wireless Ronin allocates the total arrangement fee among the various elements of the arrangement based on the relative fair value of each of the undelivered elements determined by vendor-specific objective evidence (VSOE). In software arrangements for which Wireless Ronin does not have VSOE of fair value for all elements, revenue is deferred until the earlier of when VSOE is determined for the undelivered elements (residual method) or when all elements for which Wireless Ronin does not have VSOE of fair value have been delivered.

The VSOE for maintenance and support services is based upon the renewal rate for continued service arrangements. The VSOE of installation and training services is established based upon pricing for the services. The VSOE of software and licenses is based on the normal pricing and discounting for the product when sold separately.

Each element of Wireless Ronin’s multiple element arrangements qualifies for separate accounting.  However, when a sale includes both software and maintenance, Wireless Ronin defers revenue under the residual method of accounting.  Under this method, the undelivered maintenance and support fees included in the price of software is amortized ratably over the period the services are provided. Wireless Ronin defers maintenance and support fees based upon the customer’s renewal rate for these services.

Software and software license sales

Wireless Ronin recognizes revenue when a fixed fee order has been received and delivery has occurred to the customer. Wireless Ronin assesses whether the fee is fixed or determinable and free of contingencies based upon signed agreements received from the customer confirming terms of the transaction. Software is delivered to customers electronically or on a CD-ROM, and license files are delivered electronically.

System hardware sales

Wireless Ronin recognizes revenue on system hardware sales generally upon shipment of the product or customer acceptance depending upon contractual arrangements with the customer. Shipping charges billed to customers are included in sales and the related shipping costs are included in cost of sales.

Professional service revenue

Included in services and other revenues is revenue derived from implementation, maintenance and support contracts, content development, software development and training. The majority of consulting and implementation services and accompanying agreements qualify for separate accounting. Implementation and content development services are bid either on a fixed-fee basis or on a time-and-materials basis. For time-and-materials contracts, Wireless Ronin recognizes revenue as services are performed. For fixed-fee contracts, Wireless Ronin recognizes revenue upon completion of specific contractual milestones or by using the percentage-of-completion method.

Software design and development services

Revenue from contracts for technology integration consulting services where Wireless Ronin designs/redesigns, builds and implements new or enhanced systems applications and related processes for clients are recognized on the percentage-of-completion method in accordance with “FASB ASC 605-985-25-88 through 107.”  Percentage-of-completion accounting involves calculating the percentage of services provided during the reporting period compared to the total estimated services to be provided over the duration of the contract. Estimated revenues for applying the percentage-of-completion method include estimated incentives for which achievement of defined goals is deemed probable. This method is followed where reasonably dependable estimates of revenues and costs can be made. Wireless Ronin measures its progress for completion based on either the hours worked as a percentage of the total number of hours of the project or by delivery and customer acceptance of specific milestones as outlined per the terms of the agreement with the customer.  Estimates of total contract revenue and costs are continuously monitored during the term of the contract, and recorded revenue and costs are subject to revision as the contract progresses. Such revisions may result in increases or decreases to revenue and income and are reflected in the financial statements in the periods in which they are first identified. If estimates indicate that a contract loss will occur, a loss provision is recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenue that will be generated by the contract and are included in cost of sales and classified in accrued expenses in the balance sheet.  Wireless Ronin’s presentation of revenue recognized on a contract completion basis has been consistently applied for all periods presented.

Wireless Ronin classifies the revenue and associated cost on the “Services and Other” line within the “Sales” and “Cost of Sales” sections of the Consolidated Statement of Operations.  In all cases where Wireless Ronin applies the contract method of accounting, its only deliverable is professional services, thus, Wireless Ronin believes presenting the revenue on a single line is appropriate.

Costs and estimated earnings recognized in excess of billings on uncompleted contracts are recorded as unbilled services and are included in accounts receivable on the balance sheet. Billings in excess of costs and estimated earnings on uncompleted contracts are recorded as deferred revenue until revenue recognition criteria are met.

Implementation services

Implementation services revenue is recognized when installation is completed.

Maintenance and hosting support contracts

Maintenance and hosting support consists of software updates and support. Software updates provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Support includes access to technical support personnel for software and hardware issues. Wireless Ronin also offers a hosting service through its network operations center, or NOC, allowing the ability to monitor and support its customers’ networks 7 days a week, 24 hours a day.

Maintenance and hosting support revenue is recognized ratably over the term of the maintenance contract, which is typically one to three years. Maintenance and support is renewable by the customer. Rates for maintenance and support, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the arrangement.  Wireless Ronin’s hosting support agreement fees are based on the level of service it provides to its customers, which can range from monitoring the health of its customer’s network to supporting a sophisticated web portal.

Basic and Diluted Loss per Common Share

Basic and diluted loss per common share for all periods presented is computed using the weighted average number of common shares outstanding. Basic weighted average shares outstanding include only outstanding common shares.   Diluted net loss per common share is computed by dividing net loss by the weighted average common and potential dilutive common shares outstanding computed in accordance with the treasury stock method.  Shares reserved for outstanding stock warrants and options totaling 2.1 million, 0.5 million and 0.5 million for 2013, 2012 and 2011, respectively, were excluded from the computation of loss per share as their effect was antidilutive due to Wireless Ronin’s net loss in each of those years.

Deferred Income Taxes

Deferred income taxes are recognized in the financial statements for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, reserves for uncollectible accounts receivables and inventory, differences in depreciation methods, and accrued expenses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Accounting for Stock-Based Compensation

Wireless Ronin accounts for stock-based compensation in accordance with “FASB ASC 718-10.”  Stock-based compensation expense recognized during the period is based on the value of the portion of share-based awards that are ultimately expected to vest during the period. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of restricted stock is determined based on the number of shares granted and the closing price of Wireless Ronin’s common stock on the date of grant. Compensation expense for all share-based payment awards is recognized using the straight-line amortization method over the vesting period.   Stock-based compensation expense, including the amortization of warrants issued for debt issuance costs, of $0.4 million, $0.5 million and $0.8 million, respectively.  No tax benefit has been recorded due to the full valuation allowance on deferred tax assets that Wireless Ronin has recorded.

Wireless Ronin applies the guidance of FASB 718-10-S99-1 for purposes of determining the expected term for stock options. Wireless Ronin calculates the estimated expected life based upon historical exercise data. Wireless Ronin calculates expected volatility for stock options and awards using historical volatility. The dividend yield assumption is based on Wireless Ronin’s history and expectation of no future dividend payouts.

Stock-based compensation expense is based on awards ultimately expected to vest and is reduced for estimated forfeitures. FASB 718-10-55 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Wireless Ronin applied a pre-vesting forfeiture rate of 18.3% to 25.2% based upon actual historical experience for all employee option awards. Wireless Ronin continues to apply a zero forfeiture rate to those options granted to members of its Board of Directors.

Wireless Ronin accounts for equity instruments issued for services and goods to non-employees under “FASB ASC 505-50-1” Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and “FASB ASC 505-50-25” Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. Generally, the equity instruments issued for services and goods are shares of Wireless Ronin’s common stock, or warrants or options to purchase shares of Wireless Ronin’s common stock. These shares, warrants or options are either fully-vested and exercisable at the date of grant or vest over a certain period during which services are provided. Wireless Ronin expenses the fair market value of these securities over the period in which the related services are received. During 2013 and 2012, Wireless Ronin recognized $13,000 and $189,000, respectively, of stock-based compensation expense related to the fair market value of stock and warrants that were issued to outside vendors for professional services. Wireless Ronin did not issue equity instruments to non-employees during the year ended 2011.

See Note 7 in the Wireless Ronin’s Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for further information regarding the impact of FASB ASC 718-10 and the assumptions Wireless Ronin uses to calculate the fair value of stock-based compensation.

Results of Operations

Wireless Ronin’s results of operations for the years ended December 31, 2013, 2012 and 2011 were as follows:

	For the Years Ended December 31,
	(in thousands)
	2013	2012	2011

Sales	$6,802	$6,704	$9,274
Cost of sales (exclusive of depreciation and amortization shown separately below)	2,814	3,029	5,208
Gross profit	3,988	3,675	4,066

Sales and marketing expenses	1,482	1,550	2,090
Research and development expenses	935	1,795	2,116
General and administrative expenses	4,930	5,443	6,105
Depreciation and amortization expense	213	286	467
Total operating expenses	7,560	9,074	10,778

Operating loss	(3,572)	(5,399)	(6,712)
Other income (expenses):
Interest expense	(25)	(8)	(30)
Interest income	-	1	4
Total other expense	(25)	(7)	(26)
Net loss	$(3,597)	$(5,406)	$(6,738)

Wireless Ronin’s results of operations as a percentage of sales for the years ended December 31, 2013, 2012 and 2011 were as follows:

	For the Years Ended December 31,
	2013	2012		2011

Sales	100.0%	100.0%		100.0%
Cost of sales (exclusive of depreciation and amortization shown separately below)	41.4%	45.2%		56.2%
Gross profit	58.6%	54.8%		43.8%

Sales and marketing expenses	21.8%	23.1%		22.5%
Research and development expenses	13.7%	26.8%		22.8%
General and administrative expenses	72.5%	81.2%		65.8%
Depreciation and amortization expense	3.1%	4.3%		5.0%
Total operating expenses	111.1%	135.4%		116.2%

Operating loss	(52.5)%	(80.5	) %	(72.4	) %
Other income (expenses):
Interest expense	(0.4)%	(0.1	) %	(0.3	) %
Interest income	-	0.0		0.0
Total other expense	(0.4)%	(0.1	) %	(0.3	) %
Net loss	(52.9)%	(80.6	) %	(72.7	) %

2013 compared to 2012

Sales:

Wireless Ronin’s sales increased 1% to $6.8 million in 2013 from $6.7 million in 2012. The year-over-year increase was primarily attributable to a $750,000 software license sale to Delphi.   In April 2013, Wireless Ronin entered into an exclusive licensing and services agreement with Delphi to provide integrated technology solutions to the quick-serve restaurant (QSR) and “pump topper” gas station market.  In consideration for granting this license, Wireless Ronin will receive a minimum of $2.0 million over five years, of which $750,000 was paid upon the execution of the contract.  Based on Wireless Ronin’s review, it determined all the criteria to recognize the $750,000 had been properly met in 2013.  This included the delivery of a master version of Wireless Ronin’s RoninCast® software to allow Delphi the ability to replicate 7,500 copies as they resell Wireless Ronin’s software.  In addition, the $750,000 license fee is a fixed amount and not subject to change regardless of how many copies of Wireless Ronin’s software, up to 7,500 copies, are ultimately resold.  Lastly, the collectability of the license fee was determined to be probable as the amount was paid in 2013.  Delphi will use Wireless Ronin’s 24/7 network operations center exclusively to host Delphi’s digital signage applications, which will provide Wireless Ronin recurring hosting and maintenance revenue over the next five years.  Wireless Ronin believes this significantly extends its reach within the QSR and pump topper markets as Delphi has over 30,000 customers to which it can offer an integrated technology offering.

 The remaining increase in sales when comparing 2013 to 2012 was due to an increase in orders from ARAMARK and Polaris Industries.  Total sales to ARAMARK in 2013 totaled $1.5 million, representing an increase of 40% from 2012.  Wireless Ronin continued to expand the various ARAMARK branded food concepts to several colleges and universities during 2013, bringing the total number of ARAMARK locations being managed through its NOC to approximately 329 sites at the end of 2013.  Also during 2013, Wireless Ronin started working with Polaris Industries by providing them with Wireless Ronin’s digital marketing solutions in connection with the launch of Polaris’s Indian motorcycle.  Polaris is requiring all new Indian dealerships to install Wireless Ronin’s solution, which includes a 46” display that is part of a Media Hearth playing a standard video loop with social media, local events and weather content zones.  Through 2013, Wireless Ronin received orders from Polaris for a total of 75 dealerships, representing approximately $0.4 million of revenue.  Wireless Ronin anticipates it will receive additional orders as Polaris continues to expand its Indian motorcycle dealer network.

Partially offsetting these increases was a decline in revenue from Chrysler and Fiat dealerships.  Revenue generated from Chrysler and the associated Fiat dealerships, along with orders received from a supplier for Chrysler’s iShowroom-branded towers totaled $2.4 million, which was down 29% from $3.4 million recognized for the prior year.  A significant portion of this decrease was attributable to fewer orders for Wireless Ronin’s content and development services associated with e-learning course work and enhancement to iShowroom.  Wireless Ronin does not believe this decline represents a trend, but was due to timing of when new projects are initiated by Chrysler.  In addition, Wireless Ronin experienced a decline in kiosk orders received from individual Fiat dealerships when comparing  2013 to the prior year.  In 2013, Wireless Ronin received a total of 29 kiosk orders for Fiat dealerships, compared to 89 in 2012.  Wireless Ronin believes the rate of orders for its interactive kiosks being deployed to all the Fiat dealerships will continue to decline as most Fiat dealerships now have the application installed.  However, Wireless Ronin continues to believe there is still an opportunity to deploy additional interactive branded tower kiosks to the remaining Chrysler dealerships, and Wireless Ronin received  new orders for 56 units in 2013.  Since Wireless Ronin  does not have a contract with Chrysler requiring it to source all the various components of the solution through Wireless Ronin and the purchase of the iShowroom branded towers remains within the discretion of the individual dealerships, Wireless Ronin is unable to predict or forecast the timing or value of any future orders.

Wireless Ronin continued to provide ongoing support to YUM!’s QSR brands in 2013, which includes KFC and KFC/Taco Bell combination stores.    Although Wireless Ronin did not roll out new menu board deployments during 2013, it did receive an order from KFC to upgrade the existing stores to Wireless Ronin’s latest version of RoninCast® software, which was successfully completed in 2013.  Wireless Ronin continues to believe KFC will expand the number of locations which features Wireless Ronin’s digital menu board solution, but currently do not have a commitment on timing.  The total number of YUM! brand stores Wireless Ronin fully hosts and supports through Wireless Ronin’s NOC was 178 at the end of 2013.

Wireless Ronin continues to support through its NOC a network of approximately 294 sites its has deployed for Thomson Reuters, which feature its InfoPoint news service. In addition, during 2012, Wireless Ronin announced a new partnership under which it is the exclusive provider of a Thomson Reuter branded offering, Thomson Reuters Digital Signage Knowledge Direct. Thomson Reuters is presently selling this offering through its sales team to the financial services industry, including many existing news service customers of Thomson Reuters.

Wireless Ronin continues to work for, and receive orders from, various customers in the QSR and fast casual restaurant industry as they come to realize the benefits of deploying digital signage for an array of different types of menu boards for both inside and outside applications.

In addition, since 2011 Wireless Ronin has successfully deployed other marketing technology solutions within its three primary verticals, QSR, automotive and branded retail, as a way of creating unique customer experiences.  These technologies include interactive kiosks, iPad applications, mobile messaging, QR codes, SMS marketing, near field communications and the integration of social networks into Wireless Ronin’s product offerings.  Wireless Ronin believes these new technologies greatly expand the marketing solutions it is able to provide its existing and prospective customers and represent an opportunity to increase its revenue beyond traditional digital signage.

As of December 31, 2013, Wireless Ronin had a total of $0.4 million of purchase orders for which it had not recognized revenue.

Lastly, Wireless Ronin’s recurring hosting and support revenue remained at the same level of $2.0 million for both 2013 and 2012.  Although Wireless Ronin expanded its customer base from the deployments referenced above, it did see a decline in recurring revenue from Thomson Reuters as a result of a number of locations featuring Thomson Reuters’ Info Point digital signage system being taken off line during 2013.

Although Wireless Ronin is starting to see an increase of adoption for marketing technology solutions such as its at the macro level, Wireless Ronin is unable to predict or forecast its future revenue with any degree of precision at this time.

Cost of Sales:

Wireless Ronin’s cost of sales decreased 7% to $2.8 million in 2013 from $3.0 million in 2012. The decrease in cost of sales was primarily due to the year-over-year decrease in services sales, which was primarily associated with a decline in content and development work performed primarily for Chrysler.  On a percentage basis, Wireless Ronin’s overall gross margin increased to 59% in 2013 compared to 55% for the prior year.  The primary reason for this increase was due to the $750,000 software sale to Delphi Display Systems, which was at 100% gross margin. Wireless Ronin’s overall software sales, which traditionally carry a higher gross margin percentage compared to its sales of hardware and services, were up 231% or $0.8 million when comparing 2013 to the prior year.  The increase in software revenue when comparing 2013 to 2012 resulted in a percentage improvement to 99% in 2013 from 80% in 2012.  On a percentage basis, Wireless Ronin’s services gross margin were the same at 58% for both 2013 and 2012.  Wireless Ronin’s ability to maintain these levels of gross margin on a percentage basis can be impacted in any given quarter by shifts in its sales mix.  However, Wireless Ronin believes over the long-term its gross margins on a percentage basis will continue to increase as its recurring revenue grows.

Operating Expenses:

Sales and marketing expense includes the salaries, employee benefits, commissions, stock compensation expense, travel and overhead costs of Wireless Ronin’s sales and marketing personnel, as well as trade show activities and other marketing costs.  Total sales and marketing expenses declined 4% to $1.5 million in 2013 from $1.6 million in 2012.  The decline in sales and marketing expense when comparing 2013 to 2012 was primarily due to lower commissions and employee travel related expenses of $26,000 and $21,000, respectively.  Wireless Ronin continues to concentrate its marketing dollars on more forums and user groups instead of the larger national tradeshows such as Digital Signage Expo.  Wireless Ronin traditionally incurs higher levels of tradeshow expenditures in the first quarter of its fiscal year compared to the remaining three quarters.  Total stock compensation expense included in sales and marketing expense was approximately $0.1 million for both 2013 and 2012.  Any significant increase in Wireless Ronin’s sales and marketing expenses in 2014 relative to 2013 would be the result of higher levels of commission expense resulting from an increase in its revenue, as Wireless Ronin does not anticipate higher costs associated with tradeshows or marketing initiatives.

Research and development expense includes salaries, employee benefits, stock compensation expense, related overhead costs and consulting fees associated with product development, enhancements, upgrades, testing, quality assurance and documentation.  Total research and development expenses for 2013 decreased 47% to $0.9 million from $1.8 million in 2012. The decrease when comparing 2013 to 2012 was primarily related to lower employee compensation costs of $0.4 million due to personnel changes made during 2013 and a $0.3 million decrease in consulting costs, along with receiving a one-time $0.1 million research and development state tax refund.  Although Wireless Ronin experienced lower employee-related expenses for 2013 compared to 2012 due to lower headcount, the remaining decrease was attributable to a higher level of research and development costs being allocated to cost of goods sold related to billable development work performed for its customers.  Overall Wireless Ronin had 9 developer employees and contractors as of December 31, 2013 compared to 13 as of the end of 2012. Total stock compensation expense included in research and development expense was approximately $31,000 and $55,000 for the years ended December 31, 2013 and 2012, respectively.  Although Wireless Ronin currently has no intention of increasing its staff levels in 2013, Wireless Ronin continues to believe it is critical for its success to make further enhancements to its RoninCast® software as the requirements for a more sophisticated multi-marketing technology platform continue to evolve.

General and administrative expense includes the salaries, employee benefits, stock compensation expense and related overhead cost of its finance, information technology, human resources and administrative employees, as well as legal and accounting expenses, consulting and contractor fees and bad debt expense. Total general and administrative expenses for 2013 decreased 9% to $4.9 million from $5.4 million in 2012.  The decrease when comparing 2013 to 2012 was the result of lower employee compensation and related travel expenses of $0.4 million and a decline in general office and other public company related expenses of $88,000 and $59,000, respectively. Partially offsetting these declines was a $0.2 million increase in stock-based compensation expense attributable to the stock and warrants issued to outside vendors for professional services during the year ended 2012, during which Wireless Ronin only incurred $13,000 of related expense in 2013.   Additionally, Wireless Ronin recognized stock based-compensation expense associated with stock awards and options to its employees and six non-employee board members as part of their compensation for board service during 2013 and 2012 of $0.3 million and $0.4 million for the periods presented.  Wireless Ronin currently believes its general and administrative costs will remain at a similar level to that experienced during 2013 for 2014.

Depreciation and amortization expense.  Wireless Ronin’s depreciation and amortization expense consists primarily of depreciation of computer equipment and office furniture and the amortization of purchased software and leasehold improvements made to its leased facilities.  Depreciation and amortization expense decreased 26% to $0.2 million in 2013 from $0.3 million in 2012. The decrease was primarily due to the limited number of capital acquisitions made from 2011 through 2013.

Interest Expense:

Interest expense increased to $25,000 in 2013 from $8,000 in 2012.  The increase was primarily the result of the interest expense associated with Wireless Ronin’s line of credit with Silicon Valley Bank.  During 2013, Wireless Ronin expensed a total of approximately $19,000, compared to $5,000 in the prior year of interest expense.  The reason for the increase was due to the advancement of $400,000 it had outstanding through September of 2013.  In addition, Wireless Ronin issued unsecured convertible promissory notes in the aggregate of $1,075,000, along with warrants to purchase 1,075,000 shares of its common stock in 2013.  The notes mature two years after issuance and require the payment of interest at the rate of 4% per year (payable on maturity), which Wireless Ronin recognized interest expense of approximately $1,000 during 2013.  Using the Black-Scholes model, Wireless Ronin determined the relative fair value of the warrants totaled $178,000.  In addition, Wireless Ronin determined the notes had a beneficial conversion feature totaled $27,000.  Both amounts are being amortized through interest expense on a straight-line basis over the term of the notes payable resulting in a charge of interest expense of $4,000 in 2013.

During 2012, Wireless Ronin included in interest expense a charge of $3,000 for the fair value of the warrants issued to Silicon Valley Bank as part of the loan and security agreement it entered into in March 2010.  The warrant vested 100% on date of grant and Wireless Ronin began recognizing the fair value, as determined using the Black-Scholes model, of $66,000 over the original life of the agreement on a straight-line basis. The loan and security agreement modification in January 2011 included a provision to reduce the exercise price of the warrant, resulting in an incremental increase in fair value of approximately $8,000. The fair value remaining as of the date of the modification totaled $19,000 and was amortized on a straight-line basis through the then renewed expiration date of March 2012.   See Note 6 to Wireless Ronin’s consolidated financial statements regarding the assumptions used in determining the fair value of these warrants.  Also included in interest expense for 2012 associated with the capital lease Wireless Ronin entered into in July 2010.

Liquidity and Capital Resources

Going Concern

Wireless Ronin incurred net losses and negative cash flows from operating activities for the years ended December 31, 2013, 2012 and 2011.  At December 31, 2013, Wireless Ronin had cash, cash equivalents and restricted cash of $1.5 million and working capital of $1.3 million.  The cash used in operating activities for the year ended December 31, 2013 was $2.8 million.  At December 31, 2013, Wireless Ronin had no outstanding balance and no borrowing capability on its line of credit with Silicon Valley Bank.  Silicon Valley Bank has issued a letter of credit in the amount of $180,000 as collateral to the landlord of Wireless Ronin’s corporate office and another letter of credit to a vendor in the amount of $50,000. As of December 31, 2013, Wireless Ronin was unable to meet the minimum tangible net worth requirements per the terms of the loan and security agreement with Silicon Valley bank, and therefore Wireless Ronin is currently unable to draw down on the line of credit.  As of December 31, 2013, Wireless Ronin’s tangible net worth totaled $1.6 million or $0.6 million below the minimum required amount per the terms of the loan and security agreement with Silicon Valley Bank. The line of credit is secured by all of Wireless Ronin’s assets and matures on July 15, 2014. Starting with the month ending March 31, 2014 and on the last day of each following month, Wireless Ronin’s new tangible net worth requirement has been reduced to $150,000 and, commencing with the quarter ending March 31, 2014, the minimum tangible net worth requirement increases, commencing with the quarter ending March 31, 2014 and each quarter thereafter, by the sum of (a) fifty-percent (50%) of Wireless Ronin’s quarterly net income (without reduction for any losses) for such quarter, plus (b) fifty-percent (50%) of all proceeds received from the issuance of equity during such quarter and/or the principal amount of all subordinated debt incurred during such quarter.  Wireless Ronin must comply with this tangible net worth minimum in order to draw down on such line of credit and also while there are outstanding credit extensions (other than Wireless Ronin’s existing lease letter of credit).

The financial statements for the fiscal year ended December 31, 2013 were prepared on a going concern basis, meaning that they do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Wireless Ronin be unable to continue as a going concern.  However, Wireless Ronin’s auditor also expressed substantial doubt about its ability to continue as a going concern. Wireless Ronin’s ability to continue as a going concern is an issue raised as a result of losses suffered from operations.  Although Wireless Ronin believes it extended its ability to fund its operations as a result of the restructuring it initiated on July 29, 2013 (see “Restructuring” below), even after the savings it expects to achieve and the additional funds received from the unsecured promissory notes issued in December 2013, Wireless Ronin does not currently have sufficient capital resources to fund operations beyond April 2014. Wireless Ronin continues to experience operating losses. Management continues to seek financing on favorable terms; however, there can be no assurance that any such financing can be obtained on favorable terms, if at all. At present, Wireless Ronin has no commitments for any additional financing. Because Wireless Ronin has received an opinion from its auditor that substantial doubt exists as to whether it can continue as a going concern, it may be more difficult  to attract investors, secure debt financing or bank loans, or a combination of the foregoing, on favorable terms, if at all. Wireless Ronin’s future depends upon its ability to obtain financing and upon future profitable operations. If Wireless Ronin is unable to generate sufficient revenue, find financing, or adjust its operating expenses so as to maintain positive working capital, then it will be forced to cease operations and investors will lose their entire investment. Wireless Ronin can give no assurance as to its ability to generate adequate revenue, raise sufficient capital, sufficiently reduce operating expenses or continue as a going concern.

Restructuring

In July 2013, Wireless Ronin implemented a restructuring plan designed to conserve its cash resources and to further align its ongoing expenses with its business by focusing sales efforts on high-potential customers and prospects, preserving the research and development staff required to maintain and enhance its RoninCast® software, and consolidating certain positions.  Wireless Ronin incurred a one-time charge in 2013 aggregating approximately $0.2 million, consisting primarily of severance payments.   Wireless Ronin believes this restructuring will reduce its annual operating costs by approximately $1.3 million.

Operating Activities

Wireless Ronin does not currently generate positive cash flow. Wireless Ronin’s investments in infrastructure have been greater than sales generated to date. As of December 31, 2013, Wireless Ronin had an accumulated deficit of $98.0 million. The cash flow used in operating activities was $2.8 million, $4.8 million and $4.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.  In 2013, net cash used by operating activities was attributable to Wireless Ronin’s net loss, partially offset by an overall decrease in changes to its operating assets and liability accounts of $0.1 million and $0.7 million of depreciation and amortization and stock compensation expense.  Included in the changes to its operating accounts were decreases in accounts receivable, inventory and other assets all of which were due to lower sales during the fourth quarter of 2013 when compared to the same period in the prior year.  In addition, accounts payable and accrued liabilities balances were lower by $0.3 million and $0.1 million at the end of December 31, 2013 when compared to the prior year end balances.  This was primarily the result of lower operating costs incurred during the fourth quarter of 2013 when compared to the same period in the prior year.  Changes in Wireless Ronin’s deferred revenue balances when comparing December 31, 2013 to December 31, 2012 increased $0.2 million as a result of additional uncompleted projects and higher levels of deferred maintenance contracts as Wireless Ronin’s installation base continues to grow.

In 2012, net cash used by operating activities was attributable to Wireless Ronin’s net loss, along with an overall increase in changes to its operating assets and liability accounts of $0.3 million, partially offset by depreciation and amortization and stock compensation expense.  Included in the changes to Wireless Ronin’s operating accounts were decreases in inventory, prepaid expenses, accounts payable, deferred revenue and accrued liabilities, all of which were primarily due to lower operating costs incurred during the fourth quarter of 2012 when compared to the same period in the prior year.  The accounts receivable balance at the end of 2012 increased from the prior year balance as a result of an increase in sales during the fourth quarter of 2012 when compared to the same period in the prior year.

Disruptions in the economy and constraints in the credit markets have caused companies to reduce or delay capital investment.  Some of Wireless Ronin’s prospective customers may cancel or delay spending on the development or roll-out of capital and technology projects with it due to continuing economic uncertainty.  Difficult economic conditions have adversely affected certain industries in particular, including the automotive and restaurant industries, in which Wireless Ronin has major customers.  Wireless Ronin could also experience lower than anticipated order levels from current customers, cancellations of existing but unfulfilled orders, and extended payment or delivery terms.  Economic conditions could also materially impact Wireless Ronin through insolvency of its suppliers or current customers.  As of December 31, 2013, Chrysler and EWI accounted for 44.8% and 15.0%, respectively, of Wireless Ronin’s total receivables.  In the case of insolvency by one of Wireless Ronin’s significant customers, an account receivable with respect to that customer might not be collectible, might not be fully collectible, or might be collectible over longer than normal terms, each of which could adversely affect Wireless Ronin’s financial position.  There can be no assurance that Wireless Ronin will not suffer credit losses in the future.

In addition, Wireless Ronin’s financial condition and potential for continued net losses could cause current and prospective customers to defer placing orders with it, to require terms that are unfavorable to it, or to place their orders with marketing technology suppliers other than Wireless Ronin, which could adversely affect its business, financial condition and results of operations. On the same basis, third-party suppliers may refuse to do business with Wireless Ronin, or may do so only on terms that are unfavorable to it, which also could cause its revenue to decline.

Investing Activities

Net cash used in investing activities was $29,000, $47,000 and $149,000 for the years ended December 31, 2013, 2012 and 2011, respectively.  Net cash used in investing activities for the periods presented was attributable to the purchases of property and equipment.  Wireless Ronin believes capital investments for 2014 will be similar to 2013 as its current infrastructure has the capacity to service additional deployments.

Financing Activities

Wireless Ronin has financed its operations primarily through sales of common stock and the issuance of notes payable to vendors, shareholders and investors. For the years ended December 31, 2013, 2012 and 2011, Wireless Ronin generated a net $2.1 million, $1.6 million and $3.2 million from financing activities, respectively.

In March 2013, Wireless Ronin sold a total of 868 units at a price of $1.80 per unit, each unit consisting of one share of common stock and one –five year warrant to purchase 0.50 of a share of common stock, with exercisability commencing six months and one day after issuance, at an exercise price of $2.73 per share, pursuant to a registration statement on Form S-3 which was declared effective by the Securities and Exchange Commission in January 2013.  Wireless Ronin obtained approximately $1.4 million in net proceeds as a result of this registered direct offering.

In December 2013, Wireless Ronin sold an aggregate of $1.1 million in unsecured convertible promissory notes, along with warrants to purchase 1.1 million shares of its common stock, in a private placement transaction with certain accredited investors.  The notes mature two years after issuance, require the payment of interest at the rate of 4% per year (payable on maturity), and are convertible, at the holder’s option, into unregistered shares of Wireless Ronin’s common stock at a conversion price of $0.50 per share.  The warrants are immediately exercisable, expire three years after issuance, have a cashless exercise feature, and may be exercised to purchase unregistered shares of Wireless Ronin’s common stock at an exercise price of $0.75 per share.

During 2013, Wireless Ronin received proceeds of $21,000 from the issuance of 19,000 shares under its associate (employee) stock purchase plan, which was terminated effective July 2013.  Also during 2013, Wireless Ronin made a repayment of the line of credit with Silicon Valley Bank of $0.4 million.

In September 2012, Wireless Ronin sold approximately 348,000 shares of its common stock at $4.05 per share pursuant to a registration statement on Form S-3 which was declared effective by the SEC in September 2009.  Wireless Ronin obtained approximately $1.2 million in net proceeds as a result of this registered direct offering.  During 2012, Wireless Ronin also received $51,000 from the sale of approximately 12,000 shares of common stock to its associates (employees) through its 2007 Associate Stock Purchase Plan.  Wireless Ronin also received a $0.4 million advance on its line of credit with Silicon Valley Bank in 2012.

In December 2011, Wireless Ronin sold approximately 664,000 shares of its common stock at $5.00 per share pursuant to a registration statement on Form S-3 which was declared effective by the SEC in September 2009.  Wireless Ronin obtained approximately $2.9 million in net proceeds as a result of this registered direct offering. During 2011, Wireless Ronin received $68,000 from the sale of approximately 14,000 shares of common stock to its associates (employees) through its 2007 Associate Stock Purchase Plan and it received approximately $0.2 million from the exercise of outstanding stock options.  Wireless Ronin used $36,000 for the payment of capital leases during 2011.

Wireless Ronin will likely be required to raise additional funding through public or private financings, including equity financings. Any additional equity financings may be dilutive to shareholders and may be completed at a discount to market price. Debt financing, if available, would likely involve restrictive covenants similar to or more restrictive than those contained in the security and loan agreement Wireless Ronin currently has with Silicon Valley Bank. Those covenants include maintaining minimum tangible net worth, which Wireless Ronin may not satisfy. There can be no assurance Wireless Ronin will successfully complete any future equity or debt financing. Adequate funds for Wireless Ronin’s operations, whether from financial markets, collaborative or other arrangements, may not be available when needed or on terms attractive to us, especially from markets which continue to be risk averse. If adequate funds are not available, Wireless Ronin’s plans to operate its business may be adversely affected and it could be required to curtail its activities significantly and/or cease operating.

Due to losses suffered from operations, for the year ended December 31, 2013, Wireless Ronin’s independent registered public accounting firm expressed substantial doubt about its ability to continue as a going concern. Wireless Ronin does not currently have sufficient capital resources to fund its operations beyond April 2014. Wireless Ronin continues to experience operating losses. Management continues to seek financing on favorable terms; however, there can be no assurance that any such financing can be obtained on favorable terms, if at all. At present, Wireless Ronin has no commitments for any additional financing. If Wireless Ronin is unable to generate sufficient revenue, find financing, or adjust its operating expenses so as to maintain positive working capital, then Wireless Ronin likely will be forced to cease operations and investors will likely lose their entire investment.

Line of Credit

In March 2010, Wireless Ronin entered into a Loan and Security Agreement with Silicon Valley Bank (the “Loan and Security Agreement”), which was most recently amended effective March 6, 2014.  The Loan and Security Agreement provides Wireless Ronin with a revolving line-of-credit at an annual interest rate of prime plus 1.5%, the availability of which is the lesser of (a) $1.5 million, or (b) the amount available under its borrowing base (75% of its eligible accounts receivable plus 50% of its eligible inventory) minus (1) the dollar equivalent amount of all outstanding letters of credit, (2) 10% of each outstanding foreign exchange contract, (3) any amounts used for cash management services, and (4) the outstanding principal balance of any advances.  In connection with the July 2010 lease amendment for its corporate offices, Silicon Valley Bank issued a letter of credit which as of December 31, 2013 was in the amount of $180,000 along with a letter of credit issued to a vendor for $50,000.

As of December 31, 2013, Wireless Ronin was not in compliance with the tangible net worth requirement and therefore not eligible to draw down on the line of credit.  As of December 31, 2013, Wireless Ronin’s tangible net worth totaled $1.6 million or $0.6 million below the minimum required amount per the terms of the Loan and Security Agreement.  Wireless Ronin had no outstanding balance under this loan agreement (other than its letter of credits) as of December 31, 2013.

Under the Loan and Security Agreement, Wireless Ronin is generally required to obtain the prior written consent of Silicon Valley Bank to, among other things, (a) dispose of assets, (b) change its business, (c) liquidate or dissolve, (d) change CEO or COO (replacements must be satisfactory to the lender), (e) enter into any transaction in which its shareholders who were not shareholders immediately prior to such transaction own more than 40% of Wireless Ronin’s voting stock (subject to limited exceptions) after the transaction, (f) merge or consolidate with any other person, (g) acquire all or substantially all of the capital stock or property of another person, or (h) become liable for any indebtedness (other than permitted indebtedness). The line of credit is secured by all Wireless Ronin’s assets and matures on July 15, 2014.  Starting with the month ending March 31, 2014, Wireless Ronin’s new tangible net worth requirement has been reduced to $150,000 as of the end of each month and, commencing with the quarter ending March 31, 2014, the minimum tangible net worth requirement increases, commencing with the quarter ending March 31, 2014 and each quarter thereafter, by the sum of (a) fifty-percent (50%) of its quarterly net income (without reduction for any losses) for such quarter, plus (b) fifty-percent (50%) of all proceeds received from the issuance of equity during such quarter and/or the principal amount of all subordinated debt incurred during such quarter.  Wireless Ronin must comply with this tangible net worth minimum in order to draw down on such line of credit and also while there are outstanding credit extensions (other than its existing lease letter of credit).

Off Balance Sheet Arrangements

It is not Wireless Ronin’s business practice to enter into off-balance sheet arrangements.

Contractual Obligations

Wireless Ronin has no material commitments for capital expenditures.  Unless Wireless Ronin experiences a significant increase in revenue, it expects 2014 operating expenses will remain at levels similar to 2013 as it continues to control expenses in the current economic environment.

Operating and Capital Leases

At December 31, 2013, Wireless Ronin’s principal commitments consisted of long-term obligations under operating leases.  Wireless Ronin conducted its U.S. operations from a leased facility located at 5929 Baker Road in Minnetonka, Minnesota.  Wireless Ronin leased approximately 19,000 square feet of office and warehouse space under a lease that extends through January 31, 2018.  In addition, Wireless Ronin leased office space of approximately 10,000 square feet to support its Canadian operations at a facility located at 4510 Rhodes Drive, Suite 800, Windsor, Ontario, Canada under a lease, as amended, that extends through June 30, 2014.

The following table summarizes Wireless Ronin’s obligations under contractual agreements as of December 31, 2013 and the time frame within which payments on such obligations are due (in thousands):

	Payment Due by Period
		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating Lease Obligations	$877	$233	$414	$230	$-
Long-term Obligations	1,075	-	1,075	-	-
Total Contractual Obligations	$1,952	$233	$1,489	$230	$-

Wireless Ronin’s internal source of liquidity solely consists of its cash balance, which as of December 31, 2013 was $1.5 million. Of this amount, $1.4 million is invested in a daily sweep commercial paper account with Silicon Valley Bank.   Wireless Ronin monitors the credit rating of this financial institution and has determined there is a low level of risk of the funds not settling on a daily basis.

Based on its working capital position at December 31, 2013, Wireless Ronin believes it has sufficient working capital to meet its current obligations through April 2014.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of December 31, 2013, information regarding Wireless Ronin’s equity compensation plans under which shares of its common stock are authorized for issuance:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	583,699	(1)	$5.34	$1,678,048	(2)
Equity compensation plans not approved by security holders	0		$ N/A	0
Total	583,699		$5.34	1,678,048

(1)
Represents 128,170 shares of common stock issuable upon exercise of outstanding stock options under the Amended and Restated 2006 Non-Employee Director Stock Option Plan, 454,195 shares of common stock issuable upon exercise of outstanding stock options under the Amended and Restated 2006 Equity Incentive Plan, 1,334 shares of common stock issuable upon vesting of restricted stock awards under the Amended and Restated 2006 Equity Incentive Plan.

(2)
Represents 571,830 shares of common stock available for issuance under the Amended and Restated 2006 Non-Employee Director Stock Option Plan, 1,106,218 shares of common stock available for issuance under the Amended and Restated 2006 Equity Incentive Plan.

Transfer Agent and Registrar

The transfer agent and registrar with respect to Wireless Ronin’s common stock is Registrar and Transfer Company.

Listing

Wireless Ronin common stock is quoted on the OTC Markets, OTCQB tier, under the trading symbol “RNIN.”

DESCRIPTION OF WIRELESS RONIN CAPITAL STOCK

Wireless Ronin’s authorized capital stock consists of 66,666,666 shares, par value $0.01 per share, consisting of 50,000,000 shares of common stock and 16,666,666 shares of preferred stock. As of April 9, 2014, Wireless Ronin had 6,474,135 shares of common stock outstanding held by 86 record holders, and no outstanding shares of preferred stock.

Common Stock

The holders of Wireless Ronin’s common stock:

•	have the right to receive ratably any dividends from funds legally available therefor, when, as and if declared by the Board of Directors;

•	are entitled to share ratably in all of its assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the company; and

•	are entitled to one vote per share on all matters which shareholders may vote on at all meetings of shareholders.

All shares of Wireless Ronin’s common stock now outstanding are fully paid and non-assessable and the shares of common stock to be issued in connection with the merger will be fully paid and non-assessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock.

The holders of Wireless Ronin’s common stock do not have cumulative voting rights. Subject to the rights of any future series of preferred stock, the holders of a plurality of outstanding shares voting for the election of Wireless Ronin’s directors can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of Wireless Ronin’s directors.

Dividend Policy

Wireless Ronin has never declared or paid cash dividends on its common stock.  Wireless Ronin currently intends to retain future earnings, if any, to operate and expand its business, and it do not anticipate paying cash dividends on its common stock in the foreseeable future.  Any payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon the results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors.  Furthermore, Wireless Ronin’s loan and security agreement with Silicon Valley Bank contains a restrictive covenant that precludes it from paying dividends without Silicon Valley Bank’s consent.

Undesignated Preferred Stock

Under governing Minnesota law and Wireless Ronin’s articles of incorporation, as amended, no action by its shareholders is necessary, and only action of the Board of Directors is required, to authorize the issuance of up to 16,667,000 shares of undesignated preferred stock. Wireless Ronin’s Board of Directors is empowered to establish, and to designate the name of, each class or series of the undesignated preferred shares and to set the terms of such shares, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences. Accordingly, Wireless Ronin’s Board of Directors, without shareholder approval, may issue preferred stock having rights, preferences, privileges or restrictions, including voting rights, that may be greater than the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of Wireless Ronin’s common stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Wireless Ronin without further action by its shareholders. Wireless Ronin’s Board of Directors has no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Certain provisions of Minnesota law, Wireless Ronin’s articles of incorporation, as amended, and its amended and restated bylaws, as further described below, could have an anti-takeover effect. These provisions are intended to provide management with flexibility in responding to an unsolicited takeover offer and to discourage certain types of unsolicited takeover offers for Wireless Ronin. However, these provisions could have the effect of discouraging attempts to acquire Wireless Ronin, which could deprive its shareholders of opportunities to sell their shares at prices higher than prevailing market prices.

Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of Wireless Ronin’s voting stock from a person, other than Wireless Ronin and other than in connection with certain mergers and exchanges to which Wireless Ronin is a party, which results in the acquiring person owning 20% or more of Wireless Ronin’s voting stock then outstanding. Similar triggering events occur at the one-third and majority ownership levels. Section 302A.671 requires approval of any such acquisition by a majority vote of Wireless Ronin’s disinterested shareholders and a majority vote of all of Wireless Ronin’s shareholders. In general, shares acquired in excess of the applicable percentage threshold in the absence of such approval are denied voting rights and are redeemable at their then fair market value by Wireless Ronin during a specified time period.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits Wireless Ronin or any of its subsidiaries from entering into any business combination transaction with a shareholder for a period of four years after the shareholder acquires 10% or more of Wireless Ronin’s voting stock then outstanding. An exception is provided for circumstances in which, before the 10% share-ownership threshold is reached, either the transaction or the share acquisition is approved by a committee of Wireless Ronin’s Board of Directors composed of one or more disinterested directors.

The Minnesota Business Corporation Act contains a “fair price” provision in Section 302A.675. This provision provides that no person may acquire any of Wireless Ronin’s shares within two years following the person’s last purchase of Wireless Ronin’s shares in a takeover offer unless all shareholders are given the opportunity to dispose of their shares to the person on terms that are substantially equivalent to those in the earlier takeover offer. This provision does not apply if the acquisition is approved by a committee of disinterested directors before any shares are acquired in the takeover offer.

Section 302A.553, sub. 3, of the Minnesota Business Corporation Act prohibits Wireless Ronin from purchasing any voting shares owned for less than two years from a holder of more than 5% of Wireless Ronin’s outstanding voting stock for more than the market value of the shares. Exceptions to this provision are provided if the share purchase is approved by holders of a majority of Wireless Ronin shares or if Wireless Ronin makes a repurchase offer of equal or greater value to all shareholders.

Wireless Ronin’s articles of incorporation, as amended, provide that the holders of its common stock do not have cumulative voting rights. For the shareholders to call a special meeting, Wireless Ronin’s amended and restated bylaws require that at least 10% of the voting power must join in the request. Wireless Ronin’s articles of incorporation, as amended, give its Board of Directors the power to issue any or all of the shares of undesignated preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking shareholder approval. Wireless Ronin’s Board of Directors also has the right to fill vacancies of the board, including a vacancy created by an increase in the size of the Board of Directors.

Wireless Ronin’s amended and restated bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors, as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received by Wireless Ronin not less than 90 days prior to the date fixed for the annual meeting, and must contain certain information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the shareholders submitting the proposal.

INFORMATION ABOUT BROADCAST

Broadcast’s Business Description

Broadcast International, Inc. is a communications services and technology company headquartered in Salt Lake City, Utah.  Broadcast operates two divisions – BI Networks and CodecSys.  Broadcast was incorporated in Utah in 1983 under the name “Laser Corporation,” but did not commence its current business until the year 2000.

Overview of BI Networks

Through BI Networks, Broadcast installs, manages and support private communication networks for large organizations that have widely-dispersed locations or operations.  Broadcast’s enterprise clients use these networks to deliver digital signage solutions, training programs, product announcements, entertainment and other communications to their employees and customers.  Broadcast uses a variety of delivery technologies, including satellite, Internet streaming and WIFI, depending on the industry standard products and equipment sold by other companies.

In July 2009, Broadcast entered into a $10.1 million, three-year contract with a national bank to provide technology and digital signage services to approximately 2,100 of its more than 6,000 retail and administrative locations throughout North America.  This digital signage network grew to approximately 2,500 retail banking sites. For the past three years this was Broadcast’s largest customer, but in December 2012, the national bank notified Broadcast that a new vendor would begin servicing the customer.  Although Broadcast may continue providing some services, its revenues from this customer have decreased by approximately 90%.  In addition, Broadcast signed a master license agreement to be a vendor for a customer to provide digital signage software and services for educational training purposes to over 16,000 locations, which may be present a significant opportunity.    This customer has paid Broadcast for development engineering work, but as yet Broadcast has not entered into a statement of work defining the price and terms of a contemplated beta test that will need to be completed and approved before any wider rollout can begin and there are no assurances that this will be completed.  Because Broadcast has not continued with its largest customer and has not replaced those revenues with new customers, Broadcast has severely scaled back its operations.

BI Networks Products and Services

Following are some of the ways in which businesses utilize Broadcast’s products and services.

Internal Business Applications

•	Deliver briefings from the CEO or other management

•	Launch new products or services

•	Present new marketing campaigns

•	Train employees

•	Announce significant changes or implement new policies and procedures

•	Respond to crisis situations

External Business Applications

•	Display advertising in public areas utilizing digital signage

•	Make promotional presentations to prospective customers or recruits

•	Provide product/service training to customers

•	Train and communicate with sales agents, dealers, VARs, franchisees, association members, etc.

•	Sponsor satellite media tours

•	Provide video/audio news releases

Network-Based Services

Broadcast utilizes satellite technology for various business training and communication applications.  The list that follows describes the comprehensive offering of products and services that attracts companies in need of a satellite solution.

•	Network design and engineering

•	Equipment and installation

•	Network management

•	24/7 help desk services

•	On-site maintenance and service

•	Full-time or occasional satellite transponder purchases (broadcast time)

•	Uplink facilities or remote SNG uplink trucks

Streamed Video Hosting Services

With the advancement of streaming technologies and the increase of bandwidth, the Internet provides an effective platform for video-based business training and communications.  Broadcast management believes that the Internet will become an increasing means of broadband business video delivery.  Consequently, Broadcast has invested in the infrastructure and personnel needed to be a recognized provider of Internet-based services.  Following are the services Broadcast currently provides:

•	Dedicated server space

•	High-speed, redundant Internet connection

•	Secure access

•	Seamless links from client's website

•	Customized link pages and media viewers

•	Testing or self-checks

•	Interactive discussion threads

•	Participation/performance reports for managers/administrators

•	Notification of participants via email

•	Pay-per-view or other e-commerce applications

•	Live events

•	24/7 technical support

Production and Content Development Services

To support both satellite and Internet-based delivery platforms, we employ professional production and content development teams and operate full service video and audio production studios.  A list of support services follows:

•	In-studio or on-location video/audio production

•	Editing/post-production

•	Instructional design

•	Video/audio encoding for Internet delivery

•	Conversion of text or PowerPoint to HTML

•	Alternative language conversion

•	Access to “off-the-shelf” video training content

Service Revenue

Broadcast generates revenue by charging fees for the services it provides, and/or by selling equipment and satellite time.  A typical satellite network generates one-time revenues from the sale and installation of satellite receivers and antennas and monthly revenues from network management services.  On-site maintenance/service, production fees, and occasional satellite time are charged as they are used.

For Internet-based services, Broadcast charges customers monthly fees for hosting content, account management, quality assurance and technical support, if requested.  For delivery of content, Broadcast generally charges a fee every time a person listens to or watches a streamed audio or video presentation.  Encoding, production and content creation or customization are billed as these services are performed.  Broadcast has also entered into content development partnerships with professional organizations that have access to subject matter experts.  In these cases, Broadcast produces web-based training presentations and sell them on a pay-per-view basis, sharing revenues with the respective partner.

In the process of creating integrated technology solutions, Broadcast has developed proprietary software systems such as its content delivery system, incorporating site, user, media and template controls to provide a powerful mechanism to administer content delivery across multiple platforms and to integrate into any web-based system.  Broadcast uses its content delivery system to manage networks of thousands of video receiving locations for enterprise clients.

The percentages of revenues derived from our different services fluctuate depending on the customer contracts entered into and the level of activity required by such contracts in any given period.  Of our net sales in 2013 and 2012, approximately 90% were derived from network management related services and approximately 10% were derived from product and content development and all other services.

Broadcast’s network management and support services are generally provided to customers by its operations personnel located at corporate headquarters.   Broadcast’s production and content development services are generally provided by personnel from our production studio.  Broadcast generally contract with independent service technicians to perform installation and maintenance services at customer locations throughout the United States.

Overview of Video Compression

Video compression is the process by which video content is converted into a digital data stream for transmission over satellite, cable, Internet or wireless networks.

Video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  As more and more video content is broadcast and streamed to a rapidly expanding based of new video receivers, such as cell phones, tablets, and notebook computers, the need to stream the video content with the highest possible quality and at the lowest possible bandwidth expands exponentially.  At the same time traditional media desires to keep pace with the new media by transmitting higher and higher quality video to enhance the viewing experience of the consumer and we will experience the expansion of “smart televisions”, movies streamed in high definition and 3D, and entertainment streaming services to the home and computer, all of which increase the need to transmit video using the least amount of bandwidth possible without affecting the quality of the experience.

CodecSys Technology

Broadcast has patented its video compression technology and trademarked it as “CodecSys.”  Initially, Broadcast developed this technology for delivering video content for its network customers. However, this proprietary technology has expanded into a much wider application.

Video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  Broadcast’s patented CodecSys technology is a software-based video operating system that uses multiple techniques or computer formulas to create a particular data stream.  With CodecSys, video content may be transmitted over substantially decreased bandwidth while maintaining media quality.  Broadcast believes that its CodecSys technology offers significant efficiencies and cost savings over traditional hardware solutions associated with video content transmission and storage.

Broadcast has developed a video encoding software product based upon its CodecSys technology that operates on multiple hardware platforms and is easily upgradable. In September 2009, CodecSys video encoding technology was certified by Microsoft as an approved software encoding system for use by IPTV providers that use Microsoft operating platforms.  Microsoft was a leading provider of network control software to the IPTV market.

In July 2010, Broadcast released CodecSys version 2.0, which was installed in more than 30 large telecoms and labs for evaluation by potential customers. However, Broadcast was were never able to make any material sales of this product and has since discontinued making sales presentations and responding to requests for proposals of any potential customers.  Because CodecSys is a software encoding and transcoding system, it also supports  “cloud-based” initiatives.  In October 2011, CodecSys was selected as the compression technology to be used by Fujitsu for its NuVolo cloud based product offering.  Broadcast continues to believe that the CodecSys technology has value but we have not been able to commercialize it.

In today's market, any video content to be distributed via satellite, cable, the Internet and other methods must be encoded into a digital stream using any one of numerous codecs.  The most commonly used codecs are now MPEG2, MPEG4, and H.264.  When new codecs are developed that perform functions better than the current standards, all of the video content previously encoded in the old format must be re-encoded to take advantage of the new codec.  Broadcast’s CodecSys technology eliminates obsolescence in the video compression marketplace by integrating new codecs into its library.  Using a CodecSys switching system to utilize the particular advantages of each codec, users may utilize any new codec as it becomes available by including it in the application library.  Codec switching can happen on a scene-by-scene or even a frame-by-frame basis.

Broadcast believes the CodecSys technology represents an unprecedented shift from currently used technologies for two important reasons.  First, CodecSys allows a change from using only a single codec to compress video content to using multiple codecs and algorithms in the compression and transmission of content.  The CodecSys system selects dynamically the most suitable codecs available from the various codecs stored in its library and matches the codecs with various video settings to compress a single video stream.  As a video frame, or a number of similar frames (a scene), is compressed, CodecSys applies the optimized codec from the library that best compresses that content and matches the codec with the appropriate setting to then perform the compression.  CodecSys repeats the selection throughout the video encoding process, resulting in the use of numerous codecs on a best performance basis.  The resulting file is typically substantially smaller than when a single codec compression method is used.

The second important distinction is that CodecSys is a software encoding system that can be upgraded and improved without changing the hardware on which it is resident, much as a personal computer can have its application software upgraded and changed without replacing the equipment.  In addition, CodecSys software can run equally efficiently on different manufacturers’ equipment.  For example, using the Intel chip currently employed by Broadcast, the CodecSys encoding system can run equally as well on IBM equipment and HP equipment, which expands our potential market of customers and opens the possibility of different sales channels as Broadcast’s software can be sold by IBM sales people as well as HP sales people.  In addition, most video encoders currently utilize an application specific integrated circuit (ASIC) chip as the encoding engine and when new developments are made, the customer must purchase new hardware to take advantage of the changes.  Having a software based encoding system means that new changes in technology and encoding algorithms can be downloaded remotely to upgrade the encoding system on the customers already resident hardware.  Broadcast believes that having a software based encoding product will slow hardware obsolescence for the customer and be a competitive advantage for CodecSys.

CodecSys Products and Services

In November 2007, Broadcast entered into a two-year license agreement with IBM pursuant to which Broadcast licensed its patented CodecSys technology for use by IBM in selling video encoding solutions using IBM’s Cell-BE processing chip.  The initial version of a video encoder running on the IBM platform was completed in a commercially deployable form for sales in 2009, although additional development work was required.  After Broadcast had completed substantially all of its development work on the IBM Cell-BE processor chip in the first half of 2009, IBM sales efforts using the Cell-BE processor chip were redirected to products not employing the Cell-BE processor chip.  At approximately the same time, Intel released a newly developed operating chip with sufficient processing capacity to perform the multiple functions required by CodecSys to which Broadcast redirected its development efforts.  This chip is based on x86 architecture, which is the standard in the industry acceptable to almost all users, and it is easier to program applications to this architecture.  The initial version of the CodecSys video encoding system utilizing the Intel chip was first ready for sales presentations and testing in the fourth quarter of 2009, but the CodecSys version 2.0, the first commercial version of the software hardened for sales and deployment was not ready for sales installation until July 1, 2010.

Because Broadcast had its CodecSys technology resident on the Intel chip, it was able to market with other manufacturers of computer equipment such as HP.  Broadcast has made sales presentations to customers of other hardware manufacturers, but in three years were not able to make any significant sales to those customers.  In September 2009, Broadcast’s CodecSys encoding system was certified by Microsoft as an approved software encoding system for use by IPTV providers, which use Microsoft Media Room software in their delivery and management of their IPTV systems.    However, the certification never resulted in any sales.

In October 2011, Fujitsu North America, after fully testing and evaluating CodecSys and its competitors, selected CodecSys as the compression technology to be employed by Fujitsu in its NuVolo cloud based initiative, which has since been discontinued by Fujitsu.  In December 2011, IBM introduced its video encoding and transcoding service that is accomplished through the Internet cloud.  The encoding engine for this service is CodecSys.  Broadcast has never derived significant revenue from the service based on the amount of the video encoded by IBM’s customers.

Broadcast has discontinued all development of the CodecSys technology except as it concerns transmission of video for our digital signage customers.

Research and Development

Broadcast has spent substantial amounts in connection with its research and development efforts.  These efforts have been dedicated to the development and commercialization of the CodecSys technology.  Broadcast decreased those expenditures from $1,754,163 for the year ended December 31, 2012 to $546,953 for the year ended December 31, 2013 and have now discontinued all research and development expenditures related to CodecSys as a product.  Because of the lack of cash resources we are no longer able to support future research and development activities unless we raise additional capital, succeed in generating revenues from sales of CodecSys products or restructure.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources”.

Intellectual Property Protection

Because much of Broadcast’s future success and value depends on the CodecSys technology, its patent and intellectual property strategy is of critical importance.  Two provisional patents describing the technology were filed on September 30, 2001.  Broadcast has filed for patent protection in the United States and various foreign countries.  Broadcast’s initial U.S. patent related to the CodecSys technology was granted by the U.S. Patent and Trademark Office, or PTO, in August 2007.  Four additional patents have been issued by the PTO.  As of December 31, 2013, Broadcast also had eleven patents issued in foreign countries and 20 pending patent applications, including U.S. and foreign counterpart applications and continuations.

Broadcast has identified additional applications of the technology, which represent potential patents that further define specific applications of the processes that are covered by the original patents.  Broadcast intends to continue building its intellectual property portfolio as development continues and resources are available.

Broadcast has registered the “CodecSys” trademark with the PTO, and seeks to protect its know-how, trade secrets and other intellectual property through a variety of means, including confidentiality agreements with our employees, customers, vendors, and others.

Major Customers

A small number of customers account for a large percentage of our revenue.  For the year ended December 31 2013, 85% of our revenues were from our largest customer compared to 89% from this customer for the year ended December 31, 2012. We lost our largest customer in May 31, 2013.

The material reduction in revenues resulting from the loss of this customer and Broadcast’s inability to replace those revenues has required that it severely curtail operations and resulted in uncertainty as to its ability to continue as an independent entity if the merger with Wireless Ronin is not consummated.

Competition

The communications industry is extremely competitive.  In the private satellite network market, there are many firms that provide some or all of the services we provide.  Many of these competitors are larger than Broadcast and have significantly greater financial resources.  In the bidding process for potential customers, many of Broadcast’s competitors have a competitive advantage in the satellite delivery of content because many own satellite transponders or otherwise have unused capacity that gives them the ability to submit lower bids than Broadcast is able to make.  In the satellite network and services segment, Broadcast competes with Convergent Media Systems, Globecast, IBM, Cisco, TeleSat Canada and others.  With respect to video conferencing, we compete with Sony, Polycom, Tandberg and others.

There are several additional major market sectors in which Broadcast plans to compete with its CodecSys technology, all with active competitors.  These sectors include the basic codec technology market, the corporate enterprise and small business streaming media market, and the video conferencing market.  These are sectors where Broadcast may compete by providing direct services.  Competition in these new market areas will also be characterized by intense competition with much larger and more powerful companies, such as Microsoft and Yahoo, which are already in the video compression and transmission business.  Many of these competitors already have an established customer base with industry standard technology, which Broadcast must overcome to be successful.

The video encoders to be sold by channel partners will compete directly against video encoders manufactured and sold by a number of competitors, including Erickson/Tandberg, Harmonic Scientific Atlanta, Motorola, and Thomson. None of Broadcast’s channel partners have ever produced a video encoder to compete in this market.  Broadcast’s marketing partners have not been successful in entering this new market, and Broadcast has not derived the amount of licensing revenue originally anticipated by its management.

On a technology basis, CodecSys competition varies by market sector, with codecs and codec suppliers like Microsoft Windows Media Player, Real Networks’ Real Player, Apple, QuickTime, MPEG2, MPEG4, On2, DivX and many others.  There are several companies, including Akamai, Inktomi, Activate and Loudeye that utilize different codec systems.  These companies specialize in encoding, hosting and streaming content services primarily for news/entertainment clients with large consumer audiences.  Broadcast competes directly with the two companies in the broadcast media encoding market that have the largest market share, Erickson/Tandberg and Harmonic. In addition, Broadcast competes with Cisco, Harris Corporation, and with many other smaller companies.  Most are larger than Broadcast and most have greater financial resources than Broadcast.

Competition in the digital signage business is extremely widespread with competitors in almost every pricing strata.  The industry is fragmented with many providers as there is a relatively low cost of entry into the market with many companies developing a new piece of software and immediately there is another competitor. Large companies such as Harris Corporation and Cisco have digital signage offerings among their many other products.  Scala and Fourwinds Interactive are among the many smaller digital signage companies that offer are primarily digital signage software and service to the general business community and with which Broadcast most often competes.

Employees

Broadcast currently employs 8 full-time personnel at our executive offices in Salt Lake City, Utah.  Broadcast engages independent contractors and employs the services of independent sales representatives and consultants on an “as needed” basis.

Government Regulation

Broadcast has seven licenses issued by the Federal Communications Commission for satellite uplinks, Ethernet, radio connections and other video links between Broadcast facilities and third-party uplinks.  Broadcast no longer has, however, a licensed operator to function using the licenses.  Notwithstanding these licenses, all of Broadcast’s activities could be performed outside these licenses with third-party vendors.  All material business activities are subject to general governmental regulations with the exception of actual transmission of video signals via satellite.

Properties

Broadcast’s executive offices are located at 6952 S. High Tech Drive, Suite C, Salt Lake City, Utah 84047.  It occupies the space at the executive offices under a month to month lease.  The lease covers approximately 7,500 square feet of office and warehouse space leased at a rate of $3,955 per month plus utilities.  Broadcast has no other properties.

Legal Proceedings

The following matters will be settled prior to the consummation of the merger pursuant to the Merger Agreement:

•
Broadcast is a defendant in a lawsuit filed in Los Angeles Superior court seeking payment for services rendered by the Plaintiff, Audio Visual Plus, Inc.  The total amount in dispute is $29,235.  Broadcast has paid the plaintiff approximately one half of the amount claimed and the action is not proceeding at the present time.

•
In May 2013, Broadcast was named as defendant in a lawsuit filed in the Small Claims Court in the Third Judicial District, State of Utah, seeking payment for services rendered by the plaintiff, Performance Audio.  The total amount in dispute is approximately $9,663.  Broadcast has paid approximately one half of the amount claimed and the action is not proceeding at the present time.

•
In September 2013, Broadcast was named as defendant in a lawsuit filed in the Third Judicial District court, Salt Lake County, State of Utah, seeking judgment for damages related to a breach of a termination agreement entered into between Broadcast and its former landlord.  A default judgment was entered in the matter in the amount of $91,666.66 plus attorneys’ fees.

•
On November 4, 2013, Broadcast notified AllDigital Holdings, Inc. (“AllDigital”) that Broadcast terminated the Merger Agreement between Broadcast and AllDigital pursuant to Section 8.1(b) of such agreement, which permits termination of the agreement by either party if the merger contemplated by the agreement is not consummated by October 31, 2013, provided that such failure is not attributable to the terminating party’s failure to perform its obligations under the agreement. Following delivery of Broadcast’s notice of termination, AllDigital asserted that the merger did not close because Broadcast failed to perform its obligations and that Broadcast was not entitled to terminate the merger agreement under Section 8.1(b).  AllDigital further notified Broadcast that it was terminating the merger agreement for cause based on Broadcast’s alleged breach of the non-solicitation covenants in the merger agreement, which AllDigital asserts triggers a termination fee of $100,000 plus the issuance of Broadcast common stock equal to 4% of Broadcast’s equity on a non-diluted basis, and for various other alleged misrepresentations and breaches.  Broadcast disputes AllDigital’s allegations and assertions, deny that AllDigital is entitled to any termination fee and reserves the right to pursue damages from AllDigital arising from AllDigital’s actions in relation to the merger agreement.  No litigation has been filed in this matter.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF BROADCAST

The following discussion of our financial condition and results of operations of Broadcast should be read together with its consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus.  This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties.  Broadcast’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the caption “Risk Factors” or in other parts of this report.  See “Forward Looking Statements” section of this proxy statement/prospectus.

Critical Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Broadcast’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Broadcast considers all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At December 31, 2013 and 2012, Broadcast had no bank balances in excess of amounts insured by the Federal Deposit Insurance Corporation. Broadcast has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  Broadcast does not believe, however, that these conditions will materially affect its business or its ability to meet its obligations or pursue its business plans.

Accounts Receivable

Broadcast’s trade accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Broadcast’s management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Broadcast’s trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded as income when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Broadcast’s patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  Broadcast has filed patent applications in the United States and foreign countries. As of December 31, 2013, the U.S. Patent and Trademark Office or PTO had approved six patents and a seventh has been approved awaiting a patent number.  Additionally, eleven foreign countries had issued patents and Broadcast has 20 pending patent applications, including U.S. and foreign counterpart applications.  While Broadcast has been unable to develop the technology in order to obtain the full benefits of the issued patents, it believes the patents themselves hold value and could be sold to companies with more resources to complete the development, including Wireless Ronin. On-going legal expenses incurred for patent follow-up have been expensed by Broadcast from July 2005 forward and in 2011 Broadcast abandoned two foreign patent applications and incurred a charge of $26,180.

Long-Lived Assets

Broadcast  reviews its long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations.

After Broadcast’s review at December 31, 2013, it was determined that no adjustment was required.

Stock-based Compensation

Broadcast’s stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Income Taxes

Broadcast accounts for income taxes in accordance with the asset and liability method of accounting for income taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between Broadcast and its customers, delivery of equipment sold or service has occurred, the selling price to its customers is fixed and determinable with required documentation, and collectability is reasonably assured. Broadcast recognizes as deferred revenue, payments made in advance by customers for services not yet provided.

When Broadcast enters into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or combination of these services, it recognizes this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If Broadcast installs, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

In instances where Broadcast has entered into license agreements with third parties to use our technology within their product offering, Broadcast recognizes any base or prepaid revenues over the term of the agreement and any per occurrence or periodic usage revenues in the period they are earned.

Research and Development

Broadcast’s research and development costs are expensed when incurred.  It expensed $546,953 in 2013 and $1,754,163 in 2012 of research and development costs.

Concentration of Credit Risk

Financial instruments, which potentially subject Broadcast to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, Broadcast provides credit terms to its customers. Accordingly, it performs ongoing credit evaluations of our customers and maintains allowances for possible losses which, when realized, have been within the range of management’s expectations.

In 2013 and 2012, Broadcast had one customer that individually constituted 83% and 85%, respectively of our total revenues, with no other single customer representing more than 5% of total revenues.  Broadcast’s largest customer signed a three year contract which it began servicing in the second half of 2009, which expired May 31, 2013 after which time Broadcast no longer provided any significant services for the customer.

Weighted Average Shares

Basic earnings per common share is computed by dividing net income or loss applicable to common shareholders by the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the period, using the treasury stock method and the average market price per share during the period, plus the effect of assuming conversion of the convertible debt. The computation of diluted earnings per share does not assume conversion or exercise of securities that would have an anti-dilutive effect on earnings.

Potentially dilutive securities representing 18,568,963 shares of Broadcast common stock were excluded from the computation of diluted earnings per common share for the year ended December 31, 2012, because their effect would have been anti-dilutive.

Options and warrants to purchase 42,863,636 shares of Broadcast common stock and 3,093,247 restricted stock units were outstanding at December 31, 2013 and Broadcast’s convertible notes were convertible into 20,900,000 shares of Broadcast common stock. As Broadcast experienced a net loss during the year ended December 31, 2013, no common stock equivalents were included in the diluted earnings per common share calculation as the effect of such common stock equivalents would be anti-dilutive.

Advertising Expenses

Broadcast follows the policy of charging the costs of advertising to expense as incurred.  Advertising expense for the years ended December 31, 2013 and 2012 were $ 0 and $35,168, respectively.

Off-Balance Sheet Arrangements

Broadcast  has no off-balance sheet arrangements.

Executive Overview

The current recession and market conditions have had substantial impacts on the global and national economies and financial markets.  These factors, together with soft credit markets, have slowed business growth and generally made potential funding sources more difficult to access for Broadcast.  Broadcast continues to be affected by prevailing economic and market conditions, which present considerable risks and challenges to it.

Broadcast’s audited consolidated financial statements for the year ended December 31, 2013 contain a “going concern” qualification.  As discussed in Note 3 of the Notes to Consolidated Financial Statements, Broadcast has incurred losses and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.  Because of these conditions, Broadcast’s independent auditors have raised substantial doubt about its ability to continue as a going concern.

Because Broadcast has not been successful in deploying its CodecSys technology with customers and is finding it difficult to raise additional investment capital, Broadcast determined that it should seek an alternative to continuing to commercialize CodecSys by itself.  In that connection Broadcast sought a merger partner that had compatible video broadcasting products and services, with which it could integrate its CodecSys encoding system.  On January 7, 2013, Broadcast entered into an Agreement of Merger and Reorganization with AllDigital, Inc., a Nevada corporation.  On November 4, 2013, Broadcast’s Board determined that the merger was unlikely to be consummated in a timely manner, if at all, and terminated the proposed merger with AllDigital. Subsequent to the termination of the merger agreement, through our investment banker, Broadcast engaged in merger discussions with Wireless Ronin, which have resulted in the execution of an agreement of merger and reorganization on March 5, 2014.  Pursuant to this merger agreement, if the merger is consummated, we will become a wholly owned subsidiary of Wireless Ronin.

Broadcast was able to complete its video encoding system utilizing an Intel chip, prepare its CodecSys technology for installation on various equipment platforms, and become certified by Microsoft as an approved software video encoding system for use by IPTV providers using Microsoft operating platforms.  Broadcast installed CodecSys in various large telecoms and labs for evaluation by potential customers.  In spite of the acceptance Broadcast’s technology appeared to receive, neither it nor any of its channel partners ever made any significant sales of CodecSys to any end users. Broadcast has discontinued making sales presentations and responding to requests for proposals at potential customers because it no longer has the funding necessary to pursue this business and has not been able to raise additional investment capital to fund the sales or further development. Broadcast believes it has made significant progress and continues to believe that its CodecSys technology holds substantial value, but it has been unable to bring it to market successfully.

On July 31, 2009, Broadcast entered into a $10.1 million, three-year contract with a national banking institution, to provide technology and digital signage services to approximately 2,100 of its more than 6,000 retail and administrative locations throughout North America. The contract terminated on May 1, 2013.  For the year ended December 31, 2013, Broadcast realized approximately $2,522,629 from this contract, which constituted approximately 83 % of our revenues for the period.  For the year ended December 31, 2012, Broadcast realized approximately $6,386,903 in revenue from this contract, which contributed approximately 85% of its revenues for the year.  Broadcast’s revenues have been substantially less after the contract terminated.

Broadcast’s revenues for the year ended December 31, 2013 decreased by approximately $4,482,267 compared to the year ended December 31, 2012. Broadcast continued to deplete its available cash even after it significantly reduced its expenditures through reduction of staff and termination of all development activities and do not believe that it can continue as an independent entity.  See Note 3 of the Notes to Consolidated Financial Statements appearing elsewhere herein.

To fund operations, Broadcast engaged its investment banker to raise funds through the issuance of convertible promissory notes.  Broadcast anticipated issuing promissory notes with a principal amount of up to $5,000,000 (“2012 Convertible Debt Offering”) due and payable on or before July 13, 2013.  As of December 31, 2013, Broadcast had issued notes with an aggregate principal value of $4,225,000 as explained below.  The notes bear interest at 12% per annum and may be convertible to Broadcast common stock at a $.25 per share conversion price.  We also granted holders of the notes warrants with a five year life to acquire up to 200,000 shares of Broadcast common stock for each $100,000 of principal amount of the convertible notes.  On July 13, 2012, Broadcast entered into a note and warrant purchase and security agreement with individual investors and broke escrow on the initial funding under the 2012 Convertible Debt Offering, the principal amount of which was $1,900,000, which included the conversion of $900,000 of previously issued short term debt (See Bridge Loan described below) to the 2012 Convertible Debt Offering, which extinguished the Bridge Loan.  Broadcast realized $923,175 of cash in the initial closing, issued warrants to acquire 3,800,000 shares of its common stock and paid $76,825 in investment banking fees and costs of the offering.  Broadcast has continued sales of convertible debt under the 2012 Convertible Debt Offering and as of January 31, 2013 has issued additional short term debt with a principal amount of $1,225,000, from which it realized cash of $1,176,624 after payment of investment banking fees of $48,376.  Broadcast has, however, paid no investment banking fees on sales of the 2012 Convertible Debt Offering since August 2012 and does not anticipate paying additional investment banking fees for the 2012 Convertible Debt Offering. Broadcast has issued warrants to acquire an additional 6,950,000 shares of its common stock.

On March 16, 2012, Broadcast closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of its outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction its senior indebtedness.

Broadcast entered in to an Engagement Agreement, dated October 28, 2011, with MDB Capital Group, LLC(“MDB”), pursuant to which MDB agreed to act as Broadcast’s exclusive agent on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $6,000,000, subsequently verbally increased to $10,000,000, of Broadcast securities, subject to a minimum gross consideration of $3,000,000.  Broadcast agreed to pay to MDB a commission of 10% of the gross offering proceeds received by Broadcast, to grant to MDB warrants to acquire up to 10% of the shares of Broadcast common stock issued in the financing, and to pay the reasonable costs and expenses of MDB related to the offering.

Pursuant to the Engagement Agreement, Broadcast entered into a Securities Purchase Agreement (“SPA”) dated March 13, 2012 with select institutional and other accredited investors for the private placement of 27,800,000 units of Broadcast securities.  The SPA included a purchase price of $0.25 per unit, with each unit consisting of one share of Broadcast common stock and two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of Broadcast common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $.35 per share; and (2) The “B” Warrant, which has now been extinguished as described below, would not have been exercisable unless and until the occurrence of a future issuance of stock at less than $0.25 per share, but, in the event of such issuance, granted the investors the right to acquire additional shares at a price of $0.05 to reduce the impact of the dilution caused by such issuance, but in no event were the number of shares to be issued under the B Warrant to cause Broadcast to exceed the number of authorized shares of its common stock.  A majority of the holders of the B Warrants agreed in December 2012 to amend the terms of the B Warrant to reduce the amount of subsequent financing required to extinguish the B Warrants, which have since been extinguished.

Proceeds from the 2012 Equity Financing, before deducting the commissions and the legal, printing and other costs and expenses related to the financing, were approximately $6,950,000.  Coincident to the closing of the 2012 Equity Financing, Broadcast also closed on the 2012 Debt Restructuring.  In connection therewith, Broadcast paid $2.75 million to Castlerigg Master Investment Ltd. (“Castlerigg”), and issued to Castlerigg 2,000,000 shares of Broadcast common stock valued at $760,000 in full and complete satisfaction of the $5.5 million senior convertible note and all accrued interest then owing.  In accepting the cash and stock tendered, Castlerigg forgave $2,670,712, which included $680,816 in accrued but unpaid interest. In consideration of negotiating the 2012 Debt Restructuring, Broadcast paid to one of its placement agents compensation equal to 10% of the savings realized through the 2012 Debt Restructuring, which consisted of paying cash of $275,041 and issuing 586,164 shares of Broadcast common stock valued at $222,742. As a result of the forgoing Broadcast recognized a gain on settlement of debt of $2,173,032.

In December 2011, Broadcast entered into a loan with 7 accredited individuals and entities under the terms of which it borrowed $1,300,000 to be used as working capital (“Bridge Loan”).  The Bridge Loan bears an interest rate of 18% per annum and had a maturity date of February 28, 2012, which was subsequently extended to the earlier of the date nine months from the original maturity date or the date Broadcast closed on an additional sale of its securities that resulted in gross proceeds of $12 million.  In consideration of the Bridge Loan, Broadcast granted to lenders of the Bridge Loan warrants with a five year term to purchase 357,500 shares of Broadcast common stock at an exercise price of $0.65 per share.  In consideration of the extension of the maturity date of the Bridge Loan, Broadcast granted the lenders Bridge Loan warrants with a six year term to purchase 247,500 shares of Broadcast common stock at an exercise price of $.35 per share.

In connection with the 2012 Equity Financing and under the terms of the SPA, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to Broadcast common stock and warrants as part of and on the same terms as the 2012 Equity Financing.  In addition, one other entity converted the amount owed by Broadcast for equipment purchases in the amount of $500,000 to Broadcast common stock and warrants as part of and on the same terms as the 2012 Equity Financing. The proceeds from these conversions were treated by Broadcast as funds raised with respect to the financing.

In connection with the 2012 Equity Financing and under the terms of the SPA, Broadcast agreed to prepare and file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of Broadcast common stock sold in the financing and the shares of Broadcast common stock underlying certain warrants.  Broadcast filed as required and the registration statement was declared effective within 120 days following the date of the filing of the registration statement, with the result that it was not obligated to pay any penalties in connection with the registration statement.

During 2010, Broadcast sold 1,601,666 shares of its common stock to 19 separate investors at a purchase price of $1.00 per share together with a warrant to purchase additional shares of its common stock for $1.50 per share. The warrants expire at the end of three years. The net proceeds from the sale of these shares were used for general working capital purposes by Broadcast. Each of the investors was given the right to adjust their purchase in the event Broadcast sold additional equity at a price and on terms different from the terms on which their equity was purchased.  Upon completion of the 2010 Equity Financing described below.  Each of the investors converted their purchase to the terms contained in the 2010 Equity Financing.  This resulted in the issuance of an additional 2,083,374 shares of Broadcast common stock and the cancellation of 2,495,075 warrants with an exercise price of $1.50 and the issuance of 2,079,222 warrants with an exercise price of $1.00 and an expiration date of five years from the conversion.

On December 24, 2010, Broadcast closed on an equity financing (the “2010 Equity Financing”) as well as a restructuring of its outstanding convertible indebtedness (the “2010 Debt Restructuring”).  The 2010 Equity Financing and the 2010 Debt Restructuring are described as follows.

Broadcast entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as Broadcast’s exclusive agent on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of Broadcast securities, subject to a minimum gross consideration of $10,000,000.  The Units consisted of two shares of Broadcast common stock and one warrant to purchase a share of Broadcast common stock. Broadcast agreed to pay PBC a commission of 8% of the gross offering proceeds, to issue PBC 40,000 shares of Broadcast common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering. Broadcast also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the 2010 Equity Financing and the simultaneous 2010 Debt Restructuring.

Pursuant to the Placement Agency Agreement, Broadcast entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of Broadcast securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of Broadcast common stock and one warrant to purchase an additional share of Broadcast common stock.  The warrants have a term of five years and an exercise price of $1.00 per share.

Net proceeds from the 2010 Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  Broadcast used a portion of the net proceeds of the 2010 Equity Financing to pay down debt and the remainder was used for working capital.

On November 29, 2010, Broadcast entered into a bridge loan transaction with three accredited investors, pursuant to which it issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the 2010 Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the 2010 Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

In connection with the 2010 Equity Financing and under the terms of the Subscription Agreements, Broadcast agreed to prepare and file and did file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of Broadcast common stock sold in the financing and the shares of Broadcast common stock underlying the certain of the warrants.  The registration statement continues to be effective.

On December 24, 2010, Broadcast also closed on the 2010 Debt Restructuring.  In connection therewith, Broadcast (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of Broadcast common stock, (iv) issued 800,000 shares of Broadcast common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which Broadcast paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents were issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, was a senior, unsecured note that matured in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually by Broadcast.  Broadcast paid the first year’s interest of approximately $344,000 at the closing.

In connection with the 2010 Debt Restructuring, Broadcast amended a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  Broadcast also issued 150,000 Broadcast shares to the holder of this note and a warrant to acquire up to 75,000 shares of Broadcast common stock as consideration to extend the term of the note. The warrant is exercisable for $0.90 per share and has a five year life.

Results of Operations for the Years Ended December 31, 2013 and December 31, 2012

Net Sales

Broadcast realized net sales of $3,041,357 for the year ended December 31, 2013 compared to net sales of $7,523,624 for the year ended December 31, 2012 which represents a decrease of approximately 60% for the year.  The net decrease in revenues of $4,482,267 was primarily the result of a decrease of $2,358,225 in license fees and $1,806,823 in system sales and installation revenue, of which total $3,864,275 was a decrease in revenue from Broadcast’s largest customer.

Cost of Sales

The cost of revenues for the year ended December 31, 2013 aggregated $1,743,342 as compared to the cost of sales of $4,819,624 for the year ended December 31, 2012, which represents a decrease in cost of sales of 64%.  The decrease in cost of sales of $3,076,282 was primarily a result of Broadcast’s decreased activity in sales and installation resulting from the loss of Broadcast’s largest customer.  Costs of sales related to installation activity decreased by $1,916,683 and costs of employee expenses and other operations costs related to the reduction of staff and related expenses accounted for $694,202.  In addition, Broadcast’s depreciation expense decreased by $465,397, which resulted from the digital signage equipment used by Broadcast’s largest customer being fully depreciated.

Operating Expenses

Broadcast incurred total operating expenses of $3,612,259 for the year ended December 31, 2013 compared to total operating expenses of $8,767,686 for the year ended December 31, 2012.  The decrease of $5,155,427 was primarily due the loss of Broadcast’s largest customer and the discontinuance of sales and marketing of our CodecSys product which resulted in a decrease in general and administrative expenses of $1,969,620, a decrease of $1,640,742 in Broadcast’s sales and marketing expenses, and a decrease of $1,207,210 in research and development expenses.

Broadcast’s general and administrative expenses decreased $1,969,620 from $4,546,612 for the year ended December 31, 2012 to $2,576,992 for the year ended December 31, 2013.  The decrease of $936,115 in employee and related expenses from the reduction of staff accounted for the largest single decrease in expenses.  In addition, the loss of Broadcast’s largest customer and curtailing sales efforts of our CodecSys product directly resulted in temporary help expense decreasing by $360,546,consulting fees decreasing by $350,994, travel and tradeshow expenses decreasing by $286,566, and options and warrant expense decreasing by $160,088.  These decreases were partially offset by increased expenses for legal and other professional services of $307,582.

Broadcast’s research and development expenses decreased by $1,207,210 primarily due to a reduction in staff and severely curtailing its development activities related to CodecSys.  Broadcast’s employee and related costs decreased $489,941, outside consulting expenses decreased $136,446, travel and tradeshow expenses decreased  $194,503 , temporary help decreased $153,318 for, and expenses related to the issuance of options and warrants decreased $98,213.

Broadcast’s sales and marketing expenses for the year ended December 31, 2013 were $268,021 compared to sales and marketing expenses of $1,908,763 for the year ended December 31, 2012.  The decrease of $1,640,742 is due primarily to the termination of sales efforts for the CodecSys product.  The decrease of $875,776 in employee and related expenses reflected the reduction of staff, which along with a decrease of $456,559 in advertising, promotion and tradeshow expenses and a decrease of $207,795 in consulting fees reflected the decreased sales activity.

Interest Expense

Broadcast recorded a small increase in interest expense of $8,575 from interest of $1,642,922 in 2012 to $1,634,347 in 2013. The increase in interest expense resulted primarily from issuance of additional secured convertible promissory notes during 2013.  The principal balance increased from $3,050,000 at December 31, 2012 to $4,225,000 at December 31, 2013.  Of the total amount of interest expense incurred in 2013, $1,010,920 was for non cash expenses related to accretion on our unsecured convertible note that was extended in December 2010 to December 31, 2013 and for the secured convertible notes issued in 2012 and other related expenses incident to the notes.

Net Income

Broadcast had a net loss of $2,288,390 for the year ended December 31, 2013 compared to net income of $1,602,824 for the year ended December 31, 2012.  The net decrease in net income of $3,891,214 resulted primarily from a decrease of $7,587,289 in the amount of derivative valuation gain recorded related to its convertible notes and investor warrants and that income from the extinguishment of debt of $1,578,914 in 2012 was not repeated in 2013.  These factors increased Broadcast’s net loss, but were partially offset by a reduction of $3,749,442 in loss from operations as explained above, a decrease in the issuance cost of warrants of $1,095,309 and a gain on the extinguishment of liabilities of $481,590.

Contractual Obligations

The following table summarizes Broadcast’s contractual obligations as of December 31, 2013:

	Payments Due
	Within One Year	One Year to Three Years	Three Years to Five Years	After Five Years	Total

Long-term debt obligations	$--	$--	$--	$--	$--
Capital lease obligations	--	--	--	--	--
Operating lease obligations	1,965	--	--	--	1,965
Purchase obligations	--	--	--	--	--
Other obligations	5,245,000	--	--	--	5,245,000
Total contractual obligations	$5,246,965	$--	$--	$--	$5,246,965

Liquidity and Capital Resources

At December 31, 2013, Broadcast had cash of $215,371, total current assets of $300,709, total current liabilities of $7,197,395 and total shareholders' deficit of $6,655,302.  Included in current liabilities is $5,245,000 related to the current portion of notes payable and other debt obligations.

Broadcast experienced negative cash flow used in operations during the year of $1,447,385 compared to negative cash flow used in operations for the year ended December 31, 2012 of $3,362,785.  Although that represents a decrease in cash used for operations of $1,915,400, the cash used decreased only because Broadcast had lost approximately 90% of its business.  During 2013 the decrease in negative cash flow was realized primarily through a reduction in the number of employees from 24 to 8, as well as additional expense reduction actions including reducing sales and general and administrative expenses incident to losing Broadcast’s largest customer and curtailing all sales and marketing and development expenditures for its CodecSys product.

Broadcast’s audited consolidated financial statements for the year ended December 31, 2013 contain a “going concern” qualification.  As discussed in Note 3 of the Notes to Consolidated Financial Statements, Broadcast has incurred losses and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.  Because of these conditions, Broadcast’s independent auditors have raised substantial doubt about Broadcast’s ability to continue as a going concern.

The negative cash flow was met by cash reserves from additional proceeds of the issuance of the 2012 Convertible Debt in the total amount of $1,175,000, which included $750,000 of accounts receivable financing that was converted to the 2012 Convertible Debt. Because Broadcast expects to continue to experience negative operating cash flow as long as it continues its current limited operations, Broadcast needs to secure additional funding or complete the proposed merger with Wireless Ronin.  Broadcast is actively only pursuing one potential digital signage customer to replace lost revenues.

The current recession and market conditions have had substantial impacts on the global and national economies and financial markets.  These factors, together with soft credit markets, have slowed business growth and generally made potential funding sources more difficult to access.  Broadcast continues to be affected by prevailing economic and market conditions, which present considerable risks and challenges.

Because Broadcast has not been successful in deploying its CodecSys technology with customers sufficient to achieve material revenues and is finding it difficult to raise additional investment capital, Broadcast determined that it should seek an alternative to continuing to commercialize CodecSys by itself.  In that connection Broadcast sought a merger partner that has compatible video broadcasting products and services, with which Broadcast could integrate its CodecSys encoding system.  In January 2013 Broadcast entered into an Agreement of Merger and Reorganization with All Digital, Inc., a Nevada corporation.  In November of 2013, the Broadcast Board determined that the merger was unlikely to be consummated in a timely manner, if at all, and terminated the proposed merger agreement.  Subsequent to the termination of the January 2013 merger agreement, through Broadcast’s investment banker, Broadcast pursued opportunities to merge with a company that services the enterprise market with products that are compatible with its digital signage media management software and CodecSys technology.  In that connection, on March 5, 2014 Broadcast entered into an Agreement of Merger and Reorganization with Wireless Ronin.  The agreement is subject to various terms and conditions customary in this type of a transaction, including approval of Broadcast shareholders, the conversion of all of Broadcast’s note indebtedness to Broadcast common stock and not having more than $250,000 of outstanding liabilities on the date of merger and the effectiveness of a registration statement to be filed by Wireless Ronin registering the securities to be issued in the transaction.  All of Broadcast’s secured and unsecured notes are convertible to common stock at $.25 per share, but there is no assurance that the noteholders would agree to a conversion at such a rate given Broadcast’s current trading price or that they would convert at all.  If the merger is completed, Broadcast will be a wholly owned subsidiary of Wireless Ronin and all the equity securities of Broadcast would be converted to securities of Wireless Ronin.  All of Broadcast’s convertible notes, both secured and unsecured, are currently due and payable.  Broadcast is in discussions with its debt holders concerning an extension agreement allowing Broadcast to complete the proposed merger. For a more detailed description of the merger, see “The Merger Agreement” starting on page 60.

To fund operations, Broadcast engaged its investment banker to raise funds through the issuance of convertible promissory notes.  Broadcast anticipated issuing promissory notes with a principal amount of up to $5,000,000 (“2012 Convertible Debt Offering”) due and payable on or before July 13, 2013.  As of December 31, 2013, Broadcast had issued notes with an aggregate principal value of $4,225,000 as explained below.  The notes bear interest at 12% per annum and may be convertible to Broadcast common stock at a $.25 per share conversion price.  We also granted holders of the notes warrants with a five year life to acquire up to 200,000 shares of Broadcast common stock for each $100,000 of principal amount of the convertible notes.  On July 13, 2012, Broadcast entered into a note and warrant purchase and security agreement with individual investors and broke escrow on the initial funding under the 2012 Convertible Debt Offering, the principal amount of which was $1,900,000, which included the conversion of $900,000 of previously issued short term debt (See Bridge Loan described below) to the 2012 Convertible Debt Offering, which extinguished the Bridge Loan.  Broadcast realized $923,175 of cash in the initial closing, issued warrants to acquire 3,800,000 shares of its common stock and paid $76,825 in investment banking fees and costs of the offering.  Broadcast has continued sales of convertible debt under the 2012 Convertible Debt Offering and as of January 31, 2013 has issued additional short term debt with a principal amount of $1,225,000, from which it realized cash of $1,176,624 after payment of investment banking fees of $48,376.  Broadcast has, however, paid no investment banking fees on sales of the 2012 Convertible Debt Offering since August 2012 and does not anticipate paying additional investment banking fees for the 2012 Convertible Debt Offering. Broadcast has issued warrants to acquire an additional 6,950,000 shares of its common stock.

On March 16, 2012, Broadcast closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of its outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction its senior indebtedness.

Broadcast entered in to an Engagement Agreement, dated October 28, 2011, with MDB Capital Group, LLC(“MDB”), pursuant to which MDB agreed to act as Broadcast’s exclusive agent on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $6,000,000, subsequently verbally increased to $10,000,000, of Broadcast securities, subject to a minimum gross consideration of $3,000,000.  Broadcast agreed to pay to MDB a commission of 10% of the gross offering proceeds received by Broadcast, to grant to MDB warrants to acquire up to 10% of the shares of Broadcast common stock issued in the financing, and to pay the reasonable costs and expenses of MDB related to the offering.

Pursuant to the Engagement Agreement, Broadcast entered into a Securities Purchase Agreement (“SPA”) dated March 13, 2012 with select institutional and other accredited investors for the private placement of 27,800,000 units of Broadcast securities.  The SPA included a purchase price of $0.25 per unit, with each unit consisting of one share of Broadcast common stock and two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of Broadcast common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $.35 per share; and (2) The “B” Warrant, which has now been extinguished as described below, would not have been exercisable unless and until the occurrence of a future issuance of stock at less than $0.25 per share, but, in the event of such issuance, granted the investors the right to acquire additional shares at a price of $0.05 to reduce the impact of the dilution caused by such issuance, but in no event were the number of shares to be issued under the B Warrant to cause Broadcast to exceed the number of authorized shares of its common stock.  A majority of the holders of the B Warrants agreed in December 2012 to amend the terms of the B Warrant to reduce the amount of subsequent financing required to extinguish the B Warrants, which have since been extinguished.

Proceeds from the 2012 Equity Financing, before deducting the commissions and the legal, printing and other costs and expenses related to the financing, were approximately $6,950,000.  Coincident to the closing of the 2012 Equity Financing, Broadcast also closed on the 2012 Debt Restructuring.  In connection therewith, Broadcast paid $2.75 million to Castlerigg Master Investment Ltd. (“Castlerigg”), and issued to Castlerigg 2,000,000 shares of Broadcast common stock valued at $760,000 in full and complete satisfaction of the $5.5 million senior convertible note and all accrued interest then owing.  In accepting the cash and stock tendered, Castlerigg forgave $2,670,712, which included $680,816 in accrued but unpaid interest. In consideration of negotiating the 2012 Debt Restructuring, Broadcast paid to one of its placement agents compensation equal to 10% of the savings realized through the 2012 Debt Restructuring, which consisted of paying cash of $275,041 and issuing 586,164 shares of Broadcast common stock valued at $222,742. As a result of the forgoing Broadcast recognized a gain on settlement of debt of $2,173,032.

In December 2011, Broadcast entered into a loan with 7 accredited individuals and entities under the terms of which it borrowed $1,300,000 to be used as working capital (“Bridge Loan”).  The Bridge Loan bears an interest rate of 18% per annum and had a maturity date of February 28, 2012, which was subsequently extended to the earlier of the date nine months from the original maturity date or the date Broadcast closed on an additional sale of its securities that resulted in gross proceeds of $12 million.  In consideration of the Bridge Loan, Broadcast granted to lenders of the Bridge Loan warrants with a five year term to purchase 357,500 shares of Broadcast common stock at an exercise price of $0.65 per share.  In consideration of the extension of the maturity date of the Bridge Loan, Broadcast granted the lenders Bridge Loan warrants with a six year term to purchase 247,500 shares of Broadcast common stock at an exercise price of $.35 per share.

In connection with the 2012 Equity Financing and under the terms of the SPA, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to Broadcast common stock and warrants as part of and on the same terms as the 2012 Equity Financing.  In addition, one other entity converted the amount owed by Broadcast for equipment purchases in the amount of $500,000 to Broadcast common stock and warrants as part of and on the same terms as the 2012 Equity Financing. The proceeds from these conversions were treated by Broadcast as funds raised with respect to the financing.

During 2010, Broadcast sold 1,601,666 shares of its common stock to 19 separate investors at a purchase price of $1.00 per share together with a warrant to purchase additional shares of its common stock for $1.50 per share. The warrants expire at the end of three years. The net proceeds from the sale of these shares were used for general working capital purposes by Broadcast. Each of the investors was given the right to adjust their purchase in the event Broadcast sold additional equity at a price and on terms different from the terms on which their equity was purchased.  Upon completion of the 2010 Equity Financing described below.  Each of the investors converted their purchase to the terms contained in the 2010 Equity Financing.  This resulted in the issuance of an additional 2,083,374 shares of Broadcast common stock and the cancellation of 2,495,075 warrants with an exercise price of $1.50 and the issuance of 2,079,222 warrants with an exercise price of $1.00 and an expiration date of five years from the conversion.

On December 24, 2010, Broadcast closed on an equity financing (the “2010 Equity Financing”) as well as a restructuring of its outstanding convertible indebtedness (the “2010 Debt Restructuring”).  The 2010 Equity Financing and the 2010 Debt Restructuring are described as follows.

Broadcast entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as Broadcast’s exclusive agent on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of Broadcast securities, subject to a minimum gross consideration of $10,000,000.  The Units consisted of two shares of Broadcast common stock and one warrant to purchase a share of Broadcast common stock. Broadcast agreed to pay PBC a commission of 8% of the gross offering proceeds, to issue PBC 40,000 shares of Broadcast common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering. Broadcast also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the 2010 Equity Financing and the simultaneous 2010 Debt Restructuring.

Pursuant to the Placement Agency Agreement, Broadcast entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of Broadcast securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of Broadcast common stock and one warrant to purchase an additional share of Broadcast common stock.  The warrants have a term of five years and an exercise price of $1.00 per share.

Net proceeds from the 2010 Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  Broadcast used a portion of the net proceeds of the 2010 Equity Financing to pay down debt and the remainder was used for working capital.

On November 29, 2010, Broadcast entered into a bridge loan transaction with three accredited investors, pursuant to which it issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the 2010 Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the 2010 Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

On December 24, 2010, Broadcast also closed on the 2010 Debt Restructuring.  In connection therewith, Broadcast (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of Broadcast common stock, (iv) issued 800,000 shares of Broadcast common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which Broadcast paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents were issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, was a senior, unsecured note that matured in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually by Broadcast.  Broadcast paid the first year’s interest of approximately $344,000 at the closing.

In connection with the 2010 Debt Restructuring, Broadcast amended a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  Broadcast also issued 150,000 Broadcast shares to the holder of this note and a warrant to acquire up to 75,000 shares of Broadcast common stock as consideration to extend the term of the note. The warrant is exercisable for $0.90 per share and has a five year life.

During 2010, Broadcast entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $775,000. In these agreements, Broadcast pledged certain outstanding accounts receivable in exchange for an advance payment and a commitment to remit to the purchaser the amount advanced upon collection from Broadcast’s customer.  Terms of the first agreement under which Broadcast was advanced $275,000 include a 3% discount with a 3% interest fee for every 30 days the advances remain outstanding.  Terms of the second agreement under which Broadcast was advanced $500,000 include a 10% discount with a 0.5% interest fee for every 30 days the advances remain outstanding.

During 2010, Broadcast entered into a $500,000 line of credit for equipment financing to purchase equipment for its largest customer’s digital signage network.  The terms of the line of credit include a 3% interest fee for every 30 days the advances on the line of credit remain outstanding.  Broadcast received total advances on the line of credit of $500,000 and subsequent to the completion of the Equity Financing repaid the line of credit.  Broadcast used the proceeds to purchase and install the equipment at its customer’s locations.

In August 2009, Broadcast entered into a sale and leaseback agreement which financed the purchase and installation of equipment to retrofit its new customer’s approximately 2,100 retail sites with Broadcast’s digital signage product offering.  Broadcast received approximately $4,100,000 from the sale of the equipment in exchange for making lease payments over a 36 month period of approximately $144,000 per month.

On December 24, 2007, Broadcast entered into a securities purchase agreement in connection with its senior secured convertible note financing in which it raised $15,000,000 (less $937,000 of prepaid interest).  Broadcast used the proceeds from this financing to support its CodecSys commercialization and development and for general working capital purposes.  The senior secured convertible note has been retired as described above.  During 2010, Broadcast capitalized interest of $1,491,161 related to the senior secured convertible note.

On November 2, 2006, Broadcast closed on a convertible note securities agreement dated October 28, 2006 with an individual that provided we issue to the convertible note holder (i) an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by Broadcast from an affiliate of the convertible note holder on September 29, 2006, and (ii) four classes of warrants (A warrants, B warrants, C warrants and D warrants) which gave the convertible note holder the right to purchase a total of 5,500,000 shares of Broadcast common stock.  The holder of the note no longer has any warrants to purchase any Broadcast stock.  The unsecured convertible note was due October 16, 2009 and was extended to December 22, 2010 and the annual interest rate was increased to 8%, payable semi-annually in cash or in shares of Broadcast common stock if certain conditions are satisfied  The unsecured convertible note was convertible into shares of common stock originally at a conversion price of $1.50 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights, pursuant to which the note is now convertible at a conversion price of $.25 per Broadcast share.  The term of the convertible note has been extended and now is due December 31, 2013.  In connection with the extension of the note, Broadcast issued to the holder of the note 150,000 shares of Broadcast common stock and a five year warrant to acquire up to 75,000 shares of Broadcast common stock at an exercise price of $.90 per share to extend the term of the note.  In addition, Broadcast committed to pay accrued interest due on the convertible note through the issuance of Broadcast common stock and warrants on the same terms as the Equity Financing.

The conversion feature and the prepayment provision of our $5.5 million Amended and Restated Note and its $1.0 million unsecured convertible note have been accounted for as embedded derivatives and valued on the respective transaction dates using a Black-Scholes pricing model.  The warrants related to the $1.0 million unsecured convertible notes have been accounted for as derivatives and were valued on the respective transaction dates using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the embedded derivatives and the warrants are evaluated and adjusted to current market value.  The conversion features of the convertible notes and the warrants may be exercised at any time and, therefore, have been reported as current liabilities of Broadcast.  Prepayment provisions contained in the convertible notes limit Broadcast’s ability to prepay the notes in certain circumstances.  For all periods since the issuance of the senior secured convertible note and the unsecured convertible note, the derivative values of the respective prepayment provisions have been nominal and have not had any offsetting effect on the valuation of the conversion features of the notes.  For a description of the accounting treatment of the senior secured convertible note financing, see Note 7 to the Notes to Condensed Consolidated Financial Statements (Unaudited) of Broadcast included elsewhere herein.

On March 21, 2011, Broadcast converted $784,292 of its short-term debt into equity through the issuance of Broadcast common stock and warrants to two lenders at the same unit pricing as the 2010 Equity Financing. In consideration of converting the short- term loans on the basis of $1.20 for two shares of Broadcast common stock plus one warrant at an exercise price of $1.00, Broadcast issued 1,307,153 shares of Broadcast common stock and warrants to acquire up to 653,576 shares of Broadcast common stock, which warrants have a five year term and are exercisable at $1.00 per share.  Broadcast’s objective for converting the short-term debt into equity was to conserve cash.

Broadcast’s monthly operating expenses exceed its monthly net sales by approximately $50,000 per month at December 31, 2013.  The foregoing estimates, expectations and forward-looking statements are subject to change as Broadcast makes strategic operating decisions from time to time and as its expenses and sales fluctuate from period to period.

The amount of Broadcast’s operating deficit could decrease or increase significantly depending on strategic and other operating decisions, thereby affecting its need for additional capital. Broadcast expects that its operating expenses will continue to outpace its net sales until it is able to generate additional revenue.  Broadcast’s business model contemplates that sources of additional revenue include (i) sales from private communication network services, (ii) sales resulting from new customer contracts, and (iii) sales, licensing fees and/or royalties related to commercial applications of CodecSys technology, and (iv) operational efficiencies to be obtained through the merger with Wireless Ronin.

Broadcast’s long-term liquidity is dependent upon execution of its business model and the realization of additional revenue and working capital as described above, and upon capital needed for continued commercialization and development of the CodecSys technology.  Commercialization and future applications of the CodecSys technology are expected to require additional capital for the foreseeable future.  The amount required will be determined based on specific opportunities and available funding.

To date, Broadcast has met its working capital needs primarily through funds received from sales of Broadcast common stock and from convertible debt financings.  Until Broadcast’s operations become profitable, Broadcast will continue to rely on proceeds received from external funding.  Broadcast expects additional investment capital may come from (i) additional private placements of Broadcast common stock with existing and new investors; and (ii) the private placement of other Broadcast securities with institutional investors similar to those institutions that have provided funding in the past.

Recent Accounting Pronouncements

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740) – Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.  This Update indicates that an unrecognized tax benefit should be presented in the financial statements as a reduction to a deferred tax asset except in circumstances where a net operating loss carryforward or tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction. This Update is effective for years beginning after December 15, 2013 for public companies and after December 15, 2014 for private companies. This Update did not have a significant impact on Broadcast’s financials.

In July 2013, the FASB issued ASU 2013-10, Derivatives and Hedging (Topic 815) – Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.  This Update permits the use of the Fed Funds Effective Swap Rate (OIS) to be used as a US benchmark interest rate for hedge accounting purposes. Furthermore, the Update eliminates the restriction on using different benchmark rate for similar hedges. This Update is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. Broadcast does not expect this Update to have a significant impact on its financials.  However, if any new hedges are entered into, the update will be considered when determining which benchmark rate to use.

In July 2013, the FASB issued ASU 2013-09, Fair Value Measurement (Topic 820) – Deferral of the Effective Date of Certain Disclosures for Nonpublic Employee Benefit Plans in Update No. 2011-04.  This Update defers indefinitely required disclosures about significant unobservable inputs used in Level 3 measurements for investments held by a nonpublic employee benefit plan in its plan sponsor’s own nonpublic entity equity securities. This Update is effective upon issuance. Broadcast does not expect this Update to impact its financials since it does not issue a financial statement for nonpublic employee benefit plans.

Transfer Agent and Registrar

The transfer agent and registrar with respect to Broadcast’s common stock is Interwest Transfer Company, Inc.

Listing

Broadcast common stock is quoted on the OTC Markets, OTCQB tier, under the trading symbol “BCST.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF BROADCAST

The following table sets forth the beneficial ownership of Broadcast’s common stock at April 9, 2014 by each of its directors or executive officer, each person known by Broadcast to own beneficially more than 5% of its common stock, and all of our directors and executive officers as a group.

Beneficial Owner	Beneficial Ownership	Percent of Class
Gem Asset Management LC (1) 100 State Str. #2b Teaneck, New Jersey 07666	11,199,999	9.7%

Rodney M. Tiede (2) c/o Broadcast International, Inc. 7050 Union Park Avenue, Suite 600 Salt Lake City, UT 84047	3,518,541	3.1%

Leon Frenkel (3) 401 City Avenue, Suite 802 Bala Cynwyd, PA 19004	6,982,276	6.0%

Donald Harris (4)	6,080,921	5.1%
James E. Solomon (5)	662,500	*
William Boyd (6)	641,553	*
Steven Ledger (7)	374,553	*
All directors and executive officers as a group (5 persons) (8)	11,278,068	9.4%

* Represents less than 1% of Broadcast’s common stock outstanding.

(1)	Includes 7,466,666 shares of common stock and warrants to purchase 3,733,333 shares of common stock. The control person of Gem Asset Management, LC is Daniel Lewis.

(2)
Includes 500,000 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Tiede’s retirement from Broadcast and presently exercisable options to acquire 50,000 shares of common stock.

(3)
Includes 2,643,517 shares of common stock, presently exercisable warrants to purchase a total of 338,759 shares of common stock and an unsecured convertible note that is convertible into 4,000,000 shares of common stock.

(4)
Includes 155,921 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Harris’s retirement from the Board of Directors, a secured convertible note convertible into 15,200,000 shares of common stock and warrants to purchase 725,000 shares of common stock.

(5)
Includes 12,500 shares of common stock, presently exercisable options to acquire a total of 100,000 shares of common stock and 550,000 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Solomon’s retirement from Broadcast.

(6)
147,000 shares of common stock, presently exercisable options to acquire a total of 100,000 shares of common stock, warrants to acquire 36,000 shares of common stock and 358,553 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Boyd’s retirement from the Board of Directors.

(7)
Includes 144,000 shares of common stock, warrants to acquire 72,000 shares of common stock and 158,553 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Ledger’s retirement from the Board of Directors.

(8)
Includes warrants, presently exercisable options, and vested restricted stock units and notes convertible into common stock to acquire a total of 3,881,027 shares of common stock held by all of our directors and executive officers.

BOARD OF DIRECTORS AND MANAGEMENT OF WIRELESS RONIN

AFTER THE MERGER

Immediately after the merger, Wireless Ronin’s Board of Directors will consist of seven persons, four nominated by Wireless Ronin, two nominated by Mr. Richardson and one mutually agreed to by Wireless Ronin and Broadcast. Wireless Ronin directors are elected annually and serve until the next annual meeting of shareholders or until their successors are elected and qualify. Officers are elected by the Board of Directors and their terms of office are at the discretion of the board.

Effective at the closing of the merger, the directors and executive officers of Wireless Ronin will be:

Name	Age	Principal Occupation	Position with Wireless Ronin	Director Since
Stephen F. Birke	60	Founder and President of Birch Tree International, LLC	Chairman of the Board	2008

Scott W. Koller	52	President, Chief Executive Officer and Director of Wireless Ronin Technologies, Inc.	President, Chief Executive Officer and Director	2011

Kent O. Lillemoe	55	Independent Consultant	Director	2011

Howard P. Liszt	67	Independent Consultant	Director	2011

John Walpuck	52	Chief Financial Officer and Chief Operating Officer of Wireless Ronin	Chief Financial Officer and Chief Operating Officer	2014

Don Harris	61	Founder and President of 1162 Management	Director	Effective Time

Business Experience

Stephen F. Birke became Wireless Ronin’s Chairman of the Board in January 2011. Mr. Birke joined Wireless Ronin’s Board of Directors in July 2008 and served as its Interim Chief Executive Officer from September 2008 to December 2008. Mr. Birke served for 38 years at Target Corporation in various roles, most recently as Vice President and General Merchandise Manager until his retirement from Target in May 2008. From October 2009 to September 2010, Mr. Birke served as President and Chief Executive Officer of Lawrence Merchandising, a provider of retail merchandising services. Mr. Birke is also the founder and President of Birch Tree International, LLC, a retail/wholesale consulting company, which was organized in August 2008. Mr. Birke brings retail experience to our board, which is one of our key vertical market segments. He also brings strong leadership and organizational effectiveness to our board.

Scott W. Koller became Wireless Ronin’s President and Chief Executive Officer in January 2011 and was elected to Wireless Ronin’s board in March 2011. Mr. Koller served as Wireless Ronin’s President and Chief Operating Officer from May 2010 to December 2010 and as its Executive Vice President and Chief Operating Officer from March 2009 until May 2010. Mr. Koller joined Wireless Ronin’s in November 2004. He served as its Senior Vice President of Sales and Marketing from November 2004 through January 2007, its Executive Vice President of Sales and Marketing from February 2007 through October 2008, and its Executive Vice President of Sales and Project Management from October 2008 through March 2009. From December 2003 to November 2004, Mr. Koller served as Vice President of Sales and Marketing for Rollouts Incorporated, a provider of field services for large-scale implementations. From August 1998 to November 2003, Mr. Koller served in various roles with Walchem Corporation, a manufacturer of metering pumps and analytical controllers, including the last three years as Vice President of Sales and Marketing. Mr. Koller served in the U.S. Naval Nuclear Power Program from 1985 to 1992. As our President and Chief Executive Officer, Mr. Koller brings management’s perspective to our board.

Kent O. Lillemoe joined Wireless Ronin’s Board of Directors in August 2011. Mr. Lillemoe served as Chief Financial Officer of MinuteClinic, Inc., a health services provider, from January 2006 until its acquisition by CVS Caremark in April 2009. Prior to MinuteClinic, Mr. Lillemoe was Chief Financial Officer of Envoy Medical Corporation, a medical device developer, from January 2003 to November 2005; Chief Operating Officer of Avanti Optics Corp., an early stage technology company, from June 2000 until January 2003; Chief Financial Officer of Fargo Electronics, Inc., a publicly-held technology company, from March 1998 to June 2000; and Chief Financial Officer of CyberOptics Corporation, also a publicly-held technology company, from September 1985 to September 1996. Mr. Lillemoe serves on the Board of Directors of AEI Core Property Income Trust, Inc., a real estate investment trust (REIT) (since August 2011), and Digitiliti, Inc., a developer of cloud-based software products (since August 2011), where he is also chair of the audit committee. He also serves on the boards of directors of Exos Medical Corporation, Vast Enterprises, LLC and Mobi, LLC, all privately-held companies. He also served as a director of Fargo Electronics, Inc. beginning in July 2000, including as Chairman of the Audit Committee starting in September 2003, until it was acquired in August 2006. Mr. Lillemoe brings early stage company experience and public company chief financial officer experience to our board.

Howard P. Liszt joined Wireless Ronin’s Board of Directors in August 2011. From 2001-2011 Mr. Liszt served a Senior Fellow at the University of Minnesota, where he lead a number of education initiatives for students interested in strategic communications careers. From 1994 until his retirement in 2000, Mr. Liszt was Chief Executive Officer of Campbell Mithun, Inc., a national marketing communications agency he joined in 1976. He also serves on the Board of Directors – Advisory Board of Land O’ Lakes, Inc., a national food and agricultural cooperative (since 2006) and the Board of Advisors of Kalypso, a consulting firm (since November 2010), and as Director of OCO Holdings, Inc., a communications service company (since 2009). He previously served as a director of Restore Medical, Inc., a publicly-held medical device company, from May 2006 until its acquisition by Medtronic, Inc. in July 2008; Zomax Inc., a publicly-held company which provided outsourced supply chain management services, from 1996 until its acquisition in October 2006; Ocular Sciences, Inc., a manufacturer and marketer of specialty healthcare products, from 2001 until its acquisition in 2004; and Shuffle Master, Inc., a publicly-held gaming supply company, from 2000 to 2003. Mr. Liszt brings corporate communications experience and advertising experience to our board.

John Walpuck brings nearly 20 years of executive level operational and financial leadership to Wireless Ronin, having worked with publicly traded and privately held companies ranging in size from $25,000 in start-up capital to over $50 billion in revenue.  Mr. Walpuck’s experience spans 15 industries, 40 countries, and a broad range of matters related to the development of the following types of businesses directly applicable to Ronin:  broadcast media; digital media services; digital media monetization; datacenter and Internet services; and software and solution-based businesses.  His experience also includes serving as the Chief Operating Officer and Chief Financial Officer of AllDigital, Inc., a digital broadcasting solutions company (2010 through November 2013), and the Senior Vice President and Chief Financial Officer of Nine Systems Corporation, a streaming media company acquired by Akamai (NYSE: AKAM) (2005 through 2007).  From 2007 through 2009, Mr. Walpuck served as Chief Executive Officer and Chief Financial Officer of Disaboom, Inc.  From 2002 until joining Wireless Ronin in April 2014, Mr. Walpuck was a principal in Palmyra Advisors, a consulting firm advising clients on corporate finance matter, business operations, corporate development, government contracts and other matters.  Mr. Walpuck has an MBA from the University of Chicago.  He is a Certified Management Accountant, Certified Public Accountant, and holds other professional certifications.

Donald A. Harris was appointed to Broadcast’s Board of Directors in June 2012.  He has been President of 1162 Management, the General Partner of 5 Star Partnership, a private equity firm, since June 2006.  Mr. Harris has been President and Chief Executive Officer of UbiquiTel Inc., a telecommunications company organized by Mr. Harris and other investors, since its inception in September 1999 and also its Chairman since May 2000. Mr. Harris served as the President of Comcast Cellular Communications Inc. from March 1992 to March 1997.  Mr. Harris received a Bachelor of Science degree from the United States Military Academy and an MBA from Columbia University in. Mr. Harris’s experience in the telecommunications industry and his association with private equity funding will be valuable to us.

Wireless Ronin directors generally serve until the next annual or special meeting of shareholders held for the purpose of electing directors.  Our officers generally serve at the discretion of the Board of Directors.  One of Wireless Ronin’s directors, Mr. Koller, is an employee who serves as its President and Chief Executive Officer.  The employment service of Mr. Koller is governed by the terms of his employment contracts.  See “—Employment Agreement” below.

EXECUTIVE COMPENSATION – WIRELESS RONIN

Summary Compensation Table

The following table sets forth information concerning the compensation of Wireless Ronin’s named executive officers for 2013 and 2012:

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)(a)	($)	($) (b)	($)(b)	($)(c)	($)(d)	($)
Scott W. Koller	2013	265,000	0	0	60,742	0	400	326,142
President, Chief Executive Officer and Director	2012	265,000	0	0	67,864	0	420	333,284

Darin P. McAreavey (e)	2013	215,000	0	0	30,371	0	400	245,771
Former Senior Vice President and Chief Financial Officer	2012	215,000	0	0	33,932	0	417	249,349
___________________

(a)	The 2013 annual base salaries of Messrs. Koller and McAreavey remained at 2012 levels, namely $265,000 and $215,000, respectively.

(b)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  The assumptions made in the valuation are those set forth in Note 7 to the consolidated financial statements in Wireless Ronin’s Annual Report on Form 10-K for the year ended December 31, 2013.  The company used a 25.19 percent forfeiture rate assumption for its executive officer options in 2013 based on actual historical experience for all employee option awards.  Details regarding the terms of such awards appear under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(c)	Based on the company’s performance in 2013 or 2012, no non-equity incentive awards were paid to Wireless Ronin’s named executive officers under its Senior Management Bonus Plan for that year.

(d)	Represents premiums Wireless Ronin paid for long-term disability insurance.

(e)	Mr. McAreavey resigned his position as Senior Vice President and Chief Financial Officer on April 2, 2014.

The material terms of employment agreements and payments to be made upon a change in control are discussed below, in the narrative following “Potential Payments upon Termination or Change in Control.”

Wireless Ronin’s named executive officers are eligible for retirement benefits on the same terms as non-executives under the company’s defined contribution 401(k) retirement plan.  Employees may contribute up to 15% of their pretax compensation to the plan.  There is currently no plan for an employer contribution match.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock options and restricted stock awards held by Wireless Ronin’s named executive officers as of December 31, 2013:

	Option Awards (a)						Stock Awards
	Number of		Number of
	Securities		Securities				Number		Market value
	Underlying		Underlying				of shares		of shares
	Unexercised		Unexercised		Option		or units of		or units of
	Options		Options		Exercise	Option	stock that has		stock that have
	(#)		(#)		Price	Expiration	not vested		not vested
Name	Exercisable		Non-Exercisable		($)	Date	(#)		($)
Scott W. Koller	34,000	(b)	0		11.00	4/27/2019	2,000	(h)	1,200	(i)
	11,250	(c)	3,750	(c)	12.25	3/17/2020
	10,000	(d)	10,000	(d)	5.85	3/23/2021
	5,000	(e)	15,000	(e)	5.35	2/16/2022
	0	(f)	50,000	(f)	1.80	2/13/2023

Darin P. McAreavey (j)	20,000	(g)	0		5.60	3/9/2019	2,000	(h)	1,200	(i)
	7,500	(c)	2,500	(c)	12.25	3/17/2020
	5,000	(d)	5,000	(d)	5.85	3/23/2021
	2,500	(e)	7,500	(e)	5.35	2/16/2022
	0	(f)	25,000	(f)	1.80	2/13/2023
___________________

(a)	Unless otherwise indicated, represents shares issuable upon the exercise of stock options granted under Wireless Ronin’s Amended and Restated 2006 Equity Incentive Plan.

(b)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on April 27, 2009, with additional increments of 25 percent becoming exercisable annually thereafter.

(c)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on March 17, 2011, with additional increments of 25 percent becoming exercisable annually thereafter.

(d)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on March 23, 2012, with additional increments of 25 percent becoming exercisable annually thereafter.

(e)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on February 16, 2013, with additional increments of 25 percent becoming exercisable annually thereafter.

(f)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on February 13, 2014, with additional increments of 25 percent becoming exercisable annually thereafter.

(g)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on March 9, 2009, with additional increments of 25 percent becoming exercisable annually thereafter.

(h)	This restricted stock award vests in three equal annual installments commencing on March 17, 2013, assuming continued employment.

(i)	Determined by multiplying the number of shares subject to the restricted stock award by the per share closing price of our common stock on December 31, 2013.

(j)	Mr. McAreavey resigned his position as Senior Vice President and Chief Financial Officer on April 2, 2014.

Potential Payments upon Termination or Change in Control

Upon the termination of a named executive officer or change in control of Wireless Ronin, a named executive officer may be entitled to payments or the provision of other benefits, depending on the triggering event.

The potential payments for each named executive officer who is currently employed with Wireless Ronin were determined as part of the negotiation of each of their employment agreements, and the compensation committee believes that the potential payments for the triggering events are in line with current compensation trends.  The events that would trigger a current named executive officer’s entitlement to payments or other benefits upon termination or a change in control, and the value of the estimated payments and benefits, based on annual base salaries in effect as of January 1, 2014, are described in the following table, assuming a termination date and, where applicable, a change in control date of December 31, 2013, and a stock price of $0.60 per share, which was the closing price of one share of Wireless Ronin’s common stock on December 31, 2013.

	Benefits	Scott W. Koller
Involuntary Termination without Cause, or Voluntary Resignation for Good Reason, not upon a Change in Control	Severance	$265,000
	Acceleration of equity awards	$0
	COBRA continuation payments	$9,821
	Total:	$274,821

Involuntary Termination without Cause or Voluntary Resignation for Good Reason, within 12 months of Change in Control (a)	Severance	$265,000
	Acceleration of equity awards	$0
	COBRA continuation payments	$9,821
	Total:	$274,821

Voluntary Resignation following Change in Control (a)	Severance	$0
	Acceleration of equity awards	$0
	COBRA continuation payments	$0
	Total:	$0
___________________

(a)
Wireless Ronin’s Amended and Restated 2006 Equity Incentive Plan provides that, unless otherwise provided by our compensation committee in an award agreement, any options outstanding as of the date of a change in control which are not then exercisable and vested shall become fully exercisable and vested, and the restrictions and deferral limitations applicable to any restricted stock or restricted stock units shall lapse and the restricted stock or restricted stock units shall become free of all restrictions and become fully vested.

Employment Agreements

Wireless Ronin has an amended and restated executive employment agreement with Scott W. Koller pursuant to which he became President and Chief Executive Officer, effective January 1, 2011.  The agreement had terms ending December 31, 2013; however, they will be automatically extended for successive one-year periods unless either Wireless Ronin or the executive elects not to extend employment.  Mr. Koller’s agreement provides for an annual base salary of $265,000.  Under the agreement, the executive is eligible to participate in performance-based cash bonus or equity award plans for Wireless Ronin’s senior executives.  In general, the annual base salary payable under the agreement may be increased, but not decreased, in the sole discretion of Wireless Ronin’s board.  Pursuant to the agreement, each executive participates in employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets eligibility and other requirements.  Each executive is entitled to 22 business days of paid time off per year.  Upon any termination of employment, each executive will receive base salary for services performed, accrued and unpaid paid time off, and any interest he may have as a terminated employee in Wireless Ronin’s 401(k) plan or other plans in which he participated.  Upon a termination of employment for good reason (as defined), without cause (as defined), or within 12 months following a change in control (as defined) other than by death, disability or for cause, then, in addition to the foregoing amounts, Mr. Koller will be entitled to receive a severance payment equal to one year of base salary.  The amounts would generally be paid in equal monthly installments over the non-competition period specified below.  Furthermore, if the executive is eligible for and elects COBRA coverage, and continues to pay his portion of the monthly medical insurance premiums, Wireless Ronin will continue to pay the company’s portion of the monthly medical insurance premiums for COBRA coverage for the executive and his eligible dependents for a period ending on the earlier of one year after termination of employment or until such officer is eligible to be covered by another plan providing medical benefits.  Mr. Koller have agreed to certain non-disparagement and non-competition provisions during the term of employment and for two years thereafter, certain non-disclosure and inventions provisions during the term of employment and thereafter, and certain non-interference and non-recruitment provisions during the term of employment and for a two year period of time thereafter.

Non-Employee Director Compensation

Wireless Ronin’s compensation committee periodically reviews and makes recommendations to its board regarding the components and amount of non-employee director compensation.  Directors who are employees of the company receive no fees for their services as director.

During 2013, non-employee members of Wireless Ronin’s Board of Directors received the following cash compensation:

$10,000 in annual compensation for each director;
An additional $24,000 in annual compensation for the Chairman of the Board;
An additional $2,000 annually, per committee, for service on each of the audit committee, compensation committee, and corporate governance and nominating committee; and
An additional $2,000 annually for the chairmen of each of the audit committee, compensation committee, and corporate governance and nominating committee.

The foregoing amounts are payable 50 percent in cash and 50 percent in the form of a stock bonus.  The cash component is paid quarterly in arrears.  The equity component is granted on the last trading day of each fiscal quarter during which the Chairman of the Board, board member, committee member, and committee chairman served Wireless Ronin in such capacity.  Such stock bonuses are issued pursuant to Wireless Ronin’s Amended and Restated 2006 Equity Incentive Plan.

Non-employee members of Wireless Ronin’s board also receive additional equity-based compensation.  Upon election to the board, non-employee directors generally receive a ten-year option for the purchase of 8,000 shares of common stock under Wireless Ronin’s Amended and Restated 2006 Non-Employee Director Stock Option Plan.  Such options become exercisable to the extent of 25 percent of the shares purchasable thereunder on the date of grant with additional increments of 25 percent becoming exercisable on each anniversary of the date of grant until vested in full.

In February 2013, Wireless Ronin’s Board of Directors awarded each non-employee director a ten-year option for the purchase of 20,000 shares of common stock under Wireless Ronin’s Amended and Restated 2006 Non-Employee Director Stock Option Plan.  Such options become exercisable to the extent of 25 percent of the shares purchasable thereunder on the date of grant with additional increments of 25 percent becoming exercisable annually thereafter.  In accordance with the terms of the Amended and Restated 2006 Non-Employee Director Stock Option Plan, the exercise price of each option is $1.80 per share, representing the closing price of Wireless Ronin’s common stock on the NASDAQ Stock Market on February 13, 2013.

Furthermore, in January 2014, Wireless Ronin’s Board of Directors awarded each non-employee director a ten-year option for the purchase of 60,000 shares of common stock under Wireless Ronin’s Amended and Restated 2006 Non-Employee Director Stock Option Plan. Such options become exercisable to the extent of 25 percent of the shares purchasable thereunder on the date of grant with additional increments of 25 percent becoming exercisable annually thereafter. In accordance with the terms of the Amended and Restated 2006 Non-Employee Director Stock Option Plan, the exercise price of each option is $0.79 per share, representing the closing price of Wireless Ronin’s common stock on the OTC Markets (OTCQB) on January 14, 2014.

Director Compensation Table

Compensation of Wireless Ronin’s non-employee directors during 2013 appears in the following table.  Because Mr. Koller also served as Wireless Ronin’s President and Chief Executive Officer in 2013, his compensation, including information regarding his unexercised stock options, is instead presented in the Summary Compensation Table:

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(a)	($)(b)	($)
Stephen F. Birke	21,000	21,000	24,297	66,297
Howard P. Liszt	8,500	8,500	24,297	41,297
Kent O. Lillemoe	9,250	9,250	24,297	42,797
Michael C. Howe HoweHowe(c)	5,000	5,000	24,297	34,297
_______________

(a)
Represents the grant date fair value of restricted stock granted during the year calculated as the closing price of Wireless Ronin’s common stock on the date of grant, in accordance with ASC Topic 718.

(b)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  The assumptions made in the valuation are those set forth in Note 7 to the consolidated financial statements in Wireless Ronin’s Annual Report on Form 10-K for the year ended December 31, 2013.  The company used a zero percent forfeiture rate assumption for its non-employee director options in 2013 as it does not expect significant turnover on its board.

(c)	Mr. Howe resigned from Wireless Ronin’s board on October 18, 2013.

Those who served as non-employee directors during 2013 held the following unexercised stock options at December 31, 2013:

	Option Awards
	Number of Securities		Number of Securities
Name	Underlying Unexercised Options (#) Exercisable		Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Stephen F. Birke	8,000	(a)	0		5.95	2/2/2019
	3,000	(b)	1,000	(b)	12.25	3/17/2020
	2,000	(c)	2,000	(c)	5.85	3/23/2021
	3,272	(d)	3,270	(d)	5.35	2/16/2022
	5,000	(e)	15,000	(e)	1.80	2/13/2013
Howard P. Liszt	6,000	(f)	2,000	(f)	6.20	8/17/2021
	3,272	(g)	3,270	(g)	5.35	2/16/2022
	5,000	(h)	15,000	(h)	1.80	2/13/2013
Kent O. Lillemoe	6,000	(i)	2,000	(i)	6.25	8/15/2021
	3,272	(j)	3,270	(j)	5.35	2/16/2022
	5,000	(k)	15,000	(k)	1.80	2/13/2013
Michael C. Howe (p)	60,000	(l)	0		7.00	12/16/2020
	6,000	(m)	0		5.90	7/1/2021
	3,272	(n)	0		5.35	2/16/2022
	5,000	(o)	0		1.80	2/13/2013
_______________

(a)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on February 2, 2009, with additional increments of 25 percent becoming exercisable annually thereafter.

(b)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on March 17, 2011, with additional increments of 25 percent becoming exercisable annually thereafter.

(c)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on March 23, 2012, with additional increments of 25 percent becoming exercisable annually thereafter.

(d)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on February 16, 2012, with additional increments of 25 percent becoming exercisable annually thereafter.

(e)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on February 13, 2013, with additional increments of 25 percent becoming exercisable annually thereafter.

(f)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on August 17, 2011, with additional increments of 25 percent becoming exercisable annually thereafter.

(g)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on February 16, 2012, with additional increments of 25 percent becoming exercisable annually thereafter.

(h)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on February 13, 2013, with additional increments of 25 percent becoming exercisable annually thereafter.

(i)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on August 15, 2011, with additional increments of 25 percent becoming exercisable annually thereafter.

(j)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on February 16, 2012, with additional increments of 25 percent becoming exercisable annually thereafter.

(k)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on February 13, 2013, with additional increments of 25 percent becoming exercisable annually thereafter.

(l)	This option became exercisable in full as of June 9, 2011, pursuant to the terms of Wireless Ronin’s consulting agreement with Howe Associates, Inc.

(m)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on July 1, 2011, with additional increments of 25 percent becoming exercisable annually thereafter.

(n)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on February 16, 2012, with additional increments of 25 percent becoming exercisable annually thereafter.

(o)
This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on February 13, 2013, with additional increments of 25 percent becoming exercisable annually thereafter.

(p)	Mr. Howe resigned from Wireless Ronin’s board on October 18, 2013, at which time vesting ceased on Mr. Howe’s unexercisable options.

Wireless Ronin Compensation Committee

Wireless Ronin’s compensation committee currently includes Messrs. Birke, Liszt and Lillemoe.  Mr. Birke is chairman of the committee.  The compensation committee is responsible for discharging the board’s responsibilities relating to compensation of the Wireless Ronin’s executives.  The compensation committee is also responsible for overseeing and advising Wireless Ronin Board of Directors on the adoption of policies that govern its compensation programs, including stock and benefit plans.  The compensation committee met four times during the year ended December 31, 2013.

Each member of the compensation committee is independent as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market, is a non-employee director as defined in Exchange Act Rule 16b-3 and is an outside director as defined under Section 162(m) of the Internal Revenue Code.

Wireless Ronin’s compensation committee has the resources and authority necessary to discharge its duties and responsibilities.  The compensation committee has sole authority to retain and terminate, and approve fees and other retention terms for, its outside counsel, compensation consultants, and other experts or consultants as it deems appropriate.

The compensation committee looks to certain executive officers, including Wireless Ronin’s named executive officers, for assistance with the design and assessment of Wireless Ronin’s executive compensation program and other personnel issues.  For example, Wireless Ronin’s named executive officers assist in the development of corporate succession plans for its Chief Executive Officer and other senior corporate officers, and provide periodic reports on matters relating to such company’s personnel appointments and practices.  The committee reviews the performance of the Chief Executive Officer, whereas the Chief Executive Officer assists the committee with its annual review of the performance of the other executive officers.  Named executive officers also assist the committee by providing insight on Wireless Ronin’s business goals and results, defining objectives for individual executives, and assessing the effect on Wireless Ronin’s culture and personnel of suggested changes to the compensation programs.  No executive officer is involved in assessing or setting his or her own compensation.

Certain Relationships and Related Transactions

Wireless Ronin has determined that each of Stephen F. Birke, Howard P. Liszt, Kent O. Lillemoe and Don Harris are independent directors of Wireless Ronin, as defined in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market.  Each member of Wireless Ronin’s corporate governance, audit, compensation and nominating committees is independent.

The terms of the employment agreements between Wireless Ronin and its executive officers are set forth in the Executive Compensation section of this proxy statement/prospectus under the caption “Wireless Ronin Executive Compensation – Potential Payments upon Termination or Change in Control.”

EXECUTIVE COMPENSATION -- BROADCAST

Potential Payments Upon Termination or Change of Control

On January 6, 2013, each of Rodney M. Tiede, Broadcast’s President & Chief Executive Officer, and James E. Solomon, Broadcast’s Chief Financial Officer and Secretary, entered into an Amendment and Settlement Agreement with Broadcast, modifying their respective employment agreements, pursuant to which Broadcast agreed to issue each of Mr. Tiede and Mr. Solomon 529,100 shares of Broadcast common stock at the earlier of such officer’s termination at any time following January 6, 2013 or the expiration of 60 days.  All other termination benefits and severance benefits for Mr. Tiede and Mr. Solomon related to a change of control or otherwise, except for those set forth in this section, were terminated as of January 6, 2013.

Pursuant to their existing employment agreements, as amended, each of Messrs. Tiede and Solomon are entitled to no amounts in connection with the merger. Through the Effective Time, such individuals will be entitled to receive: (i) their base salary; (ii) amounts contributed and vested under Broadcast’s 401(k) plan; and (iii) unused vacation pay.

Director Compensation

Broadcast uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board of Directors.  In setting director compensation, Broadcast considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by its members of the board.

Broadcast’s non-employee directors generally receive fees of $48,000 per year, paid quarterly, and an initial grant of stock options to purchase 100,000 shares (thereafter annual grants of 25,000 options or restricted stock units) of Broadcast common stock with an exercise price equal to the fair market value of the stock on the date of grant.  Given Broadcast’s financial condition in 2013, the board approved and the non-employee directors accepted the 2013 compensation set forth in the director summary compensation table below.  In addition, non-employee directors may be entitled to receive special awards of stock options from time to time as determined by the board.  The chairman of the board and the chairman of each of the audit and compensation committees receive no additional fees for serving in such capacities. There is no additional compensation for meeting attendance.  Directors who are employees of Broadcast receive no additional compensation for serving as directors. All stock options granted to outside directors are immediately exercisable and expire ten years from the date of grant.  All restricted stock units granted to outside directors are immediately vested and are settled by the issuance of Broadcast common stock upon their respective retirements from the Board of Directors.  Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings.  The directors voluntarily deferred all of their 2013 cash compensation.

Director Summary Compensation Table

The table below summarizes the compensation paid by Broadcast to Don Harris for the fiscal year ended December 31, 2013.

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($) (1)	Options/Awards ($)	Restricted Stock Units ($) (2)	Total ($)
Donald A. Harris (3)		--	86,667	6,500

(1)	All of the fees earned was accrued and remains unpaid to each of the directors.
(2)	Mr. Harris was granted a total of 86,667 restricted stock units with an estimated value of $6,500.
(3)	Mr. Harris was appointed to Broadcast’s Board of Directors in June 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT OF WIRELESS RONIN AFTER THE MERGER

The following table sets forth certain information known to Wireless Ronin regarding beneficial ownership of Wireless Ronin’s common stock as of April 9, 2014, by (1) each person who is known to Wireless Ronin to own beneficially more than five percent of Wireless Ronin’s common stock, (2) each director that will be a director after the Effective Time of the merger, (3) each executive officer that will be a director after the Effective Time of the merger, and (4) all directors and executive officers as a group.  The percentage of beneficial ownership is based on 6,474,135 shares outstanding as of April 9, 2014.  As indicated in the footnotes, shares issuable pursuant to warrants and options are deemed outstanding for computing the percentage of the person holding such warrants or options but are not deemed outstanding for computing the percentage of any other person.  Except as otherwise noted below or pursuant to applicable community property laws, each person identified below has sole voting and investment power with respect to the listed shares and none of the listed shares has been pledged as security.  Except as otherwise noted below, Wireless Ronin knows of no agreements among its shareholders that relate to voting or investment power with respect to its common stock.  Unless otherwise indicated, the address for each listed shareholder is c/o Wireless Ronin Technologies, Inc., Baker Technology Plaza, 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345.

Name of Officer, Director, Shareholder and Address	Number of Wireless Ronin’s Shares Presently Owned (a)		Percentage of Wireless Ronin’s Shares Outstanding Prior to Merger (a)	Number of Wireless Ronin’s Shares Owned After Merger	Percentage of Wireless Ronin’s Shares Outstanding After the Merger (a)

Perkins Capital Management, Inc. 730 Lake St. E. Wayzata, MN 55391	2,131,480	(b)	31.7%	2,131,480	18.9%
Capital Ventures International P.O. Box 897, Winward 1, Regatta Office Park West Bay Road, Grand Cayman KY1-1103 Cayman Islands	434,000	(c)	6.5%	434,000	3.9%
Scott W. Koller	100,928	(d)	1.5%	100,928	*
Stephen F. Birke	89,405	(e)	1.4%	89,405	*
Kent O. Lillemoe	60,455	(f)	*	60,455	*
Howard P. Liszt	58,015	(f)	*	58,015	*
Don Harris	0	(g)	*	1,190,647	*
All directors and executive Officers as a group following Merger (5 persons)	308,803	(h)	4.6%	372,520	3.3%
———————
* less than 1%

(a)
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities.  Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children, or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of April 9, 2014.

(b)
As set forth in the Schedule 13D/A filed on February 7, 2014, by Perkins Capital Management, Inc. (“PCM”).  The Schedule 13D/A reports that PCM is an investment adviser.  The Schedule 13D reports that these shares represent 1,667,070 shares over which PCM has sole voting power and 2,131,480 shares over which PCM has sole dispositive power (including warrants to purchase 250,000 shares of common stock).  The address of this shareholder is 730 East Lake Street, Wayzata, MN 55391.

(c)
As set forth in the Schedule 13G/A filed on February 13, 2014, by Capital Venture International (“CVI”) and Heights Capital Management, Inc. (“HCM”).  The Schedule 13G/A reports that HCM serves as the investment manager to CVI, and may be deemed to be the beneficial owner of all the shares owned by CVI.  Both CVI and HCM disclaim any beneficial ownership of the shares, except for their pecuniary interest therein.  The Schedule 13G/A reports that CVI and HCM have shared voting and dispositive power over the shares.  Excludes warrants for the purchase of 217,000 shares.  Such warrants became exercisable on September 9, 2013; provided, however, that the holder shall not have the right to exercise such warrants to the extent that after giving effect to such exercise, such holder, together with such holder’s affiliates, would beneficially own in excess of 4.99% of the shares of common stock outstanding immediately after giving effect to such exercise.  The address of CVI is One Capitol Place, P.O. Box 1787 GT, Grand Cayman, Cayman Islands, British West Indies.  The address of HCM is 101 California St., Suite 3250, San Francisco, CA 94111.

(d)	Includes 667 shares remaining under a restricted stock award which vests in equal annual installments on March 17, 2015, and 86,499 shares purchasable upon the exercise of options.
(e)	Includes 49,907 shares purchasable upon the exercise of options.
(f)
Includes 667 shares remaining under a restricted stock award which vests in equal annual installments on March 17, 2015, and 35,000 shares purchasable upon the exercise of options.  Includes 48,751 shares purchasable upon the exercise of options.

(f)	Includes 40,907 of share purchasable upon the exercise of options.
(g)	Don Harris will become a director of Wireless Ronin effective as of the Effective Time.
(h)	Includes 211,758 shares purchasable upon the exercise of options and 1,334 shares over which there is sole voting power but no investment power.

COMPARATIVE RIGHTS OF BROADCAST SHAREHOLDERS
AND WIRELESS RONIN SHAREHOLDERS

After consummation of the merger, holders of Broadcast common stock will become holders of Wireless Ronin common stock. The rights of Broadcast’s shareholders are presently governed by Utah law and the Articles of Incorporation and Bylaws of Broadcast (the "Broadcast Charter Documents"). As shareholders of Wireless Ronin, their rights will be governed by Minnesota law and by Wireless Ronin’s Articles of Incorporation and Bylaws (the "Wireless Ronin Charter Documents").  Set forth below is a summary comparison of material differences between the rights of (1) Broadcast shareholders under the Broadcast Charter Documents and Utah law, and (2) Wireless Ronin shareholders under the Wireless Ronin Charter Documents and Minnesota law.  This summary is not an exhaustive or complete description of the similarities and differences between the rights of Broadcast shareholders and Wireless Ronin shareholders, and is qualified in its entirety by reference to the full texts of the Broadcast Charter Documents and the Wireless Ronin Charter Documents, the Minnesota Business Corporation Act and Utah Revised Business Corporation Act and the common laws thereunder. While Wireless Ronin and Broadcast believe the following description covers the material differences between the two, this summary may not contain all the information that is important to you. You should carefully review the entire documents referenced above for a more complete understanding of the differences between being a shareholder of Wireless Ronin and being a shareholder of Broadcast. Copies of these documents may be obtained as described under “Where You Can Find More Information” on page 146.

Authorized Capital Stock

BROADCAST.  The authorized capital stock of Broadcast, consists of 180,000,000 shares of common stock, no par value per share, and 20,000,00 shares of preferred stock, no par value.   If approved at the special meeting, the number of authorized shares of common stock will be increased to 1,500,000,000 shares to accommodate the merger.  Each share of the common stock of Broadcast has one vote per share, and the right to notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the common shareholders is required or requested. Shareholders will not have a right to cumulate their votes for the election of directors.  Holders of the Broadcast common stock have the right to participate pro rata in dividends declared by the Broadcast Board of Directors and to receive a pro rata share of any distribution in liquidation, subject to any preferences and participation rights of any series of preferred stock.

WIRELESS RONIN. The authorized capital stock of Wireless Ronin consists of 50,000,000 shares of common stock, $0.01 par value per share and 16,666,666 shares of preferred stock $.01 par value per share.   Each share of Wireless Ronin common stock has one vote per share, and the right to notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the common shareholders is required or requested. Shareholders do not have a right to cumulate their votes for the election of directors. Holders of Wireless Ronin common stock have the right to participate pro rata in dividends declared by the Wireless Ronin’s Board of Directors and to receive a pro rata share of  any distribution in liquidation, subject to any preferences and participation rights of any series of preferred stock.

Voting with Respect to Extraordinary Corporate Transactions

UTAH; BROADCAST. A merger, share exchange, or sale of all or substantially all of the assets of a corporation (other than a sale in the ordinary course of the corporation's business) requires the approval of a majority of the outstanding shares of the corporation (voting in separate voting groups, if applicable), unless the articles of incorporation, the bylaws or a resolution of the corporation's Board of Directors requires a greater number. In addition, when merging with a foreign corporation, the laws of the state in which the foreign corporation is incorporated must also permit the merger. No vote of the shareholders of the surviving corporation in a merger is required if: (i) the articles of incorporation of the surviving corporation will not be changed; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent of the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares (shares that entitle their holder to participate without limitation in distributions) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent the total number of participating shares of the surviving corporation outstanding immediately before the merger. Utah laws require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets, unless otherwise provided by the corporation's articles of incorporation or bylaws. With certain exceptions, Utah law also requires that certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding, if applicable.

MINNESOTA; WIRELESS RONIN. Approval of mergers and sales, leases or transfers of all or substantially all of the assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that no vote of shareholders of the corporation surviving a merger is necessary if: (a) the articles of incorporation of a corporation will not be amended in the merger; (b) each holder of shares of the corporation that were outstanding immediately before the effective time of the merger will hold the same number of shares with identical rights immediately thereafter; (c) the voting power of the outstanding shares of the corporation entitled to vote immediately after the merger, plus the voting power of the shares of the corporation entitled to vote issuable on conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20 percent, the voting power of the outstanding shares of the corporation entitled to vote immediately before the transaction; and (d) the number of participating shares of the corporation immediately after the merger, plus the number of participating shares of the corporation issuable on conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20 percent, the number of participating shares of the corporation immediately before the transaction. "Participating shares" are outstanding shares of the corporation that entitle their holders to participate without limitation in distributions by the corporation.

Shareholders Consent Without a Meeting

UTAH; BROADCAST. Unless otherwise provided in the articles of incorporation, actions requiring the vote of shareholders may be taken without a meeting and without prior notice by one or more written consents of the shareholders having not less than the minimum number of votes that would be necessary to take such actions at a meeting at which all shares entitled to vote thereon were present and voted. If shareholder action is by less than unanimous written consent, notice shall be provided to the shareholders who did not consent at least ten days before the consummation of the transactions, actions or event authorized by the shareholders (unless the bylaws provide that the notice may be provided after the closing of the transaction, in which case, the notice must be provided within 10 days of the later of the date the last consent was received and the closing of the transaction). The shareholders of any corporation in existence prior to July 1, 1992 may act by written consent only if such consent is unanimous, unless the shareholders adopt a resolution providing otherwise. Broadcast's original Charter pre-dates July 1, 1992.  The Broadcast Charter Documents currently allow shareholders to approve, ratify and affect actions of the company by majority written shareholder consent as permitted under Utah law.  Written consent for the election of directors of corporations in existence both before and after July 1, 1992 must be unanimous.

MINNESOTA; WIRELESS RONIN. An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by all of the shareholders entitled to vote on that action. The articles of incorporation of a corporation that is not a publicly held may provide that any action may be taken by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present, but in no event may written action be taken by holders of less than a majority of the voting power of all shares entitled to vote on that action. As Wireless Ronin a publicly held corporation under Minnesota law, any written consent must be signed by all of the shareholders of Wireless Ronin.

Shareholder Voting Requirements

UTAH; BROADCAST. Utah law provides that, unless otherwise provided in a corporation's articles of incorporation and except with respect to major corporate transactions or events, a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that group for actions on that matter. The Broadcast Charter Documents provide that the presence, in person or by proxy, of the holders of a majority of the voting power of all shareholders constitutes a quorum. Major corporate transactions or events, such as mergers, sales of substantially all assets and amendments to articles of incorporation, require the affirmative approval of the outstanding shares entitled to vote.  Under Utah law, once a share is represented for any purpose at a meeting, including the purpose of determining that a quorum exists, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting. Unless the articles of incorporation provide otherwise, if a quorum exists, actions (on a matter other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the actions exceed the votes cast within the voting group opposing the actions. Unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, at a meeting of shareholders at which a quorum is present. Shareholders do not have a right to cumulate their votes for the election of directors unless the articles of incorporation provide for such cumulation of votes. Shares entitled to vote cumulatively may be voted cumulatively at each election of directors unless the articles of incorporation provide alternative procedures for the exercise of cumulative voting.

MINNESOTA; WIRELESS RONIN. Unless a corporation's articles of incorporation or bylaws provides for different proportions, a majority of the voting power which includes the voting power that is present in person or by proxy, constitutes a quorum for the transactions of business.  Major corporate transactions or events, such as mergers, sales of substantially all assets and amendments to articles of incorporation, require the affirmative approval of the outstanding shares entitled to vote.  Once a share is represented for any purpose at a meeting, including the purpose of determining that a quorum exists, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting. Unless the articles of incorporation provide otherwise, if a quorum exists, actions (on a matter other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the actions exceed the votes cast within the voting group opposing the actions. Unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, at a meeting of shareholders at which a quorum is present. Shareholders do not have a right to cumulate their votes for the election of directors under the Wireless Ronin Charter Documents.

Dissenters’ Rights

UTAH; BROADCAST. In connection with a merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (other than in the ordinary course of the corporation's business) or in the event of any other corporate action for which the corporate documents provide for dissenters' rights, a dissenting shareholder, after complying with certain procedures, is entitled to payment from the corporation of the fair value of the shareholder's shares. The fair value is estimated by the corporation. However, if the shareholder is unwilling to accept the corporation's estimate, the shareholder may provide the corporation with an estimate of the fair value and demand payment of that amount. If the corporation is unwilling to pay that amount, the corporation shall apply for judicial determination of the fair value. Unless the articles of incorporation, bylaws or a resolution of the Board of Directors provides otherwise, shareholders are not entitled to dissenters' rights when the shares are listed on a national securities exchange or the National Market System of NASDAQ, or are held of record by more than 2,000 holders. However, this exception does not apply if, pursuant to the corporate actions, the shareholder will receive anything except (i) shares of the surviving corporation; (ii) shares of a corporation that is or will be listed on a national securities exchange, the National Market System of NASDAQ, or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing.

MINNESOTA; WIRELESS RONIN.  A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the case of the following corporate actions: (1) alters or abolishes a preferential right of the shares; (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including sinking-fund, redemption and repurchase rights; (3) alters or abolishes preemptive rights to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares; (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes; or (5) eliminates the right to dissent from corporate actions in the future; (6) a sale, lease, transfer, of substantially all of the assets of the corporation that requires approval of the shareholders; (7) a plan of merger that requires approval of the shareholders (except holding company reorganizations); (8) a plan of exchange in which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization; (9) a plan of conversion adopted by the corporation; or (10) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.  The corporation’s articles of incorporation may limit dissenters’ rights with respect to some of the foregoing actions. There is no right to dissent with respect to a merger or exchange in favor of shareholders of any series of stock listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

Dividends

UTAH; BROADCAST. A corporation is prohibited from making a distribution to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights, unless the articles of incorporation provide otherwise).

MINNESOTA; WIRELESS RONIN. A corporation is prohibited from making a distribution to its shareholders if, after giving effect to the distribution, the corporation will be able to pay its debts in the ordinary course of business after making the distribution or as may be prohibited, limited, or restricted by the articles or bylaws or an agreement.

Anti-Takeover Statutes

UTAH; BROADCAST. The Utah Control Share Acquisitions Act, set forth in Sections 61-6-1 through 61-6-12 of the Utah Code Annotated (the "Control Shares Act"), provides, among other things, that, when any person obtains shares (or the power to direct the voting shares) of "an issuing public corporation" such that the person's voting power equals or exceeds any of three levels (twenty, thirty-three and one-third or fifty percent), the ability to vote or to direct the voting of the "control shares" is conditioned on approval by a majority of the corporation's shares (voting in voting groups, if applicable), excluding the "interested shares." Shareholder approval may occur at the next annual or special meeting of the shareholders, or, if the acquiring person requests and agrees to pay the associated costs of the corporation, at a special meeting of the shareholders held for that purpose (to be held within fifty days of the corporation's receipt of the request by the acquiring person unless the acquiring person agrees in writing to another date). If authorized by the articles of incorporation or the bylaws before a control share acquisition, the corporation may redeem "control shares" at the fair market value if the acquiring person fails to file an "acquiring person statement" or if the shareholders do not grant voting rights to control shares. If the shareholders grant voting rights to the control shares, and if the acquiring person obtained a majority of the voting power, shareholders may be entitled to dissenters' rights under Utah law, unless otherwise provided in the corporation's articles of incorporation or bylaws before a control share acquisition has occurred. An acquisition of shares does not constitute a control share acquisition if (i) the corporation's articles of incorporation or bylaws provide that the Control Shares Act does not apply, (ii) the acquisition is consummated pursuant to a merger or share exchange in accordance with Utah law and the issuing public corporation is a party to the merger or share exchange or (iii) under certain other specified circumstances.  Broadcast’s articles of incorporation or bylaws do not include provisions opting out of the Control Shares Act.

MINNESOTA; WIRELESS RONIN. Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of Wireless Ronin voting stock from a person, other than Wireless Ronin and other than in connection with certain mergers and exchanges to which Wireless Ronin is a party, that results in the acquiring person owning 20% or more of our voting stock then outstanding. Similar triggering events occur at the one-third and majority ownership levels. Section 302A.671 requires approval of any such acquisition by a majority vote of Wireless Ronin’s disinterested shareholders and a majority vote of all of its shareholders. In general, shares acquired in excess of the applicable percentage threshold in the absence of such approval are denied voting rights and are redeemable at their then fair market value by Wireless Ronin during a specified time period.

Section 302A.673 of the Minnesota Business Corporation Act generally prohibits Wireless Ronin or any of its subsidiaries from entering into any business combination transaction with a shareholder for a period of four years after the shareholder acquires 10% or more of Wireless Ronin’s voting stock then outstanding. An exception is provided for circumstances in which, before the 10% share-ownership threshold is reached, either the transaction or the share acquisition is approved by a committee of Wireless Ronin’s Board of Directors composed of one or more disinterested directors.

The Minnesota Business Corporation Act contains a “fair price” provision in Section 302A.675. This provision provides that no person may acquire any of Wireless Ronin’s shares within two years following the person’s last purchase of Wireless Ronin’s shares in a takeover offer unless all shareholders are given the opportunity to dispose of their shares to the person on terms that are substantially equivalent to those in the earlier takeover offer. This provision does not apply if the acquisition is approved by a committee of disinterested directors before any shares are acquired in the takeover offer.

Section 302A.553, sub. 3, of the Minnesota Business Corporation Act prohibits Wireless Ronin from purchasing any voting shares owned for less than two years from a holder of more than 5% of Wireless Ronin’s outstanding voting stock for more than the market value of the shares. Exceptions to this provision are provided if the share purchase is approved by holders of a majority of Wireless Ronin shares or if we make a repurchase offer of equal or greater value to all shareholders.

Special Meetings of Shareholders

UTAH; BROADCAST. Special meetings of the shareholders may be called by: (i) the Board of Directors, (ii) the person or persons authorized by the bylaws to call a special meeting or (iii) the holders of shares representing at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the special meeting, if such holders deliver to the corporation's secretary one or more written demands for such meeting. The corporation shall give notice of the date, time, place and purpose(s) of the special meeting no fewer than ten and no more than sixty days before the meeting. The Broadcast bylaws provide that the Secretary must call a special meeting upon written request by any director or any shareholder or shareholders holding at least twenty percent of the voting power of all shareholders.

MINNESOTA; WIRELESS RONIN. Special meetings may be called for by the chief executive officer, the chief financial officer, two or more directors, a person authorized in the articles of incorporation or bylaws to call special meetings; or a shareholder or shareholders holding ten percent or more of the voting power of all shares entitled to vote (25% or more of the voting power if for the purpose of considering a business combination). Special meetings are to be held on the date and at the time and place fixed by the chief executive officer, the chief financial officer, the board, or a person authorized by the articles or bylaws to call a meeting, except that a special meeting called by or at the demand of a shareholder or shareholders shall be held in the county where the principal executive office is located. Notice of special meetings of the Wireless Ronin’s shareholders may be given upon not less than ten (10) nor more than sixty (60) days, except that written notice of a meeting at which an agreement of merger is to be considered shall be given to all shareholders, whether entitled to vote or not, at least fourteen (14) days prior to the meeting. Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose stated in the call, unless all of the shareholders are present in person or by proxy and none of them objects to consideration of a particular item of business.

Notice, Adjournment and Place of Regular Shareholders Meetings

UTAH; BROADCAST. Utah law requires that notice of any shareholders' meeting be given to shareholders entitled to vote at the meeting between ten and sixty days before a meeting unless the shareholders waive or reduce the notice period by unanimous consent in writing. Utah law provides for adjournments of shareholders' meetings. Utah law requires notice of the adjournment to the shareholders entitled to vote at the meeting if the adjournment is for thirty days or more or if a new record date is fixed. Utah law permit meetings of shareholders to be held at such place as is designated by or in the manner provided in a corporation's bylaws. Utah law and the Broadcast Bylaws provide that the place of the meeting shall be the principal office of the corporation if no other place is designated.

MINNESOTA; WIRELESS RONIN. Notice of all meetings of shareholders shall be given to every shareholder, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment, and the adjourned meeting is held not more than one hundred-twenty (120) days after the date fixed for the original meeting date. Notice of regular meetings of shareholders shall be given at least ten (10), but not more than sixty (60) days before the date of the meeting. Regular meetings of the shareholders, if any, shall be held on the date and at the time and place fixed by the chief executive officer, its chairperson of the Board of the Directors, or the Board of Directors, except that a regular or special meeting called by shareholders shall be held in the county where the corporation’s principal executive office is located.

Amendments to Charter

UTAH; BROADCAST. Utah law permits a corporation's Board of Directors to adopt without shareholder action, charter amendments relating to certain secretarial matters. The board may propose amendments to the articles of incorporation relating to other corporate matters for submission to the shareholders. Notice of a regular or special meeting at which a proposed amendment is to be considered must include a notice of such purpose and be accompanied by a discussion or copy of the proposed amendment. For an amendment to be adopted, the board must recommend the amendment to the shareholders (unless the board determines that because of a conflict of interest or other special circumstances it should not make a recommendation and communicates the basis for its determination to the shareholders). Moreover, unless the articles of incorporation, the bylaws or a board resolution require a greater number, the amendment must be approved by (i) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would create dissenters' rights, (ii) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would materially and adversely affect the voting group's rights in shares (including preferential rights, rights in redemption, preemptive rights, voting rights or rights in certain forward splits), and (iii) a majority of the votes cast for all other voting groups (voting separately, as applicable, with shares constituting a quorum present for each voting group).

MINNESOTA; WIRELESS RONIN. Minnesota law permits a corporation's Board of Directors to adopt without shareholder action, charter amendments to the articles of incorporation relating to the registered office of the corporation and the name of the corporation.  A resolution approved by the Board of Directors, or proposed by shareholders holding three percent or more of the voting power of the shares entitled to vote, setting forth the proposed amendment must be approved by the shareholders at a meeting. The amendment must be approved by shareholders holding the greater of (1) a majority of the voting power of the shares present and entitled to vote on the amendment, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, except where this chapter or the articles require a larger proportion or number.

Required Number and Quorum of Directors

UTAH; BROADCAST. Utah law requires that a corporate Board of Directors consist of at least three individuals unless there are fewer than three shareholders. A quorum of the Board of Directors consists of a majority of the fixed number of directors if the corporation has a fixed board size, or if the corporation's bylaws provide for a variable board size, a majority of the number of directors prescribed, or if no number is prescribed, the number in office. Utah law permits a corporation's articles of incorporation or bylaws to establish a higher or lower number of directors to constitute a quorum, but in no event may the number be less than one-third of the number of directors. The Broadcast bylaws provide that the business of the corporation shall be managed by a board of at least three directors or of such other number as maybe determined from time to time by the Board of Directors, but in any case not less than three nor more than seven. Broadcast currently has six directors. The Broadcast Bylaws also provide that a majority of the members of its Board of Directors constitutes a quorum.

MINNESOTA; WIRELESS RONIN. The Board of Directors shall consist of one or more directors, which shall be fixed by or in the manner provided in the articles or bylaws. A majority, or a larger or smaller proportion or number provided in the articles or bylaws, of the directors currently holding office is a quorum for the transaction of business. Wireless Ronin’s bylaws provide that the Board of Directors shall consist of seven directors, and shall be determined from time to time by resolution of the Board of Directors. Wireless Ronin currently has four directors, which will be increased to five upon the closing of the merger.

Election and Removal of Directors

UTAH; BROADCAST. The Broadcast bylaws provide that each director shall hold office until the next annual meeting of shareholders and until his successor is elected and qualified, unless he resigns or is removed at any time by the shareholders. Directors are elected by a plurality of the votes cast.  A corporation's directors or its shareholders may fill vacancies on the board; however, Utah law provides that if the vacant office was held by a director elected by a voting group, only the directors elected by the same voting group, or the shareholders within that voting group, may fill the vacancy.

MINNESOTA; WIRELESS RONIN.  Each of the directors of the Wireless Ronin shall hold office until the regular meeting of the shareholders next held after his or her election, until his or her successor shall have been elected, or until he or she shall resign or shall have been removed as hereinafter provided. Directors are elected by a plurality of the votes cast. The Board of Directors may fill any vacancies created by an increase in the number of directors.

Inspection of books and Records

UTAH; BROADCAST. Upon providing the company with a written demand at least five business days before the date the shareholder wishes to make an inspection, a shareholder and his agent and attorneys are entitled to inspect and copy, during regular business hours, (i) the articles of incorporation, bylaws, minutes of shareholders meetings for the previous three years, written communications to shareholders for the previous three years, names and business addresses of the officers and directors, the most recent annual report delivered to the State of Utah, and financial statements for the previous three years; and (ii) if the shareholder is acting in good faith and directly connected to a proper purpose, and the shareholder describes with reasonable particularity his purpose and the records he desires to inspect, excerpts from the records of the Board of Directors and shareholders (including minutes of meetings, written consents and waivers of notices), accounting records and shareholder lists.

MINNESOTA; WIRELESS RONIN.  A shareholder, beneficial owner, or a holder of a voting trust certificate of a publicly held corporation has the right, upon written demand, at any reasonable time to examine and copy the corporation's share register and other corporate records reasonably related to the stated purpose and described with reasonable particularity in the written demand. The acknowledged or verified demand must be directed to the corporation at its registered office in this state or at its principal place of business.  A "proper purpose" is one reasonably related to the person's interest as a shareholder, beneficial owner, or holder of a voting trust certificate of the corporation.

Transactions with Officers and Directors

UTAH; BROADCAST. Utah law provides that every director who, directly or indirectly, is party to, has beneficial interest in or is closely linked to a proposed corporate transaction that is financially significant to the director will not be liable to account to the corporation for any profit made as a consequence of the corporation entering into such transactions if such person (i) disclosed his or her interest and all material facts at the meeting of directors where the proposed transaction was considered and thereafter the transaction was approved by a majority of the disinterested directors on the board or on a duly empowered committee of the board; (ii) disclosed his or her interest prior to a meeting or written consent of shareholders and thereafter the transaction was approved by a majority of the disinterested shares; or (iii) can show that the transactions was fair and reasonable to the corporation.

MINNESOTA; WIRELESS RONIN.  A contract or other transaction between a corporation and one or more of its directors, or between a corporation and an organization in or of which one or more of its directors are directors, officers, or legal representatives or have a material financial interest, is not void or voidable because the director or directors or the other organizations are parties or because the director or directors are present at the meeting of the shareholders or the board or a committee at which the contract or transaction is authorized, approved, or ratified, if: (a) The contract or transaction was fair and reasonable as to the corporation at the time it was authorized, approved, or ratified; (b) The material facts as to the contract or transaction and as to the conflicting interest are fully disclosed or known to the holders of all outstanding shares, whether or not entitled to vote, and the contract or transaction is approved in good faith by (1) the holders of two-thirds of the voting power of the shares entitled to vote which are owned by persons other than the interested director or directors, or (2) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote; (c) The material facts as to the contract or transaction and as to conflicting interest are fully disclosed or known to the board or a committee, and the board or committee authorizes, approves, or ratifies the contract or transaction in good faith by a majority of the directors or committee members currently holding office, but the interested director or directors shall not be counted in determining the presence of a quorum and shall not vote; or (d) The contract or transaction is a distribution properly approved by the Board of Directors, or a merger or exchange.

Limitation on Liability of Directors; Indemnification of Officers and Directors

UTAH; BROADCAST. Utah law permits a corporation, if so provided in its articles of incorporation, its bylaws or in a resolution properly approved by the shareholders, to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages due to any actions taken or any failure to take actions as a director, except liability for the following: (i) improper financial benefits received by a director; (ii) intentional inflictions of harm on the corporation or its shareholders; (iii) payment of dividends to shareholders that render the corporation insolvent; and (iv) intentional violations of criminal law. Under Utah law, a corporation may indemnify its current and former directors, officers, employees and other agents made party to any proceeding because of their relationship to the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and reasonably believed his conduct to be in the corporation's best interests, and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Utah law also permits a corporation to indemnify its directors, officers, employees and other agents in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is such an agent of the corporation against expenses actually and reasonably incurred by such person in connection with the proceeding. Utah law prohibits the indemnification of a director, officer, employee or agent in connection with a proceeding by or in the right of the corporation in which the director, officer, employee or agent was adjudged liable to the corporation, or in connection with any other proceeding in which the director, officer, employee or agent is adjudged liable on the basis that he derived an improper personal benefit. The Broadcast charter documents permit indemnification of all such persons whom it has the power to indemnify to the fullest extent legally permissible under Utah law and provide that its directors shall have no personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except in the case of (i) breach of the duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) certain actions enumerated in Utah law including improper distributions and the intentional infliction of harm on the corporation or shareholders; and (iv) any transaction from which the director derived an improper personal benefit. Utah law permits a corporation to advance expenses incurred by a director, officer, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if (i) that person provides a written affirmation of his good faith belief that he acted in good faith, in the corporation's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful; (ii) that person on someone on his behalf provides a written undertaking to repay the advance if it is ultimately determined that such person's conduct did not meet the statutory standard required for indemnification; and (iii) the corporation determines under the facts then known that indemnification would not be precluded. The Broadcast charter documents permit such advances.

MINNESOTA; WIRELESS RONIN. Section 302A.521, subd. 2, of the Minnesota Statutes requires that Wireless Ronin indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (2) acted in good faith, (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the company, or, in the case of performance by a director, officer or employee of the company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company. In addition, Section 302A.521, subd. 3, requires payment by Wireless Ronin, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of our Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

Wireless Ronin’s articles of incorporation and by-laws provide that we shall indemnify each of our directors, officers and employees to the fullest extent permissible by Minnesota Statutes, as detailed above. We also maintain a director and officer liability insurance policy.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OTHER MATTERS

Shareholder Proposals

Broadcast does not intend to hold a 2014 annual meeting of shareholders, even if the merger is not completed. In the event that the 2014 annual meeting is to be held, any proposals of shareholders intended to be presented at that meeting, including a proposal for the election of a director, must be received by Broadcast no later than 15 days following the public announcement of the date of the annual meeting to be considered for inclusion in the Broadcast’s proxy materials relating to the meeting. Shareholder proposals must be submitted in accordance with the Exchange Act and the rules and regulations thereunder and with the laws of the State of Utah.

Legal Matters

Wireless Ronin has engaged Maslon Edelman Borman & Brand, LLP to assist Wireless Ronin with legal matters concerning the merger. Broadcast has engaged Reed L. Benson, Esq. to assist Broadcast with legal matters concerning the merger.

Experts

The consolidated balance sheets of Wireless Ronin Technologies, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of operations, shareholders’ equity (deficiency), and cash flows for each of the years in the two-year period ended December 31, 2013 have been audited by Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, as stated in their report which is included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Broadcast International, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of operations, shareholders’ equity (deficiency), and cash flows for each of the years in the two-year period ended December 31, 2013 have been audited by HJ & Associates, LLC, independent registered public accounting firm, as stated in their report which is included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Other Proposals

As of the date of this proxy statement/prospectus, Broadcast’s Board of Directors does not know of any other matter that will be presented for consideration at its special meeting other than as described in this proxy statement/prospectus. If any other matters come before the special meeting or any adjournment or postponement thereof and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies for the Broadcast special meeting intend to vote or not to vote in accordance with the recommendation of the Board of Directors of Broadcast.

Undertakings of Wireless Ronin

Wireless Ronin hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), Wireless Ronin undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

Wireless Ronin undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Wireless Ronin hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Wireless Ronin being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

WHERE YOU CAN FIND MORE INFORMATION

Wireless Ronin and Broadcast must comply with the informational requirements of the Exchange Act and its rules and regulations. Under the Exchange Act, Wireless Ronin and Broadcast must file reports, proxy statements, and other information with the SEC. Copies of these reports, proxy statements, and other information can be inspected and copied at:

Public Reference Room
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of Wireless Ronin’s materials by mail at prescribed rates from the Public Reference Room at the address noted above. Finally, you may obtain these materials electronically by accessing the SEC’s home page on the Internet at http://www.sec.gov.

All information contained in this proxy statement/prospectus with respect to Wireless Ronin and Broadcast Acquisition Co. is supplied by Wireless Ronin and all information with respect to Broadcast was supplied by Broadcast. Neither Wireless Ronin nor Broadcast can warrant the accuracy or completeness of the information relating to the other party.

Wireless Ronin filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the issuance of the shares offered by this proxy statement/prospectus to the Broadcast shareholders. This proxy statement/prospectus, which constitutes a part of the registration statement, does not contain all the information in the registration statement and exhibits thereto, certain portions of which we have omitted from this proxy statement/prospectus as permitted by the SEC’s rules and regulations. You may obtain copies of the registration statement and its amendments (including the omitted portions), including exhibits, from the SEC upon payment of prescribed rates or on the Internet at http://www.sec.gov. For further information about Wireless Ronin’s common stock, we refer you to the registration statement and the exhibits thereto. Statements contained in this proxy statement/prospectus or the registration statement relating to the contents of any contract or other document Wireless Ronin filed as an exhibit to the registration statement are only summaries of those documents and are not necessarily complete. Therefore, we qualify each of these statements by reference to the full text of those contracts and documents Wireless Ronin has filed with the SEC.

You should rely only on the information or representations provided in this proxy statement/prospectus or incorporated herein by reference. Wireless Ronin has not authorized anyone else to provide you with different information. Wireless Ronin will not offer the shares of its common stock in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus, including information incorporated herein by reference, is accurate as of any date other than the date on the cover page.

APPENDIX A
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

WIRELESS RONIN TECHNOLOGIES, INC.

BROADCAST ACQUISITION CO.

and

BROADCAST INTERNATIONAL, INC.,

Dated as of March 5, 2014

Article 1. DESCRIPTION OF TRANSACTION		1
1.1	Merger of Merger Sub with and into the Company	1
1.2	Effects of the Merger	1
1.3	Closing; Effective Time	1
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Conversion of Shares	2
1.6	Closing of the Company’s Transfer Books	3
1.7	Dissenting Shares	3
1.8	Exchange of Certificates	4
1.9	Company Warrants	5
1.10	Company Equity Awards; Company Equity Plan	6
1.11	Tax Consequences	7
1.12	Further Action	7

Article 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
2.1	Subsidiaries; Due Organization	7
2.2	Authority; Binding Nature of Agreement	8
2.3	Capitalization	8
2.4	SEC Filings; Financial Statements	10
2.5	Absence of Undisclosed Liabilities	11
2.6	Absence of Changes	12
2.7	Title to Assets	12
2.8	Loans	12
2.9	Equipment; Real Property; Leasehold	12
2.10	Intellectual Property.	13
2.11	Contracts and Commitments; No Default	15
2.12	Compliance with Legal Requirements	17
2.13	Governmental Authorizations	17
2.14	Tax Matters	17
2.15	Employee and Labor Matters; Benefit Plans	19
2.16	Environmental Matters	20
2.17	Insurance	21
2.18	Legal Proceedings; Orders	21
2.19	Vote Required	22
2.20	Non-Contravention; Consents	22
2.21	Financial Advisor	23
2.22	Disclosure	23

Article 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		24
3.1	Subsidiaries; Due Organization	24
3.2	Authority; Binding Nature of Agreement	24
3.3	Capitalization	25
3.4	SEC Filings; Financial Statements	26

3.5	Absence of Undisclosed Liabilities	28
3.6	Absence of Changes	28
3.7	Title to Assets	28
3.8	Loans	29
3.9	Equipment; Real Property; Leasehold	29
3.10	Intellectual Property	29
3.11	Contracts and Commitments; No Default	32
3.12	Compliance with Legal Requirements	33
3.13	Governmental Authorizations	33
3.14	Tax Matters	34
3.15	Employee and Labor Matters; Benefit Plans	35
3.16	Environmental Matters	36
3.17	Insurance	37
3.18	Legal Proceedings; Orders	37
3.19	No Vote Required	38
3.20	Non-Contravention; Consents	38
3.21	Disclosure	39
3.22	Merger Sub	39
3.23	Valid Issuance	39
3.24	No Ownership of Company Common Stock	40

Article 4. CERTAIN COVENANTS OF THE PARTIES		40
4.1	Access and Investigation	40
4.2	Operation of the Business of the Company Entities	41
4.3	Operation of the Business of the Parent Entities	43
4.4	No Solicitation	46

Article 5. ADDITIONAL COVENANTS OF THE PARTIES		49
5.1	Registration Statement; Proxy Statement/Prospectus	49
5.2	Company Shareholders’ Meeting	50
5.3	Parent Approval	52
5.4	Derivative Securities; Benefit Plans	52
5.5	Indemnification of Officers and Directors	52
5.6	Regulatory Approvals and Related Matters	53
5.7	Disclosure	54
5.8	Tax Matters	55
5.9	Obligations of Merger Sub	55
5.10	Resignation of Directors	55
5.11	Board of Directors and Officers of the Combined Company	55
5.12	Section 16 Matters	56
5.13	Internal Controls	56
5.14	Takeover Statutes	56
5.15	Supplement to Disclosure Schedules	56

Article 6. CONDITIONS PRECEDENT TO OBLIGATIONS		57
6.1	Accuracy of Representations	57
6.2	Performance of Covenants	58

6.3	Effectiveness of Registration Statement	58
6.4	Company Shareholder Approval	58
6.5	Documents	58
6.6	No Company Material Adverse Effect	58
6.7	No Restraints	58
6.8	Derivative Actions	58
6.9	Company Dissenters	59
6.10	Employment Agreements	59
6.11	Company Debt Settlements	59
6.12	Company Accounts Payable Settlements	59
6.13	No Company Adverse Contract Notice	59
6.14	Due Diligence	59

Article 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		59
7.1	Accuracy of Representations	59
7.2	Performance of Covenants	60
7.3	Effectiveness of Registration Statement	60
7.4	Shareholder Approval	60
7.5	Documents	60
7.6	No Parent Material Adverse Effect	60
7.7	No Restraints	60
7.8	Derivative Actions	60
7.9	Resignation and Appointment of Directors and Officers	61
7.10	Company Dissenters	61
7.11	No Parent Adverse Contract Notice	61
7.12	Capitalization of Parent	61
7.13	Employment Agreements	61
7.14	Due Diligence	61

Article 8. TERMINATION		61
8.1	Termination	61
8.2	Effect of Termination	63
8.3	Expenses; Termination Fees.	63

Article 9. MISCELLANEOUS PROVISIONS		64
9.1	Amendment	64
9.2	Waiver	64
9.3	No Survival of Representations and Warranties	65
9.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	65
9.5	Applicable Law; Jurisdiction; Specific Performance; Remedies	65
9.6	Attorneys’ Fees	65
9.7	Assignability; No Third Party Rights	66
9.8	Notices	66
9.9	Severability	67
9.10	Construction	67

EXHIBITS

Exhibit A	—	Certain Definitions

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 5, 2014, by and among Wireless Ronin Technologies, Inc., a Minnesota corporation (“Parent”), Broadcast Acquisition Co., a Utah corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Broadcast International, Inc. a Utah corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the URBCA (the “Merger”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.    It is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

C.    The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

DESCRIPTION OF TRANSACTION

1.1   Merger of Merger Sub with and into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company.  By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2   Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the URBCA.

1.3   Closing; Effective Time.  The consummation of the Merger (the “Closing”) shall take place at the law offices of Maslon Edelman Borman & Brand, LLP, outside counsel to Parent, on a date to be designated jointly by Parent and the Company, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 and Article 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions).  The date on which the Closing actually takes place is referred to as the “Closing Date.”  Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the URBCA shall be duly executed by the Company and Merger Sub and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Utah.  The Merger shall become effective at the time of the filing of such articles of merger with the Secretary of State of the State of Utah or at such later time as may be designated jointly by Parent, Merger Sub and the Company and specified in such articles of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

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1.4   Certificate of Incorporation and Bylaws; Directors and Officers.

(a)   The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company.

(b)   The Bylaws of the Surviving Corporation shall be the Bylaws of the Company.

(c)   The directors of the Surviving Corporation immediately after the Effective Time shall be appointed by the Parent, in its role as sole shareholder of the Surviving Corporation, and the officers of the Surviving Corporation immediately after the Effective Time shall be Scott W. Koller, Chief Executive Officer, and Darin P. McAreavey, Chief Financial Officer.

1.5   Conversion of Shares.

(a)   Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i)   any shares of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be so held and no consideration shall be paid or payable in respect thereof;

(ii)   except as provided in clause (i) above and subject to Sections 1.5(b), Section 1.5(c), Section 1.5(d) and Section 1.7, each share of Company Common Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Common Stock equal to the Per Share Merger Consideration;

(iii)   each share of the common stock, $.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(iv)   each share of Parent Common Stock outstanding immediately prior to the Effective Time shall remain outstanding as a share of Parent Common Stock.

(b)   If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio shall, to the extent it does not so adjust by its terms, be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

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(c)   No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.  With respect to each holder of Company Common Stock, the Per Share Merger Consideration shall be aggregated for all shares of Company Common Stock held by such holder and then rounded down to the nearest whole share of Parent Common Stock.

(d)   Notwithstanding any provision of this Agreement to the contrary, to the extent that Parent and Company jointly and reasonably determine that the issuance of Per Share Merger Consideration to one or more holders of Company Common Stock or Book Entry Shares would violate a Legal Requirement that cannot be eliminated or cannot be eliminated without unreasonable delay or expense (as determined by the Boards of Directors of Parent and the Company), the Per Share Merger Consideration with respect to the shares of Company Common Stock or Book Entry Shares held by such holder(s) shall be an amount in cash equal to the Alternative Cash Consideration.

1.6   Closing of the Company’s Transfer Books.  At the Effective Time: (a) except as provided in Section 1.5(a)(i) or Section 1.5(a)(ii), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, except the right to receive the Per Share Merger Consideration, the Alternative Cash Consideration or such consideration as determined in accordance with Section 1.7; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Exchange Agent (as defined in Section 1.8) or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.8.

1.7   Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock and Book Entry Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the applicable provisions of Part 13 of the URBCA (such shares of Company Common Stock and Book Entry Shares being referred to collectively as the “Company Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenter rights under the URBCA with respect to such shares) shall not be converted into a right to receive the Per Share Merger Consideration or the Alternative Cash Consideration, but instead shall be entitled to only such rights as are granted by Part 13 of the URBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to dissent pursuant to Part 13 of the URBCA, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 13 of the URBCA, such holder’s Company Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration or the Alternative Cash Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate formerly representing such Company Dissenting Shares or transfer of such Book Entry Shares, as applicable.  The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and the Company shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands; provided that Parent shall have the right to consent to any final resolution of such demands, which consent shall not be unreasonably withheld.  Except with the prior written consent of Parent, which shall not be unreasonably withheld, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

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1.8   Exchange of Certificates.

(a)   Prior to the Closing Date, Parent shall select Registrar and Transfer Company, Parent’s transfer agent, or another bank or trust company reasonably satisfactory to the Company, to act as exchange agent in the Merger (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent.  At or promptly after the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments of Alternative Cash Consideration in accordance with Section 1.5(d).  The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b)   Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for certificates representing Parent Common Stock or, if applicable, the Alternative Cash Consideration.  Upon surrender of a Company Stock Certificate or Book Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 or, if applicable the Alternative Cash Consideration; and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate or Book Entry Shares shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Merger Consideration or, if applicable, the Alternative Cash Consideration.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent and the Exchange Agent reasonably agree to direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

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(c)   Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent within ten days of Parent’s written request therefore, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent for, and be entitled to receive from Parent, satisfaction of their claims for Parent Common Stock or, if applicable, Alternative Cash Consideration, and any dividends or distributions with respect to such shares of Parent Common Stock.

(d)   Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax Legal Requirement or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent, the Exchange Agent or the Surviving Corporation, as the case may be, shall promptly deliver the amounts so deducted or withheld to the applicable Taxing or other Governmental Body.

(e)   Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property Legal Requirement, escheat Legal Requirement or other similar Legal Requirement.

1.9   Company Warrants.  At the Effective Time, Parent shall assume all duties and obligations of the Company under the Company Warrants, and promptly following the Effective Time Parent shall provide a letter of transmittal to each holder of Company Warrants providing for the manner in which such Company Warrants will be replaced by warrants to acquire Parent Common Stock on the same terms and conditions as the Company Warrants, other than the exercise price and number of shares of Parent Common Stock subject to the warrants, which shall be equitably adjusted to reflect the Exchange Ratio.

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1.10          Company Equity Awards; Company Equity Plan.

(a)   At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option in accordance with the terms (as in effect immediately prior to the Effective Time) of the Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced.  All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into options with respect to Parent Common Stock.  Accordingly, from and after the Effective Time: (A) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) except as provided in the foregoing clauses (A), (B) and (C), any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule, terms of acceleration and all other provisions of such Company Option shall remain subject to the same terms and conditions set forth in the Company Equity Plan and the applicable stock option agreement, employment agreement or other agreement evidencing such Company Option immediately prior to the Effective Time; provided, however, that Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent; further, provided, however, the exercisability of Company Options that by their terms automatically accelerate, without any action or omission of the Company Board, as a result of and upon the close of the Merger, which Company Options are described on Part 1.10(a) of the Company Disclosure Schedule, shall accelerate in accordance with the terms of such Company Options.

(b)   At the Effective Time, Parent shall assume the Company Equity Plan.  Following assumption of the Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements and such Company Equity Plan, using the share reserves of the Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 1.10(a), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in the Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of the Company Equity Plan.

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1.11          Tax Consequences.  For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code.  The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  The Company, Parent and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

1.12          Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 2 is subject to the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Article 2 to which it is reasonably apparent that such exception or disclosure would relate):

2.1   Subsidiaries; Due Organization.

(a)   Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization.  Neither the Company nor any of the Subsidiaries identified in  Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule.  No Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)   Each of the Company Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)   Each of the Company Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

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2.2   Authority; Binding Nature of Agreement.  The Company has the corporate right, power and authority to enter into and, subject to obtaining the Required Company Shareholder Vote (as defined in Section 2.19), to perform its obligations under this Agreement.  The Company Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its shareholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s shareholders pursuant to the Company Proposal (as defined in Section 5.2(a)).  Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3   Capitalization.

(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 180,000,000 shares of Company Common Stock, of which 111,370,878 are issued and outstanding, and (ii) 20,000,000 shares of Company Preferred Stock, none of which are issued and outstanding.  All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable.  None of the Company Entities (other than the Company) holds any shares of capital stock of the Company or any rights to acquire shares of capital stock of the Company.  None of the outstanding shares of capital stock of the Company is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of the Company.  There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Company or any securities of any of the Company Entities.  None of the Company Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company or other securities.

(b)   As of the date of this Agreement, 1,188,700 shares of Company Common Stock are subject to issuance pursuant to Company Options, and 2,484,694 shares of Company Common Stock subject to issuance pursuant to outstanding Company RSUs. Part 2.3(b) of the Company Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award and the location of his/her residence; (iii) the number of shares of Company Common Stock subject to such Company Equity Award; (iv) the per share exercise price (if any) of such Company Equity Award; (v) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable, if applicable; (vi) the date on which such Company Equity Award was granted; (vii) the date on which such Company Equity Award expires; and (viii) if such Company Equity Award is a Company Option, whether such Company Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option.  The exercise price per share of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option pursuant to the Company Equity Plan in which such Company Option was granted.  All grants of Company Equity Awards granted prior to December 31, 2013 were recorded on the Company’s financial statements (including any related notes thereto) and will be disclosed in the Company SEC Documents (as defined in Section 2.4(a)) in accordance with GAAP and, to the Knowledge of the Company, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

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(c)   As of the date of this Agreement, 41,674,936 shares of Company Common Stock are subject to issuance pursuant to Company Warrants.  Part 2.3(c) of the Company Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Company Warrant outstanding as of the date of this Agreement the following information: (i) the name and address of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the per share exercise price of such Company Warrant; (iv) the applicable vesting schedule, and the extent to which such Company Warrant vested and is exercisable, if applicable; (v) the date on which such Company Warrant was issued; and (vi) the date on which such Company Warrant expires. Other than the Company Warrants, and except as set forth in Sections 2.3(a) or 2.3(b) above or Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Company Entities to which any of the Company Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Company Entities; or (iv) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Company Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d)   All outstanding shares of Company Common Stock, and all options and other securities of the Company Entities, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e)   Except as set forth on Part 2.3(e) of the Company Disclosure Schedules, all of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are held by the Company or a wholly owned Subsidiary of the Company.  All of the outstanding shares and all other securities of each of the Company’s Subsidiaries are owned beneficially and of record by the Company free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

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2.4   SEC Filings; Financial Statements.

(a)   The Company has delivered or made available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2011, including all amendments thereto (collectively, the “Company SEC Documents”).  Since January 1, 2011, all statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis.  None of the Company’s Subsidiaries is required to file any documents with the SEC.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Company SEC Document, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document.  The certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements.  As used in this Section 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning the Company Entities required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2013, and such assessment concluded that such controls were effective as far as the reduced number of current employees in the accounting department of the Company allows.  To the Knowledge of the Company, since December 31, 2013, until the date hereof, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company Entities; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

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(c)   The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.  No financial statements of any Person other than the Company Entities are required by GAAP to be included in the consolidated financial statements of the Company contained or incorporated by reference in the Company SEC Documents.

(d)   The Company’s auditor has at all times since its engagement by the Company been, to the Knowledge of the Company: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.  To the Knowledge of the Company, all non-audit services performed by the Company’s auditors for the Company Entities that were required to be approved in accordance with Section 201 of the Sarbanes-Oxley Act were so approved.

2.5   Absence of Undisclosed Liabilities.  The Company does not have any material liabilities or obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the Company Latest Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth in Part 2.5 of the Company Disclosure Schedule; (c) Liabilities incurred by the Company in the ordinary course of business after the date of the Company Latest Balance Sheet and consistent with past practice; or (d) Liabilities for executory obligations to be performed after the Closing under the contracts described in Part 2.11 of the Company Disclosure Schedule.

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2.6   Absence of Changes.  Except as set forth in Part 2.6 of the Company Disclosure Schedule, since the date of the Company Latest Balance Sheet, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice.  Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)   there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect; and

(b)   there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Company Entities (whether or not covered by insurance).

2.7   Title to Assets.  The Company Entities own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Company Latest Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Latest Balance Sheet); and (b) all other material assets reflected in the books and records of the Company Entities as being owned by the Company Entities.  All of said assets are owned by the Company Entities free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities; and (iii) Encumbrances described in  Part 2.7 of the Company Disclosure Schedule (collectively, the “Company Permitted Encumbrances”).  The Company Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Company Entities as being leased to the Company Entities, and the Company Entities enjoy undisturbed possession of such leased assets, subject to the Company Permitted Encumbrances.

2.8   Loans.  Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Company Entities to any Company Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

2.9   Equipment; Real Property; Leasehold.

(a)   All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Company Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Company Entities in the manner in which such businesses are currently being conducted.

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(b)   No Company Entity owns any real property.

(c)   Part 2.9(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Company Entities leases real property from any other Person for annual rent payments in excess of $25,000.  (All real property leased to the Company Entities pursuant to the real property leases identified or required to be identified in Part 2.9(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Company Entities, is referred to as the “Company Leased Real Property”) Part 2.9(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Company Entity) a right of use or occupancy of any of the Company Leased Real Property.  Except as set forth in the leases or subleases identified in Part 2.9(c) of the Company Disclosure Schedule, there is no Person in possession of any Company Leased Real Property other than a Company Entity.  Except as set forth on Part 2.9(c) of the Company Disclosure Schedule, since January 1, 2011, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and/or withdrawn.

2.10          Intellectual Property.

(a)   Part 2.10(a) of the Company Disclosure Schedule accurately identifies: (i) in Part 2.10(a)(i) of the Company Disclosure Schedule: (A) each item of Registered IP in which any of the Company Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Company Registered IP”); (B) the jurisdiction in which such Company Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest; and (ii) in Part 2.10(a)(ii) of the Company Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights are licensed to any Company Entity; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b)   The Company has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by any Company Entity: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product or Company Product Software; (ii) employee agreement containing any assignment or license to any Company Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Company Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

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(c)   Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) the Company Entities exclusively own all right, title and interest to and in the Company Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Company Entity in connection with the sale, license or provision of Company Products in the ordinary course of business); and (ii) with respect to Company IP other than Company Registered IP, to the Knowledge of the Company, no Person other than the Company Entities has any right or interest in such Company IP and no such Company IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.10(a)(ii) of the Company Disclosure Schedule; or (B) non-exclusive licenses granted by any Company Entity in connection with the sale, license or provision of Company Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.  Without limiting the generality of the foregoing:

(i)  to the Knowledge of the Company, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(ii)   each Company Entity has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Company Entities, or purported to be held by any of the Company Entities, as a trade secret; and

(iii)   to the Knowledge of the Company, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Company Entities as currently conducted.

(d)   All Company Registered IP is, to the Knowledge of the Company, valid, subsisting and enforceable except where the inability to enforce such Company Registered IP would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

(e)   Except as would not have, and would not reasonably be expected to have or result in, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)   Except as set forth in Part 2.10(f) of the Company Disclosure Schedule, since January 1, 2011: (i) none of the Company Entities has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Company Entities (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Company Products or the Company Product Software); and (ii) none of the Company Entities has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Company IP.

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(g)   To the Knowledge of the Company, none of the Company Entities and none of the Company Products or Company Product Software (i) has infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h)   No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2011, has been pending or, to the Knowledge of the Company, threatened against any Company Entity or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Company Entity with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)   To the Knowledge of the Company, none of the Company Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Product Software or any Company Product containing or used in conjunction with such Company Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Company Entity relating to the use, functionality or performance of such software or any Company Product containing or used in conjunction with such Company Product Software.

(j)   To the Knowledge of the Company, except for trial or demonstration versions, none of the Company Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)   To the Knowledge of the Company, none of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software; (ii) conditions or could reasonably be expected to condition the use or distribution of such Company Product Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product Software.

2.11          Contracts and Commitments; No Default.

(a)   Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, none of the Company Entities is a party to, nor are any of their respective assets bound by:

(i)   any Company Employee Agreement;

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(ii)   any Contract that provides for (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Company Associate;

(iii)   any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by any Company Entity;

(iv)           any Contract that (A) is not terminable on 30 days or less notice without penalty, (B) is over one year in length of obligation to any Company Entity, (C) involves an obligation of more than $50,000 over its term, (D) represents more than 10% of the revenue or expense of any Company Entity in the six-month period ended December 31, 2013, or (E) is a material master services or product supply agreement;

(v)            any Contract for the lease or sublease of the Company Leased Real Property;

(vi)           any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii)          any Contract for the license, sale or other disposition or use of Company IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable to use Company IP during the term of such agreement);

(viii)         any Contract imposing any restriction on the right or ability of any Company Entity (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

(ix)            any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(x)             outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi)            any Contract, the termination of which would reasonably be expected to have a Company Material Adverse Effect.

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(b)          True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.11 or listed in Part 2.3(c) of the Company Disclosure Schedule (the “Material Company Contracts”) have been provided or made available to Parent for review.  Except as set forth in Part 2.11(b) of the Company Disclosure Schedule, all of the Material Company Contracts are valid and enforceable by and against the Company Entity party thereto in accordance with their terms, and are in full force and effect.  No Company Entity is in breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Company Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by such Company Entity.  To the Knowledge of the Company, no other party to a Material Company Contract is in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof by such other party.  No other party to a Material Company Contract (or any contract with a customer or potential customer of the Company) has provided notice to the Company of any plans, intentions or actions that would have an adverse effect on the scope of services to be provided by or profitability of the Company, or the availability of product or services being purchased by the Company (a “Company Adverse Contract Notice”).

2.12          Compliance with Legal Requirements.  Each of the Company Entities is, and has at all times since January 1, 2011 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes.  Since January 1, 2011, until the date hereof, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13          Governmental Authorizations.  The Company Entities hold all Governmental Authorizations necessary to enable the Company Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Company Material Adverse Effect.  All such Governmental Authorizations are valid and in full force and effect.  Each Company Entities is, and at all times since January 1, 2011 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations.  Since January 1, 2011, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.14          Tax Matters.

(a)          Each of the material Tax Returns required to be filed by or on behalf of the respective Company Entities with any Governmental Body (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns).  All Taxes shown on the Company Returns, including any amendments, to be due have been timely paid.

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(b)          No Company Entity and no Company Return is currently under (or since January 1, 2010 has been under) audit by any Governmental Body, and to the Knowledge of the Company, no Governmental Body has delivered to any Company Entity since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(c)          No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Company Entity in respect of any material Tax.  There are no unsatisfied Liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Company Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company Entities and with respect to which reserves for payment have been established on the Company Latest Balance Sheet in accordance with GAAP).  There are no Encumbrances for material Taxes upon any of the assets of any of the Company Entities except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.  No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Company Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d)          The Company has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Company Entities with respect to periods beginning on or after January 1, 2010.

(e)          The Company has no Knowledge of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)          Each of the Company Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(g)          None of the Company Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than the Company Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(h)          The Company is not a “United States Real Property Holding Corporation” within the meaning of Code Section 897(c)(2).

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2.15          Employee and Labor Matters; Benefit Plans.

(a)          Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, the employment of each of the Company Entities’ employees is terminable by the applicable Company Entity at will.  None of the Company Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Company Entities.

(b)          There is no claim or grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(c)          The Company has delivered or made available to Parent an accurate and complete list, by country and as of the date hereof, of: (i) each Company Employee Plan; (ii) each Company Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Company Entity.

(d)          Each of the Company Entities and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements.  Each Company Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan.

(e)          None of the Company Entities, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Company Entities, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(f)          Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

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(g)          Except as set forth in Part 2.15(g) of the Company Disclosure Schedule, each of the Company Entities and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(h)          There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws).  No Company Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

2.16          Environmental Matters.

(a)          Each of the Company Entities is and has at all times been in compliance in all material respects with all Environmental Laws.  None of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group or other Person that alleges that any of the Company Entities is not or might not be in compliance in any material respect with any Environmental Law (as defined in Section 2.16(d)), which non-compliance has not been cured or for which there is any remaining material Liability.

(b)          To the Knowledge of the Company: (i) all Company Leased Real Property and any other property that is or was leased to or controlled or used by any of the Company Entities, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.16(d)) or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws by the Company Entities; (ii) none of the Company Leased Real Property or any other property that is or was leased to or controlled or used by any of the Company Entities contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Company Leased Real Property or any other property that is or was leased to or controlled or used by any of the Company Entities contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.16(d)).

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(c)          None of the Company Entities has entered into any Company Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Company Entities or any other Person relating to Materials of Environmental Concern.

(d)          For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements such as European Directive 2002/96/EC on waste electrical and electronic equipment or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment and other similar Legal Requirements; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law as “hazardous” or “toxic” (or terms of similar intent or meaning) or that is otherwise a danger to human health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.17          Insurance.  Part 2.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Company Entities (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three policy years.  The Company has made available to the Company true, complete and correct copies of all such Insurance Policies.  With respect to each Insurance Policy, (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) no Company Entity is in breach or default, and no event has occurred which, after notice or the lapse of time, or both, would constitute a breach or default or permit termination or modification under such policy.  All premiums payable under all such policies have been timely paid, and the Company Entities are in compliance with the terms of such policies.  There has been no threatened termination of, or material premium increases with respect to, any such policies.

2.18          Legal Proceedings; Orders.

(a)          Except as set forth on Part 2.18(a) of the Company Disclosure Schedules, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Company Entities, or any business of any of the Company Entities, any of the assets owned, leased or used by any of the Company Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

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(b)          To the Knowledge of the Company, there is no Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject.  To the Knowledge of the Company, no officer or other key employee of any of the Company Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company Entities.

2.19          Vote Required.  The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Shareholders’ Meeting (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Company Proposal (as defined in Section 5.2(a)).

2.20          Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the URBCA, and except as disclosed on Part 2.20 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)          contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Company Entities; or (ii) any resolution adopted by the shareholders, the Board of Directors or any committee of the Board of Directors of any of the Company Entities;

(b)          contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject;

(c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company Entities or that otherwise relates to the business of any of the Company Entities or to any of the assets owned or used by any of the Company Entities;

(d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Material Contract; (iii) accelerate the maturity or performance of any such Company Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract;

(e)          result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Company Entities (except for the Company Permitted Encumbrances or minor Encumbrances that will not, in any individual case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company Entities taken as a whole); or

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(f)          result in the disclosure or delivery to any escrowholder or other Person of any material Company IP (including Company Source Code), or the transfer of any asset of any of the Company Entities to any Person.

Except as may be required by the Securities Act, Exchange Act, state securities laws and the URBCA, none of the Company Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.21          Financial Advisor.  Except for Philadelphia Brokerage Corporation (“PBC”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Company Entities.  The Company has furnished to Parent accurate and complete copies of all agreements related to the engagement of PBC under which any Company Entity has or may have any right or obligation.

2.22          Disclosure.

(a)          None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Proxy Statement/Prospectus based on information supplied by any party other than any Company Entity for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Proxy Statement/Prospectus.

(b)          No representation or warranty of Company in this Agreement, nor any statement, certificate or other document furnished or to be furnished by Company pursuant hereto, nor the exhibits and schedules hereto, contains or, on the Closing Date will contain, any untrue statement of a material fact, or omits to state or, on the Closing Date will omit to state, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears (or corresponding to any other Section or subsection in this Article 3 to which it is reasonably apparent that such exception or disclosure would relate):

3.1           Subsidiaries; Due Organization.

(a)          Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization.  Neither Parent nor any of the Subsidiaries identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in  Part 3.1(a) of the Parent Disclosure Schedule.  No Subsidiary of Parent has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)          Each of the Parent Entities is a corporation (or other Entity) duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)          Each of the Parent Entities (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2           Authority; Binding Nature of Agreement.  Parent and Merger Sub have the corporate right, power and authority to enter into and to perform their respective obligations under this Agreement.  The Parent Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, Parent and its shareholders; and (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Merger.  Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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3.3            Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 6,474,135 are issued and outstanding, and (ii) 16,666,666 shares of Parent Preferred Stock, none of which are issued and outstanding.  All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and non-assessable.  None of the Parent Entities (other than Parent) holds any shares of capital stock of Parent or any rights to acquire shares of capital stock of Parent.  None of the outstanding shares of capital stock of Parent is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of Parent.  There is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of Parent or any securities of any of the Parent Entities.  None of the Parent Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Parent or other securities.

(b)          As of the date of this Agreement, 1,044,469 shares of Parent Common Stock are subject to issuance pursuant to Parent Options, no shares of Parent Common Stock are subject to issuance pursuant to RSUs, and 1,178,048 shares of Parent Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Parent Equity Plans. Part 3.3(b) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Equity Award outstanding as of the date of this Agreement the following information: (i) the particular plan (if any) pursuant to which such Parent Equity Award was granted; (ii) the name of the holder of such Parent Equity Award; (iii) the number of shares of Parent Common Stock subject to such Parent Equity Award; (iv) the per share exercise price (if any) of such Parent Equity Award; (v) the applicable vesting schedule, and the extent to which such Parent Equity Award is vested and exercisable, if applicable; (vi) the date on which such Parent Equity Award was granted; (vii) the date on which such Parent Equity Award expires; (viii) if such Parent Equity Award is a Parent Option, whether such Parent Option is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (ix) if such Parent Equity Award is in the form of a Parent RSU, the dates on which the shares of Parent Common Stock are to be delivered, if different from the applicable vesting schedule.  The exercise price per share of each Parent Option is not less than the fair market value of a share of Parent Common Stock as determined on the date of grant of such Parent Option pursuant to the equity plan pursuant to which such Parent Option was granted.  All grants of Parent Equity Awards granted prior to December 31, 2013 were recorded on Parent’s financial statements (including any related notes thereto) and will be contained in the Parent SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP and, to the Knowledge of Parent, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

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(c)          As of the date of this Agreement, 1,567,278 shares of Parent Common Stock are subject to issuance pursuant to Parent Warrants. Part 3.3(c) of the Parent Disclosure Schedule contains a complete and accurate list that sets forth with respect to each Parent Warrant and Parent Note outstanding as of the date of this Agreement the following information: (i) the name of the holder of such Parent Warrant or Parent Note; (ii) the number of shares of Parent Common Stock subject to such Parent Warrant or issuable upon conversion of such Parent Note; (iii) the per share exercise price of such Parent Warrant or conversion price of such Parent Note; (iv) the applicable vesting schedule, and the extent to which such Parent Warrant vested and exercisable, if applicable; (v) the date on which such Parent Warrant or Parent Note was issued; and (vi) the date on which such Parent Warrant expires or on which such Parent Note matures.  Other than the Parent Warrants, and except as set forth in Sections 3.3(a) or 3.3(b) above or Part 3.3(c) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Parent Entities to which any of the Parent Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Parent Entities; or (iv) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Parent Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d)          All outstanding shares of Parent Common Stock, and all options and other securities of the Parent Entities, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e)          All of the outstanding shares of capital stock of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights and are held by the Company or a wholly owned Subsidiary of the Company.  All of the outstanding shares and all other securities of each of Parent’s Subsidiaries are owned beneficially and of record by Parent free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.4           SEC Filings; Financial Statements.

(a)          Parent has delivered or made available (or made available on the SEC website) to the Company accurate and complete copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2011, including all amendments thereto (collectively, the “Parent SEC Documents”).  Since January 1, 2011, all statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis.  None of Parent’s Subsidiaries is required to file any documents with the SEC.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Parent SEC Document, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document.  The certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements.  As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

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(b)          Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning the Parent Entities required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011, and such assessment concluded that such controls were effective.  To the Knowledge of Parent, since December 31, 2011, until the date hereof, neither Parent nor any of its Subsidiaries nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Parent Entities; (B) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(c)          The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby.  No financial statements of any Person other than the Parent Entities are required by GAAP to be included in the consolidated financial statements of Parent contained or incorporated by reference in the Parent SEC Documents.

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(d)          Parent’s auditor has at all times since engagement by Parent been, to the Knowledge of Parent: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Parent Accounting Oversight Board thereunder.  To the Knowledge of Parent, all non-audit services performed by Parent’s auditors for the Parent Entities that were required to be approved in accordance with Section 201 of the Sarbanes-Oxley Act were so approved.

3.5           Absence of Undisclosed Liabilities.  Parent does not have any material Liabilities, other than: (a) Liabilities that are fully reflected or reserved for in the Parent Latest Balance Sheet or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth in Part 3.5 of the Parent Disclosure Schedule; (c) Liabilities incurred by Parent in the ordinary course of business after the date of the Parent Latest Balance Sheet and consistent with past practice; or (d) Liabilities for executory obligations to be performed after the Closing under the Parent Contracts described in Part 3.11 of the Parent Disclosure Schedule.

3.6           Absence of Changes.  Except as set forth in Part 3.6 of the Parent Disclosure Schedule, since the date of the Parent Latest Balance Sheet, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice.  Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)          there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; and

(b)          there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Parent Entities (whether or not covered by insurance).

3.7           Title to Assets.  The Parent Entities own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all assets reflected on the Parent Latest Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Latest Balance Sheet); and (b) all other material assets reflected in the books and records of the Parent Entities as being owned by the Parent Entities.  All of said assets are owned by the Parent Entities free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Entities; and (iii) Encumbrances described in Part 3.7 of the Parent Disclosure Schedule (collectively, the “Parent Permitted Encumbrances”).  The Parent Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Parent Entities as being leased to the Parent Entities, and the Parent Entities enjoy undisturbed possession of such leased assets, subject to the Parent Permitted Encumbrances.

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3.8           Loans.  Part 3.8 of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Parent Entities to any Parent Associate, other than routine travel and business expense advances made to directors or officers or other employees in the ordinary course of business.

3.9           Equipment; Real Property; Leasehold.

(a)            All material items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Parent Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Parent Entities in the manner in which such businesses are currently being conducted.

(b)            No Parent Entity owns any real property.

(c)            Part 3.9(c) of the Parent Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Parent Entities leases real property from any other Person for annual rent payments in excess of $25,000 (all real property leased to the Parent Entities pursuant to the real property leases identified or required to be identified in Part 3.9(c) of the Parent Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Parent Entities, is referred to as the “Parent Leased Real Property”).  Part 3.9(c) of the Parent Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Parent Contracts granting to any Person (other than any Parent Entity) a right of use or occupancy of any of the Parent Leased Real Property.  Except as set forth in the leases or subleases identified in Part 3.9(c) of the Parent Disclosure Schedule, there is no Person in possession of any Parent Leased Real Property other than a Parent Entity.  Since January 1, 2011, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Parent Leased Real Property which has not been fully remedied and/or withdrawn.

3.10          Intellectual Property.

(a)   Part 3.10(a) of the Parent Disclosure Schedule accurately identifies: (i) in Part 3.10(a)(i) of the Parent Disclosure Schedule: (A) each item of Registered IP in which any of the Parent Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) (the “Parent Registered IP”); (B) the jurisdiction in which such Parent Registered IP has been registered, issued or filed and the applicable registration, patent or application serial number; and (C) any other Person that has an ownership interest in such item of Parent Registered IP and the nature of such ownership interest; and (ii) in Part 3.10(a)(ii) of the Parent Disclosure Schedule: (A) each Contract pursuant to which any Intellectual Property Rights are licensed to any Parent Entity; and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

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(b)   Parent has delivered or made available to the Company an accurate and complete copy of each standard form of the following documents and Contracts used at any time by any Parent Entity: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Parent Product or Parent Product Software; (ii) employee agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) consulting or independent contractor agreement containing any assignment or license to any Parent Entity of Intellectual Property or Intellectual Property Rights or any confidentiality provision.

(c)   Except as set forth in Part 3.10(c) of the Parent Disclosure Schedule: (i) the Parent Entities exclusively own all right, title and interest to and in the Parent Registered IP, free and clear of any Encumbrances (other than non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business); and (ii) with respect to Parent IP other than Parent Registered IP, to the Knowledge of Parent, no Person other than the Parent Entities has any right or interest in such Parent IP and no such Parent IP is subject to any Encumbrances (other than: (A) Intellectual Property Rights or Intellectual Property licensed to Parent, as identified in  Part 3.10(a)(ii) of the Parent Disclosure Schedule; or (B) non-exclusive licenses granted by any Parent Entity in connection with the sale, license or provision of Parent Products in the ordinary course of business), except, in the case of clause “(i)” and “(ii)” of this sentence, where the existence of such Encumbrance would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.  Without limiting the generality of the foregoing:

(i)   to the Knowledge of Parent, no Parent Associate has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP;

(ii)   each Parent Entity has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Parent Entities, or purported to be held by any of the Parent Entities, as a trade secret; and

(iii)           to the Knowledge of Parent, the Merger will not result in the loss of any Intellectual Property Rights needed to conduct the business of the Parent Entities as currently conducted.

(d)   All Parent Registered IP is, to the Knowledge of Parent, valid, subsisting and enforceable except where the inability to enforce such Parent Registered IP would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

(e)   Except as would not have, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Parent IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent IP.

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(f)   Except as set forth in Part 3.10(f) of the Parent Disclosure Schedule, since January 1, 2011: (i) none of the Parent Entities has received any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Parent Entities (it being understood that, for purposes of this sentence, a notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation shall include an invitation to license Intellectual Property Rights of another Person), the Parent Products or the Parent Product Software; and (ii) none of the Parent Entities has sent or otherwise delivered to any Person, any written notice, letter or other written or electronic communication or correspondence relating to any actual, alleged or suspected infringement, misappropriation or violation of any Parent IP.

(g)   To the Knowledge of Parent, none of the Parent Entities and none of the Parent Products or Parent Product Software has (i) infringed (directly, contributorily, by inducement or otherwise) or otherwise violated any Intellectual Property Right of any other Person; or (ii) ever misappropriated any Intellectual Property Right of any other Person.

(h)   No infringement, misappropriation or similar claim or Legal Proceeding is or, since January 1, 2011, has been pending or, to the Knowledge of Parent, threatened against any Parent Entity or against any other Person who is, or has asserted or could reasonably be expected to assert that such Person is, entitled to be indemnified, defended, held harmless or reimbursed by any Parent Entity with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i)   To the Knowledge of Parent, none of the Parent Product Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Parent Product Software or any Parent Product containing or used in conjunction with such Parent Product Software; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment made by any Parent Entity relating to the use, functionality or performance of such software or any Parent Product containing or used in conjunction with such Parent Product Software.

(j)   To the Knowledge of Parent, except for trial or demonstration versions, none of the Parent Product Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

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(k)   To the Knowledge of Parent, none of the Parent Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require the disclosure, licensing or distribution of any Parent Source Code for any portion of such Parent Product Software, (ii) conditions or could reasonably be expected to condition, the use or distribution of such Parent Product Software; or (iii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of Parent to use or distribute any Parent Product Software.

3.11          Contracts and Commitments; No Default.

(a)   Except as set forth in Part 3.11(a) of the Parent Disclosure Schedule, none of the Parent Entities is a party to, nor are any of their respective assets bound by:

(i)    any Parent Employee Agreement;

(ii)    any Contract that provides for (A) reimbursement of any Parent Associate for, or advancement to any Parent Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof or (B) indemnification of any Parent Associate;

(iii)   any Contract constituting an indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by any Parent Entity;

(iv)   any Contract that (A) is not terminable on 30 days or less notice without penalty, (B) is over one year in length of obligation to any Parent Entity, (C) involves an obligation of more than $50,000 over its term, (D) represents more than 10% of the revenue or expense of any Parent Entity in the six-month period ended December 31, 2013; or (E) is a material master services or product supply agreement;

(v)   any Contract for the lease or sublease of the Parent Leased Real Property;

(vi)   any Contract incorporating any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business;

(vii)          any Contract for the license, sale or other disposition or use of Parent IP (other than a shrink-wrap license or ordinary-course customer contracts granting a non-exclusive right and non-transferrable right to use Parent IP during the term of such agreement);

(viii)         any Contract imposing any restriction on the right or ability of any Parent Entity (A) to compete with any other Person or (B) to solicit, hire or retain any Person as a director, officer, employee, consultant or independent contractor;

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(ix)           any Contract imposing any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

(x)   outstanding sales or purchase Contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses; or

(xi)   any Contract, the termination of which would reasonably be expected to have a Parent Material Adverse Effect.

(b)   True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 3.11 or listed in Part 3.3(c) of the Parent Disclosure Schedule (the “Material Parent Contracts”) have been provided or made available to the Company for review.  Except as set forth in Part 3.11(b) of the Parent Disclosure Schedule, all of the Material Parent Contracts are valid and enforceable by and against the Parent Entity party thereto in accordance with their terms, and are in full force and effect.  No Parent Entity is in breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Parent Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by such Parent Entity.  To the Knowledge of Parent, no other party to a Material Parent Contract is in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof by such other party. No other party to a Material Parent Contract has provided notice to the Parent of any plans, intentions or actions that would have an adverse effect on the scope of services to be provided by or profitability of the Parent, or the availability of product or services being purchased by the Parent (a “Parent Adverse Contract Notice”).

3.12          Compliance with Legal Requirements.  Each of the Parent Entities is, and has at all times since January 1, 2011 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes.  Since January 1, 2011 until the date hereof, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.13          Governmental Authorizations.  The Parent Entities hold all Governmental Authorizations necessary to enable the Parent Entities to conduct their respective businesses in the manner in which such businesses are currently being except where the failure to hold such Governmental Authorizations would not reasonably be expected to have or result in a Parent Material Adverse Effect.  All such Governmental Authorizations are valid and in full force and effect.  Each Parent Entities is, and at all times since January 1, 2011 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations.  Since January 1, 2011, none of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

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3.14          Tax Matters.

(a)   Each of the material Tax Returns required to be filed by or on behalf of the respective Parent Entities with any Governmental Body (the “Parent Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in all material respects in compliance with all applicable Legal Requirements (except as subsequently corrected by amended Tax Returns).  All Taxes shown on the Parent Returns, including any amendments, to be due have been timely paid.

(b)   No Parent Entity and no Parent Return is currently under (or since January 1, 2010 has been under) audit by any Governmental Body, and to the Knowledge of Parent, no Governmental Body has delivered to any Parent Entity since January 1, 2010 a notice or request to conduct a proposed audit or examination with respect to Taxes.

(c)   No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Parent Entity in respect of any material Tax.  There are no unsatisfied Liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Parent Entity with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Parent Entities and with respect to which reserves for payment have been established on the Parent Latest Balance Sheet in accordance with GAAP).  There are no Encumbrances for material Taxes upon any of the assets of any of the Parent Entities except Encumbrances for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP.  No claim which has resulted or could reasonably be expected to result in an obligation to pay material Taxes has ever been made by any Governmental Body in a jurisdiction where a Parent Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(d)   Parent has delivered or made available to the Company accurate and complete copies of all federal and state income Tax Returns of the Parent Entities with respect to periods after January 1, 2010.

(e)   Merger Sub is a directly-owned, first-tier wholly owned subsidiary of Parent, and Parent has no Knowledge of any agreement, plan, fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)   Without regard to this Agreement, neither the Parent nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

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(g)   Each of the Parent Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(h)   None of the Parent Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Parent) or (ii) has any liability for the Taxes of any Person (other than the Parent Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

3.15          Employee and Labor Matters; Benefit Plans.

(a)   Except as set forth in Part 3.15(a) of the Parent Disclosure Schedule, the employment of each of the Parent Entities’ employees is terminable by the applicable Parent Entity at will.  None of the Parent Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of Parent, seeking to represent any employees of any of the Parent Entities.

(b)   There is no claim or grievance pending or, to the Knowledge of Parent, threatened relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Parent Associate, including charges of unfair labor practices or harassment complaints.

(c)   Parent has delivered or made available to the Company an accurate and complete list, by country and as of the date hereof, of: (i) each Parent Employee Plan; (ii) each Parent Employee Agreement; and (iii) all work rules (together with all policies and supplements related thereto) and employee manuals and handbooks relating to employees of any Parent Entity.

(d)   Each of the Parent Entities and Parent Affiliates has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements.  Each Parent Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Parent Employee Plan.

(e)   None of the Parent Entities, and no Parent Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Parent Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Parent Entities, and no Parent Affiliate, maintains, sponsors or contributes to any Parent Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

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(f)            Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or could reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Associate.

(g)           Except as set forth in Part 3.15(g) of the Parent Disclosure Schedule, each of the Parent Entities and Parent Affiliates: (i) is, and at all times has been, in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Parent Associates; (iii) is not liable for any arrears of wages or any Taxes with respect thereto or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(h)           There is no agreement, plan, arrangement or other Contract covering any Parent Associate, and no payments have been made to any Parent Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws).  No Parent Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

3.16         Environmental Matters.

(a)           Each of the Parent Entities is and has at all times been in compliance in all material respects with all Environmental Laws.  None of the Parent Entities has received any written notice (or, to the Knowledge of Parent, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group or other Person that alleges that any of the Parent Entities is not or might not be in compliance in any material respect with any Environmental Law (as defined in Section 2.16(d)), which non-compliance has not been cured or for which there is any remaining material Liability.

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(b)           To the Knowledge of Parent: (i) all Parent Leased Real Property and any other property that is or was leased to or controlled or used by any of the Parent Entities, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.16(d)) or material environmental contamination except as would not reasonably be expected to require any corrective action or other remedial obligations under Environmental Laws by the Parent Entities; (ii) none of the Parent Leased Real Property or any other property that is or was leased to or controlled or used by any of the Parent Entities contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Parent Leased Real Property or any other property that is or was leased to or controlled or used by any of the Parent Entities contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in section 2.16(d)).

(c)           None of the Parent Entities has entered into any Parent Contract that may require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws, or the activities of the Parent Entities or any other Person relating to Materials of Environmental Concern.

3.17         Insurance.  Part 3.17 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by the Parent Entities (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three policy years.  Parent has made available to the Company true, complete and correct copies of all such Insurance Policies.  With respect to each Insurance Policy, (i) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (ii) no Parent Entity is in breach or default, and no event has occurred which, after notice or the laps of time, or both, would constitute a breach or default or permit termination or modification under such policy.  All premiums payable under all such policies have been timely paid, and the Parent Entities are in compliance with the terms of such policies.  There has been no threatened termination of, or material premium increases with respect to, any such policies.

3.18         Legal Proceedings; Orders.

(a)           There is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Parent Entities, or any business of any of the Parent Entities, any of the assets owned, leased or used by any of the Parent Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

(b)           To the Knowledge of Parent, there is no Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject.  To the Knowledge of Parent, no officer or other key employee of any of the Parent Entities is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Parent Entities.

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3.19         No Vote Required.  No vote of the holders of any class or series of Parent’s capital stock is necessary to approve the Merger and this Agreement.

3.20         Non-Contravention; Consents. Assuming compliance with the applicable provisions of the MBCA and the URBCA, and except as disclosed on Part 3.20 of the Parent Disclosure Schedule, neither (1) the execution and delivery of this Agreement by Parent, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of: (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Parent Entities; or (ii) any resolution adopted by the shareholders, the Board of Directors or any committee of the Board of Directors of any of the Parent Entities;

(b)           contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Entities or that otherwise relates to the business of any of the Parent Entities or to any of the assets owned or used by any of the Parent Entities;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Parent Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such Parent Material Contract;

(e)            result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Parent Entities (except for the Parent Permitted Encumbrances or minor Encumbrances that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Parent Entities taken as a whole); or

(f)             result in the disclosure or delivery to any escrowholder or other Person of any material Parent IP (including Parent Source Code), or the transfer of any asset of any of the Parent Entities to any Person.

Except as may be required by the Securities Act, state securities laws, the Exchange Act, FINRA, the MBCA and the URBCA, none of the Parent Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Merger or any of the other Contemplated Transactions.

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3.21         Disclosure.

(a)           None of the information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Form S-4 Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Proxy Statement/Prospectus based on information supplied by any party other than any Parent Entity for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Proxy Statement/Prospectus.

(b)           No representation or warranty of Parent in this Agreement, nor any statement, certificate or other document furnished or to be furnished by Parent pursuant hereto, nor the exhibits and schedules hereto, contains or, on the Closing Date will contain, any untrue statement of a material fact, or omits to state or, on the Closing Date will omit to state, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.22         Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has no assets or Liabilities (other than obligations under this Agreement) and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.  Parent has delivered to the Company true, complete and correct copies of the articles of incorporation and bylaws of Merger Sub and any other agreement or contract of any kind to which Merger Sub is a party or by which it is bound (provided that to the extent such agreement or contract is “oral” a true and correct written summary of the same has been delivered).

3.23         Valid Issuance.  The Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options and Company Warrants has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act, if applicable.  Any such issuance of Parent Common Stock shall comply with all applicable federal and state securities laws and regulations.

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3.24         No Ownership of Company Common Stock.  As of the date hereof, none of Parent, Merger Sub or any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any Company Common Stock or Company Preferred Stock, and none of Parent, Merger Sub or any of their respective Affiliates hold any rights to acquire or vote any Company Common Stock, except pursuant to this Agreement.

ARTICLE 4.

CERTAIN COVENANTS OF THE PARTIES

4.1           Access and Investigation.  During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company and Parent shall each, and shall cause each of their respective Subsidiaries to: (a) provide the Representatives of the other party with reasonable access during normal business hours to its personnel, tax and accounting advisers and assets and to all existing books, records, Tax Returns, and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent or the Company and in such manner as shall not unreasonably interfere with the business or operations of the party providing such access, as the case may be; and (b) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent or the Company, as the case may be.  During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Company Entities to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company Entities to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto.  During the Pre-Closing Period, Parent shall, and shall cause the Representatives of each of Parent to, permit the Company’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of Parent responsible for the Parent’s financial statements and the internal controls of the Parent Entities to discuss such matters as the Company may deem necessary or appropriate in order to enable post-closing management of Parent and the Surviving Corporation to satisfy its post-Closing obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto.  Without limiting the generality of any of the foregoing, during the Pre-Closing Period, subject to applicable Legal Requirements, the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Company Entities or Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

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4.2           Operation of the Business of the Company Entities.

(a)           During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing: (i) the Company shall ensure that each of the Company Entities conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Company Entities preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies; and (iii) the Company shall promptly notify Parent following its becoming aware of any Legal Proceeding commenced, or, to the Company’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, involving or that would reasonably be expected to affect any of the Company Entities and that relates to any of the Contemplated Transactions.

(b)           Except as set forth in Part 4.2(b) of the Company Disclosure Schedule, as otherwise contemplated by this Agreement (including, without limitation, Section 5.4(a) hereof) or as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed), and the Company shall ensure that each of the other Company Entities does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)             declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) pursuant to the Company’s right to repurchase Company Restricted Stock held by an employee of the Company upon termination of such employee’s employment; or (B) in connection with the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options outstanding as of the date of this Agreement;

(ii)            sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Company Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement);

(iii)           amend, waive any of its rights under or, except as contemplated by the terms of the Company Equity Plans, Company Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement, accelerate the vesting under, any provision of the Company Equity Plan or any provision of any agreement evidencing any outstanding Company Equity Award except for the acceleration of the Company Options set forth on Schedule 1.10(a), or otherwise modify any of the terms of any outstanding Company Equity Award, Company Warrant or other security or any related Contract;

(iv)           amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

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(v)            (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi)           make any capital expenditure in excess of $10,000 (except that the Company Entities may make any capital expenditure that is provided for in the Company’s capital expense budget delivered or made available to the Company prior to the date of this Agreement);

(vii)          other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract;

(viii)         acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Company Entities, taken as a whole);

(ix)           make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Company Permitted Encumbrances;

(x)            lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi)           establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement (except as contemplated by this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii)          hire any employee at the level of Vice President or above or with an annual base salary in excess of $100,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

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(xiii)         other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv)         make any material Tax election;

(xv)          commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions”;

(xvi)         settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Company Entities of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Company Latest Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Company Entities of not more than $20,000 in the aggregate;

(xvii)        take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Article 4) or fail to take any reasonable action necessary to cause the Merger to so qualify; or

(xviii)       agree or commit to take any of the actions described in clauses (i) through (xvii) of this Section 4.2(b).

(c)           During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6 impossible or that has had or would reasonably be expected to have or result in a Company Material Adverse Effect.  No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3           Operation of the Business of the Parent Entities.

(a)           During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement, as required by Legal Requirements or to the extent that the Company shall otherwise consent in writing: (i) Parent shall ensure that each of the Entities conducts its business and operations in the ordinary course and in accordance in all material respects with past practices; (ii) Parent shall use commercially reasonable efforts to attempt to ensure that each of the Parent Entities preserves intact the material components of its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) Parent shall promptly notify Company following its becoming aware of any Legal Proceeding commenced, or, to Parent’s Knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in either case of clause “(A)” or “(B)” of this sentence, against, involving or that would reasonably be expected to affect any of the Parent Entities and that relates to any of the Contemplated Transactions.

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(b)           Except as set forth in Part 4.3(b) of the Parent Disclosure Schedule, as otherwise contemplated by this Agreement or as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed), and Parent shall ensure that each of the other Parent Entities does not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)             declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) pursuant to Parent’s right to repurchase shares of Parent Restricted Stock held by an employee of Parent upon termination of such employee’s employment; or (B) in connection with the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to the exercise, vesting or settlement of Parent Equity Awards;

(ii)            sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security (or whose value is directly related to shares of Parent Common Stock); or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Parent may issue shares of Parent Common Stock upon the valid exercise of Parent Options, Parent Warrants or upon the vesting or settlement of any Parent RSUs, in each case outstanding as of the date of this Agreement);

(iii)           amend, waive any of its rights under or, except as contemplated by the terms of the Parent Equity Plans, Parent Equity Award agreements or any applicable employment agreement, in each case as in effect as of the date of this Agreement and described in  Part 4.3(b)(iii) of the Parent Disclosure Schedule, accelerate the vesting under, any provision of any of the Parent Equity Plans or any provision of any agreement evidencing any outstanding Parent Equity Award (provided that Parent Equity Awards that accelerate by their terms as they exist on the date of this Agreement shall be permitted to accelerate), or otherwise modify any of the terms of any outstanding Parent Equity Award, Parent Warrant or other security or any related Contract;

(iv)           amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents;

(v)            (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary other than Merger Sub; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

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(vi)           make any capital expenditure in excess of $10,000 (except that the Parent Entities may make any capital expenditure that is provided for in Parent’s capital expense budget delivered or made available to the Company prior to the date of this Agreement);

(vii)          other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Material Contract; or (B) amend, terminate, or waive any material right or remedy under, any Parent Material Contract;

(viii)         acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Parent Entities (taken as a whole));

(ix)           make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Parent Permitted Encumbrances;

(x)            lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi)           establish, adopt, enter into or amend any Parent Employee Plan or Parent Employee Agreement (except as contemplated by this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees (except that Parent: (A) may provide routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with Parent’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with bonus and profit sharing plans existing on the date of this Agreement);

(xii)          hire any employee at the level of Vice President or above or with an annual base salary in excess of $100,000, or promote any employee to the level of Vice President or above (except in order to fill a position vacated after the date of this Agreement);

(xiii)         other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv)         make any material Tax election;

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(xv)          commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business and consistent with past practices; (B) in such cases where Parent reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Parent consults with the Company and considers the views and comments of the Company with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvi)         settle any Legal Proceeding or other material claim, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Parent Entities of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Parent Latest Balance Sheet; or (B) that results solely in monetary obligation involving only the payment of monies by the Parent Entities of not more than $20,000 in the aggregate;

(xvii)        take any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Article 4) or fail to take any reasonable action necessary to cause the Merger to so qualify; or

(xviii)       agree or commit to take any of the actions described in clauses “(i)” through “(xvii)” of this Section 4.3(b).

(c)           During the Pre-Closing Period, Parent shall promptly notify the Company in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 7 impossible or that has had or would reasonably be expected to have or result in a Parent Material Adverse Effect.  No notification given to the Company pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.4           No Solicitation.

(a)           From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, employees directors and financial advisers of the Company Entities to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the Company Entities do not, directly or indirectly:

(i)             solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(ii)            furnish any information regarding any of the Company Entities to any Person in connection with or in response to an Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

(iii)           engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity;

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(iv)           approve, endorse or recommend any Acquisition Proposal with respect to a Company Entity or Acquisition Inquiry with respect to a Company Entity or any Person or group becoming the beneficial owner of more than 5% of the equity securities of a Company Entity; or

(v)           enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to a Company Entity; provided, however, that prior to the adoption of this Agreement by the Required Company Shareholder Vote, neither this Section 4.4(a) nor any other provision of this Agreement shall prohibit the Company from furnishing nonpublic information regarding the Company Entities to, or entering into discussions and negotiations with, any Person in response to a bona fide, unsolicited Acquisition Proposal in writing that is submitted to the Company by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any material breach of, or any action materially inconsistent with, any of the provisions set forth in this Section 4.4(a); (B) the Company Board concludes in good faith, after having consulted with its outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Offer; (C) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions and non-solicitation) at least as favorable to the Company (in the aggregate) as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) the Company contemporaneously furnishes any such nonpublic information provided to such Person to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

(b)           From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall not, directly or indirectly, shall cause its Subsidiaries and the respective officers, employees, directors and financial advisers of the Parent Entities to not, directly or indirectly, and shall use its reasonable best efforts to ensure that the other Representatives of the Parent Entities do not, directly or indirectly:

(i)            solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to a Parent Entity or Acquisition Inquiry with respect to a Parent Entity;

(ii)            furnish any information regarding any of the Parent Entities to any Person in connection with or in response to an Acquisition Proposal with respect to a Parent Entity or Acquisition Inquiry with respect to a Parent Entity;

(iii)           engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to a Parent Entity or Acquisition Inquiry with respect to a Parent Entity;

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(iv)           approve, endorse or recommend any Acquisition Proposal with respect to a Parent Entity or Acquisition Inquiry with respect to a Parent Entity or any Person or group becoming the beneficial owner of more than 5% of the equity securities of a Parent Entity; or

(v)           enter into any letter of intent or similar document or any Contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to a Parent Entity; provided, however, that neither this Section 4.4(b) nor any other provision of this Agreement shall prohibit Parent from furnishing nonpublic information regarding the Parent Entities to, or entering into discussions and negotiations with, any Person in response to a bona fide, unsolicited Acquisition Proposal in writing that is submitted to Parent by such Person after the date hereof (and not withdrawn) if: (A) such Acquisition Proposal did not result from any material breach of, or any action materially inconsistent with, any of the provisions set forth in this Section 4.4(b); (B) the Parent Board concludes in good faith, after having consulted with its outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Parent Superior Offer; (C) at least one business day prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions or non-solicitation provisions) at least as favorable to Parent (in the aggregate) as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and (D) Parent contemporaneously furnishes any nonpublic information provided to such Person to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company).

(c)           Each of Parent and the Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or Acquisition Inquiry with respect to a Parent Entity or a Company Entity, as the case may be) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and copies of all correspondence and other written material sent or provided to such party in connection therewith) that is made or submitted by any Person during the Pre-Closing Period.  Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification thereto.

(d)           Each of Parent and the Company shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry and shall cause any such Person to promptly return to the Company or Parent, as applicable, any confidential information provided by the Company or Parent, as applicable, to such Person (or certify in writing to the destruction of such information).

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(e)           Each of Parent and the Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced in accordance with its terms at the request of the other party to this Agreement unless, in each case, the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with its outside counsel, that failure to take such action would be a breach of its fiduciary duties to its shareholders under applicable Legal Requirements.

ARTICLE 5.

ADDITIONAL COVENANTS OF THE PARTIES

5.1           Registration Statement; Proxy Statement/Prospectus.

(a)           As promptly as practicable after the date of this Agreement (but in any event within 30 days following the date of this Agreement), the Company shall prepare the Proxy Statement/Prospectus, and Parent shall prepare and cause to be filed with the SEC and any other jurisdictions in which such filing may be required the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus.  Each of the Company and Parent shall use reasonable best efforts: (i) to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC and applicable states; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger.  Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company’s shareholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act and qualifies under, or is exempt from qualification under, applicable state laws.  Each of Parent and the Company shall promptly furnish the other party all information concerning such party, its Subsidiaries and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1.  If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus, then: (i) such party shall promptly inform the other party thereof; (ii) Parent shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement, (iii) Parent shall provide the Company with a copy of any amendment or supplement to the Form S-4 Registration Statement promptly after it is filed with the SEC, (iv) Company shall provide the Parent (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus prior to it being filed with the SEC or mailed to the Company’s shareholders, if necessary, (v) Company shall provide the Parent with a copy of any amendment or supplement to the Proxy Statement/Prospectus promptly after it is filed with the SEC; and (vi) Parent shall cooperate, if appropriate, in mailing any such amendment or supplement to the shareholders of the Company.

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(b)           Prior to the Effective Time, Parent shall obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities laws of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the shareholders entitled to vote on the Company Proposal; provided, however, that Parent shall not be required to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified.

5.2           Company Shareholders’ Meeting.

(a)           Subject to the earlier termination of this Agreement in accordance with Article 8, the Company: (i) shall mail as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act the Proxy Statement/Prospectus to the holders of Company Common Stock; (ii) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the proposal (collectively, the “Company Proposal”) to approve this Agreement and the Merger; (iii) shall submit the Company Proposal to such holders at the Company Shareholders’ Meeting and, except as otherwise contemplated by this Agreement (and except for Company Proposal), shall not submit any other proposal to such holders in connection with the Company Shareholders’ Meeting without the prior written consent of the Parent.

(b)           The Company, in consultation with the Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Shareholders’ Meeting and shall not change such record date without the prior written consent of the Parent.  The Company Shareholders’ Meeting shall be held as soon as practicable following the effective date of the Form S-4 Registration Statement with the SEC and the qualification or exemption from qualification of the Proxy Statement/Prospectus in applicable jurisdictions (subject to Section 1.5(d)). The Company shall ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements.  Notwithstanding anything to the contrary contained in this Agreement, the Company after consultation with the Parent may adjourn or postpone the Company Shareholders’ Meeting: (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that is required by applicable Legal Requirements is timely provided to the Company’s shareholders; (B) if as of the time for which the Company Shareholders’ Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Shareholders’ Meeting; or (C) if additional time is reasonably required to solicit proxies in favor of the approval of the Company Proposal.

(c)           Subject to Section 5.2(d):(i) the Proxy Statement/Prospectus shall include a statement to the effect that the Company Board recommends that the Company’s shareholders approve the Company Proposal (the “Company Board Recommendation”); (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent; (iii) neither the Company Board nor any committee thereof shall: (A) fail to reaffirm the Company Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of the Company’s shareholders, within ten business days after Parent requests in writing that such action be taken; (B) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or (C) resolve to take any action described in clauses (ii) or (iii) of this sentence (each of the foregoing actions described in clauses (ii) and (iii) being referred to as a “Company Change in Recommendation”).

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(d)           Notwithstanding anything to the contrary contained in Section 5.2(c) or elsewhere in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Shareholder Vote, the Company Board may effect, or cause the Company to effect, as the case may be, a Company Change in Recommendation or, alternatively, may terminate this Agreement in accordance with the provisions of Section 8.1(i) (and pay Parent the Company Termination Fee in accordance with Section 8.3(b)) if: (A) the Company has not breached its obligations under Section 4.4(a) in connection with the Acquisition Proposal referred to in the following clause “(B)”; (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (C) the Company Board determines in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, that such offer constitutes a Company Superior Offer; (D) the Company Board does not effect, or cause the Company to effect, a Company Change in Recommendation and does not terminate this Agreement in accordance with the provisions of Section 8.1(i), in either case at any time within five business days after Parent receives written notice from the Company confirming that the Company Board has determined that such Acquisition Proposal is a Company Superior Offer; (E) during such five business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer; (F) at the end of such five business day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Company Superior Offer (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” or otherwise); and (G) the Company Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Company Superior Offer, the failure to make a Company Change in Recommendation or, alternatively, terminate this Agreement in accordance with the provisions of Section 8.1(i), would be a breach of the fiduciary duties of the Company Board to the Company’s shareholders under applicable Legal Requirements; or

(e)           Notwithstanding any Company Change in Recommendation, unless earlier terminated in accordance with Section 8.1 or prohibited by applicable Legal Requirements, this Agreement shall be submitted to the holders of Company’s Common Stock at the Company Shareholders’ Meeting for the purpose of voting on the Company Proposal and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(f)            Nothing contained in this Section 5.2 shall prohibit the Company from: (i) taking, and disclosing to its shareholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act; or (ii) making any disclosure to shareholders of the Company that is required by applicable Legal Requirements; provided, however, that any disclosure other than: (A) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; (B) an express rejection of any applicable Acquisition Proposal; or (C) an express reaffirmation of the Company Board Recommendation, shall, in each case, be deemed to be a Company Change in Recommendation.

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(g)           If at any time, the Company receives or becomes aware of an indication from a shareholder of the Company that such shareholder has or intends to exercise dissenters’ rights with regard to the Merger, the Company shall notify Parent of such indication in writing within two (2) business days of the date on which it received or became aware of such indication.

5.3           Parent Approval.  Subject to the earlier termination of this Agreement in accordance with Article 8, prior to the filing with the SEC of the Form S-4 Registration Statement, Parent and Merger Sub shall take all action necessary under all applicable Legal Requirements (i) to cause the Board of Directors and shareholder of Merger Sub to approve this Agreement, and (ii) to provide evidence of the same to the Company.  Such approvals shall provide that they are irrevocable by their terms, except in connection with the termination of this Agreement pursuant to Article 8 by Parent or the Company.

5.4           Derivative Securities; Benefit Plans.

(a)           The Company shall take (or cause to be taken) all actions necessary or appropriate to (i) effectuate the provisions of Section 1.9 and Section 1.10; and (iii) cause, prior to the Closing, the termination and cancellation of any securities exercisable, convertible into or otherwise exchangeable into shares of equity securities of the Company, whether by way of exercise, conversion, surrender or exchange for shares of Company Common Stock or otherwise, except for the securities assumed by Parent pursuant to Section 1.9 and Section 1.10.

(b)           The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”).  The Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the reasonable review of Parent).

(c)           Parent shall file with the SEC, no later than 15 days after the date on which the Merger becomes effective, a registration statement on Form S-8, if available for use by Parent, with respect to (i) the shares of Parent Common Stock issuable under the Company Equity Plan assumed by Parent pursuant to Section 1.10 and (ii) the shares of Parent Common Stock issuable with respect to the Company Equity Awards assumed pursuant to Section 1.10.

5.5           Indemnification of Officers and Directors.

(a)           For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of any of the Company Entities prior to the Effective Time (the “Indemnified Parties”) to the fullest extent that applicable Legal Requirements permit a company to indemnify its own directors and officers and in compliance with any agreements related to such indemnification that are in effect as of the date hereof, including any provision therein relating to advancement of expenses.

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(b)           Parent shall at all times continue to maintain directors’ and officers’ liability insurance following the Effective Time with such coverage limits and other terms as are deemed reasonable by the Parent Board.  Prior to the Effective Time, Parent shall arrange for, and immediately following the Effective Time, Parent shall purchase and pay for, a six-year “tail” prepaid policy on the Company’s existing policy of directors’ and officers’ liability insurance (with coverage of no less than $3,000,000 and otherwise subject to the same terms and conditions of Parent’s directors’ and officers’ liability insurance), and Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

(c)           The obligations under this Section 5.5 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the “tail” policy referred to in Section 5.5(b)) (and any of such person’s heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the “tail” policy referred to in Section 5.5(b) (and, after the death of any of the foregoing persons, such person’s heirs and representatives).

(d)           In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties, proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 5.5.

5.6           Regulatory Approvals and Related Matters.

(a)            Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.6), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or non-actions from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the Contemplated Transactions.  Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.  The Company and Parent shall, subject to applicable legal Requirements, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.  Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Body regarding any of the transactions contemplated by this Agreement.  If the Company or Parent receives a request for additional information or documentary material from any Governmental Body with respect to the Contemplated Transactions, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by Legal Requirements and by any applicable Governmental Body, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Body in respect of any filing made thereto in connection with the Contemplated Transactions.

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(b)           In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the Merger or the Contemplated Transactions, or any other agreement contemplated hereby, each of the parties shall cooperate in all respects and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

5.7           Disclosure.  Parent and the Company: (a) have agreed to the text of the joint press release announcing the signing of this Agreement and have each prepared Forms 8-K reporting this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement, and shall not issue any such press release or make any such public statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned.  The Company shall consult with Parent and consider the views and comments of Parent before any of the Company Entities or any of their Representatives sends any emails or other documents to the Company Associates generally or otherwise communicates with the Company Associates generally, with respect to the Merger or any of the other Contemplated Transactions.  Parent shall consult with the Company and consider the views and comments of the Company before any of the Parent Entities or any of their Representatives sends any emails or other documents to the Parent Associates generally or otherwise communicates with the Parent Associates generally, with respect to the Merger or any of the other Contemplated Transactions.  Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (ii) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Company Entities or any Company Change in Recommendation; and (iii) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal relating to any Parent Entity.

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5.8           Tax Matters.

(a)           On the effective date of the Form S-4 Registration Statement and the Closing Date, the Company, Parent and Merger Sub shall execute and deliver to outside legal counsel to Parent and to outside legal counsel to the Company tax representation letters substantially in the form reasonably requested by applicable counsel.  Parent shall use commercially reasonable efforts to cause outside counsel to Parent to deliver to it a tax opinion on the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 6.5, and the Company shall use commercially reasonable efforts to cause outside counsel to the Company to deliver to it a tax opinion on the effective date of the Form S-4 Registration Statement satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and on the Closing Date as referred to in Section 7.5.  In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.8.  Each tax representation letter shall be dated on the date of the applicable tax opinion and shall not have been withdrawn or modified in any material respect.

(b)           The Company, Parent and Merger Sub shall use their best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which would prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

5.9           Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.10         Resignation of Directors.  The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each director of the Company, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a director of a Company Entity).  Parent shall use commercially reasonable efforts to obtain and deliver to the Company at or prior to the Effective Time, the resignation of each member of the Parent Board who will not be a member of the Parent Board following the Effective Time.

5.11         Board of Directors and Officers of the Combined Company.  The parties shall take all actions necessary to ensure that, effective immediately following the Effective Time, the Parent Board shall consist of the members listed on Schedule 5.11 and the officers of Parent shall consist of the persons listed on Schedule 5.11 (in each case, unless otherwise agreed between the parties in writing prior to the Effective Time), each to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or proper removal.

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5.12         Section 16 Matters.  Subject to the following sentence, prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.  At least 30 days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options held by such individual and expected to be converted into options with respect shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.13         Internal Controls.  If, during the Pre-Closing Period, the Company or the Company’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of the Company’s internal control over financial reporting, then the Company shall promptly notify Parent thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.  If, during the Pre-Closing Period, Parent or Parent’s auditors identify any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Parent’s internal control over financial reporting, then Parent shall promptly notify the Company thereof and use its commercially reasonable efforts during the Pre-Closing Period to rectify such material weakness or series of control deficiencies, as the case may be.

5.14         Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

5.15         Supplement to Disclosure Schedules.  Each party (for purposes of this Section 5.15, the “Disclosing Party ”) shall promptly notify the other party in writing of any fact or circumstance that would cause any of the Disclosing Party’s representations, warranties or covenants in this Agreement or any Schedule hereto, to be untrue or incomplete in any respect, or would cause the Disclosing Party to be unable to deliver the certificate required under  Section 6.5(b) or Section 7.5(b), as applicable, and the Disclosing Party shall promptly deliver to the other party an updated version of any applicable Section of the Disclosing Party’s Disclosure Schedule or add a new Schedule to this Agreement to which such fact or circumstance relates (the “Updated Disclosure Schedule”).  The delivery by the Disclosing Party of an Updated Disclosure Schedule shall not prejudice any rights of any other party hereunder prior to the Closing, including the right to claim that the representations and warranties of the Disclosing Party, when made as of the date hereof, were inaccurate or false in any material respect and to exercise any right to terminate this Agreement with respect to any inaccuracy of the Disclosure Party’s representations and warranties as of the date hereof or as any date after the date hereof.  If the other party consummates the Merger following delivery of an Updated Disclosure Schedule, such Updated Disclosure Schedule shall be deemed to qualify the representations and warranties made as of the Effective Time by the Disclosing Party and replace for such purpose, in whole or in part, as the case may be, the applicable Section(s) of the Disclosing Party’s Disclosure Schedule delivered hereunder for such purpose.  In the event that (i) a party terminates this Agreement pursuant to Section 8.1(g) or Section 8.1(h), as applicable, as a result of the information disclosed by the Disclosing Party in the Updated Disclosure Schedule and (ii) the failure of the Disclosing Party to disclose such information prior to the delivery of the Updated Disclosure Schedule by the Disclosing Party was intentional, the Disclosing Party shall be required to pay the other party a Termination Fee in accordance with Section 8.3(b) or Section 8.3(c), as applicable, and such remedy or payment shall not limit any other remedies available to such other party under this Agreement or at law (including the right to claim a termination fee under Section 8.3(b)(ii) or Section 8.3(c)(ii), as applicable, with respect to such inaccuracies whether or not the inaccuracies were intentional).

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ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS
OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1           Accuracy of Representations.

(a)           Each of the Company Designated Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that, all changes in the capital structure resulting from the following shall be disregarded: (i) the exercise or exchange of Company Options, Company Warrants or other convertible securities, as long as the Company Fully Diluted Common Stock is not increased; and (ii) the issuance of Company Common Stock in connection with the Company Debt Settlements (as defined in Section 6.11).

(b)           Each of the representations and warranties of the Company (other than the Company Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: for purposes of determining the accuracy of such representations and warranties as of the Closing Date all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

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6.2           Performance of Covenants.  The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3           Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act and be qualified (or the issuance of the Per Share Merger Consideration shall be exempt from qualification) in states in which shareholders of the Company holding at least 99% of the outstanding shares of Company Common Stock have an address of record; no stop order shall have been issued by the SEC and the Form S-4 Registration Statement shall remain in effect with respect to the Form S-4 Registration Statement; no proceeding seeking such a stop order shall have been initiated by the SEC or any applicable state and remain pending or shall be threatened in writing by the SEC or any applicable state.

6.4           Company Shareholder Approval.  The Company Proposal shall have been duly approved by the Required Company Shareholder Vote.

6.5           Documents.  Parent and Merger Sub shall have received the following documents, each of which shall be in full force and effect:

(a)           a legal opinion of outside counsel to Parent, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code (it being understood that in rendering such opinion, outside counsel to Parent may rely upon the tax representation letters referred to in Section 5.8; and

(b)           a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.6 and 6.13 have been duly satisfied.

6.6           No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances then in existence, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.7           No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.8           Derivative Actions.  There shall exist no legal action by one or more shareholders of the Company that that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability in an amount in excess of $250,000 against the Parent, Merger Sub or the Company.

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6.9           Company Dissenters.  The number of Company Dissenting Shares shall be less than 0.5% of the outstanding shares of Company Common Stock.

6.10         Employment Agreements.  Each of the executive officers listed on Schedule 5.11 shall have executed employment agreements with Parent.

6.11         Company Debt Settlements.  The Company shall arrange for the conversion of all of its outstanding secured and unsecured debt obligations into shares of Company Common Stock (the    “Company Debt Settlements”) immediately prior to the Effective Time, and shall provide evidence of the same that is reasonably acceptable to Parent.

6.12         Company Accounts Payable Settlements.  The Company shall have no more than $250,000 in outstanding accounts payable, and shall provide evidence of the same that is reasonably acceptable to Parent, and the creditors to whom such accounts payable relate shall agree to collect such accounts payable in 12 equal monthly installments after the Closing, in a manner reasonably acceptable to Parent (the “Company Accounts Payable Settlements”).

6.13         No Company Adverse Contract Notice.  The Company shall not have received any Company Adverse Contract Notice between the date hereof and the Closing Date.

6.14         Due Diligence.  The Company shall be satisfied in its sole discretion with the results of its due diligence regarding the Parent Entities.

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1           Accuracy of Representations.

(a)           Each of the Parent Designated Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that, all changes in the capital structure resulting from the exercise or exchange of Parent Options, Parent Warrants or other convertible securities pursuant to their terms or as contemplated by this Agreement shall be disregarded.

(b)           Each of the representations and warranties of Parent and Merger Sub (other than the Parent Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

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7.2           Performance of Covenants.  The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3           Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act and be qualified (or the issuance of the Per Share Merger Consideration shall be exempt from qualification) in states in which shareholders of the Company holding at least 99% of the outstanding shares of Company Common Stock have an address of record; no stop order shall have been issued by the SEC or any applicable state and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC or any applicable state.

7.4           Shareholder Approval.  The Company Proposal shall have been duly adopted by the Required Company Shareholder Vote.

7.5           Documents.  The Company shall have received the following documents:

(a)           a legal opinion of outside counsel to the Company, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that: (i) in rendering such opinion, outside counsel to the Company may rely upon the tax representation letters referred to in Section 5.8; and (ii) the condition set forth in this Section 7.5(a) shall not be waivable after receipt of the approval and adoption of this Agreement by the Required Company Shareholder Vote unless further shareholder approval is obtained with appropriate disclosure); and

(b)           a certificate executed by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.6 and 7.11 have been duly satisfied.

7.6           No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, then in existence would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.7           No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.8           Derivative Actions.  There shall exist no legal action by one or more shareholders of Parent that (a) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Parent, Merger Sub or the Company, or (b) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability in an amount in excess of $250,000 against the Parent, Merger Sub or the Company.

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7.9           Resignation and Appointment of Directors and Officers.  Parent shall have delivered to the Company (a) resignation letters of any officers and directors of Parent, to be effective as of the Effective Time, who are not identified on Schedule 5.11 as continuing officers or directors of Parent, and (b) certified resolutions of the Boards of Directors of Parent (i) causing the whole Board of Directors of Parent to consist of five directors as of the Effective Time, (ii) appointing to the Board of Directors of Parent such individuals as necessary to cause the Boards of Directors of Parent as of the Effective Time to conform with the requirements of  Schedule 5.11, and (iii) appointing as officers of Parent such individuals as necessary to cause the officers of Parent as of the Effective Time to conform with the requirements of  Schedule 5.11.  Parent shall also deliver resolutions, in its capacity as the sole shareholder of the Surviving Corporation as of the Effective Time, appointing persons to the Board of Directors of the Surviving Corporation, and resolutions of such Board of Directors appointing those persons identified in Section 1.4(c) to serve as officers of the Surviving Corporation.

7.10         Company Dissenters.  The number of Company Dissenting Shares shall be less than 0.5% of the outstanding shares of Company Common Stock.

7.11         No Parent Adverse Contract Notice.  The Parent shall not have received any Parent Adverse Contract Notice between the date hereof and the Closing Date.

7.12         Capitalization of Parent.  Excluding Parent RSUs and Adverse Convertible Securities, the number of outstanding Parent Warrants, Parent Options and other securities convertible or exchangeable into shares of Parent Common Stock shall not be convertible or exchangeable into more than 3,000,000 shares of Parent Common Stock.

7.13         Employment Agreements.  Each of the executive officers listed on Schedule 5.11 shall have executed employment agreements with Parent.

7.14         Due Diligence.  Parent shall be satisfied in its sole discretion with the results of its due diligence regarding the Company Entities.

ARTICLE 8.

TERMINATION
8.1           Termination.  This Agreement may be terminated prior to the Effective Time:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company if the Merger shall not have been consummated by May 30, 2014 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Subsection (b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

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(c)           by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)           by either Parent or the Company if the Company Proposal shall not have been approved pursuant to the Required Company Shareholder Vote;

(e)           by Parent (at any time prior to the approval of the Company Proposal by the Required Company Shareholder Vote) if a Company Triggering Event shall have occurred;

(f)            by the Company (at any time prior to the approval of the Company Proposal by the Required Company Shareholder Vote) if a Parent Triggering Event shall have occurred;

(g)           by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section (g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(h)           by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this paragraph (h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; or

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(i)           by the Company pursuant to Section 5.2(d).

8.2           Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement or fraud (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party hereto or such party’s shareholders (notwithstanding anything to the contrary in Section    9.7, which shall be deemed in such event to be damages of such party in a claim brought directly by such party).

8.3           Expenses; Termination Fees.

(a)           Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)           If this Agreement is terminated: (i) (A) by Parent pursuant to Section 8.1(e) or (B) by the Company pursuant to Section 8.1(i); or (ii) by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(g), and in the case of clause (ii) of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to a Company Entity shall have been disclosed, announced, commenced, submitted or made; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to a Company Entity is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to a Company Entity is entered into by a Company Entity, then the Company shall pay to Parent, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of the sum of $100,000 in cash (the “Company Termination Fee”).  The Company Termination Fee shall be paid as follows: (x) in the case of clause (i)(A) of the preceding sentence, within two business days after the termination of this Agreement and in the case of clause (i)(B) of the preceding sentence, simultaneously with the termination of this Agreement; and (y) in the case of clause (ii) of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by a Company Entity of the definitive agreement to effectuate an Acquisition Transaction.

(c)           If this Agreement is terminated: (i) by the Company pursuant to Section 8.1(f); or (ii) by the Company pursuant to Section 8.1(h), and in the case of clause (ii) of this sentence: (A) at or prior to the time of the termination of this Agreement an Acquisition Proposal with respect to a Parent Entity shall have been publicly disclosed or announced; and (B) on or prior to the first anniversary of such termination of this Agreement, either: (1) an Acquisition Transaction with respect to a Parent Entity is consummated; or (2) a definitive agreement relating to an Acquisition Transaction with respect to a Parent Entity is entered into by a Parent Entity, then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of the sum of $100,000 in cash (the “Parent Termination Fee”).  The Parent Termination Fee shall be paid as follows: (x) in the case of clause (i)(A) of the preceding sentence, within two business days after the termination of this Agreement and in the case of clause (i)(B) of the preceding sentence, simultaneously with the termination of this Agreement; and (y) in the case of clause (ii) of the preceding sentence, within two business days after the first to occur of the consummation of the Acquisition Transaction or the entering into by a Parent Entity of the definitive agreement to effectuate an Acquisition Transaction.

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(d)           If a party fails to pay when due any amount payable by such party under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) 18% per annum; or (ii) the maximum rate permitted by applicable Legal Requirements.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

9.1           Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the Required Company Shareholder Vote); provided, however, that after the Required Company Shareholder Vote, no amendment shall be made which by applicable Legal Requirement requires further approval of the shareholders of the Company without the further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2           Waiver.

(a)           Subject to paragraphs (b) and (c) below, at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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9.3           No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4           Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, except as otherwise expressly set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud).  This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5           Applicable Law; Jurisdiction; Specific Performance; Remedies.  This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Minnesota, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of Legal Requirements thereof.  In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Hennepin County, Minnesota; and (b) each of the parties irrevocably waives the right to trial by jury.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

9.6           Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

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9.7           Assignability; No Third Party Rights.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.5, (ii) after the Effective Time, with respect to the payment of consideration to holders of Company Common Stock pursuant to Article 1 hereof, (iii) with respect to any Dissenting Shares, and (iv) in the case of any Company shareholders, the provisions of Section 5.8(b).

9.8           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m.  Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m.  Central Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Wireless Ronin Technologies, Inc.
5929 Baker Road, Suite 475
Minnetonka, MN 55345
Attention: Scott W. Koller, President and Chief Executive Officer
Facsimile: (952) 974-7887

with a copy (which shall not constitute notice) to:

Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Paul D. Chestovich
Facsimile: (612) 642-8305
if to the Company:

Broadcast International, Inc.
6952 S. High Tech Drive
Salt Lake City, UT 84047
Attention: President
Facsimile: (801) 562-1773

with a copy (which shall not constitute notice) to:

Holland & Hart LP
222 South Main Street, Suite 2200
Salt Lake City, UT 84101
Attention: Gregory E.  Lindley, Esq.
Facsimile: (801) 799-5700

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9.9           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

9.10         Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Articles and Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)           The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)           All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(g)           For purposes of disclosures required by Article 2 and Article 3 and the restrictions set forth in Sections 4.2 and 4.3, any references to amounts in dollars shall include foreign currency equivalents.

*  *  *  *  *  *  *

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first above written.

BROADCAST INTERNATIONAL, INC.

By:	/s/ James E. Solomon
Name:	James E. Solomon
Title:	Chief Financial Officer

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Scott W. Koller
Name:	Scott W. Koller
Title:	President and Chief Executive Officer

BROADCAST ACQUISITION CO.

By:	/s/ Scott W Koller
Name:	Scott W. Koller
Title:	President

Signature Page –
Agreement and Plan of Merger and Reorganization

EXHIBIT A
CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent or the Company) that is related to a potential Acquisition Proposal.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer or proposal made or submitted by Parent or the Company to the other) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)         any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Significant Subsidiaries is a constituent corporation and which would result in a third Person beneficially owning 30% or more of any class of equity or voting securities of such Entity or any of its Significant Subsidiaries; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 30% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries; or (iii) in which such Entity or any of its Significant Subsidiaries issues securities representing more than 30% of the outstanding securities of any class of voting securities of such Entity or any of its Significant Subsidiaries;

(b)         any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 30% or more of the consolidated net revenues, consolidated net income (or loss) or consolidated assets of such Entity or any of its Significant Subsidiaries; or

(c)         any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of such Entity or any of its Significant Subsidiaries or the declaration of any extraordinary dividend; provided; however, that Company Debt Settlements and Company Accounts Payable Settlements shall not be considered Acquisition Transactions.

“Adverse Convertible Securities” shall mean any Parent Option, Parent Warrant, Parent Note or other instrument convertible into or exchangeable for Parent Common Stock or other Parent capital stock that includes (i) any provision under which the exercise price or conversion price may decrease or be reset as a result of any subsequent event (other than a proportionate adjustment in connection with a stock dividend, forward stock split or similar event), or (ii) any provision requiring Parent to redeem or purchase the instrument upon the occurrence of any event (or absence of occurrence of any event), including, without limitation, a sale of Parent assets, merger, consolidation, tender offer or other transaction to which Parent or a Subsidiary of Parent is a party resulting in the holders of Parent Common Stock prior to such transaction owning less than 50% of the outstanding voting capital stock of the entity owning, directly or indirectly, Parent’s business and surviving such transaction.

“Affiliated Group” shall mean an “affiliated group” within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

“Aggregate Merger Consideration” shall mean the product, rounded up to the nearest full share of Parent Common Stock, of (a) the Parent Fully Diluted Common Stock as of the Effective Time, multiplied by (b) 0.57480315.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Alternative Cash Consideration” shall mean the product of the Exchange Ratio multiplied by the average closing price of a share of Parent Common Stock on the OTC Bulletin Board for the ten most recent trading days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time (as adjusted for any stock split or consolidation that occurs during such ten-day period).

“Book Entry Shares” shall mean non-certificated shares of Company Common Stock represented by book entry.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Affiliate” shall mean any Person under common control with any of the Company Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Company Entities or any Company Affiliate.

“Company Board” shall mean the Company’s Board of Directors.

“Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which any of the Company Entities is a party; (b) by which any of the Company Entities is bound or under which any of the Company Entities has any express obligation; or (c) under which any of the Company Entities has any express right.

“Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.2, 2.3(a) (the first sentence only), 2.3(b) (the first sentence only), and 2.3(c).

“Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

“Company Employee” shall mean any director or any officer or other employee (full-time or part-time) of any of the Company Entities.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Company Entities or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Company Entity or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

“Company Employee Plan” shall mean each plan, program, policy, practice (of the type that might result in monetary implications to a Company Entity) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of Company Entities or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Company Entities or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

“Company Entities” shall mean: (a) the Company; and (b) each of the Company’s Subsidiaries.

“Company Equity Award” shall mean any Company Option and any other type of award issued or issuable under the terms of the Company Equity Plan.

“Company Equity Plan” shall mean the Company’s 2008 Equity Incentive Plan, as amended.

“Company Fully Diluted Common Stock” means a number of shares equal to the sum of (a) the issued and outstanding shares of Company Common Stock as of the applicable date (including Company Restricted Stock), and (b) the number of shares of Company Common Stock that are issuable upon the exercise, conversion or exchange of any Company Options, Company Warrants and other rights or securities of any kind exercisable for, convertible into or exchangeable for Company Common Stock, including without limitation Company RSUs and those issued in connection with the Company Debt Settlements (whether or not such rights or securities are vested, conditioned, contingent or otherwise limited as to exercisability in any way), other than the shares of Company Common Stock issuable upon the exercise of Fully Offset Options.

“Company IP” shall mean: (a) all Intellectual Property Rights in or to the Company Products and all Intellectual Property Rights in or to Company Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Company Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company Latest Balance Sheet” shall mean the latest consolidated balance sheet of the Company and its consolidated Subsidiaries, whether audited or unaudited, and filed with the Company SEC Documents.

“Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, results of operations or prospects of the Company Entities taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company Entities, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Company Common Stock, (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv), (v), (vi) (vii), (viii), or (ix) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (iv), (vi), (vii), (viii), or (ix) of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) any lawsuit commenced by a shareholder of the Company (in his, her or its capacity as a shareholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) changes in applicable Legal Requirements after the date hereof; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

“Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested).

“Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section    3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Company Preferred Stock” shall mean the Preferred Stock, no par value per share, of the Company.

“Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Company Entity; or (b) currently under development by or for any Company Entity (whether or not in collaboration with another Person).

“Company Product Software” shall mean any software (regardless of whether such software is owned by a Company Entity or licensed to a Company Entity by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

“Company Restricted Stock” shall mean each share of Company Common Stock that is subject to forfeiture or a right of repurchase by the Company.

“Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to a Company Equity Plan, or otherwise issued or granted and whether vested or unvested.

“Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Company Entities or otherwise used by any of the Company Entities, including the Company Product Software.

“Company Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal in respect of the Company (whether through a tender offer, exchange offer, merger, consolidation or otherwise), that is determined by the Company Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company’s shareholders than the Contemplated Transactions.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company shall have failed to include in the Proxy Statement/Prospectus the Company Board Recommendation or shall have effected a Company Change in Recommendation; (b) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal; (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (d) the Company shall have breached its obligations under Section 4.4.

“Company Warrant” means each outstanding warrant to acquire equity securities of the Company or any other right of any kind, other than a Company Option, to acquire capital stock of the Company.

“Confidentiality Agreement” shall mean that certain Mutual Non-disclosure Agreement dated November 5, 2013, between the Company and Parent.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement.

“Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

“Dissenting Shares” shall mean Company Dissenting Shares.

“DOL” shall mean the United States Department of Labor.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” shall mean the quotient determined by dividing the Aggregate Merger Consideration by the Company Fully Diluted Common Stock as of the moment immediately prior to the Effective Time, rounded to the nearest ten thousandth.

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Fully Offset Option” shall mean a Company Option granted after January 1, 2013 to the extent that an existing holder of Company Common Stock has entered into an agreement (to which the Company is a party or intended third party beneficiary and pursuant to which there has been no default) to contribute, within three business days of the date the Company Option, or any portion thereof, becomes exercisable, a number of shares of Company Common Stock equal to or exceeding the number of such Company Options that have vested.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d)    self-regulatory organization.

“Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, domains, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all existing and future rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above; and (g) rights to any existing causes of action, suits or proceedings related to the foregoing, the right to bring any such cause of action, suit or proceeding and all rights to receive compensation for the misuse, misappropriation or infringement of any proprietary rights in Intellectual Property.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of a party shall mean the actual or constructive knowledge of an executive officer (as such term is defined under the rules promulgated by the SEC) of such party and: (a) with respect to the Company shall also include the following (to the extent not covered by the preceding sentence): James E. Solomon, Rodney Tiede, Steve Jones, Robert Ingraham, Robert Jepson and Cameron Francis; and (b) with respect to Parent shall include the following (to the extent not covered by the preceding sentence): Scott W. Koller and Darin P. McAreavey.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

“MBCA” shall mean the Minnesota Business Corporation Act.

“Order” shall mean any order, writ, injunction, judgment or decree.

“Parent Affiliate” shall mean any Person under common control with any of the Parent Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Parent Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Parent Entities or any Parent Affiliate.

“Parent Board” shall mean Parent’s Board of Directors.

“Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

“Parent Contract” shall mean any Contract: (a) to which any of Parent Entities is a party; (b) by which any of the Parent Entities or any asset of any of the Parent Entities is bound or under which any of the Parent Entities has any express obligation; or (c) under which any of the Parent Entities has any express right.

“Parent Designated Representations” shall mean the representations and warranties set forth in Sections 3.2, 3.3(a) (the first sentence only), 3.3(b) (the first sentence only) and 3.3(c).

“Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

“Parent Employee” shall mean any director or any officer or any other employee (full-time or part-time) of any of the Parent Entities.

“Parent Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Parent Entities; and (b) any Parent Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Parent Entity to make any severance, termination, change in control or similar payment or to provide any benefit.

“Parent Employee Plan” shall mean any plan, program, policy, practice (of the type that might result in monetary implications to a Parent Entity) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Parent Entities for the benefit of any Parent Employee; or (b) with respect to which any of the Parent Entities has or may incur or become subject to any liability or obligation; provided, however, that a Parent Employee Agreement shall not be considered a Parent Employee Plan.

“Parent Entities” shall mean: (a) Parent; and (b) each of Parent’s Subsidiaries.

“Parent Equity Award” shall mean any Parent Option, share of Parent Restricted Stock, Parent RSU or other award issued pursuant to the Parent Equity Plans.

“Parent Equity Plans” shall mean: (a) Parent’s Amended and Restated 2006 Equity Incentive Plan; and (b) Parent’s Amended and Restated 2006 Non-Employee Director Stock Option Plan, each as amended.

“Parent Excepted Warrants” means options and warrants of Parent aggregating to 389,185 shares of issuable Parent Common Stock.

“Parent Fully Diluted Common Stock” means a number of shares equal to the sum of (i) the issued and outstanding shares of Parent Common Stock as of the applicable date, and (ii) the number of shares of Parent Common Stock that are issuable upon the exercise, conversion or exchange of any Parent Options, Parent Warrants and other rights or securities of any kind exercisable for, convertible into or exchangeable for Parent Common Stock (whether or not such rights or securities are vested, conditioned, contingent or otherwise limited as to exercisability in any way); provided, however, that the Parent Excepted Warrants shall not be counted in calculating Parent Fully Diluted Common Stock.

“Parent IP” shall mean: (a) all Intellectual Property Rights in or to the Parent Products and all Intellectual Property Rights in or to Parent Product Software; and (b) all other Intellectual Property Rights and Intellectual Property with respect to which any of the Parent Entities has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Parent Latest Balance Sheet” shall mean the latest consolidated balance sheet of Parent and its consolidated Subsidiaries included in the Parent SEC Filings.

“Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, results of operations or prospects of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) conditions generally affecting the industries in which Parent participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Parent Entities, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv), (v), (vi), (vii), (viii) or (ix) of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) applicable to Parent or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (iv), (vi), (vii), (viii) or (ix) or of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) any lawsuit commenced by a shareholder of Parent (in his, her or its capacity as a shareholder) directly resulting from the execution of this Agreement or the performance of the Contemplated Transactions; (vii) loss of employees, suppliers or customers (including customer orders or Contracts) resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions; (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by the Company to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) changes in applicable Legal Requirements after the date hereof; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions.

“Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent or otherwise).

“Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Parent Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of Parent.

“Parent Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of any Parent Entity; or (b) currently under development by or for any Parent Entity (whether or not in collaboration with another Person).

“Parent Product Software” shall mean any software (regardless of whether such software is owned by a Parent Entity or licensed to a Parent Entity by a third party) contained or included in or provided with any Parent Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Parent Product.

“Parent Restricted Stock” shall mean each share of Parent Common Stock that is subject to forfeiture or a right of repurchase by Parent.

“Parent RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to a Parent Equity Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Parent Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Parent Entities or otherwise used by any of the Parent Entities, including the Parent Product Software.

“Parent Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal with respect to Parent (whether through a tender offer, merger or otherwise), that is determined by the Parent Board, in its good faith judgment, after consulting with an independent financial advisor and outside legal counsel, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to Parent’s shareholders than the Contemplated Transactions.

“Parent Triggering Event” shall be deemed to have occurred if: (a) the Parent Board shall have approved, endorsed or recommended any Acquisition Proposal; (b) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (c) Parent shall have breached its obligations under Section 4.4.

“Parent Warrant” means each outstanding warrant to acquire equity securities of the Company or any other right of any kind, other than a Parent Option, Parent RSU, to acquire capital stock of Parent.

“Per Share Merger Consideration” shall mean a number of shares of Parent Common Stock equal to the Exchange Ratio; provided, however, with respect to each holder of Company Common Stock, the Per Share Merger Consideration shall be aggregated for all shares of Company Common Stock held by such holder and then rounded down to the nearest whole number of shares of Parent Common Stock.

“Person” shall mean any individual, Entity or Governmental Body.

“Part 13” shall mean Section 16-10a-1301 through Section 16-10a-1331 of the URBCA.

“Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to the Company’s shareholders in connection with the Company Shareholders’ Meeting.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Representatives” shall mean directors, officers, employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Subsidiary” with respect to an Entity shall mean any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income (or loss) or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

“Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body; or (b) at least 25% of the outstanding equity, voting or financial interests in such Entity.

“Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“URBCA” shall mean the Utah Revised Business Corporation Act.

SCHEDULE 5.11

Directors and Officers of Parent and Surviving Corporation
Immediately Following the Effective Time

Parent Directors

Stephen F. Birke
Scott W. Koller
Kent O. Lillemoe
Howard P. Liszt
Don Harris

Parent Officers

Scott W. Koller, President and Chief Executive Officer
Darin P. McAreavey, Senior Vice President and Chief Financial Officer
Robert Ingraham, Chief Technology Officer and Vice President of Products
Cameron Francis, Account and Project Manager

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Amendment to Agreement and Plan of Merger and Reorganization (this “Amendment”) is entered into as of April 11, 2014 by and among Wireless Ronin Technologies, Inc., a Minnesota corporation (“Parent”), Broadcast Acquisition Co., a Utah corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Broadcast International, Inc. a Utah corporation (the “Company”).

WHEREAS, on March 5, 2014, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement pursuant to Section 9.1 of the Merger Agreement, upon the terms set forth herein, and the respective boards of directors of the Company and Parent has approved this Amendment;

NOW, THEREFORE, in consideration of the mutual agreements specified in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions.  Capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement.  In addition, the following defined terms shall be amended as follows:

(a) The defined term “Company Fully Diluted Common Stock” is hereby deleted in its entirety and replaced with the following:

“Company Fully Diluted Common Stock” means a number of shares equal to the sum of (a) the issued and outstanding shares of Company Common Stock as of the applicable date (including Company Restricted Stock), and (b) the number of shares of Company Common Stock that are issuable upon the exercise, conversion or exchange of any Company Options, Company Warrants and other rights or securities of any kind exercisable for, convertible into or exchangeable for Company Common Stock, including without limitation Company RSUs and those issued in connection with the Company Debt Settlements (whether or not such rights or securities are vested, conditioned, contingent or otherwise limited as to exercisability in any way), but shall exclude the shares of Company Common Stock issuable upon the exercise of Fully Offset Options, Disclosed Company Options and Disclosed Company Warrants.

(b) The following defined terms are hereby added to Exhibit A of the Merger Agreement:

“Disclosed Company Options” means those Company Options set forth on Part 2.3 of the Company Disclosure Schedule (and no other items set forth thereon).

“Disclosed Company Warrants” means those Company Warrants set forth on Part 2.3 of the Company Disclosure Schedule (and no other items set forth thereon).

2. Board of Directors and Officers of the Combined Company.  Section 1.4(c) and Schedule 5.11 of the Merger Agreement is hereby amended to replace “Darin P. McAreavey, Senior Vice President and Chief Financial Officer” with “John J. Walpuck III, Chief Financial Officer and Chief Operating Officer.”

3. Representations and Warranties.  Each of the parties represents and warrants that (a) it has the corporate right, power and authority to enter into and to perform its obligations under this Amendment, and (b) assuming the due authorization, execution and delivery of this Amendment by the other parties, this Amendment constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4. No Other Modification.  Except as expressly set forth herein, the Merger Agreement shall remain in full force and effect and shall not be modified by this Amendment.

5. Governing Law.  This Amendment shall be governed by, and construed in accordance with, the Legal Requirements of the State of Minnesota, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of Legal Requirements thereof.

6. Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Amendment may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Amendment.

Signature Page follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

BROADCAST INTERNATIONAL, INC.

By:	/s/ Rodney M. Tiede
Name:	Rodney M. Tiede
Title:	President

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Scott W. Koller
Name:	Scott W. Koller
Title:	President and Chief Executive Officer

BROADCAST ACQUISITION CO.

By:	/s/ Scott W. Koller
Name:	Scott W. Koller
Title:	President

APPENDIX B

Utah Dissenters’ Rights Statute

(Title 16. Corporations)

(Chapter 10a. Utah Revised Business Corporation Act)

Part 13. Dissenters’ Rights

§ 16-10a-1301.  Definitions.

     For purposes of Part 13:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302and who exercises that right when and in the manner required by Sections16-10a-1320through16-10a-1328.
     (4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.
     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section16-10a-723.
     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

§ 16-10a-1302.  Right to dissent.

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

     (a) consummation of a plan of merger to which the corporation is a party if:
     (i) shareholder approval is required for the merger by Section16-10a-1103or the articles of incorporation; or
     (ii) the corporation is a subsidiary that is merged with its parent under Section16-10a-1104;
     (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;
     (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and
     (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection16-10a-1202(2).

     (2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

     (3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

     (a) the record date fixed under Section16-10a-707to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;
     (b) the record date fixed under Section16-10a-704to determine shareholders entitled to sign writings consenting to the proposed corporate action; or
     (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

     (a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

     (b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;
     (c) cash in lieu of fractional shares; or
     (d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

     (5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

§ 16-10a-1303.  Dissent by nominees and beneficial owners.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
     (b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder shall certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement shall be stated in the dissenters' notice given pursuant to Section16-10a-1322.

§ 16-10a-1320.  Notice of dissenters' rights.

     (1) If a proposed corporate action creating dissenters' rights under Section16-10a-1302is submitted to a vote at a shareholders' meeting, the meeting notice shall be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice shall be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.

     (2) If a proposed corporate action creating dissenters' rights under Section16-10a-1302is authorized without a meeting of shareholders pursuant to Section16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section16-10a-704shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section16-10a-704for which the notice was to have been given.

§ 16-10a-1321.  Demand for payment -- Eligibility and notice of intent.

     (1) If a proposed corporate action creating dissenters' rights under Section16-10a-1302is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

     (a) shall cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and
     (b) may not vote any of his shares in favor of the proposed action.

     (2) If a proposed corporate action creating dissenters' rights under Section16-10a-1302is authorized without a meeting of shareholders pursuant to Section16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.

     (3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder shall have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section16-10a-1302is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

§ 16-10a-1322.  Dissenters' notice.

     (1) If proposed corporate action creating dissenters' rights under Section16-10a-1302is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.

     (2) The dissenters' notice required by Subsection (1) shall be sent no later than 10 days after the effective date of the corporate action creating dissenters' rights under Section16-10a-1302, and shall:

     (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;
     (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares shall be deposited;
     (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;
     (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;
     (f) state the requirement contemplated by Subsection16-10a-1303(3), if the requirement is imposed; and
     (g) be accompanied by a copy of this part.

§ 16-10a-1323.  Procedure to demand payment.

     (1) A shareholder who is given a dissenters' notice described in Section16-10a-1322, who meets the requirements of Section16-10a-1321, and wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

     (a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection16-10a-1322(2)(d), duly completed, or may be stated in another writing;
     (b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and
     (c) if required by the corporation in the dissenters' notice described in Section16-10a-1322, as contemplated by Section16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section16-10a-1302.

     (2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.

     (3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.

§ 16-10a-1324.  Uncertificated shares.

     (1) Upon receipt of a demand for payment under Section16-10a-1323from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section16-10a-1326.

     (2) In all other respects, the provisions of Section16-10a-1323apply to shareholders who own uncertificated shares.

§ 16-10a-1325.  Payment.

     (1) Except as provided in Section16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter's shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section16-10a-1321, and who has not yet received payment.

     (2) Each payment made pursuant to Subsection (1) shall be accompanied by:

     (a) (i) (A) the corporation's balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;
               (B) an income statement for that year;
               (C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and
               (D) the latest available interim financial statements, if any;
           (ii) the balance sheet and statements referred to in Subsection (2)(a)(i) shall be audited if the corporation customarily provides audited financial statements to shareholders;
     (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;
     (c) a statement of the dissenter's right to demand payment under Section16-10a-1328; and
     (d) a copy of this part.

§ 16-10a-1326.  Failure to take action.

     (1) If the effective date of the corporate action creating dissenters' rights under Section16-10a-1302does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section16-10a-1323shall thereafter have all rights of a shareholder as if no demand for payment had been made.

     (2) If the effective date of the corporate action creating dissenters' rights under Section16-10a-1302occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section16-10a-1322, then the corporation shall send a new dissenters' notice, as provided in Section16-10a-1322, and the provisions of Sections16-10a-1323through16-10a-1328shall again be applicable.

§ 16-10a-1327.  Special provisions relating to shares acquired after announcement of proposed corporate action.

     (1) A corporation may, with the dissenters' notice given pursuant to Section16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section16-10a-1302and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

     (2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection16-10a-1325 (2).

§ 16-10a-1328.  Procedure for shareholder dissatisfied with payment or offer.

     (1) A dissenter who has not accepted an offer made by a corporation under Section16-10a-1327may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

     (a) the dissenter believes that the amount paid under Section16-10a-1325or offered under Section16-10a-1327is less than the fair value of the shares;
     (b) the corporation fails to make payment under Section16-10a-1325within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or
     (c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section16-10a-1326.

     (2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

§ 16-10a-1330.  Judicial appraisal of shares -- Court action.

     (1) If a demand for payment under Section16-10a-1328remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

     (2) The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, Salt Lake County. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located, or, if the domestic corporation did not have its principal office in this state at the time of the transaction, in Salt Lake County.

     (3) The corporation shall make all dissenters who have satisfied the requirements of Sections16-10a-1321,16-10a-1323, and16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties shall be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

     (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section16-10a-1325; or
     (b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section16-10a-1327.

§ 16-10a-1331.  Court costs and counsel fees.

     (1) The court in an appraisal proceeding commenced under Section16-10a-1330shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section16-10a-1328.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections16-10a-1320through16-10a-1328; or
     (b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX C

 AMENDMENT TO ARTICLES OF INCORPORATION
OF
BROADCAST INTERNATIONAL, INC.

ARTICLE I– NAME

The name of the Corporation is Broadcast International, Inc.

ARTICLE IV – STOCK

Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is ONE BILLION FIVE HUNDRED MILLION (1,500,000,000), of which TWENTY MILLION (20,000,000) shall be shares of preferred stock, no par value per share (hereinafter called “Preferred Stock”), and ONE BILLION FOUR HUNDRED EIGHTY MILLION (1,480,000,000) shall be shares of common stock, $0.05 par value per share (hereinafter called “Common Stock”).

The designation, power, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each class of stock, and the express grant of authority to the Board of Directors to fix by resolution the number, designation, power, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series of Preferred Stock which are not fixed by these Articles of Incorporation, are as follows:

a.	Preferred Stock

i. Number; Series.  The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such number, designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the amendments or designations providing for the issue of such series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such amendments or designations.  The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:

(1) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

(2) The dividend rate of such series, the conditions and times upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or on the other series of the same class, and whether dividends shall be cumulative or noncumulative;

(3) The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

(4) Whether or not the shares of the series shall be subject to the operation of retirement or sinking fund provisions to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(5) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(6) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, subject to the limitations hereinafter set forth, the terms of such voting rights;

(7) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or upon distribution of assets of the Corporation; and

(8) Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation.

ii. Dividends.  The holders of the shares of Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, out of the funds legally available for the payment of dividends, dividends at the rate fixed by the Board of Directors for such series for the current period and, if cumulative, for all prior periods for which such dividends are cumulative, before any dividends, other than dividends payable in Common Stock, shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required with respect to any series outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock, and after complying with respect to any retirement or sinking fund or funds for all applicable series of Preferred Stock, the Board of Directors may, subject to the provisions of the amendments or designations creating the series of Preferred Stock, declare and pay dividends on the Common Stock as provided in paragraph b.i. of this Article IV, and the holders of shares of Preferred Stock shall not be entitled to share therein, except as otherwise provided in the amendments or designations creating any series.

iii. Liquidation; Dissolution.  The holders of the Preferred Stock of each series shall be entitled upon liquidation or dissolution of the Corporation to such preferences as are provided in the amendments or designations creating such series of Preferred Stock, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock.  Whenever the holders of shares of the Preferred Stock shall have been paid the full amount to which they shall be entitled, subject to any participation rights of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to share in all assets of the Corporation remaining as provided in paragraph b.ii. of this Article IV.  If, upon such liquidation, dissolution or winding up, the assets of the Corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed as provided in the amendments or designations creating the respective series of Preferred Stock and, if not addressed, ratably among such holders in proportion to the respective total amounts which they shall be entitled to receive as provided in this paragraph iii.

iv. Voting.  Except as otherwise provided by a amendments or designations of the Board of Directors creating any series of Preferred Stock or by the Utah Revised Business Corporation Act, as amended, the Common Stock issued and outstanding shall have and possess the exclusive power to vote for the election of directors and for all other purposes as provided in paragraph b.iii. of this Article IV.

v. Preemptive Rights.  Except as may be provided in the amendments or designations of the Board of Directors providing for the issue of any series of Preferred Stock, no holder of shares of the Preferred Stock of the Corporation shall, as such holder, be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock, but all such additional shares of stock of any class, or bonds, debentures or other securities convertible into or exchangeable for stock, may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such persons, as the Board of Directors in its absolute discretion may deem advisable.

b.	Common Stock

i. Dividends.  Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of the Articles of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

ii. Liquidation; Dissolution.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment or provision for payment to the holders of each series of Preferred Stock of all amounts required in accordance with paragraph a.iii of this Article IV, the remaining assets and funds of the Corporation shall be divided equally among the shares of, and paid to the holders of, Common Stock.

iii. Voting.

(1) At every meeting of the shareholders, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of such stock standing in his or her name on the stock transfer records of the Corporation.

(2) No shareholder shall have the right to cumulate votes in the election of directors.

Except as amended hereinabove, the Articles of Incorporation shall remain in full force and effect.

The undersigned has executed these Amended Articles of Incorporation on this _____ day of _________, 20__.

Broadcast International, Inc.

By:__________________________________
Its:__________________________________

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

BROADCAST INTERNATIONAL, INC.

6952 S. High Tech Drive, Suite C
Salt Lake City, Utah

SPECIAL MEETING OF SHAREHOLDERS

, 2014

The undersigned hereby appoints Rodney M. Tiede, the President of Broadcast. International, Inc., and James E. Solomon, the Secretary and Chief Financial Officer of Broadcast International, Inc., or either of them, as proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated on the reverse side of this proxy card, all of the shares of common stock of Broadcast International, Inc. that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at, local time, on , 2014, at, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends you vote ‘FOR’ the proposals set forth on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE
PROXY – (Continued from reverse side)

1. To adopt the Agreement and Plan of Merger and Reorganization, dated as of March 5, 2014, as amended April 11, 2014, by and among Wireless Ronin Technologies, Inc., a Minnesota corporation, Broadcast Acquisition Co., a Utah corporation and wholly owned subsidiary of Wireless Ronin Technologies, Inc., and Broadcast International, Inc., a Utah corporation.

FOR approval of the Merger Agreement ☐	WITHHOLD AUTHORITY to vote ☐	ABSTAIN ☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
2. To consider and vote upon a proposal to approve an amendment and restatement of Broadcast’s articles of incorporation that increases the number of authorized shares of Broadcast common stock to 1,500,000,000 shares to accommodate the conversion of all convertible debt prior to the merger.
FOR ☐	WITHHOLD AUTHORITY to vote ☐	ABSTAIN ☐
This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the adoption of the Merger Agreement.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Signature

Signature if held jointly

Dated:

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Section 302A.521, subd. 2, of the Minnesota Statutes requires that Wireless Ronin indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (2) acted in good faith, (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the company, or, in the case of performance by a director, officer or employee of the company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company. In addition, Section 302A.521, subd. 3, requires payment by Wireless Ronin, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of our Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.

Wireless Ronin’s articles of incorporation and by-laws provide that we shall indemnify each of our directors, officers and employees to the fullest extent permissible by Minnesota Statutes, as detailed above. We also maintain a director and officer liability insurance policy.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.  Exhibits and Financial Statement Schedules

(a)           Exhibits.

The exhibit index immediately following the signature page to this proxy statement/prospectus is incorporated herein by reference as the list of exhibits required as part of this registration statement.

(b)           Financial Statement Schedules.

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 22.  Undertakings

(A)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)  The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) of the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.   Provided, however,  that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(C)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on April 15, 2014.

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Scott W. Koller
Scott W. Koller
Chief Executive Officer and President

POWER OF ATTORNEY

The undersigned officers and directors of Wireless Ronin Technologies, Inc., hereby constitute and appoint Scott W. Koller, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott W. Koller	President, Chief Executive Officer and Director	April 15, 2014
Scott W. Koller

/s/ John Walpuck	Chief Financial Officer and Chief Operating Officer	April 15, 2014
John Walpuck

/s/ Stephen F. Birke	Chairman of the Board of Directors	April 15, 2014
Stephen F. Birke

/s/ Kent O. Lillemoe	Director	April 15, 2014
Kent O. Lillemoe

/s/ Howard P. Liszt	Director	April 15, 2014
Howard P. Liszt

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger and Reorganization, dated as of March 5, 2014, by and among Wireless Ronin Technologies, Inc., a Minnesota corporation, Broadcast Acquisition Co., a Utah corporation and wholly owned subsidiary of Wireless Ronin Technologies, Inc., and Broadcast International, Inc., a Utah corporation. (without exhibits and schedules)( Incorporated by reference to Form 8-K dated filed March 7, 2014)

2.2
Amendment to Agreement and Plan of Merger and Reorganization, dated April 11, 2014, by and among Wireless Ronin Technologies, Inc., a Minnesota corporation, Broadcast Acquisition Co., a Utah corporation and wholly owned subsidiary of Wireless Ronin Technologies, Inc., and Broadcast International, Inc., a Utah corporation (included in this Registration Statement on Form S-4 as part of Appendix A).

3.1	Articles of Incorporation of the Registrant, as amended.
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to our Current Report on Form 8-K filed on November 2, 2011 (File No. 001-33169)).
4.1	See exhibits 3.1 and 3.2.
4.2	Specimen common stock certificate of the Registrant (incorporated by reference to Pre-Effective Amendment No. 1 to our Form SB-2 filed on October 12, 2006 (File No. 333-136972)).
5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to legality of shares *
8.1	Tax Opinion of Maslon Edelman Borman & Brand, LLP*
8.2	Tax Opinion of Reed L. Benson, Esq.*
10.1
Wireless Ronin Technologies, Inc. Amended and Restated 2006 Equity Incentive Plan (incorporated by reference to our Definitive Proxy Statement on Schedule 14A filed on April 26, 2013 (File No. 001-33169)).

10.2
Wireless Ronin Technologies, Inc. Amended and Restated 2006 Non-Employee Director Stock Option Plan (incorporated by reference to our Definitive Proxy Statement on Schedule 14A filed on April 26, 2013 (File No. 001-33169)).

10.3
Wireless Ronin Technologies, Inc. Amended and Restated 2007 Associate Stock Purchase Plan (incorporated by reference to our Definitive Proxy Statement on Schedule 14A filed on April 26, 2011 (File No. 001-33169)).

10.4
Form of Non-Qualified Stock Option Agreement Granted under the Wireless Ronin Technologies, Inc. Amended and Restated 2006 Equity Incentive Plan (incorporated by reference to our Registration Statement on Form SB-2 filed on August 29, 2006 (File No. 333-136972)).

10.5
Form of Incentive Stock Option Agreement under the Wireless Ronin Technologies, Inc. Amended and Restated 2006 Equity Incentive Plan (incorporated by reference to our Annual Report on Form 10-KSB filed on March 28, 2007 (File No. 001-33169)).

10.6
Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the Wireless Ronin Technologies, Inc. Amended and Restated 2006 Equity Incentive Plan (incorporated by reference to our Quarterly Report on Form 10-Q filed on November 10, 2008) (File No. 001-33169)).

10.7
Form of Restricted Stock Award Agreement under the Wireless Ronin Technologies, Inc. Amended and Restated 2006 Equity Incentive Plan (incorporated by reference to our Quarterly Report on Form 10-Q filed on August 7, 2009 (File No. 001-33169)).

10.8
Form of Non-Qualified Stock Option Agreement under the Wireless Ronin Technologies, Inc. 2006 Non-Employee Director Stock Option Plan (incorporated by reference to our Annual Report on Form 10-K filed on March 26, 2009 (File No. 001-33169)).

10.9
Form of Non-Employee Director Stock Option Agreement under the Wireless Ronin Technologies, Inc. Amended and Restated 2006 Non-Employee Director Stock Option Plan (incorporated by reference to our Quarterly Report on Form 10-Q filed on November 4, 2011 (File No. 001-33169)).

10.10
Amended and Restated Executive Employment Agreement by and between the Registrant and Scott W. Koller, dated December 28, 2010 (incorporated by reference to our Current Report on Form 8-K filed on December 29, 2010 (File No. 001-33169)).

10.11	Amendment No. 1 to Amended and Restated Executive Employment Agreement by and between the Registrant and Scott W. Koller, dated December 11, 2012.
10.12
Employment Agreement, dated as of March 9, 2009, between the Registrant and Darin P. McAreavey (incorporated by reference to our Current Report on Form 8-K filed on March 9, 2009 (File No. 001-33169)).

10.13
Amendment No. 1 to the Executive Employment Agreement by and between the Registrant and Darin P. McAreavey, dated December 28, 2010 (incorporated by reference to our Current Report on Form 8-K filed on December 29, 2010 (File No. 001-33169)).

10.14	2011 Senior Management Bonus Plan (incorporated by reference to our Current Report on Form 8-K filed December 29, 2010 (File No. 001-33169)).
10.15	2012 Senior Management Bonus Plan (incorporated by reference to our Current Report on Form 8-K filed December 16, 2011 (File No. 001-33169)).

10.16	2013 Senior Management Bonus Plan (incorporated by reference to our Current Report on Form 8-K filed December 18, 2012 (File No. 001-33169)).
10.17
Lease Agreement by and between the Registrant and Utah State Retirement Investment Fund, dated April 26, 2007 (incorporated by reference to our Current Report on Form 8-K filed on April 30, 2007 (File No. 001-33169)).

10.18
First Amendment to Lease by and between the Registrant and Utah State Retirement Investment Fund, dated July 14, 2010 (incorporated by reference to our Quarterly Report on Form 10-Q filed on November 5, 2010 (File No. 001-33169)).

10.19
Second Amendment to Lease Agreement by and between the Registrant and Utah State Retirement Investment Fund, dated August 4, 2010 (incorporated by reference to our Quarterly Report on Form 10-Q filed on November 5, 2010 (File No. 001-33169)).

10.20
Amendment of Lease Agreement by and between Wireless Ronin Technologies (Canada), Inc. and Dieter Schwarz, dated July 8, 2009 (incorporated by reference to our Quarterly Report on Form 10-Q filed on August 7, 2009 (File No. 001-33169)).

10.21
License Agreement by and between the Registrant and Delphi Display Systems, Inc., dated April 11, 2013 (incorporated by reference to our Current Report on Form 8-K filed on April 11, 2013 (File No. 001-33169)) (portions of this exhibit have been excluded from the public-available document pursuant to an order from the SEC granting confidential treatment).

10.22
Loan and Security Agreement by and between the Registrant and Silicon Valley Bank, dated March 18, 2010 (incorporated by reference to our Current Report on Form 8-K filed on March 24, 2010 (File No. 001-33169)).

10.23
Intellectual Property Security Agreement by and between the Registrant and Silicon Valley Bank, dated March 18, 2010 (incorporated by reference to our Current Report on Form 8-K filed on March 24, 2010 (File No. 001-33169)).

10.24
Stock Pledge Agreement by and between the Registrant and Silicon Valley Bank, dated March 18, 2010 (incorporated by reference to our Current Report on Form 8-K filed on March 24, 2010 (File No. 001-33169)).

10.25
Warrant to Purchase Stock issued by the Registrant to Silicon Valley Bank, dated March 18, 2010 (incorporated by reference to our Current Report on Form 8-K filed on March 24, 2010 (File No. 001-33169)).

10.26
First Amendment of Loan and Security Agreement by and between the Registrant and Silicon Valley Bank, dated January 21, 2011 (incorporated by reference to our Current Report on Form 8-K filed on January 21, 2011 (File No. 001-33169)).

10.27
Amendment No. 1 to Warrant to Purchase Stock issued by the Registrant to SVB Financial Group dated January 21, 2011 (incorporated by reference to our Current Report on Form 8-K filed on January 21, 2011 (File No. 001-33169)).

10.28
Second Amendment of Loan and Security Agreement by and between the Registrant and Silicon Valley Bank, dated July 29, 2011 (incorporated by reference to our Current Report on Form 8-K filed on August 4, 2011 (File No. 001-33169)).

10.29
Third Amendment of Loan and Security Agreement by and between the Registrant and Silicon Valley Bank, dated March 6, 2012 (incorporated by reference to our Current Report on Form 8-K filed on March 9, 2012 (File No. 001-33169)).

10.30
Fourth Amendment of Loan and Security Agreement by and between the Registrant and Silicon Valley Bank, dated August 9, 2012 (incorporated by reference to our Quarterly Report on Form 10-Q filed on August 10, 2012 (File No. 001-33169)).

10.31
Fifth Amendment of Loan and Security Agreement by and between the Registrant and Silicon Valley Bank, dated November 5, 2012 (incorporated by reference to our Quarterly Report on Form 10-Q filed on November 9, 2012 (File No. 001-33169)).

10.32
Waiver Agreement by and between the Registrant and Silicon Valley Bank, dated February 27, 2013 (incorporated by reference to our Annual Report on Form 10-K filed on March 1, 2013 (File No. 000-33169)).

10.33
Sixth Amendment to Loan and Security Agreement by and between the Registrant and Silicon Valley Bank, dated March 21, 2013 (incorporated by reference by our Current Report on Form 8-K filed on March 22, 2013 (File No. 001-33169)).

10.34	Form of Subscription Agreement for 2011 Registered Direct Offering (incorporated by reference to our Current Report on Form 8-K filed on December 7, 2011 (File No. 001-33169)).
10.35	Form of Subscription Agreement for March 2013 Registered Direct Offering (incorporated by reference to our Current Report on Form 8-K filed on March 5, 2013 (File No. 000-33169)).
10.36	Form of Warrant for March 2013 Registered Direct Offering (incorporated by reference to our Current Report on Form 8-K filed on March 5, 2013 (File No. 000-33169)).
10.37
Placement Agency Agreement between the Registrant and Roth Capital Partners, LLC, dated December 6, 2011 (incorporated by reference to our Current Report on Form 8-K filed on December 7, 2011 (File No. 001-33169)).

10.38
Placement Agency Agreement between the Registrant and Roth Capital Partners, LLC, dated September 12, 2012 (incorporated by reference to our Current Report on Form 8-K filed on September 13, 2012 (File No. 001-33169)).

10.39
Placement Agency Agreement between the Registrant and Roth Capital Partners, LLC, dated March 4, 2013 (incorporated by reference to our Current Report on Form 8-K filed on March 5, 2013 (File No. 001-33169)).

10.40	Form of Subscription Agreement for 2012 Registered Direct Offering (incorporated by reference to our Current Report on Form 8-K filed September 13, 2012 (File No. 001-33169)).
10.41	Seventh Amendment of Loan and Security Agreement by and between the Registrant and Silicon Valley Bank, dated March 6, 2014.
21	Subsidiaries of the Registrant (incorporated by reference to our Annual Report on Form 10-K filed on March 11, 2014 (File No. 000-33169)).
23.1	Consent of Baker Tilly Virchow Krause, LLP
23.2	Consent of HJ & Associates, LLC
23.3	Consent of Maslon Edelman Borman & Brand, LLP, contained in Exhibit 5.1
23.4	Consent of Reed L. Benson, Esq., contained in Exhibit 8.2.
24	Power of Attorney, set forth on the signature page of this Registration Statement
101	Wireless Ronin Financials in XBRL Format.
102	Broadcast Financials in XBRL Format.

————————
*   To be filed by amendment.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS OF WIRELESS RONIN AND

BROADCAST

Page
WIRELESS RONIN TECHNOLOGIES, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements
Consolidated Balance Sheets	F-3
Consolidated Statement of Operations	F-4
Consolidated Statement of Comprehensive Loss	F-5
Consolidated Statement of Shareholders’ Equity	F-6
Consolidated Statement of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-8

BROADCAST INTERNATIONAL, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm	F-31
Consolidated Financial Statements
Consolidated Balance Sheets	F-32
Consolidated Statement of Operations	F-33
Consolidated Statement of Comprehensive Loss
Consolidated Statement of Shareholders’ Equity	F-34
Consolidated Statement of Cash Flows	F-35
Notes to Consolidated Financial Statements	F-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors
Wireless Ronin Technologies, Inc.
Minnetonka, Minnesota

We have audited the accompanying consolidated balance sheets of Wireless Ronin Technologies, Inc. (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, shareholders' equity and cash flows for the years ended December 31, 2013, 2012 and 2011.  These consolidated financial statements are the responsibility of the company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wireless Ronin Technologies, Inc. as of December 31, 2013 and 2012 and the results of their operations and cash flows for the years ended December 31, 2013, 2012 and 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the company has suffered recurring losses from operations and as of December 31, 2013, does not have sufficient cash available to fund operations beyond April 30, 2014.  These factors raise substantial doubt about its ability to continue as a going concern.  Managements plans in regard to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
March 31, 2014

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,	December 31,
	2013	2012

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,484	$2,252
Accounts receivable, net of allowance of $35 and $49, respectively	1,070	1,358
Inventories	69	158
Prepaid expenses and other current assets	135	111
Total current assets	2,758	3,879
Property and equipment, net	229	415
Restricted cash	50	50
Other assets	19	20
TOTAL ASSETS	$3,056	$4,364

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit - bank	$-	$400
Accounts payable	298	584
Deferred revenue	754	596
Accrued liabilities	421	527
Total current liabilities	1,473	2,107

LONG-TERM LIABILITIES
Convertible notes payable (net of discount $153)	672	-
Convertible notes payable - related party (net of discount $47)	203	-
Total Long-term liabilities	875	-
Total liabilities	2,348	2,107

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY
Capital stock, $0.01 par value, 66,667 shares authorized
Preferred stock, 16,667 shares authorized, no shares issued and outstanding	-	-
Common stock, 50,000 shares authorized; 5,973 and 5,004 shares issued
and outstanding	60	50
Additional paid-in capital	99,166	97,128
Accumulated deficit	(98,019)	(94,422)
Accumulated other comprehensive loss	(499)	(499)
Total shareholders' equity	708	2,257
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,056	$4,364

See accompanying Notes to Consolidated Financial Statements.

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the Years Ended December 31,
	2013	2012	2011
Sales
Hardware	$1,697	$1,540	$3,845
Software	1,122	339	1,150
Services and other	3,983	4,825	4,279
Total sales	6,802	6,704	9,274
Cost of sales
Hardware	1,065	908	2,639
Software	13	67	141
Services and other	1,689	2,019	2,363
Inventory lower of cost or market adjustment	47	35	65
Total cost of sales (exclusive of depreciation and amortization shown separately below)	2,814	3,029	5,208
Gross profit (exclusive of depreciation and amortization)	3,988	3,675	4,066
Operating expenses:
Sales and marketing expenses	1,482	1,550	2,090
Research and development expenses	935	1,795	2,116
General and administrative expenses	4,930	5,443	6,105
Depreciation and amortization expense	213	286	467
Total operating expenses	7,560	9,074	10,778
Operating loss	(3,572)	(5,399)	(6,712)
Other income (expenses):
Interest expense	(25)	(8)	(30)
Interest income	-	1	4
Total other expense	(25)	(7)	(26)
Net loss	$(3,597)	$(5,406)	$(6,738)
Basic and diluted loss per common share	$(0.63)	$(1.14)	$(1.72)
Basic and diluted weighted average shares outstanding	5,744	4,732	3,920

See accompanying Notes to Consolidated Financial Statements.

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	For the Years Ended
	December 31,
	2013	2012	2011
Net loss	$(3,597)	$(5,406)	$(6,738)
Foreign currency translation gain (loss)	-	-	10
Total comprehensive loss	$(3,597)	$(5,406)	$(6,728)

See accompanying Notes to Consolidated Financial Statements

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands, except per share amounts)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Accumulated	Comprehensive	Shareholders'
	Shares	Amount	Capital	Deficit	Income (loss)	Equity
Balances at December 31, 2010	3,847	$38	$91,292	$(82,278)	$(509)	$8,543
Net loss	-	-	-	(6,738)	-	(6,738)
Foreign currency translation gain	-	-	-		10	10
Stock-based compensation	-	-	740	-	-	740
Warrants issued for debt issuance costs	-	-	8	-	-	8
Restricted and common stock issued under equity incentive plan	9	-	4	-	-	4
Exercise of options and warrants	60	1	200	-	-	201
Common stock issued under associate stock purchase plan	14	-	68			68
Proceeds from the sale of common stock, less offering costs	664	7	2,919	-	-	2,926
Balances at December 31, 2011	4,594	$46	$95,231	$(89,016)	$(499)	$5,762
Net loss	-	-	-	(5,406)	-	(5,406)
Stock-based compensation	-	-	484	-	-	484
Restricted and common stock issued under equity incentive plan	29	1	-	-	-	1
Warrants issued for consulting services	-	-	75	-	-	75
Issuance of unregistered shares of common stock	21	-	114	-	-	114
Common stock issued under associate stock purchase plan	12	-	51			51
Proceeds from the sale of common stock, less offering costs	348	3	1,173	-	-	1,176
Balances at December 31, 2012	5,004	$50	$97,128	$(94,422)	$(499)	$2,257
Net loss	-	-	-	(3,597)	-	(3,597)
Stock-based compensation	-	-	434	-	-	434
Restricted and common stock issued under equity incentive plan	76	1	-	-	-	1
Common stock issued for consulting services	6	-	10	-	-	10
Beneficial conversion feature of convertible notes payable	-	-	21	-	-	21
Beneficial conversion feature of convertible notes payable - related party	-	-	6	-	-	6
Warrants issued with convertible notes payable	-	-	137	-	-	137
Warrants issued with convertible notes payable - related party	-	-	41	-	-	41
Common stock issued under associate stock purchase plan	19	-	21			21
Proceeds from the sale of common stock, less offering costs	868	9	1,368	-	-	1,377
Balances at December 31, 2013	5,973	$60	$99,166	$(98,019)	$(499)	$708

See accompanying Notes to Consolidated Financial Statements.

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except per share amounts)

	For the Years Ended December 31,
	2013	2012	2011
Operating Activities:
Net loss	$(3,597)	$(5,406)	$(6,738)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	213	286	467
Loss on disposal of property and equipment	-	-	51
Stock-based compensation expense	434	484	740
Issuance of common stock for services	10	114	-
Issuance of warrants for services	3	75	-
Accretion of discount on convertible notes payable	4	-	-
Amortization of warrants issued for debt issuance costs	-	3	21
Provision for doubtful receivables	(14)	-	15
Change in operating assets and liabilities:
Accounts receivable	289	(11)	1,151
Inventories	89	12	102
Prepaid expenses and other current assets	(24)	82	68
Other assets	1	20	-
Accounts payable	(285)	(286)	(693)
Deferred revenue	158	(91)	197
Accrued liabilities	(107)	(42)	1
Net cash used in operating activities	(2,826)	(4,760)	(4,618)
Investing activities
Purchases of property and equipment	(29)	(47)	(149)
Net cash used in investing activities	(29)	(47)	(149)
Financing activities
Payments on capital leases	-	(41)	(36)
Advances on line of credit - bank	-	400	-
Repayment on line of credit - bank	(400)	-	-
Proceeds from the issuance of convertible notes and warrants	825	-	-
Proceeds from the issuance of convertible notes and warrants - related party	250	-	-
Proceeds from issuance of common stock and warrants	1,377	1,176	2,926
Proceeds from exercise of warrants and stock options	-	-	201
Proceeds from sale of common stock under associate stock purchase plan	21	51	68
Net cash provided by financing activities	2,073	1,586	3,159
Effect of Exchange Rate Changes on Cash and Cash Equivalents	14	(5)	22
Decrease in Cash and Cash Equivalents	(768)	(3,226)	(1,586)
Cash and Cash Equivalents, beginning of year	2,252	5,478	7,064
Cash and Cash Equivalents, end of year	$1,484	$2,252	$5,478

See accompanying Notes to Consolidated Financial Statements.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Operations

Overview

Wireless Ronin Technologies, Inc. (“the Company”) is a Minnesota corporation that provides marketing technology solutions targeting specific food service, automotive and branded retail markets.  The Company provides leading expertise in content and emerging digital media solutions, including dynamic digital signage, interactive kiosk, mobile, social media and web, that enable its customers to transform how they engage with their customers.  The Company is able to provide an array of marketing technology solutions through its proprietary suite of software applications marketed as RoninCast®.  RoninCast software and associated applications provide an enterprise, web-based or hosted content delivery system that manages, schedules and delivers digital content over wireless or wired networks. Additionally, RoninCast® software’s flexibility allows the Company to develop custom solutions for specific customer applications.

The Company's wholly-owned subsidiary, Wireless Ronin Technologies (Canada), Inc., an Ontario, Canada provincial corporation located in Windsor, Ontario, develops "e-learning, e-performance support and e-marketing" solutions for business customers. E-learning solutions are software-based instructional systems developed specifically for customers, primarily in sales force training applications. E-performance support systems are interactive systems produced to increase product literacy of customer sales staff. E-marketing products are developed to increase customer knowledge of and interaction with customer products.

The Company and its subsidiary sell products and services primarily throughout North America.

Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1.  Principles of Consolidation

The consolidated financial statements include the accounts of Wireless Ronin Technologies, Inc. and its wholly-owned subsidiary.  All inter-company balances and transactions have been eliminated in consolidation.

2.  Foreign Currency

During 2012, the Company reevaluated the reporting currency and determined that the functional currency for its operations in Canada is the U.S. Dollar. As a result, the Company is no longer recording translation adjustments related to assets and liabilities or income and expense items that are transacted in the local currency as a component of accumulated other comprehensive loss in shareholders’ equity. Foreign exchange transaction gains and losses attributable to exchange rate movements related to transactions made in the local currency and on intercompany receivables and payables not deemed to be of a long-term investment nature are recorded in general and administrative.  During 2013, the Company recognized a foreign currency transaction loss of $17.

For the periods presented prior to 2012, the Company’s foreign denominated monetary assets and liabilities were translated at the rate of exchange prevailing at the balance sheet date. Revenue and expenses were translated at the average exchange rates prevailing during the reporting period.  Translation adjustments result from translating the subsidiary’s financial statements into the Company’s reporting currency, the U.S. dollar. These translation adjustments had not been included in determining the Company’s net loss, but were reported separately and were accumulated in a separate component of equity. The Canadian subsidiary has foreign currency transactions denominated in a currency other than the Canadian dollar. These transactions include receivables and payables that are fixed in terms of the amount of foreign currency that will be received or paid on a future date. A change in exchange rates between the functional currency and the currency in which the transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is a foreign currency transaction gain or loss that has been included in determining the net loss of the period.  In 2012 and 2011, foreign currency transaction gains of $9 and $11 were recorded in Sales, respectively.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

3.  Revenue Recognition

The Company recognizes revenue primarily from these sources:

•	Software and software license sales

•	System hardware sales

•	Professional service revenue

•	Software design and development services

•	Implementation services

•	Maintenance and hosting support contracts

The Company applies the provisions of Accounting Standards Codification subtopic 605-985, Revenue Recognition: Software (or ASC 605-35) to all transactions involving the sale of software licenses. In the event of a multiple element arrangement, the Company evaluates if each element represents a separate unit of accounting, taking into account all factors following the guidelines set forth in “FASB ASC 605-985-25-5.”

The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred, which is when product title transfers to the customer, or services have been rendered; (iii) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (iv) collection is reasonably assured. The Company assesses collectability based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, the Company defers the revenue and recognizes it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.  Sales and use taxes are reported on a net basis, excluding them from revenue and cost of revenue.

Multiple-Element Arrangements — The Company enters into arrangements with customers that include a combination of software products, system hardware, maintenance and support, or installation and training services. The Company allocates the total arrangement fee among the various elements of the arrangement based on the relative fair value of each of the undelivered elements determined by vendor-specific objective evidence (VSOE). In software arrangements for which the Company does not have VSOE of fair value for all elements, revenue is deferred until the earlier of when VSOE is determined for the undelivered elements (residual method) or when all elements for which the Company does not have VSOE of fair value have been delivered. The Company has determined VSOE of fair value for each of its products and services.

The VSOE for maintenance and support services is based upon the renewal rate for continued service arrangements. The VSOE for installation and training services is established based upon pricing for the services. The VSOE for software and licenses is based on the normal pricing and discounting for the product when sold separately.

Each element of the Company’s multiple element arrangements qualifies for separate accounting.   However, when a sale includes both software and maintenance, the Company defers revenue under the residual method of accounting. Under this method, the undelivered maintenance and support fees included in the price of software is amortized ratably over the period the services are provided. The Company defers maintenance and support fees based upon the customer’s renewal rate for these services.

Software and software license sales

The Company recognizes revenue when a fixed fee order has been received and delivery has occurred to the customer. The Company assesses whether the fee is fixed or determinable and free of contingencies based upon signed agreements received from the customer confirming terms of the transaction. Software is delivered to customers electronically or on a CD-ROM, and license files are delivered electronically.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

System hardware sales

The Company recognizes revenue on system hardware sales generally upon shipment of the product or customer acceptance depending upon contractual arrangements with the customer. Shipping charges billed to customers are included in sales and the related shipping costs are included in cost of sales.

Professional service revenue

Included in services and other revenues is revenue derived from implementation, maintenance and support contracts, content development, software development and training. The majority of consulting and implementation services and accompanying agreements qualify for separate accounting. Implementation and content development services are bid either on a fixed-fee basis or on a time-and-materials basis. For time-and-materials contracts, the Company recognizes revenue as services are performed. For fixed-fee contracts, the Company recognizes revenue upon completion of specific contractual milestones or by using the percentage-of-completion method.

Software design and development services

Revenue from contracts for technology integration consulting services where the Company designs/redesigns, builds and implements new or enhanced systems applications and related processes for clients are recognized on the percentage-of-completion method in accordance with “FASB ASC 605-985-25-88 through 107.” Percentage-of-completion accounting involves calculating the percentage of services provided during the reporting period compared to the total estimated services to be provided over the duration of the contract. Estimated revenues from applying the percentage-of-completion method include estimated incentives for which achievement of defined goals is deemed probable. This method is followed where reasonably dependable estimates of revenues and costs can be made. The Company measures its progress for completion based on either the hours worked as a percentage of the total number of hours of the project or by delivery and customer acceptance of specific milestones as outlined per the terms of the agreement with the customer.

Estimates of total contract revenue and costs are continuously monitored during the term of the contract, and recorded revenue and costs are subject to revision as the contract progresses. Such revisions may result in increases or decreases to revenue and income and are reflected in the financial statements in the periods in which they are first identified. If estimates indicate that a contract loss will occur, a loss provision is recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenue that will be generated by the contract and are included in cost of sales and classified in accrued expenses in the balance sheet. The Company’s presentation of revenue recognized on a contract completion basis has been consistently applied for all periods presented.

The Company classifies the revenue and associated cost on the “Services and Other” line within the “Sales” and “Cost of Sales” sections of the Consolidated Statement of Operations. In all cases where the Company applies the contract method of accounting, the Company’s only deliverable is professional services, thus, the Company believes presenting the revenue on a single line is appropriate.

Costs and estimated earnings recognized in excess of billings on uncompleted contracts are recorded as unbilled services and are included in accounts receivable on the balance sheet. Billings in excess of costs and estimated earnings on uncompleted contracts are recorded as deferred revenue until revenue recognition criteria are met.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

Uncompleted contracts at December 31, 2013 and 2012 are as follows:

	December 31,
	2013	2012

Cost incurred on uncompleted contracts	$226	$14
Estimated earnings	288	61
Revenue recognized	514	75
Less: billings to date	(611)	(32)
	$(97)	$43

The above information is presented in the balance sheet as follows:

	December 31,
	2013	2012
Costs and estimated earnings in excess of billings on uncompleted contracts	$6	$44
Billings in excess of costs and estimated earnings on uncompleted contracts	(103)	(1)
	$(97)	$43

Implementation services

Implementation services revenue is recognized when installation is completed.

Maintenance and hosting support contracts

Maintenance and hosting support consists of software updates and support. Software updates provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Support includes access to technical support personnel for software and hardware issues.  The Company also offers a hosting service through its network operations center, or NOC, allowing the ability to monitor and support its customers’ networks 7 days a week, 24 hours a day.

Maintenance and hosting support revenue is recognized ratably over the term of the maintenance contract, which is typically one to three years. Maintenance and support is renewable by the customer. Rates for maintenance and support, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the arrangement.  The Company’s hosting support agreement fees are based on the level of service provided to its customers, which can range from monitoring the health of a customer’s network to supporting a sophisticated web-portal.

4.  Cash and Cash Equivalents

Cash equivalents consist of commercial paper and all other liquid investments with original maturities of three months or less when purchased. As of December 31, 2013, the Company had substantially all cash invested in a commercial paper sweep account. The Company maintains the majority of its cash balances in one financial institution located in Chicago. The balance is insured by the Federal Deposit Insurance Corporation up to $250.

5.  Restricted Cash

In connection with the Company’s bank’s credit card program, the Company was required to maintain a cash balance of $50, at both December 31, 2013 and 2012.

6.  Accounts Receivable

Accounts receivable are usually unsecured and stated at net realizable value and bad debts are accounted for using the allowance method. The Company performs credit evaluations of its customers' financial condition on an as-needed basis and generally requires no collateral. Payment is generally due 90 days or less from the invoice date and accounts past due more than 90 days are individually analyzed for collectability. In addition, an allowance is provided for other accounts when a significant pattern of uncollectability has occurred based on historical experience and management's evaluation of accounts receivable. If all collection efforts have been exhausted, the account is written off against the related allowance.  No interest is charged on past due accounts.  The allowance for doubtful accounts was $35 and $49 at December 31, 2013 and 2012, respectively.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

7.  Inventories

The Company records inventories using the lower of cost or market on a first-in, first-out (FIFO) method. Inventories consist principally of finished goods, product components and software licenses. Inventory reserves are established to reflect slow-moving or obsolete products.  The Company had an inventory reserve of $85 and $38 at December 31, 2013 and 2012, respectively.

8.  Impairment of Long-Lived Assets

The Company reviews the carrying value of all long-lived assets, including property and equipment with definite lives, for impairment in accordance with “FASB ASC 360-10-05-4,” Accounting for the Impairment or Disposal of Long-Lived Assets.  Under FASB ASC 360-10-05-4, impairment losses are recorded whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable.

If the impairment tests indicate that the carrying value of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment loss would be recognized. The impairment loss is determined by the amount by which the carrying value of such asset exceeds its fair value. We generally measure fair value by considering sale prices for similar assets or by discounting estimated future cash flows from such assets using an appropriate discount rate. Assets to be disposed of are carried at the lower of their carrying value or fair value less costs to sell.

Considerable management judgment is necessary to estimate the fair value of assets, and accordingly, actual results could vary significantly from such estimates. There have been no impairment losses for long-lived assets recorded in 2013, 2012 or 2011.

9.  Depreciation and Amortization

        Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using straight-line methods. Leased equipment is depreciated over the term of the capital lease.  Leasehold improvements are amortized over the shorter of the life of the improvement or the lease term, using the straight-line method.

The estimated useful lives used to compute depreciation and amortization are as follows:

Equipment	3 – 5 years
Demonstration equipment	3 – 5 years
Furniture and fixtures	7 years
Purchased software	3 years
Leased equipment	3 years
Leasehold improvements	Shorter of 5 years or term of lease

Depreciation and amortization expense was $213, $286 and $467 for the years ended December 31, 2013, 2012 and 2011, respectively.

10. Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs were $47, $25 and $23 for the years ended December 31, 2013, 2012 and 2011, respectively.

11. Comprehensive Loss

        Comprehensive loss includes revenues, expenses, gains and losses that are excluded from net loss.  Items of comprehensive loss are foreign currency translation adjustments which are added to net income or loss to compute comprehensive income or loss.  In  2013, 2012 and 2011, comprehensive losses included $0, $0 and $10, respectively, of unrealized foreign currency translation gains on the translation of the financial statements of the Company’s foreign subsidiary from its functional currency to the U.S. dollar.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

12. Research and Development and Software Development Costs

Research and development expenses consist primarily of development personnel and non-employee contractor costs related to the development of new products and services, enhancement of existing products and services, quality assurance and testing.  “FASB ASC 985-20-25,” Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, requires certain software development costs to be capitalized upon the establishment of technological feasibility.

The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies. Software development costs incurred beyond the establishment of technological feasibility have not been significant.  No software development costs were capitalized during the years ended December 31, 2013, 2012 and 2011.  Software development costs have been recorded as research and development expense.  The Company incurred research and development expenses of $935 in 2013, $1,795 in 2012 and $2,116 in 2011.

13. Basic and Diluted Loss per Common Share

Basic and diluted loss per common share for all periods presented is computed using the weighted average number of common shares outstanding. Basic weighted average shares outstanding include only outstanding common shares.  Diluted net loss per common share is computed by dividing net loss by the weighted average common and potential dilutive common shares outstanding computed in accordance with the treasury stock method.  Shares reserved for outstanding stock warrants and options totaling 2,148, 537 and 474 for 2013, 2012 and 2011, respectively, were excluded from the computation of loss per share as their effect was antidilutive due to the Company’s net loss in each of those years.  The loss per share amounts presented in the Company’s Statement of Operations are not net of tax due to the full tax valuation allowance on deferred tax assets for the years ended December 31, 2013, 2012 and 2011.

14. Deferred Income Taxes

Deferred income taxes are recognized in the financial statements for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, reserves for uncollectible accounts receivables and inventory, differences in depreciation methods, and accrued expenses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

15. Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC 718-10 which requires the measurements and recognition of compensation expense for all stock-based payments including warrants, stock options, restricted stock grants and stock bonuses based on estimated fair value. For purposes of determining estimated fair value under FASB ASC 718-10-30, the Company computes the estimated fair values of stock options using the Black-Scholes option pricing model.  The fair value of restricted stock and stock award grants are determined based on the number of shares granted and the closing price of the Company’s common stock on the date of grant. Compensation expense for all share-based payment awards is recognized using the straight-line amortization method over the vesting period.  Stock-based compensation expense of $434, $484 and $740 was charged to expense during 2013, 2012 and 2011, respectively.  No tax benefit has been recorded due to the full valuation allowance on deferred tax assets that the Company has recorded.

The Company accounts for equity instruments issued for services and goods to non-employees under “FASB ASC 505-50-1” Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and “FASB ASC 505-50-25” Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees. Generally, the equity instruments issued for services and goods are shares of the Company’s common stock, or warrants or options to purchase shares of the Company’s common stock. These shares, warrants or options are either fully-vested and exercisable at the date of grant or vest over a certain period during which services are provided. The Company expenses the fair market value of these securities over the period in which the related services are received.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

During the years ended December 31, 2013 and 2012, the Company recognized $13 and $189, respectively, of stock-based compensation expense related to the fair market value of stock and a warrant that were issued to outside vendors for professional services. The Company did not issue equity instruments to non-employees during the years ended December 31, 2011.

See Note 7 for further information regarding the impact of the Company’s application of FASB ASC 718-10 and the assumptions used to calculate the fair value of share-based compensation.

16.  Fair Value of Financial Instruments

“FASB ASC 820-10,” Fair Value Measurements and Disclosures, requires disclosure of the estimated fair value of an entity's financial instruments. Such disclosures, which pertain to the Company's financial instruments, do not purport to represent the aggregate net fair value of the Company. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short maturity of those instruments.  The fair value of the line of credit and convertible notes payable approximates carrying value based on the interest rates in the lease and line of credit compared to current market interest rates.

17. Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates of the Company are the allowance for doubtful accounts, recognition of revenue under fixed price contracts, deferred tax assets, deferred revenue, depreciable lives and methods of property and equipment, and valuation of warrants and other stock-based compensation. Actual results could differ from those estimates.

18. Deferred Financing Costs

Amortization expense related to deferred financing costs was $0, $3 and $21 for the years ended December 31, 2013, 2012 and 2011 and was recorded as a component of interest expense.  The balance of deferred finance costs at December 31, 2013 was $14.

NOTE 2: GOING CONCERN

The financial statements accompanying this report for the fiscal year ended December 31, 2013 have been prepared on a going concern basis, meaning that they do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. However, the Company’s auditor also expressed substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is an issue raised as a result of losses suffered from operations. The Company does not currently have sufficient capital resources to fund its operations beyond April 2014.  The Company continues to experience operating losses.  The Company continues to seek financing on favorable terms; however, there can be no assurance that any such financing can be obtained on favorable terms, if at all.  At present, the Company has no commitments for any additional financing. Because the Company’s has received an opinion from its auditor that substantial doubt exists as to whether the Company can continue as a going concern, it may be more difficult for the Company to attract investors, secure debt financing or bank loans, or a combination of the foregoing, on favorable terms, if at all.  The Company’s future depends upon its ability to obtain financing and upon future profitable operations. If the Company is unable to generate sufficient revenue find financing, or adjust its operating expenses so as to maintain positive working capital, then the Company will likely will be forced to cease operations and investors will likely lose their entire investment.  The Company can give no assurance as to its ability to generate adequate revenue, raise sufficient capital, sufficiently reduce operating expenses or continue as a going concern.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

NOTE 3:  OTHER FINANCIAL STATEMENT INFORMATION

The following tables provide details of selected financial statement items:

ALLOWANCE FOR DOUBTFUL RECEIVABLES

	December 31,
	2013	2012

Balance at beginning of period	$49	$50
Provision for doubtful receivables	9	-
Write-offs	(23)	(1)
Balance at end of period	$35	$49

INVENTORIES

	December 31,
	2013	2012

Finished goods	$24	$103
Work-in-process	45	55
Total inventories	$69	$158

The Company has recorded adjustments to reduce inventory values to the lower of cost or market for certain finished goods, product components and supplies.  The Company recorded expense of $47, $35 and $65 during the years ended December 31, 2013, 2012 and 2011, respectively, related to these adjustments to cost of sales.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets as of December 31, 2013 and 2012 consisted primarily of deposits for trade shows and facilities, along with corporate insurance premiums.

PROPERTY AND EQUIPMENT

	December 31,
	2013	2012

Leased equipment	$89	$89
Equipment	1,065	1,192
Leasehold improvements	381	381
Demonstration equipment	5	5
Purchased software	357	373
Furniture and fixtures	566	572
Total property and equipment	$2,463	$2,612
Less: accumulated depreciation and amortization	(2,234)	(2,197)
Net property and equipment	$229	$415

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

OTHER ASSETS

Other assets consist of long-term deposits on operating leases.

ACCRUED LIABILITIES

	December 31,
	2013	2012

Compensation	$202	$254
Accrued rent	178	208
Sales tax and other	41	65
Total accrued liabilities	$421	$527

DEFERRED REVENUE

	December 31,
	2013	2012

Deferred software maintenance	$172	$480
Customer deposits and deferred project revenue	582	116
Total deferred revenue	$754	$596

SUPPLEMENTAL CASH FLOW INFORMATION

	December 31,
	2013	2012	2011
Supplemental disclosures of cash flow information
Cash paid for:
Interest	$24	$8	$9

Supplemental disclosures of cash flow information
Warrants issued for debt issuance costs	-	-	8
Warrants issued for convertible notes payable	137	-	-
Warrants issued for convertible notes payable - related party	41	-	-
Beneficial conversion of convertible notes payable	21	-	-
Beneficial conversion of convertible notes payable related party	6	-	-

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

NOTE 4:  FAIR VALUE MEASUREMENTS

The Company maintained all investments in cash and cash equivalents for 2011 through 2013 and accordingly recorded no gains or losses.  Interest income of $0, $1 and $4 was recorded in 2013, 2012 and 2011, respectively.

As of December 31, 2013 and 2012, cash equivalents consisted of the following:

	December 31, 2013
	Gross	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
Commercial paper	$1,377	$-	$-	$1,377
Total included in cash and cash equivalents	$1,377	$-	$-	$1,377

	December 31, 2012
	Gross	Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
Commercial paper	$2,009	$-	$-	$2,009
Total included in cash and cash equivalents	$2,009	$-	$-	$2,009

The Company measures certain financial assets, including cash equivalents and available-for-sale marketable securities at fair value on a recurring basis.  In accordance with FASB ASC 820-10-30, fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability.  As a basis for considering such assumptions, FASB ASC 820-10-35 establishes a three-level hierarchy which prioritizes the inputs used in measuring fair value.  The three hierarchy levels are defined as follows:

Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets.  The fair value of available-for-sale securities included in the Level 1 category is based on quoted prices that are readily and regularly available in an active market.  The Level 1 category at December 31, 2013 and December 31, 2012 includes funds held in a commercial paper sweep account totaling $1,377 and $2,009, which are included in cash and cash equivalents in the consolidated balance sheet.

Level 2 – Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly.  At December 31, 2013 and 2012, the Company had no Level 2 financial assets on its consolidated balance sheet.

Level 3 – Valuations based on inputs that are unobservable and involve management judgment and the reporting entity’s own assumptions about market participants and pricing.  At December 31, 2013 and 2012, the Company had no Level 3 financial assets on its consolidated balance sheet.

The hierarchy level assigned to each security in the Company’s cash equivalents is based on its assessment of the transparency and reliability of the inputs used in the valuation of such instruments at the measurement date.  The Company did not have any financial liabilities that were covered by FASB ASC 820-10-30 as of December 31, 2013 and 2012.

NOTE 5:  COMMITMENTS AND CONTINGENCIES AND DEBT

Operating Leases

The Company leases approximately 19 square feet of office and warehouse space located at 5929 Baker Road, Minnetonka, Minnesota.  In July 2010, the Company entered into an amendment that extended the term of the lease through January 31, 2018.   In consideration for this extension, the landlord provided the Company with a leasehold improvement allowance totaling $191 and a reduction in base rent per square foot.  The leasehold allowance was recorded as an addition to deferred rent. See Note 3 (Other Financial Statement Information).  The Company will recognize the leasehold improvement allowance on a straight-line basis as a benefit to rent expense over the life of the lease, along with the existing deferred rent credit balance of $60 as of the date of the amendment.  In addition, the amendment contains a rent escalation provision, which also will be recognized on a straight-line basis over the term of the lease.  The Company had drawn upon the entire amount of leasehold improvement allowances as of December 31, 2010.  The lease requires the Company to maintain a letter of credit which can, in the discretion of the landlord, be reduced or released.  The amount of the letter of credit as of December 31, 2013 was $180.  In addition, the Company leases office space of approximately 10 square feet to support its Canadian operations at a facility located at 4510 Rhodes Drive, Suite 800, Windsor, Ontario under a lease that, as amended, extends through June 30, 2014.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

Rent expense under the operating leases was $342, $369 and $378 for the years ended December 31, 2013, 2012 and 2011, respectively.

Future minimum lease payments for operating leases are as follows:

Years Ending December 31,	Lease Obligations
2014	$233
2015	209
2016	205
2017	206
2018	24
Total future minimum obligations	$877

Litigation

The Company was not party to any material legal proceedings as of March 1, 2014.

Revolving Line-of-Credit

In March 2010, the Company entered into a Loan and Security Agreement with Silicon Valley Bank (the “Loan and Security Agreement”), which was most recently amended effective March 13, 2013.  The Loan and Security Agreement provides the Company with a revolving line-of-credit at an annual interest rate of prime plus 1.5%, the availability of which is the lesser of (a) $1,500, or (b) the amount available under the Company’s borrowing base (75% of the Company’s eligible accounts receivable plus 50% of the Company’s eligible inventory) minus (1) the dollar equivalent amount of all outstanding letters of credit, (2) 10% of each outstanding foreign exchange contract, (3) any amounts used for cash management services, and (4) the outstanding principal balance of any advances.  In connection with the July 2010 lease amendment for the Company’s corporate offices, Silicon Valley Bank issued a letter of credit which as of December 31, 2013 was in the amount of $180, along with a letter of credit issued to a vendor for $50.

As of December 31, 2013, the Company was not in compliance with the tangible net worth requirement and therefore not eligible to draw down on the line of credit.  As of December 31, 2013, the Company’s tangible net worth totaled $1,583 or $635 below the minimum required amount per the terms of the Loan and Security Agreement.  The Company had no outstanding balance under this loan agreement (other than our letter of credits) as of December 31, 2013.

Under the Loan and Security Agreement, the Company is generally required to obtain the prior written consent of Silicon Valley Bank to, among other things, (a) dispose of assets, (b) change its business, (c) liquidate or dissolve, (d) change CEO or COO (replacements must be satisfactory to the lender), (e) enter into any transaction in which the Company’s shareholders who were not shareholders immediately prior to such transaction own more than 40% of the Company’s voting stock (subject to limited exceptions) after the transaction, (f) merge or consolidate with any other person, (g) acquire all or substantially all of the capital stock or property of another person, or (h) become liable for any indebtedness (other than permitted indebtedness). The line of credit is secured by all the Company’s assets and matures on July 15, 2014.  Starting with the month ending March 31, 2014 and on the last day of each following month, the Company’s new tangible net worth requirement has been reduced to $150,000, commencing with the quarter ending March 31, 2014, the minimum tangible net worth requirement increases, commencing with the quarter ending March 31, 2014 and each quarter thereafter, by the sum of (a) fifty-percent (50%) of the Company’s quarterly net income (without reduction for any losses) for such quarter, plus (b) fifty-percent (50%) of all proceeds received from the issuance of equity during such quarter and/or the principal amount of all subordinated debt incurred during such quarter.  The Company must comply with this tangible net worth minimum in order to draw down on such line of credit and also while there are outstanding credit extensions (other than the Company’s existing lease letter of credit).

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

During the years end 2013 and 2012, the weighted average interest rate on the line of credit was 5.5%.  The Company did not have an outstanding balance on the line of credit as of December 31, 2013, compared to $400 at the end of 2012.

Convertible Notes Payable

In December 2013, the Company received $1,075 in proceeds from the issuance of unsecured convertible promissory notes, along with three year warrants to purchase 1,075 share of common stock at $0.75 per share.  The notes mature two years after issuance, require the payment of interest at the rate of 4% per year (payable on maturity), and are convertible, at the holder’s option, into unregistered shares of the Company’s common stock at a conversion price of $0.50 per share.  The notes are subordinated to the Silicon Valley Bank line of credit.  The warrants are immediately exercisable, expire three years after issuance, have a cashless exercise feature, and may be exercised to purchase unregistered shares of the Company’s common stock at an exercise price of $0.75 per share.  The fair value of the warrants granted was calculated at $178 using the Black-Scholes model. The Company determined the warrants are permanent equity.  See Note 7 for the inputs used in valuing the warrants using the Black-Scholes model.  The Company reduced the carrying value of the notes and is amortizing the relative fair value of the warrants granted in connection with the notes payable over the original term of the notes as additional interest expense. The unamortized balance of the fair value allocated to the warrants totaled $175 as of December 31, 2013.  In addition, the Company determined that there was a beneficial conversion feature of $27 at the date of issuance which was recorded as debt discount at the date of issuance and is also amortized into interest expense over the original term of the notes.  The unamortized balance of the beneficial conversion feature was $27 as of December 31, 2013.  For the year ended December 31, 2013, the Company recorded interest expense of $4 related to the amortization of the warrants and beneficial conversion feature.   The effective interest rate of the convertible notes payable was computed at 13.25% subsequent to the allocation of proceeds to the warrants and beneficial conversion feature.

In January 2014, the Company received exercise notices from various holders of the convertible notes payable electing to convert the notes payable into common stock.  The total principal amount was $250, including $1 of accrued interest, which converted into 501 shares of the Company’s common stock.

Convertible Notes Payable – Related Party

In December 2013, the Company received $250 of the $1,075 proceeds from the issuance of unsecured convertible promissory notes, along with three year warrants to purchase 250 shares of common stock at $0.75 per share from Perkins Capital Management, who was an affiliate of ours due to its beneficial ownership of 31.7% of our outstanding common stock as of March 1, 2014.  Of the $178 and $27 allocated to the fair value of the warrants and the beneficial conversion feature, $41 and $6 related to the proceeds the Company received from to Perkins Capital Management.   For the portion considered related party, the Company recorded interest expense of $1 for year ended December 31, 2013 associated with the amortization of the warrants and beneficial conversion feature.

In January 2014, the Company received exercise notices from Perkins Capital Management, who has investment power over the convertible notes payable electing to convert the notes payable into common stock.  The total principal amount was $250, including $1 of accrued interest, which converted into 501 shares of the Company’s common stock.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

NOTE 6:  SHAREHOLDERS' EQUITY

Authorized Common Stock

In June 2013, the Company’s shareholders approved the amended of the Company’s Articles of Incorporation to increase the number of  shares of authorized common stock from 10,000 to 50,000.

Reverse Stock Split

In November 2012, the Company’s board of directors approved a one-for-five reverse stock split of all outstanding common shares, which became effective December 14, 2012.  A proportionate adjustment also was made to the Company’s outstanding derivative securities.   All share and per share information in these financial statements are restated to reflect such reverse stock split.

Registered Direct Offerings

In March 2013, the Company sold a total of 868 units at a price of $1.80 per unit, each unit consisting of one share of common stock and one five-year warrant to purchase 0.50 of a  share of common stock, with exercisability commencing six months and one day after issuance, at an exercise price of $2.73 per share, pursuant to a registration statement on Form S-3 which was declared effective by the Securities and Exchange Commission in January 2013.  The Company determined the warrants are permanent equity.  The Company obtained approximately $1,377 in net proceeds as a result of this registered direct offering.

In September 2012, the Company sold a total of 348 shares of its common stock at $4.05 per share pursuant to a registration statement on Form S-3 which was declared effective by the Securities and Exchange Commission in September 2009.  The Company obtained approximately $1,176 in net proceeds as a result of this registered direct offering.

In December 2011, the Company sold a total of 664 shares of the Company’s common stock at $5.00 per share pursuant to a registration statement on Form S-3 which was declared effective by the Securities and Exchange Commission in September 2009.   The Company obtained approximately $2,926 in net proceeds as a result of this registered direct offering.

Warrants

The Company has issued common stock purchase warrants to certain debt holders, contractors, and investors in connection with various transactions. The Company values the warrants using the Black-Scholes pricing model and they are recorded based on the reason for their issuance.

Warrants held by non-employees during the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013		2012		2011
		Weighted		Weighted		Weighted
	Common	Average	Common	Average	Common	Average
	Stock	Exercise	Stock	Exercise	Stock	Exercise
	Warrants	Price	Warrants	Price	Warrants	Price
Outstanding at beginning of year	102	$7.74	64	$7.15	289	$17.50
Granted	1,521	1.38	38	8.75	-	-
Exercised	-	-	-	-	-	-
Expired	(57)	7.19	-	-	(225)	20.25
Outstanding at end of year	1,566	$1.59	102	$7.74	64	$7.15
Non-exercisable	-	-	-		-
Outstanding and exercisable at end of year	1,566	$1.59	102	$7.74	64	$7.15

In December 2013, the Company issued three-year warrants for the purchase of 1,075 shares of common stock at an exercise price of $0.75 per share to the unsecured convertible promissory note holders.  The fair value of the warrants was $0.17 per share or $178 based on the Black-Scholes model using an expected term of two years, a risk-free interest rate of 0.40% and a volatility rate of 99.3%.  The Company reduced the carry value of the convertible notes by the relative fair value of the warrants and is amortizing the fair value of the warrants granted in connection with the convertible note payable over the original term of the convertible note as additional interest expense.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

In March 2013, the Company issued five-year warrants to purchase 434 shares of common stock, with exercisability commencing six months and one day after issuance, at an exercise price of $2.73.  The Company determined the warrants are permanent equity.

During 2013 and 2012, the Company issued three-year warrants for the purchase of 12  and 38 shares of common stock, respectively, at an exercise price of $8.75 per share to a vendor in exchange for public relations services. The weighted average fair value of the warrants was $0.26 and $1.97 per share based on the Black-Scholes model using an expected term of three years, a risk-free interest rate of 1.40% to 0.36% and a volatility rate of 99.7% to 88.3%.  The total fair value of $3 and $75 was recognized as compensation expense during the years ended December 31, 2013 and 2012 as the warrant was 100% exercisable upon issuance.

In March 2010, the Company issued Silicon Valley Bank a 10-year fully vested warrant to purchase up to 8 shares of the Company’s common stock at an exercise price of $14.50 per share, as additional consideration for the Loan and Security Agreement. Fair value at the date of grant was $7.95 per warrant. The fair value of $66 was amortized on a straight-line basis over the one-year term of the agreement as interest expense in the Company’s Statement of Operations. In January 2011, the Company reduced the exercise price to $6.89 per share, resulting in an incremental increase to the fair value of $1.00 per share.  As of December 31, 2013, $0 remained to be expensed.

In connection with the January 2011 amendment to the Loan and Security Agreement, the Company reduced the exercise price of the warrants to $6.89 per share.  The reduction in the exercise price resulted in an incremental increase of the fair value of $1.00 per warrant.

No common stock warrants were exercised in 2013, 2012 or 2011.

As of December 31, 2013, 2012 and 2011, the weighted average contractual life of the outstanding warrants was 3.29 years, 1.92 years and 2.69 years, respectively.

NOTE 7:  STOCK-BASED COMPENSATION AND BENEFIT PLANS

Warrants

The Company has also issued common stock warrants to employees as stock-based compensation. The Company values the warrants using the Black-Scholes pricing model.  The warrants vest immediately and have exercise periods of five years.

All 21 exercisable warrants held by employees expired unexercised during 2011, leaving no warrants held by employees outstanding as of December 31, 2013, 2012 or 2011.

Stock options

Amended and Restated 2006 Equity Incentive Plan

In March 2006, the Company's Board of Directors adopted the 2006 Equity Incentive Plan (now known as the Amended and Restated 2006 Equity Incentive Plan (the "EIP")) which was approved by the Company's shareholders in February 2007. Participants in the EIP may include the Company's employees, officers, directors, consultants, or independent contractors. The EIP authorizes the grant of options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the grant of options that do not qualify as incentive stock options, restricted stock, restricted stock units, stock bonuses, cash bonuses, stock appreciation rights, performance awards, dividend equivalents, warrants and other equity based awards. The number of shares of common stock originally reserved for issuance under the EIP was originally 200 shares.  In November 2007, the Company's shareholders approved an amendment to increase the number of shares reserved for issuance to 350.  In June 2009, the Company’s shareholders approved an amendment to increase the number of shares reserved for issuance to 425 and also increased the maximum number of shares for which awards may be granted to any individual participant in any calendar year from 60 to 100.

In June 2010, the Company’s shareholders approved an amendment to increase the number of shares reserved for issuance to 480.  In June 2011, the Company’s shareholders approved an amendment to increase the number of shares reserved for issuance to 720.  In June 2013, the Company’s shareholder approved an amendment to increase the number of shares reserved for issuance to 1,720.  The EIP expires in March 2016.  As of December 31, 2013, there were 1,106 shares available for future awards under the EIP.

Incentive options may be granted only to the Company's officers, employees or corporate affiliates. Non-statutory options may be granted to employees, consultants, directors or independent contractors who the committee determines shall receive awards under the EIP. The Company will not grant non-statutory options under the EIP with an exercise price of less than 100% of the fair market value of the Company's common stock on the date of grant.  The Company issues new shares of common stock when stock options are exercised.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

Amended and Restated 2006 Non-Employee Director Stock Option Plan

In April 2006, the Company's Board of Directors adopted the 2006 Non-Employee Director Stock Option Plan (the "DSOP") which was approved by the Company's shareholders in February 2007.  The DSOP provides for the grant of options to members of the Company's Board of Directors who are not employees of the Company or its subsidiaries.  Under the DSOP, non-employee directors as of February 27, 2006 and each non-employee director thereafter elected to the Board of Directors was automatically entitled to a grant of an option for the purchase of 8 shares of common stock, 2 of which vest and become exercisable on the date of grant, and additional increments of 2 shares become exercisable and vest upon each director's reelection to the Board of Directors.  In June 2011, the Company’s shareholders approved an amendment to the DSOP replace the automatic grants of 8 shares with discretionary grants.  The number of shares originally reserved for awards under the DSOP was 102 shares. In June 2012, the Company’s shareholders approved an amendment to increase the number of shares reserved for issuance to 200.  In June 2013, the Company’s shareholders approved an amendment to increase the number of share reserved for issuance to 700.  Options are required to be granted at fair market value.  As of December 31, 2013, there were 572 shares available for future awards under the DSOP.

The Company values the options using the Black-Scholes pricing model.  The options vest over a four-year period and have a five-year term.  In April 2011, as part of a former director’s resignation from the Board of Directors, a stock option for the purchase of 5 shares was modified to immediately vest, resulting in $7 of non-cash stock-based compensation expense.

A summary of the changes in outstanding stock options under all equity incentive plans is as follows:

		Weighted
		Average
	Options	Exercise
	Outstanding	Price
Balance, December 31, 2010	457	$11.30
Granted	132	6.00
Exercised	(60)	3.35
Forfeited or expired	(119)	16.05
Balance, December 31, 2011	410	$9.38
Granted	100	5.35
Exercised	-	-
Forfeited or expired	(75)	14.97
Balance, December 31, 2012	435	$7.49
Granted	273	1.24
Exercised	-	-
Forfeited or expired	(126)	5.17
Balance, December 31, 2013	582	$5.34

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

The Company received total proceeds of $0, $0 and $201 for stock options exercised during 2013, 2012 and 2011, respectively.  The Com pany issues new shares for stock options that are exercised.  The intrinsic value related to these options was $0, $0 and $185 in 2013, 2012 and 2011, respectively.

Information with respect to employee common stock options outstanding and exercisable at December 31, 2013 is as follows:

			Stock Options Outstanding					Options Exercisable
				Weighted
				Average		Weighted	Aggregate		Weighted	Aggregate
Range of Exercise			Number	Remaining		Average	Intrinsic	Options	Average	Intrinsic
Prices Between			Outstanding	Contractual Life		Exercise Price	Value	Exercisable	Exercise Price	Value
$ 1.80	-	$ 1.95	190	9.12	Years	$1.80	$-	25	$1.80	$-
$ 1.96	-	$ 5.48	107	8.36	Years	4.48	-	32	5.35	-
$ 5.49	-	$ 6.23	103	6.70	Years	5.86	-	79	5.85	-
$ 6.24	-	$ 9.00	94	6.87	Years	6.76	-	82	6.82	-
$ 9.01	-	$ 15.15	88	5.87	Years	11.81	-	77	11.73	-
			582	7.69	Years	$5.34	$-	295	$7.25	$-

Restricted Stock and Share Awards

The Company issued 6 shares of restricted stock to a key employee in February 2012. The shares require both continued employment and achievement of certain performance targets. As of December 31, 2012, the performance targets had been achieved and the shares were issued to the employee. The weighted average fair value of the shares was based on the closing market price on the date of grant of $5.35. The fair market value of the grant totaled $32 and was recognized as stock compensation expense for the year ended December 31, 2012.

In February 2013 and 2012, the Company issued 6 and 21 unregistered shares of its common stock to a vendor in exchange for executive search services. The fair value of the shares was based on the closing price on the date issued, which totaled $10 and $114 and was recognized as compensation expense in 2013 and 2012, respectively.

During 2013 and 2012, the Company issued an aggregate of 51 and 15 shares of common stock to its six non-employee board members. In addition, the Company also issued an aggregate of 25 and 9 shares of common stock to key sales employees in 2013 and 2012, respectively. The shares were issued to the six non-employee board members as part of their compensation for board service for the years ended December 31, 2013 and 2012. The shares were issued to the key sales employees as a result of their achievement of certain performance goals outlined within the annual sales compensation plan. The weighted average fair value of the shares of $0.84 and $3.45 for the years ended December 31, 2013 and 2012 was based on the closing market prices on the dates of grant. The fair value of the stock awards was recognized as compensation expense and totaled $64 and $82 for the years ended December 31, 2013 and 2012.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

A summary of the changes in outstanding restricted stock and share awards is as follows:

	Restricted	Weighted
	Stock Awards	Average
	Outstanding	Price
Balance, December 31, 2010	30	$9.90
Granted	-	-
Vested	(21)	8.65
Forfeited or expired	(4)	13.35
Balance, December 31, 2011	5	$12.25
Granted	30	3.82
Vested	(32)	4.37
Forfeited or expired	(1)	12.25
Balance, December 31, 2012	2	$12.25
Granted	82	0.91
Vested	(82)	0.91
Forfeited or expired	-	-
Balance, December 31, 2013	2	$12.25

Stock Compensation Expense Information

FASB ASC 718-10 requires measurement and recognition of compensation expense for all stock-based payments including warrants, stock options, restricted stock grants and stock bonuses based on estimated fair values. Following is a summary of compensation expense recognized for the issuance of warrants, stock options, restricted stock grants and stock bonuses for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
Stock-based compensation costs included in:
Cost of sales	$2	$6	$16
Sales and marketing expenses	59	69	103
Research and development expenses	31	55	56
General and administrative expenses	342	354	565
Total stock-based compensation expenses	$434	$484	$740

In February 2013, the Company granted stock options for the purchase of an aggregate of 173 shares to two executive officers and certain key employees, respectively.  In addition, each of the Company’s non-employee board members received stock options to purchase 20 of the Company’s stock in February 2013.

In February 2012, the Company granted stock options for the purchase of an aggregate of 61 shares to two executive officers and certain key employees, respectively. In addition, each of the Company’s six non-employee board members received stock options to purchase 7 shares of the Company’s stock in February 2012.

In March 2011, the Company granted stock options for the purchase of an aggregate of 50 shares to two executive officers and certain key employees and each of the Company’s six non-employee board members received a stock option award to purchase 4 shares of the Company’s common stock. In June 2011 and October 2011, the Company granted stock options for the purchase of an aggregate of 29 shares to several key employees.  Also, the Company granted stock options for the purchase of an aggregate of 32 shares to four new board members during 2011.

At December 31, 2013, there was approximately $315 of total unrecognized compensation expense related to unvested share-based awards.  This expense will be recognized ratably over the next 1.93 years and will be adjusted for any future changes in estimated forfeitures.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

Valuation Information for Stock-Based Compensation

For purposes of determining estimated fair value under FASB ASC 718-10, the Company computed the estimated fair values of stock options using the Black-Scholes model.  The weighted average estimated fair value of stock options granted was $1.24, $3.16 and $3.80 per share for 2013, 2012 and 2011, respectively.  These values were calculated using the following weighted average assumptions:

	2013	2012	2011
Expected life	4.26 Years	4.18 Years	3.82 to 4.08 Years
Dividend yield	0%	0%	0%
Expected volatility	94.6%	87.4%	88.1 to 90.6%
Risk-free interest rate	0.6%	0.5 to 0.8%	0.6 to 1.8%

The estimated fair value of stock options that vested during 2013, 2012 and 2011 was $335, $565 and $1,067, respectively.

The risk-free interest rate assumption is based on observed interest rates appropriate for the term of the Company’s stock options.   The Company calculated the estimated expected life based upon historical exercise data. The Company calculates expected volatility for stock options and awards using historical volatility.  The dividend yield assumption is based on the Company’s history and expectation of no future dividend payouts.

Stock-based compensation expense is based on awards ultimately expected to vest and is reduced for estimated forfeitures.  FASB 718-10-55 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Prior to January 1, 2010, the Company had little historical experience on which to base an assumption and used a zero percent forfeiture rate assumption.  The weighted average estimated forfeiture rate was 25.2%, 23.4% and 23.2% at December 31, 2013, 2012 and 2011, respectively.  The Company continues to apply a zero forfeiture rate to those options granted to members of its board of directors as management does not expect significant turnover on the board.

Amended and Restated 2007 Associate Stock Purchase Plan

In November 2007, the Company’s shareholders approved the 2007 Associate Stock Purchase Plan, under which 60 shares were originally reserved for purchase by the Company’s associates (employees).  In June 2010, the Company's shareholders approved an amendment to increase the number of shares reserved for issuance to 80.  In June 2011, the Company’s shareholders approved an amendment to increase the number of shares reserved for issuance from 80 to 120.  The purchase price of the shares under the plan is the lesser of 85% of the fair market value on the first or last day of the offering period.  Offering periods are every six months ending on June 30 and December 31.  Associates may designate up to ten percent of their compensation for the purchase of shares under the plan.  Total shares purchased by associates under the plan were 19, 12 and 14 in the years ended December 31, 2013, 2012 and 2011, respectively.  In June 2013, the Company’s board of directors terminated the Associate Stock Purchase Plan effective July 1, 2013.

Employee Benefit Plan

In 2007, the Company established a defined contribution 401(k) retirement plan for eligible associates.  Associates may contribute up to 15% of their pretax compensation to the plan.  There is currently no plan for a Company contribution match.

NOTE 8:  SEGMENT INFORMATION AND MAJOR CUSTOMERS

The Company views its operations and manages its business as one reportable segment, providing marketing technology solutions, including digital signage, to a variety of companies, primarily in its targeted vertical markets.  Factors used to identify the Company’s single operating segment include the financial information available for evaluation by the chief operating decision maker in making decisions about how to allocate resources and assess performance.  The Company markets its products and services through its headquarters in the United States and its wholly-owned subsidiary operating in Canada.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

Net sales per geographic region, based on location of end customer, are summarized as follows:

	For the Years Ended December 31,
	2013	2012	2011

United States	$6,358	$6,268	$8,454
Canada	415	390	754
Other International	29	46	66
Total Sales	$6,802	$6,704	$9,274

Geographic segments of property and equipment are as follows at:

	December 31,	December 31,
	2013	2012
Property and equipment, net:
United States	$204	$378
Canada	25	37
Total	$229	$415

A significant portion of the Company's revenue is derived from a few major customers.  Customers with greater than 10% of total sales are represented on the following table:

	Years Ended December 31,
Customer	2013	2012	2011
Chrysler	26.4%	40.9%	39.9%
Delphi Display Systems	11.2%	*	*
ARAMARK	22.4%	16.2%	17.9%
	60.0%	57.1%	57.8%

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. As of December 31, 2013 and 2012, a significant portion of the Company's accounts receivable was concentrated with several key customers.   Customers with greater than 10% of total accounts receivable are represented on the following table:

	As of December 31,
Customer	2013	2012

Chrysler	44.8%	40.5%
EWI	15.0%	*
Buffalo Wild Wings	*	16.7%
	59.8%	57.2%

* Total accounts receivable balance from these customers was less than 10% at the end of the year presented.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

NOTE 9:  INCOME TAXES

The Company has not recorded a current or deferred tax provision for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company has not provided for U.S. taxes on the cumulative loss of approximately $5,371 incurred by its Canadian wholly-owned subsidiary.  If any future undistributed earnings of the Company’s Canadian subsidiary are remitted to the Company, income taxes, if any, after the application of foreign tax credits will be provided at that time.

Temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and tax credit and operating loss carryforwards that create deferred tax assets and liabilities are as follows:

	2013	2012
Current asset / (liability):
Allowance for doubtful accounts	$43	$32
Property and equipment	(5)	(22)
Accrued expenses	293	240
Non-qualified stock options	419	370
Non-current asset:
Net foreign carryforwards	1,423	1,591
Net operating loss carryforwards	27,036	25,934
Deferred tax asset	29,209	28,145
Less: valuation allowance	(29,209)	(28,145)
Net deferred tax asset	$-	$-

Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The valuation allowance for deferred tax assets as of December 31, 2013 and 2012 was $29,209 and $28,145 respectively.  The total valuation allowance increased by $1,064 primarily due to current year losses generated in the U.S.   The valuation allowance has been established due to the uncertainty of future taxable income, which is necessary to realize the benefits of the deferred tax assets. As of December 31, 2013, the Company had federal net operating loss, or NOL, carryforwards of approximately $73,104, which will begin to expire in 2021. The Company also has various state net operating loss carryforwards for income tax purposes of approximately $34,748, which will begin to expire in 2015. The utilization of a portion of the Company's NOLs and carryforwards is subject to annual limitations under Internal Revenue Code Section 382 (“382”). Subsequent equity changes could further limit the utilization of these NOLs and credit carryforwards.  The Company had not undertaken a 382 study as of December 31, 2013.

Realization of the NOL carryforwards and other deferred tax temporary differences are contingent on future taxable earnings. The deferred tax asset was reviewed for expected utilization using a "more likely than not" approach by assessing the available positive and negative evidence surrounding its recoverability. Accordingly, a full valuation allowance has been recorded against the Company's deferred tax asset.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

The calculation of the Company’s income tax provision involves dealing with uncertainties in the application of complex tax regulations.  The Company recognizes tax liabilities for uncertain income tax positions based on management’s estimate of whether it is more likely than not that additional taxes will be required.  The Company had no uncertain tax positions as of December 31, 2013 and 2012.

The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense. At December 31, 2013 and 2012, the Company had no accruals for the payment of tax-related interest and there were no tax interest or penalties recognized in the statement of operations. The Company’s federal and state tax returns are potentially open to examinations for all years since 2000 due to net operating loss carryforwards.  As of December 31, 2013, the Company is not under any income tax audits by tax authorities.

The components of income tax expense (benefit) consist of the following:

	Year ended December 31,
	2013	2012	2011
Income tax provision:
Deferred:
Federal	$(1,028)	$(1,904)	$(1,377)
State	(76)	(158)	(85)
Foreign	40	50	(314)
Change in valuation allowance	1,064	2,012	1,776
Total income tax expense (benefit)	$-	$-	$-

The Company will continue to assess and evaluate strategies to enable the deferred tax asset, or a portion thereof, to be utilized, and will reduce the valuation allowance appropriately at such time when it is determined that the "more likely than not" criteria is satisfied.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

The Company's provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34.0% to loss before taxes as a result of the following:

	Year ended December 31,
	2013	2012	2011

Federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes	(2.0)	(2.8)	(1.6)
Foreign rate differential	(0.4)	(0.3)	1.5
Stock-based compensation	2.0	1.5	0.5
Intangibles expense	-	-	-
Other	0.2	0.2	0.2
Change in estimated tax rate	(4.5)	1.6	7.0
Change in valuation allowance	38.7	33.8	26.4
	-%	-%	-%

NOTE 10:  SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth a summary of the Company’s quarterly financial information for each of the four quarters ended December 31, 2013 and 2012:

	Quarter Ended
	March 31	June 30	September 30	December 31
2013
Sales	$1,407	$2,626	$1,534	$1,235
Gross profit (exclusive of depreciation and amortization)	746	1,819	764	659
Loss from operations	(1,405)	(70)	(1,148)	(949)
Net loss	$(1,412)	$(76)	$(1,154)	$(955)
Net loss per share—basic and diluted	$(0.27)	$(0.01)	$(0.20)	$(0.15)
2012
Sales	$1,773	$1,557	$1,769	$1,605
Gross profit (exclusive of depreciation and amortization)	949	945	896	885
Loss from operations	(1,824)	(1,206)	(1,179)	(1,190)
Net loss	$(1,828)	$(1,207)	$(1,180)	$(1,191)
Net loss per share—basic and diluted	$(0.40)	$(0.25)	$(0.25)	$(0.24)

NOTE 11: SEVERANCE EXPENSE

In July 2013, the Company implemented a restructuring plan designed to conserve its cash resources and to further align its ongoing expenses with its business by focusing sales efforts on high-potential customers and prospects, preserving the research and development staff required to maintain and enhance RoninCast® software, and consolidating certain positions.  The Company incurred a one-time charge in the third quarter of 2013 aggregating approximately $192 consisting primarily of severance payments.   As of December 31, 2013, all severance payments had been made by the Company.

In March 2012, the Company made organizational changes to better align resources resulting in termination of several employees.  The combined severance expense related to this workforce reduction totaled $137.  As of December 31, 2012, all severance payments had been made by the Company.

WIRELESS RONIN TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share amounts)

The following table provides financial information on the employee severance expense:

	For the Years Ended December 31,
	2013	2012	2011

Cost of sales	$13	$4	$-
Sales and marketing	72	-	-
Research and development	8	124	-
General and administrative	99	9	-
Total	$192	$137	$-

As part of the Company’s employment agreements with certain executive employees, if such employees are terminated without cause, severance payments may be due to such employees.

NOTE 12: SUBSEQUENT EVENT

Execution of Merger Agreement

On March 5, 2014, the Company. entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Broadcast Acquisition Co., a wholly owned subsidiary of the Company (“Merger Sub”), and Broadcast International, Inc.  Broadcast International is a provider of managed video solutions, including digital signage, OTT (Over the Top) networks, IPTV, and live/on-demand content distribution for the enterprise.

The Merger Agreement contemplates a reverse triangular merger with Broadcast International surviving the merger with Merger Sub and thereby becoming a wholly owned operating subsidiary of the Company (the “Merger”).   As a result of the Merger, the holders of Broadcast International common stock and securities convertible or exercisable into shares of BCST common stock outstanding immediately prior to the effective time of the Merger (the “Effective Time”), will be entitled to receive a number of shares of the Company’s common stock (together with securities issuable for shares of the Company’s common stock) equivalent to approximately 36.5% of the Company’s common stock outstanding immediately after the Merger, calculated on a modified fully diluted basis.

The completion of the Merger is contingent upon customary closing conditions in addition to (i) the approval of Merger by the shareholders of Broadcast International, (ii) subject to certain materiality-based exceptions, the accuracy of the representations and warranties made by, and the compliance or performance of the obligations of, each of the Company and Broadcast International set forth in the Merger Agreement, and (iii) the declaration of the effectiveness by the Securities and Exchange Commission of a Registration Statement on Form S-4 to be filed by the Company in connection with the Merger.  There is no assurance the merger will close as anticipated.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating each of the Company and Broadcast International to continue to conduct their respective businesses in the ordinary course, and to provide reasonable access to each other’s information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Broadcast International, Inc.
Salt Lake City, Utah

We have audited the accompanying consolidated balance sheets of Broadcast International, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Broadcast International, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred losses and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy their liabilities and sustain operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah

March 31, 2014

             BROADCAST INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	DEC 31, 2012	DEC 31, 2013
ASSETS:
Current Assets
Cash and cash equivalents	$394,342	$215,371
Restricted cash	140,700	—
Trade accounts receivable, net	821,608	50,745
Inventory	306,296	19,457
Prepaid expenses	90,067	15,136
Total current assets	1,753,013	300,709
Property and equipment, net	572,107	64,282
Other Assets, non current
Debt offering costs	42,176	—
Patents, net	120,928	66,081
Deposits and other assets	196,292	111,022
Total other assets, non current	359,396	177,103

Total assets	$2,684,516	$542,094

LIABILITIES AND STOCKHOLDERS DEFICT LIABILITIES:
Current Liabilities
Accounts payable	$2,293,470	$1,034,053
Payroll and related expenses	363,568	98,962
Other accrued expenses	299,728	802,364
Unearned revenue	51,335	5,280
Current portion of notes payable (net of discount of $947,994 and $0, respectively)	3,102,006	5,245,000
Other current obligations	—	—
Derivative valuation	1,191,269	11,736
Total current liabilities	7,301,376	7,197,395
Long-term Liabilities
Long-term liabilities	—	—
Total long-term liabilities	—	—
Total liabilities	7,301,376	7,197,395
Commitments and contingencies	—	—
STOCKHOLDERS’ DEFICIT:
Preferred stock, no par value, 20,000,000 shares authorized; none issued	—	—
Common stock, $.05 par value, 180,000,000 shares authorized; 107,473,820 and 110,233,225 shares issued as of December 31, 2012 and December 31, 2013, respectively	5,373,691	5,511,661
Additional paid-in capital	99,594,490	99,706,469
Accumulated deficit	(109,585,041)	(111,873,431)
Total stockholders’ deficit	(4,616,860)	(6,655,301)

Total liabilities and stockholders’ deficit	$2,684,516	$542,094
See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended Dec 31, 2012	For the Year Ended Dec 31, 2013

Net sales	$7,523,624	$3,041,357
Cost of sales	4,819,624	1,743,342
Gross profit	2,704,000	1,298,015

Operating expenses:
Administrative and general	4,546,612	2,576,992
Selling and marketing	1,908,763	268,021
Research and development	1,754,163	546,953
Impairment of assets	—	9,781
Depreciation and amortization	558,148	210,512
Total operating expenses	8,767,686	3,612,259
Total operating loss	(6,063,686)	(2,314,244)

Other income (expense):
Interest expense	(1,542,424)	(1,634,347)
Gain on derivative valuation	8,829,748	1,242,459
Note conversion offering expense	(47,348)	—
Retirement of debt offering costs	(53,150)	—
Debt conversion costs	(1,095,309)	—
Gain on extinguishment of debt	1,578,914	—
Gain on extinguishment of liabilities	—	481,590
(Loss) gain on sale of assets	512	(68,214)
Other income, net	(4,433)	4,366
Total other income	7,666,510	25,854

Income before income taxes	1,602,824	(2,288,390)
Provision for income taxes	—	—
Net income	$1,602,824	$(2,288,390)

Income per share basic	$0.02	$(0.02)
Income per share diluted	$0.02	$(0.02)

Weighted average shares basic	100,798,223	109,107,238
Weighted average shares diluted	106,533,844	109,107,238

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2013 AND 2012

	Common Stock		Additional Paid-in	Retained Earnings	Equity
	Shares	Amount	Capital	(Deficit)	(Deficit)
Balance, December 31, 2011	75,975,656	$3,798,783	$96,859,058	$(111,187,865)	$(10,530,024)

Common stock issued for 2012 equity financing and debt restructuring, net of issuance costs	25,402,164	1,270,108	837,726	—	2,107,834

Common stock issued on debt conversion	5,600,000	280,000	1,380,000	—	1,660,000

Common stock issued for services rendered	496,000	24,800	152,513	—	177,313

Amended and restated 6.25% note conversion feature	—	—	81,500	—	81,500

Current year stock based compensation	—	—	2,262,540	—	2,262,540

Net Income	—	—	—	1,304,446	1,304,446

Balance, December 31, 2012	107,473,820	5,373,691	99,594,490	(109,585,041)	(4,616,860)

Common stock issued for extinguishment of liabilities	2,240,852	112,043	41,817	—	153,860

Common stock issued to a director for prior years services rendered	200,000	10,000	5,000	—	15,000

Common stock issued for services rendered	60,000	3,000	1,200	—	4,200

Common stock issued for restricted stock settlements	258,553	12,927	(12,927)	—	—

Issuance of restricted stock options to board members for prior years service	—	—	51,500	—	51,500

Current year stock based compensation	—	—	25,389	—	25,389

Net Income	—	—	—	(2,288,390)	(2,288,390)

Balance, December 31, 2013	110,233,225	$5,511,661	$99,706,469	$(111,873,431)	$(6,655,301)

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended Dec 31, 2012	For the Year Ended Dec 31, 2013
Cash flows from operating activities:
Net (loss) Income	$1,602,824	$(2,288,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,024,754	211,721
Common stock issued for services	177,313	4,200
Accretion of discount on convertible notes payable	941,225	1,010,920
Stock based compensation	283,693	25,389
Warrants issued and expensed for issuance costs	1,095,309	—
Loss on extinguishment of debt	(1,578,914)	—
Gain on extinguishment of liabilities	—	(481,590)
Expensed note conversion costs	47,348	—
Gain on derivative liability valuation	(8,829,748)	(1,242,459)
Loss (gain) on sale of assets	(512)	68,214
Retirement of debt offering costs	53,150	—
Loss on impairment of assets	—	9,781
Allowance for doubtful accounts	31,982	(35,396)
Changes in assets
Decrease in accounts receivable	386,313	806,259
Increase (decrease) in inventories	(245,445)	14,947
Decrease in debt offering costs	105,805	42,176
Decrease in prepaid and other assets	323,618	205,142
Changes in liabilities
Decrease in accounts payable	1,040,932	9,726
Increase in accrued expenses	136,682	238,030
Increase (decrease) in deferred revenues	40,886	(46,055)
Net cash used in operating activities	(3,362,785)	(1,447,385)

Cash flows from investing activities:
Purchase of equipment	(172,825)	—
Proceeds from sale of assets	3,761	139,014
Net cash used by investing activities	(169,064)	139,014

Cash flows from financing activities:
Proceeds from equity financing	6,150,000	—
Payments on principal on debt	(4,017,649)	—
Equity issuance costs	(776,483)	—
Proceeds from equipment financing	—	—
Payments for debt extinguishment costs	(275,041)	—
Payments for extinguishment of liabilities	—	(206,300)
Increase (decrease) in restricted cash	(140,700)	140,700
Proceeds from notes payable	2,024,799	1,195,000
Net cash provided by financing activities	2,964,926	1,129,400

Net decrease in cash and cash equivalents	(566,923)	(178,971)
Cash and cash equivalents, beginning of period	961,265	394,342

Cash and cash equivalents, end of period	$394,342	$215,371

Supplemental disclosure of cash flow information:
Interest paid	$347,902	$66,700
Income taxes paid	$—	$—

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Note 1 – Organization and Basis of Presentation

Broadcast International, Inc. (the Company) is the consolidated parent company of BI Acquisitions, Inc. (BI), a wholly-owned subsidiary, and Interact Devices, Inc. (IDI), a 94% owned subsidiary.

BI was incorporated in Utah in December 1999 and began operations in January 2000.  It is a communications services and technology company headquartered in Salt Lake City, Utah.  The Company operates two divisions – BI Networks and CodecSys.

On October 1, 2003, the Company (formerly known as Laser Corporation) acquired BI by issuing shares of its common stock representing 98% of the total equity ownership in exchange for all of the issued and outstanding BI common stock.  The transaction was accounted for as a reverse acquisition, or recapitalization of BI, with BI being treated as the accounting acquirer. Effective January 13, 2004, the company changed its name from Laser Corporation to Broadcast International, Inc.

On May 18, 2004, the Debtor-in-Possession’s Plan of Reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation and subsequent share acquisitions, for the years ended December 31, 2013 and 2012, the Company owned, on a fully diluted basis, approximately 55,897,169 common share equivalents of IDI, representing approximately 94% of the equity of IDI.

The audited consolidated financial statements herein include operations from January 1, 2012 to December 31, 2013. IDI produced losses from operations during the period; therefore, 100% of the results from operations have been included in the Company’s consolidated statements.

Note 2 - Significant Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At December 31, 2013 and 2012, we had no bank balances in excess of amounts insured by the Federal Deposit Insurance Corporation.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Account Receivables

Trade account receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method. We review the value of our inventory, whenever events or changes in circumstances indicate. With our review at December 31, 2013 we recorded a $9,781 impairment for obsolete or overvalued items.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of December 31, 2013, the United States Patent and Trademark Office had approved four patents.  Additionally, eleven foreign countries had approved patent rights.  While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward.

Amortization expense recognized on issued patents totaled $9,906 and $10,151 for the years ended December 31, 2013 and 2012, respectively.

Our estimated future annual amortization expense, if all patents were issued at the beginning of 2013, would be $10,121 for each of the next five years.

Long-Lived Assets

We review our long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations. After our review at December 31, 2013 it was determined that no adjustment was required.

Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by ASC Topic 740.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, and satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

In instances where we have entered into license agreements with a third parties to use our technology within their product offering, we recognize any base or prepaid revenues over the term of the agreement and any per occurrence or periodic usage revenues in the period they are earned.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Research and Development

Research and development costs are expensed when incurred.  We expensed $546,953 and $1,754,163 of research and development costs for the years ended December 31, 2013 and 2012, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

For the years ended December 31, 2013 and 2012, we had the same customer that individually constituted 83% and 85%, of our total revenues, respectively.  The contract with this customer expired in May 2013.  Unless we can replace that customer with another similarly large customer or customers, revenues will be declined substantially from comparative periods, which will harm our business.

Weighted Average Shares

Basic earnings per common share is computed by dividing net income or loss applicable to common shareholders by the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the period, using the treasury stock method and the average market price per share during the period, plus the effect of assuming conversion of the convertible debt. The computation of diluted earnings per share does not assume conversion or exercise of securities that would have an anti-dilutive effect on earnings.

The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31, 2011 and 2012:

	For the Year Ended 2012	For the year Ended 2013
Numerator
Net income (loss)	$1,602,824	$(2,288,390)
Denominator
Basic weighted average shares outstanding	100,798,223	109,107,238
Effect of dilutive securities:
Stock options and warrants	2,510,488	—
Restricted stock units	3,225,133	—
Diluted weighted average shares outstanding	106,533,844	109,107,238

Net income per common share
Basic	$0.02	$(0.02)
Diluted	$0.02	$(0.02)

Potentially dilutive securities representing 18,568,963 shares of common stock were excluded from the computation of diluted earnings per common share for the year ended December 31, 2012, because their effect would have been anti-dilutive.

As we experienced a net loss during the year ended December 31, 2013, potentially dilutive securities representing; (i) 42,863,636 options and warrants to purchase shares of common stock, (ii) 3,093,247 unsettled restricted stock units and (iii) 20,900,000 shares for the conversion feature of our $5,225,000 convertible notes, were not included in the diluted earnings per common share calculation as the effect of such common stock equivalents would be anti-dilutive.

Advertising Expenses

We follow the policy of charging the costs of advertising to expense as incurred.  Advertising expense for the years ended December 31, 2013 and 2012 were $0 and $35,168, respectively.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Recent Accounting Pronouncements

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740) – Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.  This Update indicates that an unrecognized tax benefit should be presented in the financial statements as a reduction to a deferred tax asset except in circumstances where a net operating loss carryforward or tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction. This Update is effective for years beginning after December 15, 2013 for public companies and after December 15, 2014 for private companies. This Update didn’t have a significant impact on its financials.

In July 2013, the FASB issued ASU 2013-10, Derivatives and Hedging (Topic 815) – Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.  This Update permits the use of the Fed Funds Effective Swap Rate (OIS) to be used as a US benchmark interest rate for hedge accounting purposes. Furthermore, the Update eliminates the restriction on using different benchmark rate for similar hedges. This Update is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The Company doesn’t expect this Update to have a significant impact on its financials.  However, if any new hedges are entered into, the update will be considered when determining which benchmark rate to use.

In July 2013, the FASB issued ASU 2013-09, Fair Value Measurement (Topic 820) – Deferral of the Effective Date of Certain Disclosures for Nonpublic Employee Benefit Plans in Update No. 2011-04.  This Update defers indefinitely required disclosures about significant unobservable inputs used in Level 3 measurements for investments held by a nonpublic employee benefit plan in its plan sponsor’s own nonpublic entity equity securities. This Update is effective upon issuance. The Company doesn’t expect this Update to impact its financials since it does not issue a financial statement for nonpublic employee benefit plans.

In April 2013, the FASB issued ASU 2013-07, Presentation of Financial Statements  (Topic 205) – Liquidation Basis of Accounting. This Update requires an entity to use the liquidation basis of accounting when liquidation is imminent. Liquidation is considered imminent if the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved or (b) a plan for liquidation is being imposed by other forces. The Update also indicates that asset should be measured and presented at the expected amount of cash proceeds to be received upon liquidation.  The entity should also present any assets not previously recognized but expects to sell in liquidation or use in settling liabilities (i.e. trademarks, etc.). This Update is effective for periods beginning after December 15, 2013. This Update did not impact our financials since it does not expect liquidation to be imminent in the near future.

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210) – Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The main purpose of this Update is to clarify that the disclosures regarding offsetting assets and liabilities per ASU 2011-11 apply to derivatives including embedded derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and lending transactions that are offset or subject to a master netting agreement. Other types of transactions are not impacted. This Update is effective for fiscal years beginning on or after January 1, 2013 and for all interim periods within that fiscal year. The Company doesn’t expect this Update to impact the Company’s financials since it does not have instruments noted in the Update that are offset.

Note 3- Going Concern

The Accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  We have incurred losses and have not demonstrated the ability to generate sufficient cash flows from operations to satisfy our liabilities and sustain operations.  These factors raise substantial doubt about our ability to continue as a going concern.

Our continuation as a going concern is dependent on our ability to generate sufficient income and cash flow to meet our obligations on a timely basis and to obtain additional financing as may be required.  There is no assurance we will be successful in efforts to raise additional funds.  The accompanying statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4 – Accounts Receivable

Included in our $50,745 and $821,608 net accounts receivable for the years ending December 2013 and 2012, respectively, were (i) $57,655 and $856,462 for billed trade receivables, respectively; (ii) $1,380 and $44,478 of unbilled trade receivables, respectively; (iii) $0 and $1,808 for employee travel advances and other receivables, respectively; less (iv) $8,290 and $81,140 for allowance for uncollectible accounts, respectively.

Included in the numbers above was our single largest customer for each year ended December 31, 2013 and, 2012, which provided 83% and 85% of total revenue and represented 18% and 71% of our trade receivables on December 31, 2013 and 2012, respectively.

Our largest customer initially signed a three-year agreement which has now expired.  Unless we can replace that customer with another similarly large customer or customers, revenues will continue to decline substantially from comparative periods, which has harmed our business.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Note 5 – Equity Financing and the Debt Restructuring

2012 Equity Financing and the Debt Restructuring

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction of our senior indebtedness.

We entered into an Engagement Agreement, dated October 28, 2011, with MDB Capital Group, LLC (“MDB”), pursuant to which MDB agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $6,000,000, subsequently verbally increased to $10,000,000, of the Company’s securities, subject to a minimum gross consideration of $3,000,000.  The Company agreed to pay to MDB a commission of 10% of the gross offering proceeds received by the Company, to grant to MDB warrants to acquire up to 10% of the shares of our common stock and warrants issued in the financing, and to pay the reasonable costs and expenses of MDB related to the offering.

Pursuant to the Engagement Agreement, we entered into a Securities Purchase Agreement (“SPA”) dated March 23, 2012 with select institutional and other accredited investors for the private placement of 27,800,000 units of our securities.  The SPA included a purchase price of $0.25 per unit, with each unit consisting of one share of common stock and two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $0.35 per share; and (2) The “B” Warrant will not be exercisable unless and until the occurrence of a future issuance of stock at less than $0.25 per share, but, in the event of such issuance, grants the investors the right to acquire additional shares at a price of $0.05 to reduce the impact of the dilution caused by such issuance, but in no event shall the number of shares to be issued under the B Warrant cause us to exceed the number of authorized shares of common stock. The shares in excess of our authorized shares that would have been issuable under the B Warrant shall be “net settled” by payment of cash in an amount equal to the number of shares in excess of the authorized common shares multiplied by the closing price of our common stock as of the trading day immediately prior to the applicable date of the exercise of such B Warrant. The holders of the B Warrants agreed in December 2013 to amend the terms of the B Warrant to reduce the amount of subsequent financing required to extinguish the B Warrants with the result that the B Warrants have now been extinguished.

Net proceeds from the 2012 Equity Financing, after deducting the commissions and the estimated legal, printing and other costs and expenses related to the financing, were approximately $6.1 million.  Coincident to the closing of the 2012 Equity Financing, we also closed on the 2012 Debt Restructuring.  In connection therewith, the Company paid $2,750,000 to Castlerigg Master Investment Ltd. (“Castlerigg”), and issued to Castlerigg 2,000,000 shares of common stock in full and complete satisfaction of the senior convertible note and all accrued interest. In consideration of negotiating the 2012 Debt Restructuring, we issued to one of our placement agents 586,164 shares of our common stock and paid them $275,041.

In December 2011, we entered into a loan with 7 accredited individuals and entities under the terms of which we borrowed $1,300,000 to be used as working capital (“Bridge Loan”).  The Bridge Loan bears an interest rate of 18% per annum and had a maturity date of February 28, 2012, which was subsequently extended to the earlier of the date nine months from the original maturity date or the date we close on an additional sale of our securities that results in gross proceeds to us of $12 million.  In consideration of the Bridge Loan we granted to the holders of the Bridge Loan warrants with a five year term to purchase 357,500 shares of our common stock at an exercise price of $0.65 per share.  In consideration of the extension of the maturity date of the Bridge Loan, we granted the holders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $0.35 per share.

In connection with the 2012 Equity Financing and under the terms of the SPA, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing.  In addition, one other entity converted the amount owed by us for equipment purchases in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing. The proceeds from these conversions were treated as funds raised with respect to the financing.

In connection with the 2012 Equity Financing and under the terms of the SPA, the Company agreed to prepare and file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the Warrants.  The Company filed the registration statement on April 9, 2012 and it was declared effective on August 1, 2012.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

On April 5, 2012 we secured an additional $154,000 from 1 company and 4 individuals (three of which are members of our Board of Directors) on the same terms and conditions as the investors of the 2012 Equity Financing. As a result of this funding we issued 616,000 shares of our common stock and A warrants totaling 400,400 of which 308,000 were issued to investors and 92,400 were issued to our investment banker.

All warrants listed below were issued with price protection provisions and were accounted for as derivative liabilities. The Warrants were valued using the Black Scholes pricing model.

	Common Shares Issued	Number of Warrants	Value of Warrants
Investors	24,816,000	12,408,000	$5,677
Bridge Loan Conversion	1,600,000	800,000	366
Equipment Finance Conversion	2,000,000	1,000,000	458
Agency	—	4,262,400	1,951
Total	28,416,000	18,470,400	$8,452

We recorded an aggregate derivative liability of $8,452 and $757,469 as of December 31, 2013 and 2012, respectively related to the reset feature of the warrants mentioned above. A derivative valuation gain of $749,017 and $4,365,323 was recorded to reflect the change in value of the aggregate derivative liability from December 31, 2012 and the time the warrants issued, respectively.  The aggregate derivative liability of $8,452 was calculated using a Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 1.27%, (ii) expected life (in years) of 4.2; (iii) expected volatility of 96.77%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.005.

2010 Equity Financing and the Debt Restructuring

On December 24, 2010, we closed on an equity financing (the “Equity Financing”) as well as a restructuring of our then outstanding convertible indebtedness (the “Debt Restructuring”).  The Equity Financing and the Debt Restructuring are described as follows.

We entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of the Company’s securities, subject to a minimum gross consideration of $10,000,000.  The units consisted of two shares of our common stock and one warrant to purchase a share of our common stock.  The Company agreed to pay PBC a commission of 8% of the gross offering proceeds received by the Company, to issue PBC 40,000 shares of its common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  The Company also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the Equity Financing and the simultaneous Debt Restructuring.

Pursuant to the Placement Agency Agreement, we entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of our securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and had an exercise price of $1.00 per share which was reset to $0.78 pursuant to the 2012 Equity Financing.

Net proceeds from the Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  We used a portion of the net proceeds of the Equity Financing to pay down debt and the remainder was used for working capital.

On November 29, 2010, we entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

In connection with the Equity Financing and under the terms of the Subscription Agreements, the Company agreed to prepare and file, and did file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the warrants.  The registration statement was declared effective June 16, 2011 satisfying the obligation contained in the Subscription Agreements.

On December 24, 2010, we also closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents were issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, was a senior, unsecured note that matured in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of $350,434 at the closing.  The Amended and Restated Note was convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note was convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contained various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

During the three months ended March 31, 2011, we issued Castlerigg 400,000 warrants pursuant to a waiver agreement dated March 10, 2011 allowing the issuance of shares and warrants for the conversion of the AR Note Payable without adjusting the conversion price of the Amended and Restated Senior 6.25% Convertible Note.  These warrants contain full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model. During the three and six months ended June 30 ,2011 the warrant holder exercised these warrants using a cashless provision resulting in the company issuing 372,272 shares of our common stock. A valuation gain of $144,000 was recorded to reflect the change in value of the aggregate derivative from the time of issue to the date of conversion.

In connection with the Debt Restructuring, the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. We also issued 150,000 shares and 75,000 warrants to acquire our common stock at $.90 per share to the holder of this note as consideration to extend the term of the note.

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction our senior indebtedness.

A portion of the net proceeds from the 2012 Equity Financing was used to close on the 2012 Debt Restructuring therewith. The Company paid $2,750,000 and issued 2,000,000 shares of common stock valued at $760,000 to Castlerigg in satisfaction of the $5,500,000 senior convertible note and $680,816 of accrued interest.

Investor warrants totaling 12,499,980 issued under the Subscription  Agreements contain price protection adjustments in the event we issue new common stock or common stock equivalents in certain transactions at a price less than $1.00 per share and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model. The exercise price has been reset to $0.7312 per share due to subsequent financings.

We recorded an aggregate derivative liability of $499 and $109,400 as of December 31, 2013 and 2012 respectively, related to the reset feature of the warrants issued under the Placement agency Agreement. A derivative valuation gain of $108,901 and $2,765,600, respectively, were recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012 and December 31, 2011, respectively.  The aggregate derivative liability of $499 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.38%, (ii) expected life (in years) of 2.0; (iii) expected volatility of 120.96%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.005.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Note 6 – Notes Payable

The recorded value of our notes payable (net of debt discount) for the years ending December 31, 2013 and 2012 was as follows:

	December 31, 2012	December 31, 2013
2012 Secured Convertible Notes	$2,428,166	$4,225,000
Unsecured Convertible Note	673,840	1,000,000
Unsecured Interest Note	—	20,000
Total	3,102,006	5,245,000
Less Current Portion	(3,102,006)	(5,245,000)
Total Long-term	$—	$—

2012 Secured Convertible Notes

We engaged Philadelphia Brokerage Corporation to raise funds through the issuance of convertible promissory notes.  We anticipated issuing promissory notes with an aggregate principal amount of up to $5,000,000 (“2012 Convertible Debt Offering”). As of December 31, 2013 we have issued notes having an aggregate principal value of $4,225,000 as explained below.  The notes are due and payable on or before December 31, 2013 and remain unsatisfied at the current date.   The notes bear interest at 12% per annum and may convertible to common stock at a $.25 per share conversion price.  We also granted holders of the notes warrants with a five year life to acquire up to 200,000 shares of our common stock for each $100,000 of principal amount of the convertible notes.  The notes are secured by all of our assets with the exception of the equipment and receivables secured by the equipment lessor for equipment used in providing services for our largest customer’s digital signage network.

In July 2012, we entered into a note and warrant purchase and security agreement with individual investors and broke escrow on the initial funding under the 2012 Convertible Debt Offering, the principal amount of which was $1,900,000, which included the conversion of $900,000 of previously issued short term debt (See Bridge Loan described above) to the 2012 convertible Debt Offering, which extinguished the Bridge Loan.  Of the $1,000,000 non-converted principal amount, we realized $923,175 of cash in the initial closing and issued warrants to acquire 3,800,000 shares of our common stock.  We paid $76,825 in investment banking fees and costs of the offering.

In August 2012, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $900,000, issued warrants to acquire 1,800,000 shares of our common stock, from which we realized cash of $851,624 after payment of investment banking fees of $48,376.

In December 2012, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $250,000, issued warrants to acquire 500,000 shares of our common stock to one member of our Board of Directors.

In January 2013, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $425,000, issued warrants to acquire 850,000 shares of our common stock to; (i) one member of our Board of Directors, (ii) three individuals and (iii) two companies.

In August 2013, we converted the $750,000 principal balance of 2013 Accounts Receivable Purchase Agreement into our 2012 Convertible Debt Offering through the issuance of short term debt. No warrants were issued with respect to this transaction.

The notes and warrants mentioned above were issued with price protection provisions and were accounted for as derivative liabilities and valued on the dates issued using a Black-Scholes pricing model.

We recorded an aggregate derivative liability of $74,500 as of December 31, 2012, related to the conversion feature of the note. A derivative valuation gain of $423,500 was recorded to reflect the change in value of the aggregate derivative liability from the time the notes were issued.  The aggregate derivative liability of $74,500 was calculated as follows using a Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.11%, (ii) expected life (in years) of 0.50; (iii) expected volatility of 129.08%, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Additionally, we recorded an aggregate derivative liability of $2,654 and $183,000 as of December 31, 2013 and 2012, respectively related to the warrant reset provision. A derivative valuation gain of $180,346 and $442,000 was recorded to reflect the change in value of the aggregate derivative liability from December 31, 2012 and the time the warrants were issued, respectively.  The aggregate derivative liability of $2,654 was calculated as follows using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 1.02%, (ii) expected life (in years) of 3.60; (iii) expected volatility of 101.48%, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.005.

The principal value of $4,225,000 of the secured convertible note is being accreted over the amended term of the obligation, for which $684,760 and $501,166 was included in interest expense for each the years ended December 31, 2013 and 2012, respectively. The note bears a 12% annual interest rate and for the years ended December 31, 2013 and 2012, $448,792 and $149,227, respectively were included in interest expense.

Unsecured Convertible Note

On September 29, 2006, we entered into a letter of understanding with Triage Capital Management, or Triage, dated September 25, 2006.  The letter of understanding provided that Triage loan $1,000,000 to us in exchange for us entering into, on or prior to October 30, 2006, a convertible note securities agreement.  It was intended that the funding provided by Triage be replaced by a convertible note and accompanying warrants, as described below.  Effective November 2, 2006, we entered into securities purchase agreement, a 5% convertible note, a registration rights agreement, and four classes of warrants to purchase our common stock, all of which were with an individual note holder, the controlling owner of Triage, who caused our agreement with Triage to be assigned to him, which satisfied our agreement with Triage.

Pursuant to the securities purchase agreement, (i) we sold to the convertible note holder a three-year convertible note in the principal amount of $1,000,000 representing the funding received by us on September 29, 2006; (ii) the convertible note bears an annual interest rate of 5%, payable semi-annually in cash or shares of our common stock; (iii) the convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share subject to full-ratchet anti-dilution price protection provisions ; and (iv) we issued to the convertible note holder four classes of warrants (A Warrants, B Warrants, C Warrants and D Warrants), which give the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The A and B Warrants originally expired one year after the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the subsequent sale of shares received from exercise of the A and B Warrants. The C Warrants and D Warrants originally expired eighteen months and twenty four months, respectively, after the effective date of a registration statement to be filed under the Securities Act.  The A Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

During the year ended December 31, 2007, the convertible note holder exercised 454,000 A Warrants. We entered into an exchange agreement dated October 31, 2007 in which the convertible note holder received 650,000 shares of our common stock in exchange for cancellation of the C and the D Warrants.  The expiration date of the A Warrants and the B Warrants was extended from January 11, 2008 to December 3, 2008. During the year ended December 31, 2008, the convertible note holder exercised 64,400 A Warrants. On December 3, 2008, the remaining 231,600 A Warrants and 750,000 B Warrants were unexercised and expired.

On December 23, 2009 we entered into an amendment with the holder of our unsecured convertible note in the principal amount of $1.0 million which (i) extended the note maturity date to December 22, 2010 and (ii) increased the annual rate of interest from 5% to 8% commencing October 16, 2009. All other terms and conditions of the note remain unchanged.

On December 24, 2010 we closed on a Debt Restructuring as mentioned above, In connection with that Debt Restructuring the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013 and remains currently unsatisfied.  We issued 150,000 shares to the holder of this note as consideration to extend the term of the note.

During March 2011, we issued 135,369 shares of common stock to the holder of our unsecured convertible note in satisfaction of $81,221 of accrued interest on the unsecured convertible note.  Also in connection with the satisfaction of the accrued interest we granted to the holder a warrant to acquire up to 221,758 additional shares of our common stock at an exercise price of $0.96 per share.  The warrant is exercisable at any time for a five-year period. For the year ended December 31, 2011, the $157,400 value of the warrant was included in interest expense.

We recorded an aggregate derivative liability of $46,400 of December 31, 2012 related to the conversion feature of the note. A derivative valuation gain of $253,600 was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2011.  The aggregate derivative liability of $46,400 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.16%, (ii) expected life (in years) of 1.0; (iii) expected volatility of 112.04%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

In connection with the amendment mentioned above, the principal value of the note is being accreted due to the difference in the value of the conversion feature before and after the amendment. The principal value of $1,000,000 of the unsecured convertible note was accreted over the amended term of the obligation, for which $326,160 and $333,336 was included in interest expense for each the years ended December 31, 2013 and 2012, respectively.

The note bears an 8% annual interest rate payable semi-annually, and for each the years ended December 31, 2013 and 2012, $80,000, was included in interest expense.

Unsecured Interest Note

On April 17, 2013, we entered into a promissory note with the holder of our Unsecured Convertible Note in the amount of $20,000. The note was to satisfy unremitted interest due the holder on the Unsecured Convertible Note at that time. The note bears a 12 % per annum interest rate and was due on December 31, 2013. The principal and accrued interest due remain unsatisfied at the current date.

Senior Unsecured 6.25% Convertible Note

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest).  We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  Pursuant to the financing, we issued a senior secured convertible note in the principal amount of $15,000,000 (which principal amount has been increased as discussed below).The senior secured convertible note was originally due December 21, 2010, but was extended to December 21, 2013 and has been subsequently retired. The senior secured convertible note bore interest at 6.25% per annum (which rate has been changed as discussed below) if paid in cash.  Interest for the first year was prepaid at closing.  Interest-only payments thereafter in the amount of $234,375 are due quarterly and commenced in April 2009.  Interest payments may be made through issuance of common stock in certain circumstances or may be capitalized and added to the principal.  The original principal of the note was convertible into 2,752,294 shares of our common stock at a conversion price of $5.45 per share, convertible any time during the term of the note.  We granted a first priority security interest in all of our property and assets and of our subsidiaries to secure our obligations under the note and related transaction agreements. In August 2009 we received a waiver from the note holder releasing their security interest for the equipment purchased under our sale lease back financing.

In connection with the 2007 financing, the senior secured convertible note holder received warrants to acquire 1,875,000 shares of our common stock exercisable at $5.00 per share.  We also issued to the convertible note holder 1,000,000 shares of our common stock valued at $3,750,000 and incurred an additional $1,377,000 for commissions, finder’s fees and other transaction expenses, including the grant of a three-year warrant to purchase 112,500 shares of our common stock to a third party at an exercise price of $3.75 per share, valued at $252,000.  A total of $1,377,000 was included in debt offering costs and is being amortized over the term of the note.

From March 26, 2010 through October 29, 2010, we entered into a series of amendments to the senior secured convertible note.  Each of these amendments is described below.

On March 26, 2010, we entered into an amendment and extension agreement with the holder of the senior secured convertible note.  The agreement conditionally amended the maturity date of the note to December 21, 2011.  If we are unsuccessful in raising at least $6.0 million in equity financing before September 30, 2010, the maturity date of the note will automatically be restored to its original date of December 21, 2010.  In consideration of entering into the agreement, the note holder was issued 1,000,000 shares of our restricted common stock valued at $990,000.  In addition, we agreed to the inclusion of three additional terms and conditions in the note: (i) from and after the additional funding, we will be required to maintain a cash balance of at least $1,250,000 and provide monthly certifications of the cash balance to the note holder; (ii) we will not make principal payments on our outstanding $1.0 million unsecured convertible note without the written consent of the holder of the senior secured convertible note; and (iii) we will grant board observation rights to the note holder.  Given these additional terms, unless the senior secured convertible note holder provides consent, of which there can be no assurance, we will be precluded from repaying the $1.0 million unsecured convertible note when it becomes due on December 22, 2010.

On July 30, 2010, we entered into a further amendment agreement with the holder of the senior secured convertible note regarding the note and warrant reset provisions.  The July 30, 2010 amendment conditionally amended the maturity date of the note to June 21, 2012.  If we are unsuccessful in raising the $6.0 million in equity financing referenced above, the maturity date of the note will automatically be restored to its original date of December 21, 2010.  The holder of the note agreed to a conversion price of the note of $1.80 per share instead of the price at which we sell equity between now and September 30, 2010 and reduced the required cash balance referenced in the March 26, 2010 amendment above from $1,250,000 to $950,000.  In addition, the number of warrants originally granted to the holder pursuant to the 2007 financing increased from 1,875,000 to 5,208,333 and were exercisable at $1.80 per share instead of $5.00 per share.  The warrants continued to be exercisable any time for the five years from the original date of grant.  In consideration of entering into the July 30, 2010 amendment the note holder was issued 2,000,000 shares of common stock and would be issued an additional 800,000 shares of our common stock contingent upon completion of the required equity raise.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

On September 27, 2010, we entered into a further amendment agreement with the holder of the senior secured convertible note regarding the note.  Pursuant to this amendment, the due date for the required equity financing was extended to October 31, 2010.

On October 29, 2010, we entered into a fourth amendment agreement with the holder of the senior secured convertible note regarding the note and warrant provisions.  The fourth amendment (i) increased the amount of the required equity raise to $8.0 million, approximately $2.5 million of which had been raised or committed by investors at the time of the amendment; (ii) extended the time in which we can complete the equity financing to December 3, 2010; (iii) deleted the provision of the senior secured convertible note that granted the Company the option to redeem the note prior to its maturity date; (iv) changed the conversion price of the note upon successful completion of the required capital raise to an amount equal to 150% of the lowest price at which Company common stock is sold during calendar year 2010; (v) changed the exercised price of the warrants to an amount equal to 150% of the lowest price at which Company common stock is sold during calendar year 2010; (vi) provides that if we are successful in completing the required capital raise the number of warrants will be increased as currently provided in the 6.25% senior secured convertible promissory note; and (vii) extended the expiration date of the warrants to December 31, 2013.

If the additional funding was not completed by December 3, 2010, certain provisions of the prior amendments became void in that the maturity date will revert back to December 21, 2010, the conversion price became the lowest price at which equity securities had been sold, the exercise price became the lowest price at which equity securities have been sold, the number of warrants then outstanding would be determined by the original purchase documents, and the Company would not have an obligation to maintain a balance of cash and marketable securities equal to $950,000.

On December 24, 2010, we closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents was issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest. The Debt Restructuring was considered a troubled-debt restructuring and a gain on debt restructuring of $3,062,457 was recorded during the year ended December 31, 2010, which was the difference between the adjusted carrying value of the original note and the carrying value of the Amended and Restated Note.

The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note is convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note is convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions were not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”), as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”), resulting in complete satisfaction of our senior indebtedness under the Amended and Restated Note.

A portion of the net proceeds from the 2012 Equity Financing was used to close on the 2012 Debt Restructuring. The Company paid $2,750,000 and issued 2,000,000 shares of common stock valued at $760,000 in satisfaction of the Amended and Restated Note and remaining interest value of $680,816. In consideration of negotiating the 2012 Debt Restructuring and amending our agreement with our placement agent, we paid $275,041 and issued 586,164 shares of our common stock valued at $222,742 to our placement agent, and recognized a $2,173,033 gain on extinguishment of debt as a result of this retirement.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

With the retirement of the Amended and Restated Note we recorded no aggregate derivative liability at December 31, 2013 or 3012. However for the year ended December 31, 2012, (at the date of retirement) we recorded a derivative valuation gain of $203,700, related to the conversion feature of the Amended and Restated Note to reflect the change in value of the aggregate derivative from December 31, 2011 to the date of retirement. The derivative value of $81,500 at the date of retirement was recorded as additional paid in capital.

Accounts Receivable Purchase Agreements

During the year ended December 31, 2010 we entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $775,000. During the year ended December 31, 2011 we remitted $100,000 of the principal balance plus accrued interest of $8,360 and converted the remaining $675,000 of principal balance plus $109,292 of accrued and unpaid interest into 1,307,153 shares of our common stock and warrants to purchase an additional 653,576 shares of our common stock. The warrants contain anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than $1.00 per share.  The current exercise price has been reset to $0.725 per share due to subsequent financings.

We recorded an aggregate derivative liability of $28 and $5,900 as of December 31, 2013 and 2012, respectively, related to the warrant reset provision of the warrants. A derivative valuation gain of $5,872 and $253,600, respectively, was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012 and December 31, 2011, respectively.  The aggregate derivative liability of $28 for the warrant reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.48%, (ii) expected life (in years) of 2.20; (iii) expected volatility of 119.11%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.005.

Bridge Loan

On December 28, 2011 we entered into a Note and Warrant Purchase and Security Agreement with seven individuals for an aggregate of $1,300,000 (“Bridge Loan”) to be used as working capital. The note bears an annual interest rate of 18%, payable monthly in cash.  Additionally, we granted to the holders of the Bridge Loan warrants with a five year term to purchase an aggregate of 357,500 shares of our common stock at an exercise price of $0.65.  The note was due on February 28, 2012, but the term was subsequently extended to the earlier of the date nine months from the original maturity date or the date we closed on an additional sale of our securities that resulted in gross proceeds to us of $12 million.  In consideration of the extension of the maturity date of the Bridge Loan, we granted the holders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $0.35 per share. This note is collateralized by a security interest in all of our accounts receivable

In connection with the Bridge Loan, we paid an $84,500 placement fee and issued warrants to purchase 65,000 shares of our common stock at an exercise price of $0.65 per share and subsequently reset to $0.53, to our investment banker for services in completing the above transaction and paid a $3,000 escrow fee to the Escrow Agent in exchange for holding the funds prior to their disbursement to us.

On March 26, 2012, we closed on the 2012 Equity Financing and under the terms of the associated securities purchase agreement, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing, reducing the outstanding principal balance to $900,000. The warrants issued had a total value of $222,426 which resulted in a loss on extinguishment of debt of $222,426. The aggregate derivative liability and valuation gain or loss for the warrants issued for the converted portion of the principal balance are included in the aggregate of 2012 Equity Financing information.

All warrants mentioned above were issued with price protection provisions and were accounted for as derivative liabilities and valued using a Black Scholes pricing model.

On July 13, 2012 the $900,000 principal balance was retired and was included as part of the 2012 Convertible Note (as described below) and recorded a (i) $93,661 loss on extinguishment of debt related to the remaining un-accreted portion of the note and (ii) $53,160 expense related to unrecognized offering costs, at the time of retirement.

At December 31, 2013 and 2012 we recorded an aggregate derivative liability of $44 and $7,400, respectively related to the reset provision for the original and placement warrants issued. A derivative valuation gain of $7,356 and $136,300 was recorded to reflect the change in value of the aggregate derivative liability from December 31, 2012 and 2011, respectively.  The aggregate derivative liability of $44 for the reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.78%, (ii) expected life (in years) of 3.0; (iii) expected volatility of 103.27%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.005.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

At December 31, 2013 and 2012 we recorded an aggregate derivative liability of $59 and $7,200, respectively related to the reset provision for the warrants issued for an extension of the maturity date.  A derivative valuation gain of $7,141 and $89,325 was recorded to reflect the change in value of the aggregate derivative liability from December 31, 2012 and the time the warrants were issued, respectively.  The aggregate derivative liability of $59 for the reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.78%, (ii) expected life (in years) of 3.0; (iii) expected volatility of 103.27%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.005.

The principal value of the note was being accreted over the amended term of the obligation, for which $106,723 was included in interest expense for the year ended December 31, 2012.  The note bore an 18% annual interest rate, and for the year ended December 31, 2012, $100,899 was included in interest expense.

Equipment Purchase and Sale Agreement

In October 2011, we entered into an Equipment Purchase and Sale Agreement with a Utah corporation whereby we used the funds advanced to purchase certain electronic receiving and digital signage equipment along with installation costs.  A 3% fee was due each month the amount remained outstanding.  At December 31, 2011 we had an outstanding funded amount of $700,000.

On March 26, 2012, we closed on the 2012 Equity Financing and under the terms of the associated securities purchase agreement the above described lender converted the principal balance of its portion of the loan in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing, the remaining $200,000 principal balance plus $105,000 of interest due was paid in cash. The warrants issued had a total value of $278,032 which resulted in a loss on extinguishment of debt of $278,032. The aggregate derivative liability and valuation gain or loss for the warrants issued for the converted portion of the principal balance are included in the aggregate of 2012 Equity Financing information.

The 3% fee mention above totaling $63,000 was recorded as interest expense for year ended December 31, 2012.

Note 7 – Investment in Interact Devices, Inc (IDI)

We began investing in and advancing monies to IDI in 2001.  IDI was developing technology which became an initial part of the CodecSys technology.

On October 23, 2003, IDI filed for Chapter 11 Federal Bankruptcy protection. We desired that the underlying patent process proceed and that the development of CodecSys technology continue. Therefore, we participated in IDI’s plan of reorganization, whereby we would satisfy the debts of the creditors and obtained certain licensing rights.  On May 18, 2004, the debtor-in-possession’s plan of reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, we issued to the creditors of IDI shares of our common stock and cash in exchange for approximately 50,127,218 shares of the common stock of IDI. Since May 18, 2004, we have acquired additional common share equivalents IDI. As of December 31, 2013, we owned 55,897,169 IDI common share equivalents, representing approximately 94% of the total outstanding IDI share equivalents

Since May 18, 2004, we have advanced additional cash to IDI for the payment of operating expenses, which continues development and marketing of the CodecSys technology. As of December 31, 2013 and 2012, we have advanced an aggregate amount of $3,393,149 and $3,347,255 respectively, pursuant to a promissory note that is secured by assets and technology of IDI.

Note 8 – Operating Leases

We currently lease our executive office and warehouse space located at 6952 South 185 West, Unit C, Salt Lake City, Utah 84047, which consists of approximately 2,500 square feet on a month to month basis, at the rate of $3,955 per month plus utilities. We have no other properties.  We recognized rent expense of approximately $234,392 and $352,789, in 2013 and 2012, respectively.

We also lease copy machines on multi-year leases that expire in March 2014 at a minimum rate of $655 per month.

The total future minimum payments under non-cancelable operating leases at December 31, 2013 are $1,965 related to the copy machines mentioned above.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Note 9 – Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2012 and 2013:

	2012	2013

Deferred tax assets
NOL carry-forward	$25,881,900	$27,003,600
General business credit carry-forwards	1,158,900	1,118,400
Deferred compensation	78,500	22,700
Allowance for doubtful accounts	31,600	3,200
Deferred tax liabilities
Depreciation	61,700	(13,300)

Valuation allowance	(27,212,600)	(28,134,600)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2012 and 2013 due to the following:

	2012	2013

Federal income tax (expense) benefit at statutory rates	$1,831,600	$958,300
State income tax (expense) benefit at statutory rates	269,300	140,900
Change in valuation allowance	(2,100,900)	(1,099,200)
	$-	$-

At December 31, 2013, the Company had net operating loss carry-forwards of approximately $69,240,000 that may be offset against future taxable income from the year 2014 through 2033.  No tax benefit has been reported in the December 31, 2012 and 2013 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

Note 10 – Preferred and Common Stock

We have authorized two classes of stock, 20,000,000 shares of preferred stock with no par value and 180,000,000 shares of common stock with a $0.05 par value. No preferred stock has been issued, while 110,233,225 shares of common stock were issued and outstanding at December 31, 2013. Holders of shares of common stock are entitled to receive dividends if and when declared and are entitled to one vote for each share on all matters submitted to a vote of the shareholders.

During the year ended December 31, 2013, we issued 2,759,405 shares of our common stock as follows: (i) 2,240,852 for extinguishment of company liabilities, (ii) 258,553 for settlement of restricted stock options, (iii) 200,000 for common stock issued to a former director for prior years services rendered, (iv) 60,000 to six non-employees for services rendered.

During the year ended December 31, 2012, we issued 31,498,164 shares of our common stock as follows: (i) 24,816,000 related to our 2012 Equity Financing and Debt Restructuring, (ii) 5,600,000 for debt conversions and (iii) 1,082,164 for services rendered by consultants.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Note 11 – Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Stock Incentive Plans

Under the Broadcast International, Inc. 2004 Long-term Incentive Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon anniversary date of the grant.  Should an employee terminate before the vesting period is completed, the unvested portion of each grant is forfeited. We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimated stock price volatility, forfeiture rates, and expected life.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The number of unissued stock options authorized under the 2004 Plan at December 31, 2013 was 4,319,411.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) has become our primary plan for providing stock-based incentive compensation to our eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. We continue to maintain and grant awards under our 2004 Plan which will remain in effect until it expires by its terms. The number of unissued shares of common stock reserved for issuance under the 2008 Plan was 363,200 at December 31, 2013.

Stock Options

We estimate the fair value of stock option awards granted beginning January 1, 2006 using the Black-Scholes option-pricing model. We then amortize the fair value of awards expected to vest on a straight-line basis over the requisite service periods of the awards, which is generally the period from the grant date to the end of the vesting period. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and expected option term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. The expected option term is derived from an analysis of historical experience of similar awards combined with expected future exercise patterns based on several factors including the strike price in relation to the current and expected stock price, the minimum vest period and the remaining contractual period.

There were no options issued during the year ending December 31, 2013.  The fair values for the options granted in 2012 were estimated at the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

Year Ended December 31, 2012

Risk free interest rate	1.65%
Expected life (in years)	10.0
Expected volatility	78.97%
Expected dividend yield	0.00%

The weighted average fair value of options granted during the year ended December 31, 2012 was $0.27.

Warrants

We estimate the fair value of issued warrants on the date of issuance as determined using a Black-Scholes pricing model. We amortize the fair value of issued warrants using a vesting schedule based on the terms and conditions of each associated underling contract, as earned. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and warrant expected exercise term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the warrant was issued with a maturity equal to the expected term of the warrant.

The fair values for the warrants granted in 2013 and 2012 were estimated at the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2013	2012
Risk free interest rate	0.65%	1.16%
Expected life (in years)	4.42	5.7
Expected volatility	90.68%	82.79%
Expected dividend yield	0.00%	0.00%

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

The weighted average fair value of warrants granted during the years ended December 31, 2013 and 2012, was $0.05 and $0.23, respectively.

Results of operations for the years ended December 31, 2013 and 2012 includes $25,388 and $283,693, respectively, of non-cash stock-based compensation expense. Restricted stock units and options issued to directors vest immediately. All other restricted stock units, options and warrants are subject to applicable vesting schedules. Expense is recognized proportionally as each award or grant vests.

The $25,388 non-cash stock-based compensation expense for the year ended December 31, 2013 was a result of the vesting of unexpired options and warrants issued prior to January 1, 2013.

For the year ended December 31, 2012 we recognized $283,692 of stock based compensation as follows: (i) $65,500 for 390,133 restricted stock units issued to 5 members of the board of directors, (ii) $833 for 50,000 options granted to 4 employees and (iii) $217,359 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2012.

The following table summarizes option and warrant activity during the years ended December 31, 2013 and 2012.

	Options and Warrants Outstanding	Weighted Average Exercise Price

Outstanding at December 31, 2011	20,440,551	1.10
Options granted	50,000	0.37
Warrants issued	24,817,900	0.33
Expired	(252,669)	1.31
Forfeited	(1,658,919)	1.31
Exercised	—	—

Outstanding at December 31, 2012	43,396,863	$0.54
Options granted	—	—
Warrants issued	850,000	0.25
Expired	(643,094)	0.55
Forfeited	(535,633)	1.42
Exercised	—	—

Outstanding at December 31, 2013	42,863,636	$0.47

The following table summarizes information about stock options and warrants outstanding at December 31, 2013.

	Outstanding			Exercisable
		Weighted Average Remaining	Weighted Average		Weighted Average
Range of Exercise Prices	Number Outstanding	Contractual Life (years)	Exercise Price	Number Exercisable	Exercise Price
$0.17-0.95	40,024,414	3.34	$0.42	39,941,081	$0.42
1.00-1.59	2,709,222	2.69	1.04	2,694,555	1.04
2.25-4.00	334,500	1.94	2.52	334,500	2.52
$0.17-4.00	42,863,636	3.29	$0.48	42,970,136	$0.47

There were no options exercised for the years ended December 31, 2013 and 2012. There was no intrinsic value of options and warrants available and exercisable for the years ended December 31, 2013 or 2012.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Restricted Stock Units

For the years ended December 31, 2013 and 2012, 686,667 and 390,133 restricted stock units were awarded, respectively. The cost of restricted stock units is determined using the fair value of our common stock on the date of the grant and compensation expense is recognized in accordance with the vesting schedule.  All of the restricted stock units vested during the year they were awarded.

The following is a summary of restricted stock unit activity for the years ended December 31, 2013 and 2012:

	Restricted Stock Units	Weighted Average Grant Date Fair Value

Outstanding at December 31, 2011	2,550,000	1.25
Awarded at fair value	390,133	0.17
Canceled/Forfeited	—	—
Settled by issuance of stock	—	—
Outstanding at December 31, 2012	2,940,133	$1.11
Awarded at fair value	686,667	0.08
Canceled/Forfeited	(275,000)	1.36
Settled by issuance of stock	(258,553)	0.82
Outstanding at December 31, 2013	3,093,247	$0.88
Vested at December 31, 2013	3,093,247	$0.88

The 686,667 restricted stock units valued at $51,500 awarded in the year ended December 31, 2013, were issued to 5 members of the board of directors for services rendered prior to 2013 and had been included as director fee expenses in the year ended December 31, 2012.

The impact on our results of operations for recording stock-based compensation for the years ended December 31, 2013 and 2012 is as follows:

	For the years ended
	December 31,
	2013	2011
General and administrative	$25,388	$185,478
Research and development	—	98,214

Total	$25,388	$283,692

Total unrecognized stock-based compensation was $29,294 at December 31, 2013, which we expect to recognize during the year ended December 31, 2014, in accordance with vesting provisions.

Note 12 – Equipment Financing

On August 27, 2009, we completed an equipment lease financing transaction with a financial institution.  Pursuant to the financing, we entered into various material agreements with the financial institution. These agreements are identified and summarized below.

We entered into a Master Lease Agreement dated as of July 28, 2009 with the financial institution pursuant to which we sold to the financing institution certain telecommunications equipment to be installed at 1,981 (subsequent additional locations have increased the customer’s network to an aggregate of approximately 2,100 locations) of our customer’s retail locations in exchange for a one-time payment of $4,100,670 by the financial institution. We paid to the financial institution 36 monthly lease payments of approximately $144,000 plus applicable sales taxes. We had the right to terminate the lease after making 33 payments for a termination fee of the higher of approximately 10% of the original equipment value (approximately $410,000) or the then “in-place fair market value” after which payment we would own all of the equipment. We gave timely notice of exercise of this option. We were a party to a lawsuit to determine if the “in-place fair market value” exceeded 10% of the original lease value and by what amount.  We contended that the three payments made subsequent to the notice exercising our right to purchase constitute full payment for the equipment. The equipment broker contended that we owed an additional amount.  Our accounting records reflected that the capital lease had been retired and the equipment was fully depreciated.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

During the year ended December 31, 2012 we included in our lease payments approximately $422,100 toward the in place fair market value. Additionally during the year ended December 31, 2012 and the five months ended May 31, 2013 we made payments of $140,700 and $284,400, respectively, into an escrow account held by the court pending resolution of our dispute.

During 2012 we had made lease payments totaling approximately $1,125,588 of which $1,067,649 was applied toward the outstanding lease and $57,939 was included in interest expense. Included in the $1,125,588 is approximately $422,100 paid toward the in place fair market value. Additionally during the year ended December 31, 2012 we made payments of $140,700 into an escrow account held by the court pending resolution of our dispute. For the year ending December 31, 2012, we expensed the final $33,512 of our lease acquisition fee of $150,792 which was being recognized over the life of the lease included in interest expense.

During the five months ended May 31, 2013 we made additional payments totaling $284,400 into the escrow account. On June 13, 2013 this matter was settled resulting in a $370,000 payment to the plaintiff, which had previously been deposited in escrow with the Court. The $55,100 balance remaining in the escrow account was paid towards accrued litigation fees.  For the year ended December 31, 2013 we recorded the $370,000 expense as part of our cost of sales as it was related to the equipment used by one of our customers.

Note 13 – Fair Value Measurements

We adopted ASC Topic 820 as of January 1, 2008 for financial instruments measured at fair value on a recurring basis.  ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at December 31, 2013:

Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets
None	—	—	—	—
Total assets measured at fair value	$—	$—	$—	$—

Liabilities
Derivative valuation (1)	$11,736	$—	$—	$11,736
Total liabilities measured at fair value	$11,736	$—	$—	$11,736

 (1) See Notes 4 & 5 for additional discussion.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

The table below presents our assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at December 31, 2013.  We classify financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model.

Derivative
Valuation
Liability
Balance at December 31, 2012	$(1,191,269)
Total gains or losses (realized and unrealized)
Included in net income	1,242,459
Valuation adjustment	—
Purchases, issuances, and settlements, net	(62,926)
Transfers to Level 3	—
Balance at December 31, 2013	$(11,736)

Money Market Funds and Treasury Securities

The money market funds and treasury cash reserve securities balances are classified as cash and cash equivalents on our consolidated balance sheet.

Fair Value of Other Financial Instruments

The carrying amounts of our accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their immediate or short-term maturities.  The aggregate carrying amount of the notes payable approximates fair value as the individual notes bear interest at market interest rates and there hasn’t been a significant change in our operations and risk profile.

Note 14 – Retirement Plan

We had implemented a 401(k) employee retirement plan. Under the terms of the plan, participants may elect to contribute a portion of their compensation, generally up to 60%, to the plan, subject to IRS Code Section 415 limitations. We match contributions up to 100% of the first 3% of a participant’s compensation contributed to the plan and 50% of the next 2%. Employees are eligible to participate in the plan after three months of service as defined by the plan. For the years ended December 31, 2013 and 2012, we made matching contributions totaling $47,691 and $99,761, respectively.  On October 31, 2013 plan participation was discontinued with all plan assets distributed to the participants by our plan fiduciary on or before January 31, 2014.

Note 15 – Legal Proceedings

We are a defendant in a lawsuit filed in Los Angeles Superior court seeking payment for services rendered by the Plaintiff, Audio Visual Plus, Inc.  The total amount in dispute is $29,235.  We have paid the plaintiff approximately one half of the amount claimed and the action is not proceeding at the present time.

In May 2013, we were named as defendant in a lawsuit filed in the Small Claims Court in the Third Judicial District, State of Utah, seeking payment for services rendered by the plaintiff, Performance Audio.  The total amount in dispute is approximately $9,663.  We have paid approximately one half of the amount claimed and the action is not proceeding at the present time.

In September 2013, we were named as defendant in a lawsuit filed in the Third Judicial District court, Salt Lake County, State of Utah, seeking judgment for damages related to a breach of a termination agreement we entered into with our former landlord when we vacated our former offices.  A default judgment was entered in the matter in the amount of $91,666.66 plus attorneys fees.

On November 4, 2013, we notified AllDigital that we terminated the Merger Agreement pursuant to Section 8.1(b), which permits termination of the Agreement by either party if the Merger is not consummated by October 31, 2013, provided that such failure is not attributable to the terminating party’s failure to perform its obligations under the Merger Agreement. Following delivery of our notice of termination, AllDigital responded by asserting that the Merger did not close because we failed to perform our obligations and that we were not entitled to terminate under Section 8.1(b).  AllDigital further notified us that it was terminating the Merger Agreement for cause based on our alleged breach of the non-solicitation covenants in the Merger Agreement, which AllDigital asserts triggers a termination fee of $100,000 and 4% of our equity on a non-diluted basis, and for various other alleged misrepresentations and breaches.  We disputes AllDigital’s allegations and assertions, deny that AllDigital is entitled to any termination fee and reserve the right to pursue damages from AllDigital arising from AllDigital’s actions in relation to the Merger Agreement.  No litigation has been filed in this matter.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Note 16 – Liquidity

At December 31, 2013, we had cash of $215,371, total current assets of $300,709, total current liabilities of $7,197,395 and total stockholders' deficit of $6,655,301.  Included in current liabilities is $5,245,000 related to the current portion of notes payable and other debt obligations.

Broadcast experienced negative cash flow used in operations during the year of $1,447,385 compared to negative cash flow used in operations for the year ended December 31, 2012 of $3,362,785.  Although that represents a decrease in cash used for operations of $1,915,400, the cash used decreased only because we had lost approximately 90% of our business.  During 2013 the decrease in negative cash flow was realized primarily through a reduction in the number of employees from 24 to 8, as well as additional expense reduction actions including reducing sales and general and administrative expenses incident to losing our largest customer and curtailing all sales and marketing and development expenditures for our CodecSys product.

Our audited consolidated financial statements for the year ended December 31, 2013 contain a “going concern” qualification.  As discussed in Note 3 of the Notes to Consolidated Financial Statements, we have incurred losses and have not demonstrated the ability to generate sufficient cash flows from operations to satisfy our liabilities and sustain operations.  Because of these conditions, our independent auditors have raised substantial doubt about our ability to continue as a going concern.

The negative cash flow was met by cash reserves from additional proceeds of the issuance of the 2012 Convertible Debt in the total amount of $1,175,000, which included $750,000 of accounts receivable financing that was converted to the 2012 Convertible Debt. Because we expect to continue to experience negative operating cash flow as long as we continue our current limited operations, we need to secure additional funding or complete the proposed merger with Wireless Ronin.  We are actively only pursuing one potential digital signage customer to replace lost revenues.

Note 17 – Supplemental Cash Flow Information

2013

During the year ended December 31, 2013 we issued 458,553 shares of our common stock to one former member of our board of directors for services rendered of which (i) 258,553 was for the settlement of previously awarded restricted stock units and (ii) 200,000 valued at $15,000 for unpaid services rendered in 2012, which had been expensed as director fees during the year ended December 31, 2012

For the year ended December 31, 2013 we issued an aggregate of 60,000 shares of our common stock valued at $4,200 to six individuals for services rendered.

For the nine months ended September 30, 2013 we awarded 686,667 restricted stock units issued valued at $51,500 to four members of our board of directors for services rendered in 2012. The value of these awards had been expensed as directors fee during the year ended December 31, 2012.

For the year ended December 31, 2013 we recorded a $68,214 loss on disposal of assets of which (i) $40,824 was for the abandonment of lease hold improvements related to our move from our 7050 Union Park location, (ii) $25,685 related to the retirement of furniture & fixtures, (iii) $1,705 (net of $139,014 of proceeds) related to equipment sold or no longer in use.

For the year ended December 31, 2013 we reduced our accounts payable by $841,750 and recorded a $481,590 gain on extinguishment of liabilities resulting from the issuance of 2,240,852 shares of our common stock valued at $153,860 and cash payments totaling $206,300 to 21 of our accounts payable vendors.  As of December 31, 2013 we owe 6 of these vendors an additional aggregate amount of $55,317. Additionally we reduced our accounts payable by $335,701 by returning equipment to two vendors who accepted the returns for full credit against our payable.

For year ended December 31, 2013 an aggregate non-cash expense of $1,010,920 was recorded for the accretion of notes payable as follows: (i) $326,100 for our unsecured convertible note and (ii) $684,760 for our 2012 secured convertible notes.

During the year ended December 31, 2013, we recognized $211,721 in depreciation and amortization expense from the following: (i) $1,209 related to cost of sales for equipment used directly by or for customers, (ii) $200,606 related to equipment other property and equipment, and (iii) $9,906 for patent amortization.

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

2012

During the year ended December 31, 2012 we issued 586,164 shares our common stock, valued at $222,742 to a placement agency for services rendered related to our 2012 Equity Financing and Debt Restructuring agreement

During the year ended December 31, 2012, we issued 496,000 shares of our common stock valued at $177,313 to two consultants and one corporation of which (i) 250,000 shares was in consideration for cancellation of a warrant issued for consulting services rendered and (ii) 246,000 was for consulting services rendered.

During the year ended December 31, 2012, we recognized $1,024,754 in depreciation and amortization expense from the following: (i) $466,606 related to cost of sales for equipment used directly by or for customers, (ii) $547,997 related to equipment other property and equipment, and (iii) $10,151 for patent amortization.

For the year ended December 31, 2012, an aggregate non-cash expense of $941,225 was recorded for the accretion of our convertible notes of which (i) $501,166 was for the accretion of our 2012 Secured Convertible Note (ii) $333,336 was related to our unsecured convertible note and (iii) $106,723 was for our bridge loan.

We paid no cash for income taxes during the years ended December 31 2013 and 2012.

Note 18 – Subsequent Events

On March 6, 2014, we issued 729,100 shares of our common stock to one of our former managers in consideration of termination of his employment agreement and compensation.

On March 6, 2014, we issued 408,553 shares of our common stock to one of our former directors in settlement of restricted stock units he had been granted during his tenure as a member of our Board of Directors.

On March 6, 2014, we entered into a Merger Agreement and Plan of Reorganization with Wireless Ronin Technologies, Inc., a Minnesota corporation, (“Ronin”) pursuant to which we would become a wholly owned subsidiary of Ronin. The merger is subject to contingencies normal in this type of transaction, including, our shareholders’ consent, satisfaction or conversion of our indebtedness, and the effectiveness of a registration statement to be filed with the SEC.